             COMBINED OFFERING CIRCULAR, CONSENT SOLICITATION AND
                 DISCLOSURE STATEMENT SOLICITING ACCEPTANCES OF
                     A PREPACKAGED PLAN OF REORGANIZATION

                               [GRAPHIC OMITTED]
                                    ALAMOSA
                        PERSONAL COMMUNICATIONS SERVICE

                            ALAMOSA HOLDINGS, INC.
                           ALAMOSA (DELAWARE), INC.
                               OFFER TO EXCHANGE
                     11.0% SENIOR NOTES DUE 2010 AND UNITS
     (EACH TO CONSIST OF ONE SHARE OF PREFERRED STOCK AND 73.61 CONTINGENT
                            VALUE RIGHTS ("UNITS"))
                                 FOR ALL OF OUR
      12.5% SENIOR NOTES DUE 2011 (CUSIP NO. 011588AB6) AND 13.625% SENIOR
                                 NOTES DUE 2011
                             (CUSIP NO. 011588AD2)
                12.0% SENIOR DISCOUNT NOTES DUE 2009 AND UNITS
                                 FOR ALL OF OUR
         12.875% SENIOR DISCOUNT NOTES DUE 2010 (CUSIP NO. 011593AA8)
AND SOLICITATION OF CONSENTS TO AMENDMENTS TO THE EXISTING NOTES AND FOR ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION FROM ALL NOTEHOLDERS UNDER
                    THE PREPACKAGED PLAN OF REORGANIZATION

--------------------------------------------------------------------------------
THE EXCHANGE OFFERS AND SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN OF REORGANIZATION WILL EXPIRE AT 5:00 P.M.,NEW YORK CITY TIME, ON OCTOBER 10,
2003, UNLESS EXTENDED BY US (THE "EXPIRATION DATE"). TENDERED EXISTING NOTES
(AS DEFINED BELOW) MAY ONLY BE WITHDRAWN PRIOR TO THE CONSENT DATE (AS DEFINED
                                    BELOW).
-------------------------------------------------------------------------------

     Alamosa Holdings, Inc., a Delaware corporation ("Parent"), and its indirect, wholly owned subsidiary Alamosa (Delaware), Inc., a Delaware corporation ("Alamosa Delaware," and together with Parent and their subsidiaries, "Alamosa" or the "Company"), are offering (the "Exchange Offers"): (i) to exchange $650 principal amount of 11% Senior Notes due 2010 (the "New Senior Notes") issued by Alamosa Delaware and one (1) unit (a "Unit," each such Unit to consist of (x) one (1) share of Series B Convertible Preferred Stock of Parent ("Preferred Stock") with an initial liquidation preference of $250 that is convertible, subject to anti-dilution adjustments, into 73.61 shares of Parent common stock at an initial conversion price of $3.40, and (y) 73.61 Contingent Value Rights ("CVRs," as more fully described herein)) for each $1,000 principal amount of outstanding 12.5% Senior Notes due 2011 and 13.625% Senior Notes due 2011 issued by Alamosa Delaware and guaranteed by Parent (collectively the "Senior Notes") (holders of Senior Notes who tender their securities for exchange will also receive cash, at the time of distribution of the Exchange Consideration (as defined below), in an amount equal to any accrued and unpaid interest due on the Senior Notes), and (ii) to exchange $650 original issue amount of 12.0% Senior Discount Notes due 2009 issued by Alamosa Delaware (the "New Senior Discount Notes" and, together with the New Senior Notes, the "New Notes") and one (1) Unit for each $1,000 accreted amount as of the closing of outstanding 12.875% Senior Discount Notes due 2010 issued by Alamosa Delaware and guaranteed by Parent (the "Senior Discount Notes" and, together with the Senior Notes, the "Existing Notes"). In connection with the Exchange Offers, we are also soliciting consents (the "Consent Solicitation") to amendments (the "Proposed Amendments") to the Existing Notes which, subject to consummation of the Exchange Offers, would eliminate substantially all covenant protection under the indentures governing the Existing Notes (the "Existing Indentures"). Acceptance by a holder of an Existing Note (a "Noteholder") of the Exchange Offers also constitutes a consent (a "Consent") to the Proposed Amendments and, except where the context otherwise requires, references in this Disclosure Statement (as defined below) to acceptance of the Exchange Offers will also include consents to the Proposed Amendments. Promptly following receipt of sufficient Consents to effectuate the Proposed Amendments for each Existing Indenture, the Company and the trustee for such Existing Indenture will execute a supplemental indenture (collectively, the "Supplemental Indentures") embodying the Proposed Amendments, subject to the condition subsequent that the Exchange Offers be consummated. Following oral or written notification to the Exchange Agent (as defined below) that the Supplemental Indentures have been executed (the time of such notification being referred to as the "Consent Date"), Noteholders may no longer withdraw tenders of Existing Notes or Consents to the Proposed Amendments.

     AN AD HOC COMMITTEE OF NOTEHOLDERS (THE "NOTEHOLDERS COMMITTEE") REPRESENTING APPROXIMATELY 45% IN THE AGGREGATE PRINCIPAL AMOUNT OF EXISTING NOTES, ALONG WITH THEIR FINANCIAL ADVISORS AND LEGAL COUNSEL, HAS BEEN NEGOTIATING WITH THE COMPANY FOR SEVERAL MONTHS. THE NOTEHOLDERS COMMITTEE HAS AGREED TO THE TERMS OF THE RESTRUCTURING TRANSACTIONS (AS DEFINED BELOW), AND HOLDERS OF EXISTING NOTES HOLDING APPROXIMATELY 45% PRINCIPAL AMOUNT OF THE EXISTING NOTES HAVE EXECUTED AGREEMENTS WHEREBY THEY HAVE AGREED TO TENDER, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH THEREIN, THEIR EXISTING NOTES IN THE EXCHANGE OFFERS AND VOTE IN FAVOR OF THE PREPACKAGED PLAN (AS DEFINED BELOW). SEE "DESCRIPTION OF THE EXCHANGE OFFERS AND PLAN SUPPORT AGREEMENT" FOR FURTHER INFORMATION.

     As indicated above, each Unit will consist of one share of Preferred Stock and 73.61 CVRs. The Preferred Stock will have an initial liquidation preference of $250, which will accrue daily and compound quarterly at a rate of 6.00% per year for the first five years from the date of issuance. Thereafter, dividends will accrue daily and be paid in cash quarterly at a rate of 4.50% per year. Subject to specified anti-dilution adjustments, the Preferred Stock will be convertible into approximately 51.4 million shares of Parent common stock based on an initial conversion price of $3.40 per share which common stock shares will represent approximately 35% of the common stock of Parent on an as-converted, fully diluted basis. Subject to the restrictions in the amended Senior Secured Credit Facility (as defined below) on our ability to make cash payments pursuant to the CVRs, each CVR potentially entitles the holders thereof to receive additional payments in the form of cash, debt or Parent common stock (or a combination thereof), the amount of which will depend on the extent to which the Current Market Value (as defined herein) of Parent's common stock is less than the Target Price (as defined herein) during the period ending six months after the effective date of the Restructuring Transactions. If the closing price of Parent's common stock exceeds the Target Price during 20 of any 30 consecutive trading days during the period ending six months after the effective date of the Restructuring Transactions, the CVRs will have no value. The New Notes, Preferred Stock and the CVRs, as well as the underlying securities issued upon conversion of the Preferred Stock or pursuant to the CVRs, will be exempt from registration and freely tradeable.

     Subject to the terms and conditions of the Exchange Offers and, if necessary, the Prepackaged Plan, we will issue the New Notes and the Units (collectively, the "Exchange Consideration") in exchange for all outstanding Existing Notes that are properly tendered and not withdrawn pursuant to the terms of the Exchange Offers. The Exchange Offers are conditioned upon (i) the exchange of at least 97% of the outstanding aggregate principal amount of each series of the Existing Notes subject to the Exchange Offers (the "Minimum Tender Condition"), (ii) the receipt by Alamosa Delaware of the Requisite Consents (as defined herein) eliminating substantially all of the covenants in the Existing Indentures (the "Consent Condition") and execution of Supplemental Indentures implementing such amendments, (iii) the execution of the amendment of our Senior Secured Credit Facility (as described herein), and (iv) the execution of definitive amendments to certain affiliation agreements (the "Sprint Agreements") with Sprint PCS ("Sprint") (the "Sprint Amendments"). The exchange of the Existing Notes for the Exchange Consideration, satisfaction of the Consent Condition, amendment of the credit facility issued pursuant to the Amended and Restated Credit Agreement, dated as of March 30, 2001, among the Company, the lenders and the other parties thereto (the "Senior Secured Credit Facility"), and the Sprint Amendments are collectively referred to herein as the "Restructuring Transactions." Subject to applicable securities laws and the terms set forth in this Combined Offering Circular, Consent Solicitation and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the "Disclosure Statement"), we reserve the right to waive any and all conditions to the Exchange Offers, to extend or terminate the Exchange Offers in our sole and absolute discretion, which may be for any or no reason, and otherwise to amend the Exchange Offers in any respect.

     If the Minimum Tender and Consent Conditions are not satisfied or waived by the Expiration Date, but the Restructuring Transactions are supported by a significant percentage of our Noteholders, we may seek to consummate the Restructuring Transactions by means of a "prepackaged" plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). Therefore, in this Disclosure Statement we are also soliciting acceptances of the prepackaged plan of reorganization substantially in the form attached as Appendix 1 hereto (the "Prepackaged Plan") from all Noteholders. Through the Prepackaged Plan all Noteholders would receive the same Exchange Consideration being offered in the Exchange Offers provided that sufficient holders (i.e., holders representing at least 662/3% in principal amount and more than 50% in number of those Noteholders who actually vote) vote in favor of the Prepackaged Plan and that the other conditions to the Prepackaged Plan are satisfied or waived. Only holders of impaired claims who actually vote are counted for these purposes. The Letter of Transmittal enclosed herewith (the "Letter of Transmittal") also includes provisions regarding, and a ballot (the "Ballot") for, voting on the Prepackaged Plan. A Noteholder's acceptance of the Exchange Offers does not constitute a vote in favor of the Prepackaged Plan, so all Noteholders must, notwithstanding their acceptance of the Exchange Offers, execute and return the Ballot.

THE BOARDS OF DIRECTORS OF PARENT AND ALAMOSA DELAWARE HAVE NOT AT THIS TIME TAKEN ANY CORPORATE ACTION APPROVING A BANKRUPTCY FILING.

--------------------------------------------------------------------------------
         ONLY NOTEHOLDERS OF RECORD AS OF AUGUST 29, 2003 (THE "VOTING
                         RECORD DATE") MAY VOTE ON THE
                               PREPACKAGED PLAN.

        NOTEHOLDERS WHO PURCHASE EXISTING NOTES AFTER THE VOTING RECORD
             DATE, AND WHO WISH TO VOTE ON THE PREPACKAGED PLAN,
                  MUST RECEIVE A PROXY FROM THE NOTEHOLDER OF
                      RECORD AS OF THE VOTING RECORD DATE.
-------------------------------------------------------------------------------


THE BOARDS OF DIRECTORS OF PARENT AND ALAMOSA DELAWARE RECOMMEND THAT NOTEHOLDERS ACCEPT THE EXCHANGE OFFERS, CONSENT TO THE PROPOSED AMENDMENTS AND VOTE IN FAVOR OF THE PREPACKAGED PLAN.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DISCLOSURE STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Exchange Agent and the Information Agent for the Exchange Offers and Voting Agent for the solicitation of acceptances of the Prepackaged Plan is:

                        Wells Fargo Bank Minnesota, N.A.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFERS OR VOTING ON THE PREPACKAGED PLAN.

          The date of this Disclosure Statement is September 12, 2003.

     THIS SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PREPACKAGED PLAN PRIOR TO THE FILING OF VOLUNTARY CASES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASE HAS YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. THE BOARDS OF DIRECTORS OF PARENT AND ALAMOSA DELAWARE HAVE NOT AT THIS TIME TAKEN ANY ACTION APPROVING BANKRUPTCY FILINGS.

     THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER AN OFFER TO EXCHANGE NOR A SOLICITATION OF CONSENTS OR ACCEPTANCES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

     PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFERS, OR VOTING ON THE PREPACKAGED PLAN, NOTEHOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PREPACKAGED PLAN ANNEXED HERETO AS APPENDIX 1 AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE LETTER OF TRANSMITTAL AND THE BALLOT.

     IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFERS, THE CONSENT SOLICITATION OR THE PREPACKAGED PLAN, NOTEHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFERS, THE RESTRUCTURING TRANSACTIONS AND THE PREPACKAGED PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. NOTEHOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH NOTEHOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE EXCHANGE OFFERS, THE PREPACKAGED PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

     WE ARE RELYING ON SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") TO EXEMPT THE EXCHANGE OFFERS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE EXISTING NOTES FOR THE EXCHANGE CONSIDERATION. WE ARE ALSO RELYING ON
SECTION 18(B)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE EXCHANGE OFFERS, THE CONSENT SOLICITATION AND THE SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN FROM STATE SECURITIES LAW REQUIREMENTS.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                    ----------
FORWARD-LOOKING STATEMENTS ........................................      iii
WHERE YOU CAN FIND MORE INFORMATION ...............................      iii
INCORPORATION OF DOCUMENTS BY REFERENCE ...........................       iv
SUMMARY ...........................................................        1
SUMMARY DESCRIPTION OF THE UNITS ..................................       12
SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION ...............       15
RISK FACTORS ......................................................       16
THE COMPANIES .....................................................       27
CAPITALIZATION ....................................................       28
THE RESTRUCTURING TRANSACTIONS ....................................       29
THE EXCHANGE OFFERS ...............................................       33
DIFFERENCES BETWEEN COVENANTS GOVERNING EXISTING NOTES AND
 NEW NOTES ........................................................       40
DESCRIPTION OF NEW NOTES ..........................................       44
DESCRIPTION OF THE UNITS ..........................................       87
DESCRIPTION OF PREFERRED STOCK ....................................       87
DESCRIPTION OF CONTINGENT VALUE RIGHTS ............................       96
DESCRIPTION OF THE SPRINT AMENDMENTS ..............................      100
DESCRIPTION OF AMENDMENTS TO THE SENIOR SECURED CREDIT FACILITY ...      103
DESCRIPTION OF THE EXCHANGE OFFERS AND PLAN SUPPORT AGREEMENT .....      104
THE PREPACKAGED PLAN OF REORGANIZATION ............................      106
PROCEDURES FOR VOTING ON THE PREPACKAGED PLAN .....................      135
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ...........      140
RECOMMENDATION AND CONCLUSION .....................................      151
ANNEX A FIVE-YEAR PROJECTIONS .....................................      A-1
ANNEX B LIQUIDATION ANALYSIS ......................................      B-1
APPENDIX 1 PREPACKAGED PLAN OF REORGANIZATION .....................   PLAN-1

                          FORWARD-LOOKING STATEMENTS

     The information presented in this Disclosure Statement includes forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those contained in the section entitled "Risk Factors" and other sections of this Disclosure Statement, including the documents incorporated by reference herein. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We expressly disclaim a duty to update any of the forward-looking statements.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants, and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements, or other information that Parent and Alamosa Delaware file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the web site maintained by the SEC at "http://www.sec.gov."

     We have appointed Wells Fargo Bank Minnesota, N.A. ("Wells Fargo") as the Exchange Agent (the "Exchange Agent") and the Information Agent (the "Information Agent") for the Exchange Offers and as the Voting Agent (the "Voting Agent") for the solicitation of acceptances of the Prepackaged Plan. All inquiries relating to the Exchange Offers or the Prepackaged Plan should be directed to Wells Fargo in its capacity as the Information Agent at the telephone numbers and addresses set forth below or on the back cover of this Disclosure Statement.

     All completed Letters of Transmittal, Consents, and Ballots should be directed to Wells Fargo in its capacity as Exchange Agent and Voting Agent at one of the addresses set forth below or on the back cover of this Disclosure Statement. All questions regarding the procedures for tendering in the Exchange Offers and voting on the Prepackaged Plan and requests for assistance in tendering your Existing Notes and voting on the Prepackaged Plan, should also be directed to the Exchange Agent at one of the telephone numbers or addresses set forth below or on the back cover of this Disclosure Statement.

                            For Information Contact:
          Wells Fargo Bank Minnesota, N.A., Corporate Trust Operations

                                 (612) 316-4305

                                  Delivery To:
   Wells Fargo Bank Minnesota, N.A., Exchange Agent and Voting Agent for the
              solicitation of acceptances of the Prepackaged Plan

  By Regular or Certified Mail:                 By Hand:                     By Overnight Mail or Courier:
Wells Fargo Bank Minnesota, N.A.    Wells Fargo Bank Minnesota, N.A.        Wells Fargo Bank Minnesota, N.A.
          MAC #N9303-110                     MAC #N9303-121                      608 Second Avenue South
     Corporate Trust Services         Corporate Trust Operations                Corporate Trust Services
      Minneapolis, MN 55479             6th & Marquette Avenue                        11th Floor
                                          Minneapolis, MN 55479                   Minneapolis, MN 55402

                             For Information or to
                          Confirm by Telephone Call:
                                (612) 316-4305

                      To Request Solicitation Packages or
                           Other Documentation Call:
                                (800) 344-5128

                        By Facsimile (Eligible Guarantor
                              Institutions Only):
                                (612) 667-2160


     DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR ON THE BACK COVER OF THIS DISCLOSURE STATEMENT OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

     REQUESTS FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY ENCLOSED HEREWITH (THE "NOTICE OF GUARANTEED DELIVERY") MAY BE DIRECTED TO WELLS FARGO AT THE RESPECTIVE TELEPHONE NUMBERS AND ADDRESSES LISTED ABOVE OR ON THE BACK COVER OF THIS DISCLOSURE STATEMENT.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Certain information that we have filed with the SEC is "incorporated by reference" herein, which means that we are disclosing important information to you by referring you to the documents in which the information appears. The information incorporated by reference is an important part of this Disclosure Statement, and information that we may file later with the SEC will automatically update and supersede the information in this Disclosure Statement.

     The following documents previously filed with the SEC are incorporated in this Disclosure Statement by reference:

     1. Parent's and Alamosa Delaware's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (our "2002 Annual Report on Form 10-K");

     2. Parent's Proxy Statement dated April 29, 2003 on Schedule 14A relating to the 2002 Annual Meeting of Stockholders of Parent (our "2002 Annual Meeting Proxy Statement");

     3. Parent's and Alamosa Delaware's Quarterly Report on Form 10-Q for the First Quarter of 2003 dated May 15, 2003 and Parent's and Alamosa Delaware's Quarterly Report on Form 10-Q for the Second Quarter of 2003 dated August 14, 2003; and

     4. Parent's Current Reports on Form 8-K dated May 19, 2003 and August 8, 2003.

     We are providing copies of Parent's and Alamosa Delaware's 2002 Annual Report on Form 10-K and Parent's 2002 Annual Meeting Proxy Statement with this Disclosure Statement.

     In addition to the foregoing, all reports and other documents filed by Parent and Alamosa Delaware pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Disclosure Statement and prior to the Expiration Date shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Disclosure Statement.

                                    SUMMARY


                    OVERVIEW OF RESTRUCTURING TRANSACTIONS

     As more fully described herein, due to competitive concerns in the wireless telecommunications sector and reduced expectations for near term industry consolidation, our management developed financial projections, referred to herein as the "Trended Projections," to determine the effect of these trends on Alamosa's financial position and forecasts. When these Trended Projections are applied to our business plan, there is a risk that our capital structure cannot continue to be supported by our operations and financial performance in the future. While management could not predict whether these trends would continue, it was considered prudent to seek to adjust our capital structure through a financial restructuring. Such a restructuring includes entering into the Sprint Amendments, converting a portion of our debt securities to convertible preferred stock and modifying certain covenants of our Senior Secured Credit Facility to reflect our current business projections. These Exchange Offers represent the means of implementing these initiatives to adjust our capital structure.

     We believe the Restructuring Transactions will enhance our ability to execute our business plan even if these trends continued and will materially improve the prospects for the timely payment of principal and interest to holders of our debt securities.

     THE SPRINT AMENDMENTS AND THE AMENDMENTS TO THE SENIOR SECURED CREDIT FACILITY HAVE ALREADY BEEN AGREED TO BY SPRINT AND OUR SENIOR LENDERS, RESPECTIVELY, BUT ARE CONTINGENT UPON CERTAIN CONDITIONS, INCLUDING THE SUCCESSFUL COMPLETION OF THESE EXCHANGE OFFERS.

     We believe that the Sprint Amendments will result in the following benefits to us:

     o reducing the amounts we pay for customer care, billing and other services (cash cost per user or "CCPU");

     o reducing the amounts we pay for services relating to subscriber additions such as activations and handset logistics (cost per gross additions or "CPGA");

     o fixing the interservice area fees (travel rate) for voice and 2G data usage until December 31, 2005 and the inter service area fees for 3G data usage until December 31, 2005;

     o providing Alamosa with rights not to comply with certain new or amended program requirements and to resist the exercise by Sprint of certain other unilateral rights afforded to Sprint in the Sprint Agreements unless either Alamosa determines that the adverse financial impact of those new or amended program requirements or the exercise of those unilateral rights will not exceed certain delineated financial parameters or Sprint agrees to compensate Alamosa for the portion of the adverse financial impact that exceeds those parameters;

     o clarifying the means by which Alamosa has access to information relating to business conducted by Alamosa under the management agreements, including call traffic carried by the service area network, the Sprint customers in Alamosa's territory ("Alamosa Customers" or "Our Customers"), and the terms and conditions of any contract, agreement or understanding between Sprint and any third parties that affects Alamosa; and

     o providing that, subject to certain significant conditions and limitations, Alamosa will have the right to further amend its management agreements and services agreements to be the same as the management agreement and services agreement between Sprint and certain other Sprint PCS Affiliates if any of the terms of such other
          Sprint PCS Affiliate's management agreement or services agreement are amended on or before December 31, 2006 to be more favorable than the terms of Alamosa's management agreements or services agreements.

     We believe that, in total, the Sprint Amendments will save us over $15 million annually. In addition to the benefits we expect to receive from the Sprint Amendments, if the Restructuring Transactions are completed, we will save over $185 million in cash interest payments over the next five years. After giving effect to the Restructuring Transactions and using the Trended Projections, we believe that we will generate sufficient cash flow to service our debt. For a further discussion of the Sprint Amendments, see the discussion in the Disclosure Statement under the caption "Description of the Sprint Amendments".

     We believe that the amendments to the Senior Secured Credit Facility will benefit us by adjusting the covenants in the Senior Secured Credit Facility so that if Alamosa's actual performance follows the Trended Projections, Alamosa will remain in covenant compliance. For further information on the amendments to the Senior Secured Credit Facility, see the discussion under the caption "Description of Amendments to the Senior Secured Credit Facility."

     It is our hope that the terms of the Restructuring Transactions will be acceptable to enough holders of our Existing Notes to satisfy the Minimum Tender Condition. Accomplishing the Restructuring Transactions in this manner is referred to as the "Out-of-Court Alternative." We are also seeking votes to support accomplishing the Restructuring Transactions by means of a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code that we refer to as the "Prepackaged Plan." If the proposed terms of the Restructuring Transactions are acceptable to a sufficient number of Noteholders but to less than the number required to satisfy the Minimum Tender Condition, we may seek to forego the Exchange Offers and instead accomplish the Restructuring Transactions pursuant to the Prepackaged Plan. Accomplishing the Restructuring Transactions under the Prepackaged Plan is referred to as the "In-Court Alternative."

                   SUMMARY OF THE RESTRUCTURING TRANSACTIONS

     The following summary highlights selected information from this Disclosure Statement and may not contain all the information that Noteholders will need to make a decision regarding whether to tender their Existing Notes in the Exchange Offers and accept the Exchange Consideration that we propose to give them. This Disclosure Statement includes specific terms of the Exchange Offers, including descriptions of the New Notes and the Units (including the Preferred Stock and the CVRs), and descriptions of amendments to the Senior Secured Credit Facility and the Sprint Amendments, as well as information regarding our business and some financial data. We encourage Noteholders to read this Disclosure Statement and the documents to which we refer them carefully, including the discussion of risks and uncertainties affecting our business included in the section of this Disclosure Statement captioned "Risk Factors."

     The Restructuring Transactions include: (i) the Exchange Offers and the related Consent Solicitation; (ii) the amendment of the Senior Secured Credit Facility; and (iii) the Sprint Amendments, all effectuated through either the Out-of-Court Alternative or the In-Court Alternative.

                 OUT-OF-COURT ALTERNATIVE: THE EXCHANGE OFFERS


SUMMARY OF THE EXCHANGE OFFERS

THE EXCHANGE OFFERS...........   In exchange for each $1,000 principal amount
                                 of outstanding Senior Notes, we are offering:

                                 o   $650 principal amount of New Senior Notes,

                                 o   one (1) Unit, consisting of (x) one (1)
                                     share of Preferred Stock with an initial liquidation preference of $250 that is convertible, subject to specified anti-dilution provisions, into 73.61 shares of Parent common stock at an initial conversion price of $3.40, and (y)
                                     73.61 CVRs, and

                                 o any accrued and unpaid interest due on the Senior Notes, payable in cash.

                                 In exchange for each $1,000 accreted amount, as of the closing, of outstanding Senior Discount Notes, we are offering:

                                 o   $650 original issue amount of New Senior
                                     Discount Notes, and

                                 o   one (1) Unit, consisting of (x) one (1)
                                     share of Preferred Stock with an initial liquidation preference of $250 that is convertible, subject to specified anti-dilution provisions, into 73.61 shares of Parent common stock at an initial conversion price of $3.40 and (y)
                                     73.61 CVRs.

                                 In addition, we are soliciting Consents to the Proposed Amendments to the Existing Indentures. The tender of the Existing Notes pursuant to the Letter of Transmittal will be deemed to constitute a consent to the Proposed Amendments with respect to the Existing Notes tendered.

                                 The New Notes, the Preferred Stock and the
                                 CVRs, as well as the underlying securities issued upon conversion of the Preferred Stock or pursuant to the CVRs, will be exempt from registration and freely tradeable.


EXPIRATION DATE;
 ACCEPTANCE OF TENDERS;
 DELIVERY OF EXCHANGE
 CONSIDERATION.................  The Exchange Offers will expire at 5:00 p.m.,
                                 New York City time, on October 10, 2003, unless we extend them. We will issue the New Notes and Units promptly following the Expiration Date upon our determination that the conditions to the Exchange Offers have been fulfilled. If we decide for any reason not to accept the Existing Notes any Noteholder has tendered for exchange, those Existing Notes will be returned to such Noteholder without cost promptly after the expiration or termination of the Exchange Offers. Any unaccepted Existing Notes tendered by book entry transfer into the Exchange Agent's account at The Depositary Trust
                                 Company ("DTC"), New York, New York, as
                                 described below, will be credited to the
                                 tendering holder's account at DTC. See "The
                                 Exchange Offers--Procedures for Tendering
                                 Existing Notes in the Exchange Offers" for a
                                 more complete description of the tender
                                 procedures.
WITHDRAWAL RIGHTS
 AND REVOCATION................  Tenders of Existing Notes may be withdrawn at any time prior to the Consent Date by
                                 delivering a written notice of withdrawal to
                                 the Exchange Agent in conformity with the
                                 procedures set forth below under "The Exchange Offers-- Withdrawal of Tenders." The withdrawal of tendered Existing Notes will be deemed a revocation of the Consent with respect to such Existing Notes; provided, however, that subsequent to the Consent Date, Consents may not be revoked and tenders may not be withdrawn.
CONDITIONS TO THE
 EXCHANGE OFFERS...............  The Exchange Offers are subject to customary conditions, which we may assert or waive. These conditions include (i) the Minimum Tender Condition, i.e., that 97% of the outstanding aggregate principal amount of each series of the Existing Notes is validly tendered and not withdrawn, (ii) the Consent Condition, i.e., that not less than a majority of each series of Existing Notes shall have consented to the Proposed Amendments, (iii) the amendment of the terms of the Senior Secured Credit Facility, and (iv) the Sprint Amendments.


SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS............   If a Noteholder is a beneficial owner whose
                                 Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and such Noteholder wishes to tender its Existing Notes in the Exchange
                                 Offers, it should promptly contact the person in whose name the Existing Notes are registered and instruct that person to tender on its behalf. If such Noteholder wishes to tender the Existing Notes on its own behalf, prior to completing and executing the Letter of Transmittal and delivering its Existing Notes, it must either make appropriate arrangements to register ownership of the Existing Notes in its name or obtain a properly completed bond power from the person in whose name the Existing
                                 Notes are registered.


CONSEQUENCES TO NOTEHOLDERS NOT
 TENDERING IN THE
 EXCHANGE OFFERS...............  In the event that the Exchange Offers are completed, a Noteholder may be significantly disadvantaged if it has not exchanged its Existing Notes for the Exchange Consideration. Among other things, the Proposed Amendments will eliminate substantially all of the covenant protection in the Existing Indentures. See the discussion under the headings "Risk Factors--

                                 Consequences of Failure to Exchange" for more information regarding the consequences of a Noteholder not exchanging its Existing Notes.

CERTAIN U.S. FEDERAL INCOME
 TAX CONSIDERATIONS...........   If both the Existing Notes surrendered and
                                 New Notes received pursuant to the Exchange
                                 Offers are treated as "securities" for United
                                 States federal income tax purposes, the
                                 Exchange Offers generally would be treated as a recapitalization qualifying as a tax-free reorganization for United States federal income purposes. In such case, a U.S. Noteholder would not recognize a loss as a result of the transaction. A U.S. Noteholder would recognize gain, however, if such Noteholder's adjusted tax basis in the Existing Notes is less than the fair market value of the Exchange
                                 Consideration (using the issue price of the New
                                 Notes received in the exchange as their fair market value), but only to the extent of the fair market value of the Preferred Stock and CVRs received in the exchange. If the Exchange
                                 Offers are not treated as a recapitalization qualifying as a tax-free reorganization, a Noteholder generally would recognize gain or loss in an amount equal to the difference between (i) the sum of the issue price of the New Notes and the fair market value of the Preferred Stock and CVRs received in the exchange and (ii) the Noteholder's adjusted tax basis in the Existing Notes surrendered. For a general discussion of certain United States federal income tax consequences relating to the Exchange Offers and the ownership of the New
                                 Notes, Preferred Stock and CVRs, see "Certain
                                 United States Federal Income Tax
                                 Considerations."

                                 HOLDERS ARE STRONGLY URGED TO CONSULT THEIR
                                 TAX ADVISORS REGARDING THE UNITED STATES
                                 FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX
                                 CONSEQUENCES OF THE EXCHANGE.


EXCHANGE AGENT; VOTING AGENT;
 INFORMATION AGENT............   Wells Fargo is the Exchange Agent and
                                 Information Agent for the Exchange Offers and the Consent Solicitation, and the Voting Agent for the Prepackaged Plan. Noteholders can find the addresses and telephone numbers for Wells
                                 Fargo set forth on the back cover of this Disclosure Statement.

FEES AND EXPENSES.............   We will bear all expenses related to the
                                 Restructuring Transactions. As a result,
                                 Noteholders are not required to pay any
                                 brokerage commissions or any other fees or expenses to the Exchange Agent, the Voting
                                 Agent or the Information Agent.

CERTAIN CONSEQUENCES OF FAILURE
 TO CONSUMMATE THE
 EXCHANGE OFFERS...............  If the Minimum Tender Condition or the Consent
                                 Condition is not satisfied or waived by the Expiration Date or we are not able to successfully accomplish the other elements of the Restructuring Transactions, and if we receive sufficient votes to accept the Prepackaged Plan, we and certain of our subsidiaries may implement the In-Court Alternative and commence Chapter 11 reorganization cases. Although in the event of a Chapter 11 filing we and certain of our subsidiaries would seek to pay vendors in the ordinary course, a bankruptcy case could threaten the trade vendor credit support to us and/or our subsidiaries and could cause us and/or our subsidiaries to lose customers or revenue because of concerns about our operations. No decision has been made by the Boards of Directors of Parent, Alamosa Delaware or any of our subsidiaries to file petitions for relief under Chapter 11 of the Bankruptcy Code.

TERMINATION...................   We reserve the right to terminate the
                                 Exchange Offers at any time prior to the Expiration Date and for any reason, or no reason, without accepting any Existing Notes.

ADDITIONAL INFORMATION........   Noteholders may obtain additional copies of
                                 the Disclosure Statement by contacting the Information Agent at the phone number and address set forth on the back cover of this Disclosure Statement.

          IN-COURT ALTERNATIVE: THE PREPACKAGED PLAN OF REORGANIZATION

     If we consummate the Exchange Offers, we intend to implement the Restructuring Transactions via the Out-of-Court Alternative. If the Minimum Tender Condition is not satisfied or waived by the Expiration Date or if we for any reason determine that it would be more advantageous or expeditious, we will consider effectuating the Restructuring Transactions by filing one or more voluntary petitions for relief under Chapter 11 of the Bankruptcy Code and seeking the approval of a United States bankruptcy court (a "Bankruptcy Court") of the Restructuring Transactions through confirmation of the Prepackaged Plan.

     To facilitate court approval of the In-Court Alternative, we are soliciting acceptances of the Prepackaged Plan, a copy of which is attached hereto as Appendix 1. In the event one or more Chapter 11 cases are commenced and we determine that it is appropriate, we would use the acceptances of the Prepackaged Plan secured through the solicitation of acceptances to obtain Bankruptcy Court approval of the Prepackaged Plan and effectuate the Restructuring Transactions. The Prepackaged Plan, if approved, would result in Noteholders receiving the same consideration as they would receive through the Out-of-Court Alternative.

     WE HAVE NOT MADE ANY DECISION AT THIS TIME TO COMMENCE ANY CHAPTER 11 CASES, AND RESERVE ALL OF OUR RIGHTS TO PURSUE ANY AND ALL OF OUR STRATEGIC ALTERNATIVES IN THE EVENT THE OUT-OF-COURT ALTERNATIVE IS NOT CONSUMMATED.


THE PREPACKAGED PLAN

SUMMARY.......................   The Prepackaged Plan provides for, among
                                 other things, the claims represented by the Existing Notes to be satisfied in full for the same Exchange Consideration being offered in the Exchange Offers, as set forth above.
                                 Through the Prepackaged Plan, all claims against and interests in us that would exist on the date when we file our voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code would be divided into classes, exclusive of certain claims, including administrative claims and priority tax claims, which would not be required to be classified.
                                 Each class of Claims and Interests will be deemed to consist of sub-classes of all such Claims against or Interests in a single Debtor for all purposes under the Bankruptcy Code and the Prepackaged Plan, including for voting purposes and each Class includes all such Claims against or Interests in all Debtors.

                                 Capitalized terms used in this summary of the Prepackaged Plan that have not been previously defined in the foregoing pages of this Disclosure Statement and are not otherwise defined herein shall have the meanings ascribed to them in the Prepackaged Plan.

                                 All but two classes of Claims and Interests
                                 (each as defined and described in the
                                 Prepackaged Plan) would be unimpaired under the Prepackaged Plan. Administrative Claims, Priority Tax Claims, Class 1 Senior Lender Claims, Class 2 Other Secured Claims, Class 3 Other Priority Claims, Class 6 General Unsecured Claims and Class 7

                                 Interests all would be unimpaired by the Prepackaged Plan. Holders of these Claims and Equity Interests would be deemed to have accepted the Prepackaged Plan, would not be entitled to vote on the Prepackaged Plan and all of their legal, equitable and contractual rights would be fully reinstated and retained under the Prepackaged Plan. The following summarizes the classification and treatment through the Prepackaged Plan of the two impaired classes of Senior Note Claims and Senior Discount Note Claims (as defined and described in the Prepackaged Plan).

CLASS 4 (SENIOR NOTE CLAIMS)
Estimated Amount:
 $400 million..................  Impaired--Class 4 would be impaired by the
                                 Prepackaged Plan. Each holder of an Allowed
                                 Class 4 Senior Note Claim would be entitled to vote on the Prepackaged Plan. On or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Senior Note Claim would receive, in full satisfaction, release, and discharge of each $1,000 principal amount of its Allowed Senior Note Claims against all Debtors, the Exchange Consideration attributable to each $1,000 principal amount of Senior Notes.

                                 Estimated Recovery: 90%


CLASS 5 (SENIOR DISCOUNT
 NOTE CLAIMS)
Estimated Amount:
 $298.1 million................  Impaired--Class 5 would be impaired by the
                                 Prepackaged Plan. Each holder of an Allowed
                                 Class 5 Senior Discount Note Claim would be entitled to vote on the Prepackaged Plan. On or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Senior Discount Note Claim would receive, in full satisfaction, release, and discharge of each $1,000 accreted amount of its Allowed Senior Discount Note Claims against all Debtors as of the Effective Date, the Exchange Consideration attributable to each $1,000 accreted amount as of the Effective Date of Senior Discount Notes.

                                 Estimated Recovery: 90%

                                 For a more detailed discussion of treatment
                                 under the Prepackaged Plan, see "The
                                 Prepackaged Plan of Reorganization--Summary of the Prepackaged Plan of
                                 Reorganization--Certain Matters Regarding
                                 Classification and Treatment of Claims and
                                 Interests."
VOTING ON THE
 PREPACKAGED PLAN..............  The "Voting Record Date" for purposes of determining Noteholders that are eligible to vote on the Prepackaged Plan is August 29, 2003. To be counted, Ballots must be duly completed, executed, and actually received no later than the Expiration Date. Noteholders (who hold claims in Class 4 and/or Class 5) electing to vote on the Prepackaged Plan should complete and sign the applicable Ballot included in the Letter of Transmittal and check the box entitled "Accepts" the Prepackaged Plan or "Rejects" the Prepackaged Plan, as appropriate.

                                 Any beneficial holder whose Existing Notes are registered or held of record in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to vote on the Prepackaged Plan should complete the Beneficial Owner Ballot and return such ballot to such nominee or directly to the Voting Agent, as instructed by such nominee. Nominees in turn must use the information contained in such Beneficial Owner Ballots to complete Master Ballots, and must return all such Master Ballots to the Voting Agent.

                                 NOTEHOLDERS WHO PURCHASE EXISTING NOTES AFTER THE VOTING RECORD DATE, AND WHO WISH TO VOTE ON THE PREPACKAGED PLAN, MUST ARRANGE WITH THEIR SELLER TO RECEIVE AN APPLICABLE BALLOT ASSIGNMENT OR PROXY FROM THE NOTEHOLDER OF RECORD AS OF THE VOTING RECORD DATE.

                                 The "Voting Deadline" is 5:00 p.m., prevailing New York City time, on October 10, 2003 unless extended. All Ballots tendered by the Voting Deadline may be utilized by us in connection with determining acceptances and rejections of the Prepackaged Plan at any time. Thus, all votes represented by such Ballots shall be deemed continuously effective until such time.

                                 Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of the Prepackaged Plan have been received, only Noteholders who vote will be counted. Noteholders who do not send a duly completed and signed Ballot will not be counted for purposes of determining whether the Prepackaged Plan has been accepted by the requisite number and amount of votes. Any Ballot which is executed by a Noteholder but does not indicate an acceptance or rejection of the Prepackaged Plan will not be counted. In addition, any Ballot which is executed by a Noteholder and which indicates both acceptance and rejection of the Prepackaged Plan will not be counted.

                SUMMARY DESCRIPTION OF THE EXCHANGE CONSIDERATION


                      SUMMARY DESCRIPTION OF THE NEW NOTES

ISSUER........................   Alamosa Delaware.

SECURITIES OFFERED AND
 MATURITY DATE.................  Up to $260.0 million aggregate principal amount of 11.0% Senior Notes due July 31, 2010.

                                 Up to approximately $237.6 million, assuming an October 31, 2003 closing and 100% acceptance, aggregate principal amount at stated maturity of 12.0% Senior Discount Notes due July 31, 2009.

INTEREST RATE.................   The New Senior Notes will accrue interest at
                                 the rate of 11.0% per annum, payable
                                 semi-annually in cash, in arrears on January 31 and July 31 of each year, commencing January
                                 31, 2004.

                                 Prior to July 31, 2005, no cash interest will accrue on the New Senior Discount Notes. From and after July 31, 2005, the New Senior Discount Notes will accrue interest at the rate of 12.0% per annum, payable semi-annually in cash, in arrears on January 31 and July 31 of each year, commencing January 31, 2006.

NEW SENIOR DISCOUNT
 NOTES ACCRETION...............  Accretion means adjustment of the price of a note to reflect the difference between the price of a note issued with an original issue discount and the stated amount of maturity of the note. The aggregate accreted value of the New Senior Discount Notes, assuming an October 31, 2003 closing, will increase from approximately $193.8 million at issuance at a rate of 12.0%, compounded semi-annually, to a final accreted value equal to their aggregate principal amount of approximately $237.6 million at July 31, 2005.

RANKING.......................   The New Notes will be senior to all existing
                                 and future subordinated indebtedness of Alamosa
                                 Delaware and pari passu in right of payment with each other.

OPTIONAL REDEMPTION...........   The New Senior Notes will be redeemable, at
                                 our option, in whole or in part, on or after July 31, 2007, upon not less than 30 nor more than 60 days notice, at the redemption prices described herein, plus any accrued interest to the date fixed for redemption.

                                 The New Senior Discount Notes will be
                                 redeemable, at our option, in whole or in part, on or after July 31, 2006, upon not less than 30 nor more than 60 days notice, at the redemption prices described herein, plus any accrued interest to the date fixed for redemption. See "Description of New Notes--Optional Redemption."

COVENANTS.....................   The covenants in the indenture governing the
                                 New Notes will restrict our ability, among other things, to engage in mergers, consolidations or similar transactions, incur indebtedness and incur liens. These limitations are subject to a number of important qualifications and exceptions. For further information regarding the restrictions imposed on us by the terms of the New Notes, including a comparison of the covenants under the New
                                 Notes to the covenants under the Existing
                                 Notes, see the discussion under "Differences
                                 Between Covenants Governing Existing and New
                                 Notes" and "Description of New Notes--Certain
                                 Covenants."

EVENTS OF DEFAULT.............   The events of default under the New Notes
                                 will be substantially identical to the events of default under the Existing Notes. For further information regarding events of default under the New Notes, see the discussion under the caption "Description of New Notes--Events of Default."

LISTING.......................   The New Notes will not be listed for trading
                                 on any national securities exchange or
                                 authorized for quotation on any automated quotation system.

BOOK-ENTRY; DELIVERY
 AND FORM......................  The New Notes will initially be held through
                                 DTC. For additional information, see the discussion in the section captioned "Description of New Notes--Book-Entry System."

SUBSIDIARY GUARANTORS.........   The New Notes will be guaranteed on a senior
                                 subordinated basis by Alamosa Delaware's current subsidiaries who are currently guarantors of the Existing Notes and all of its future domestic restricted subsidiaries.

CHANGE IN CONTROL.............   If Alamosa Delaware experiences a change of
                                 control, it will be required to make an offer to repurchase the New Notes at a price equal to 101% of either the principal amount (in the case of the New Senior Notes) or the accreted value (in the case of the New Senior Discount
                                 Notes), in each case together with any accrued and unpaid interest to the date of repurchase.
                                 For a comparison of the change of control provisions for the New Notes against such provisions in the Existing Notes, see the discussion under "Differences Between Covenants
                                 Governing Existing and New Notes". See also
                                 "Description of New Notes--Repurchase at the Option of Holders Upon a Change of Control."

                        SUMMARY DESCRIPTION OF THE UNITS

     The Units are composed exclusively of one (1) share of Preferred Stock and
73.61 CVRs. The Units' exclusive source of rights or privileges, and hence their sole source of value, are the Preferred Stock and CVRs which underlie each Unit.

                   SUMMARY DESCRIPTION OF THE PREFERRED STOCK

ISSUER........................   Parent

DIVIDENDS.....................   After July 31, 2008, holders of Preferred
                                 Stock will be entitled to receive cumulative cash dividends at the annual rate of 4.50% of the Base Amount (as defined below). Such cash dividends will accrue daily and be payable quarterly in arrears on the last calendar day of each January, April, July and October, or, if not a business day, the next succeeding business day.

                                 The "Base Amount" per share of Preferred Stock will be $250.00 at the time of issuance of the Preferred Stock, and will accrue daily at an annual rate of 6.0%, compounded quarterly until July 31, 2008, which, assuming an October 31, 2003 closing, will equal a final accreted value of $331.74 per share of Preferred Stock.

                                 In addition, if dividends are paid on Parent's common stock, the holders of Preferred Stock will be paid dividends per share of Preferred Stock in an amount equal to what such holder would have received had it converted its shares of Preferred Stock into shares of Parent common stock immediately prior to the record date for the payment of such dividend.

LIQUIDATION PREFERENCE........   Upon any voluntary or involuntary
                                 liquidation, dissolution or winding up of Parent, as a holder of Preferred Stock you will be entitled to receive out of the assets of Parent available for distribution to shareholders (after payment or provision for all of Parent's debts and other liabilities but before any payment or provision for any junior equity securities) a liquidation preference equal to the greater of:

                                 o   the amount per share of Preferred Stock
                                     equal to the Base Amount as of such date, plus any accrued and unpaid dividends; and

                                 o the amount per share the holder would have received in connection with such voluntary or involuntary liquidation, dissolution or winding up of Parent had such holder converted such share of Preferred Stock into shares of Parent common stock immediately prior to such event.

RANKING.......................   The Preferred Stock will rank: (i) junior to
                                 all non-equity indebtedness of Parent; (ii) senior to all classes or series of Parent common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Preferred
                                 Stock; (iii) junior to all equity
                                 securities issued by Parent the terms of which specifically provide that such equity securities rank senior to such Preferred Stock
                                 (subject to the receipt of applicable consents from the holders of Preferred Stock); and (iv) on a parity with all equity securities issued by Parent, other than those referred to in clauses (ii) and (iii) (subject to the receipt of applicable consents from the holders of Preferred Stock).

CONVERSION....................   Each share of Preferred Stock is convertible,
                                 at the option of the holder, into 73.61 shares of Parent common stock, subject to certain anti-dilution adjustments. The Preferred Stock and such shares of common stock into which the shares of Preferred Stock are convertible will be exempt from registration and freely tradeable upon completion of the Restructuring
                                 Transaction.

                                 If the holders of 66 2/3% or more of the shares of Preferred Stock have converted their shares into common stock of Parent, then all remaining shares of Preferred Stock will automatically convert into Parent common stock.

OPTIONAL REDEMPTION...........   The shares of Preferred Stock may not be
                                 redeemed at the option of Parent.

CHANGE IN CONTROL.............   In the event of a change of control, Parent
                                 must offer to redeem all, but not less than all, of the shares of Preferred Stock held by holders on the date of the change of control for a price per share equal to 101% of the Base
                                 Amount as of such date, plus any accrued and unpaid dividends.

MANDATORY REDEMPTION..........   On July 31, 2013, Parent must redeem all
                                 shares of Preferred Stock for an amount per share equal to the Base Amount, plus any accrued and unpaid dividends.

VOTING RIGHTS.................   Holders of Preferred Stock will have one vote
                                 per share of Preferred Stock held by them on all matters submitted to a vote of the shareholders of Parent. In addition, certain adverse changes to the terms of the Preferred
                                 Stock cannot be made and certain other actions may not be taken without the affirmative vote of holders of at least two-thirds of the outstanding shares of Preferred Stock.

DIRECTOR ELECTION RIGHTS
 ON DEFAULT....................  If, after July 31, 2008, dividends on the
                                 Preferred Stock are in arrears and unpaid for six or more dividend periods (whether or not consecutive), the holders of the Preferred Stock, voting as a single class with the holders of all other series of Parent preferred stock ranking on a parity with the Preferred Stock, will be entitled to elect two additional directors to Parent's board of directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

               SUMMARY DESCRIPTION OF THE CONTINGENT VALUE RIGHTS

     The CVRs will be issued by Parent and Alamosa Delaware, as co-issuers, under the contingent value rights agreement to be executed immediately prior to consummation of the Restructuring Transactions by and among Parent, Alamosa Delaware and a designated rights agent. The CVRs are being issued to Noteholders receiving the Preferred Stock to compensate them in the event the price of Parent's common stock during the first 6 months after closing the Restructuring Transactions were to drop below certain levels. As a result, the CVRs are payable only if Parent's common stock price does not maintain certain levels as described below.

     The CVRs will mature six months after the consummation of the Restructuring Transactions (whether effectuated under the Out-of-Court Alternative or the In-Court Alternative, the "Maturity Date"). Parent and Alamosa Delaware will pay each holder of a CVR the amount (the "Payment Amount"), if any, by which $3.40 (the "Target Price") exceeds the greater of:

     o the sum of the Weighted Average Price for all trading days during the Valuation Period (the "Current Market Value"); and

     o    $2.82 (the "Minimum Price").

     The "Weighted Average Price" means, for any trading day, the product of:
(a) the average of the intra-day high and low for Parent common stock during such trading day; and (b) the quotient obtained by dividing (i) the trading volume of shares of Parent common stock for such trading day, by
(ii) the aggregate trading volume of Parent common stock during the Valuation Period.

     The "Valuation Period" is the six-month period immediately preceding and including the Maturity Date. Both the Target Price and Minimum Price are subject to antidilution adjustments.

     The CVRs are unsecured obligations of Parent and Alamosa Delaware and will rank equally with all other unsecured obligations of Parent and Alamosa Delaware.

     Parent and Alamosa Delaware, at their option, may pay any Payment Amount due to CVR holders in cash, in Parent common stock, in New Notes or in a combination thereof. As discussed in "Description of Amendments to the Senior Secured Credit Facility" in this Disclosure Statement, the Company is not permitted to pay any amounts due under the CVRs in cash while any balance is outstanding under the Senior Secured Credit Facility. If Parent and Alamosa Delaware elect to pay any amount due under the CVRs in New Notes, any such payment made in respect of a CVR originally issued in exchange for Senior Notes will be made in New Senior Notes, and any payment made in respect of a CVR originally issued in exchange for Senior Discount Notes will be made in New Senior Discount Notes.

     If the closing prices of Parent common stock during 20 of any 30 consecutive trading days in the Valuation Period is greater than the Target Price, the CVRs will automatically be extinguished.

     If payment is made in shares of Parent common stock, each such share will be valued at $2.82 (subject to antidilution adjustments). If payment is made in New Notes, such notes will be valued at par.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present the summary consolidated financial information for Parent and Alamosa Delaware, respectively. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included in our 2002 Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2003 and our current reports on Form 8-K filed on September 12, 2003, which are incorporated by reference herein.


                                     PARENT

                                                                                                                 FOR THE PERIOD
                                                                                                                 JULY 16, 1998
                                                                                                                  (INCEPTION)
                                                                       YEARS ENDED DECEMBER 31,                     THROUGH
                                       SIX MONTHS ENDED  ----------------------------------------------------     DECEMBER 31,
                                         JUNE 30, 2003        2002        2001(A)        2000        1999             1998
                                      ------------------ ------------- ------------- ----------- ------------    ---------------
                                                              (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Operating revenues .............          $  296,502      $  555,692    $  357,139    $  82,701   $    8,984     $     --
Income (loss) from
 operations ....................  (b)         (7,588)       (371,031)     (152,326)     (68,897)     (30,672)        (958)
Net income (loss) ..............             (49,194)       (403,349)     (147,423)     (80,189)     (32,836)        (924)
Earnings (loss) per
 diluted share .................  (c)          (0.53)          (4.33)        (1.69)       (1.33)        N/A         N/A
Pro forma earnings
 (loss) per diluted share.......  (d)           N/A              N/A           N/A          N/A       ( 0.68)       (0.02)
BALANCE SHEET DATA:
Total assets ...................           1,118,047       1,172,152     1,598,408      458,650      104,492       15,674
Total long-term debt ...........             879,712         870,217       826,352      264,843       72,703          708
Total debt .....................             887,910         871,281       826,948      264,879       73,089          752
Stockholders' equity ...........              86,292         134,638       537,986      131,398       11,440       14,076
RATIO OF EARNINGS
 TO FIXED CHARGES:
Income (loss) before taxes .....             (59,442)       (470,435)     (227,864)     (80,189)     (32,836)        (924)
Fixed charges:
 Interest expense ..............              52,488         102,863        81,730       25,775        2,641           --
 Rental expense ................  (e)          5,264          10,735         8,707        2,950          618           --
 Total fixed charges ...........              57,752         113,598        90,437       28,725        3,259           --
Ratio of earnings to
 fixed charges .................               (1.03)          (4.14)        (2.52)       (2.79)      (10.08)          --
Additional earnings
 necessary for 1:1 ratio........             117,194         584,033       318,301      108,914       36,095          924


                                ALAMOSA DELAWARE

                                                                                                                      FOR THE PERIOD
                                                                                                                      JULY 16, 1998
                                                                          YEARS ENDED DECEMBER 31,                     (INCEPTION)
                                                            ----------------------------------------------------         THROUGH
                                          SIX MONTHS ENDED                                                             DECEMBER 31,
                                            JUNE 30, 2003        2002        2001(A)        2000        1999               1998
                                         ------------------ ------------- ------------- ----------- ------------     ---------------
                                                                            (in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues ...............           $  296,502      $  555,692    $  357,139    $  82,701   $    8,984         $     --
Income (loss) from
 operations ......................  (b)          (7,177)       (370,444)     (152,326)     (68,897)     (30,672)            (958)
Net income (loss) ................              (48,800)       (402,762)     (147,423)     (80,189)     (32,836)            (924)
BALANCE SHEET DATA:
Total assets .....................            1,116,767       1,170,940     1,598,408      458,650      104,492           15,674
Total long-term debt .............              879,712         870,217       826,352      264,843       72,703              708
Total debt .......................              887,910         871,281       826,948      264,879       73,089              752
Stockholder's equity .............               85,013         133,426       537,986      131,398       11,440           14,076
RATIO OF EARNINGS
 TO FIXED CHARGES:
Income (loss) before taxes .......              (59,048)       (469,848)     (227,864)     (80,189)     (32,836)            (924)
Fixed charges: ...................
 Interest expense ................               52,488         102,863        81,730       25,775        2,641               --
 Rental expense ..................  (e)           5,264          10,735         8,707        2,950          618               --
 Total fixed charges .............               57,752         113,598        90,437       28,725        3,259               --
Ratio of earnings to
 fixed charges ...................                (1.02)          (4.14)        (2.52)       (2.79)      (10.08)              --
Additional earnings
 necessary for 1:1 ratio..........              116,800         583,446       318,301      108,914       36,095              924



----------
(a) The acquisitions of three Sprint PCS Affiliates took place in the first quarter of 2001. These acquisitions were accounted for under the purchase method of accounting such that the results of operations for the acquired entities are included in our consolidated operating results from the date of acquisition.

(b) In the third quarter of 2002, we recorded an impairment charge of $291,635 as a result of our first annual impairment testing of goodwill as required by SFAS No. 142. As of December 31, 2002, the carrying value of goodwill is zero.

(c) Diluted weighted average shares outstanding exclude the common shares issuable on the exercise of stock options because inclusion would have been antidilutive. Basic and diluted weighted average shares outstanding for the year ended December 31, 2002 and the six months ended June 30, 2003 exclude 800,000 shares of restricted stock awarded to officers during 2000 as none of those shares were vested at December 31, 2002 or June 30, 2003.

(d) Per share data for 1999 and 1998 is presented on a pro forma basis that gives effect to adjustments for federal and state income taxes as if Alamosa had been taxed as a C corporation for the year ended December 31, 1999 and for the period from July 16, 1998 (inception) through December 31, 1998. The presentation of pro forma net loss per share of common stock also reflects the February 2000 reorganization of Alamosa PCS, LLC from a limited liability company to a corporation as if it had occurred upon inception.

(e) Rental expense amounts relate to the interest factor inherent in rental expense under operating leases which are primarily for tower sites and office or retail space. For purposes of this ratio, the portion of total rental expense that represents the interest factor is estimated to be 33%.

                                 RISK FACTORS

     The Restructuring Transactions (whether effectuated under the Out-of-Court Alternative or the In-Court Alternative) involve a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Disclosure Statement before making a decision whether to participate in the Exchange Offers and the Consent Solicitation, and vote to accept the Prepackaged Plan. The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to us, but are not the only risks and uncertainties that we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks and uncertainties that we currently deem immaterial or risks and uncertainties generally applicable to companies that have recently undertaken transactions such as the Restructuring Transactions, may also impair our business, the value of your investment and our ability to pay interest on, and repay or refinance, the New Notes or the Units.


     The information in this Disclosure Statement includes forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those described in this section and elsewhere in this Disclosure Statement. See "Forward-Looking Statements" on page iii. For risk factors related solely to the In-Court Alternative, see "The Prepackaged Plan of Reorganization--Risk Factors."


                      CONSEQUENCES OF FAILURE TO EXCHANGE


IF THE EXCHANGE OFFERS ARE COMPLETED, BOTH THE TENDERING AND NON-TENDERING NOTEHOLDERS COULD BE ADVERSELY AFFECTED.


     Risks particular to non-tendering Noteholders

     Noteholders that do not tender will not be entitled to receive any amount of the Exchange Consideration delivered to tendering Noteholders (except in the event that the restructuring is effected under the In-Court Alternative in lieu of the Out-of-Court Alternative, in which case such holders will be entitled to receive such consideration as may be approved by the Bankruptcy Court).


     If a Noteholder does not tender and the Out-of-Court Alternative is consummated, we may leave such unexchanged Existing Notes outstanding. With respect to such Existing Notes not tendered, we also reserve the right, but are under no obligation, to purchase such Existing Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offers), defease such Existing Notes pursuant to the terms of the applicable indenture or as otherwise agreed with the holders of such Existing Notes or to redeem such Existing Notes in accordance with their terms, subject, however, to any restrictions under our existing indebtedness.


     The Proposed Amendments may have adverse consequences for Noteholders that elect not to tender their Existing Notes in the Out-of-Court Alternative because holders of Existing Notes outstanding after the Out-of-Court Alternative will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the indentures. The elimination of these restrictive covenants and other provisions would permit Alamosa Delaware to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments which would otherwise not have been permitted. See "The Restructuring Transactions -- Proposed Amendments to Existing Notes Indentures." It is possible that any such actions that Alamosa Delaware would be permitted to take as a result of the Proposed Amendments will adversely affect the interests of the non-tendering Noteholders.


     To the extent Existing Notes are tendered and accepted in the Out-of-Court Alternative, the trading market, if any, for the untendered Existing Notes could be adversely affected.

     If Alamosa Delaware determines that it is or will be unable to, or, that it is more advantageous or expeditious not to, complete the Restructuring Transactions, Alamosa Delaware will consider all financial alternatives available to it at such time, which may include implementing an alternative restructuring arrangement outside of bankruptcy. Any reorganization that may result could be on terms less favorable to the Noteholders than the terms of the Out-of-Court Alternative or the In-Court Alternative. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of the Noteholders to recover their investments would be substantially delayed and more impaired than under the proposed Restructuring Transactions.

     Risks Particular to Tendering Noteholders

     Noteholders who tender will receive New Notes and Units but will lose all rights associated with the Existing Notes. The indentures for the Existing Notes obligate us to pay Noteholders a certain amount of annual interest, which tendering Noteholders will forfeit. Also, the Existing Notes represent indebtedness rather than equity. As such, if we were to be liquidated, holders of Existing Notes would be entitled to payment prior to holders of our equity.

PARENT'S COMMON STOCK COULD BE VOLATILE, INCREASING THE RISK OF LOSS TO HOLDERS OF COMMON STOCK.

     The market price of the Parent's common stock could be subject to significant fluctuations in response to various factors and events including the depth and liquidity of the trading market for the common stock and variations in our operating results. In addition, the stock market in general, and the telecommunications sector specifically, in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of the constituent companies. Broad market fluctuations may also adversely affect the market price of Parent's common stock.

IF NOT ENOUGH HOLDERS TENDER THEIR EXISTING NOTES AND, AS A RESULT, WE DO NOT SUCCESSFULLY CONSUMMATE THE RESTRUCTURING TRANSACTIONS, WE MAY NOT BE ABLE TO PAY THE AMOUNTS DUE ON OUR OUTSTANDING DEBTS AS THEY MATURE, AND OUR FINANCIAL CONDITION WOULD BE NEGATIVELY AFFECTED.

     Under our current highly-leveraged capital structure, we may not be able to pay the amounts due on certain of our outstanding debts as they mature, and our failure to make such payments would constitute a default under the terms of the applicable agreements and indentures governing our indebtedness. A default under the terms of these agreements and indentures would trigger cross-default provisions in other agreements and accelerate our payment obligations under our outstanding debt. There are certain conditions to the consummation of the Restructuring Transactions under the Out-of-Court Alternative, including the completion of the Exchange Offers. The completion of the Exchange Offers is subject to certain conditions, any of which we may waive, including the condition that at least 97% of the outstanding aggregate principal amount of each series of the Existing Notes are validly tendered, accepted and not withdrawn, and the other Restructuring Transactions are consummated. If we do not consummate the Restructuring Transactions, we will likely consider other alternatives to adjust our capital structure, which may include seeking protection under Chapter 11 of the Bankruptcy Code. The expenses of any such case would reduce the assets available for payment or distribution to our creditors, including holders of the Existing Notes. In addition, we believe that the filing by us or against us of a bankruptcy petition would not increase the amount of any payment or distribution that holders of the Existing Notes would receive, could reduce such amount, and in any event would delay receipt of any such payment or distribution by such holders.

A LONG AND PROTRACTED RESTRUCTURING COULD ADVERSELY AFFECT OUR BUSINESS.

     If not enough holders tender their Existing Notes and, as a result, we do not successfully consummate the Restructuring Transactions, we will be required to consider other restructuring alternatives, including possibly seeking protection under Chapter 11 of the Bankruptcy Code. Any such alternatives may take substantially longer to consummate than the Restructuring Transactions. A protracted restructuring could disrupt our business and could divert the attention of our management from operation of our business and implementation of our business plan. The uncertainty surrounding a prolonged restructuring could also have other adverse effects on us. For example, it could adversely affect:

     o    our ability to raise additional capital;

     o our ability to capitalize on business opportunities and react to competitive pressures;

     o    our ability to attract and retain key employees;

     o    our liquidity;

     o    our relationships with key suppliers;

     o    our ability to enter into long-term contracts with customers;

     o how our business is viewed by regulators, investors, lenders or credit rating agencies;

     o    the amount of collateral required in the transaction of our business;
          and

     o    our enterprise value.

     If we determine that we are unable to, or, that it is more advantageous or expeditious not to complete the Restructuring Transactions, we will consider all financial alternatives available to us at such time, which may include implementing an alternative restructuring arrangement outside of bankruptcy. Any reorganization that may result could be on terms less favorable to the Noteholders than the terms of the Out-of-Court Alternative or the In-Court Alternative. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of the Noteholders to recover their investments would be substantially delayed and more impaired than under the Out-of-Court Alternative or the In-Court Alternative.

ISSUANCE OF SHARES OF PARENT COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK WILL DILUTE THE COMMON STOCK.

     If the Restructuring Transactions are consummated, the Preferred Stock issued as part of the Restructuring Transactions, upon conversion, will represent 35% of Parent's outstanding common stock on a fully-diluted basis and will result in dilution of the equity interests of the holders of Parent common stock. There can be no assurance that we will not need to issue additional equity securities in the future in order to execute our business plan if we do not achieve our projected results or for other reasons, which could lead to further dilution to holders of the common stock.

THE LIQUIDITY OF ANY TRADING MARKET THAT CURRENTLY EXISTS FOR THE EXISTING NOTES MAY BE ADVERSELY AFFECTED BY THE EXCHANGE OFFERS AND HOLDERS OF EXISTING NOTES WHO FAIL TO EXCHANGE THEIR EXISTING NOTES IN THE EXCHANGE OFFERS MAY FIND IT MORE DIFFICULT TO SELL THEIR EXISTING NOTES.

     There is currently a limited trading market for the Existing Notes. To the extent that the Existing Notes are tendered and accepted for exchange in the Exchange Offers, the trading market for the remaining Existing Notes will be even more limited or may cease altogether. Specifically, we expect that the trading market for the Existing Notes will become illiquid and unless the Minimum Tender Condition is waived, at least 97% of the aggregate principal amount of each series of the Existing Notes will have been exchanged in order for the Exchange Offers to have occurred. A debt security with a smaller outstanding aggregate principal amount or "float" may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged Existing Notes may be adversely affected to the extent that the principal amount of Existing Notes exchanged in the Exchange Offers reduces the float. The reduced float may also tend to make the trading prices of the Existing Notes more volatile.

ADVERSE TREATMENT OF CANCELLATION OF DEBT INCOME AND NET OPERATING LOSSES MAY ADVERSELY IMPACT OUR FINANCIAL POSITION.

     We will realize cancellation of debt ("COD") income as a result of the Restructuring Transactions. Under the Out-of-Court Alternative, we will recognize this income for income tax purposes. We believe that we will have sufficient consolidated net operating losses and net operating loss carryovers ("NOLs") available for federal income tax purposes to offset all of this income (but we may incur some federal alternative minimum tax and state income tax liability). Nevertheless, whether we will have sufficient NOLs to fully offset the COD income recognized will depend upon a number of factors. Accordingly, no assurances can be given that we will have sufficient NOLs available to offset all of the COD income that will be recognized in the Restructuring Transactions under the Out-of-Court Alternative. If it were determined that the Company's consolidated NOLs were significantly less than the amount estimated, the Company could have a greater income tax liability as a result of the Out-of-Court Alternative.

     If we consummate the In-Court Alternative, we will not be required to include any COD income that we realize as a result of the Restructuring Transactions in our taxable income. Accordingly, we will not be liable for any federal alternative minimum tax or state income tax as a result of the realized COD income. However, Alamosa Delaware will generally be required to reduce certain of its tax attributes, including NOLs, by the amount of COD income so excluded and, to the extent the excluded COD income exceeds Alamosa Delaware's tax attributes, the Company will be required to reduce its consolidated tax attributes. Based on the Company's current projections, it does not expect that such attribute reduction would have a material adverse effect on the Company's future tax liability. Since the Company cannot guarantee future results, however, there can be no assurance that this will be the case.

     We believe that the Company is likely to undergo an "ownership change" for United States federal income tax purposes as a result of the issuance of the Preferred Stock as part of either the Out-of-Court Alternative or the In-Court Alternative. If such ownership change occurs, our ability to utilize any consolidated NOLs that remain after the Out-of-Court Alternative will be subject to an annual limitation (the "Annual Section 382 Limitation").

     If an ownership change occurs and we consummate the In-Court Alternative, the Company may be entitled to a bankruptcy exception to the Annual Section 382 Limitation. If this bankruptcy exception applies, rather than being subject to the Annual Section 382 Limitation, our pre-ownership change consolidated NOLs could be reduced by any interest deductions taken by Alamosa Delaware with respect to the portion of the Existing Notes exchanged for Preferred Stock during the taxable year in which the consummation of the Prepackaged Plan occurs and in the three preceding taxable years. If we consummate the In-Court Alternative and the Company does not qualify for the bankruptcy exception or elects out of such exception, our pre-ownership change consolidated NOLs would be subject to limitation pursuant to a special rule under Section 382. Under this special rule, the amount of such consolidated NOLs that would be available to offset future taxable income under the In-Court Alternative generally would be greater than under the Out-of-Court Alternative.

     As a result of the Restructuring Transactions, whether pursuant to the Out-of-Court Alternative or In-Court Alternative and whether the bankruptcy exception applies or not, we believe that our ability to utilize our consolidated NOLs to offset future taxable income will be materially affected. Nevertheless, we do not believe that the application of Section 382 will have a material adverse effect on our financial position.


                       RISKS OF THE NEW NOTES AND UNITS

AS A HOLDING COMPANY, WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES AND OUR SUBSIDIARIES ARE SUBJECT TO RESTRICTIONS ON THEIR ABILITY TO PAY DIVIDENDS.

     We are a holding company that will derive all our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the New Notes. If we or our guarantor subsidiaries become insolvent, we or our guarantor subsidiaries may not have sufficient assets to make payments on amounts due on any or all of the New Notes or the subsidiary guarantees. In addition, the right to payment on the guarantees will be subordinated to all of our guarantor subsidiaries' existing and future senior debt. Our guarantor subsidiaries are parties to our Senior Secured Credit Facility which is secured by liens on substantially all of the assets of our guarantor subsidiaries. We have guaranteed all of the obligations under the Senior Secured Credit Facility and have granted a security interest in substantially all of our assets (other than certain cash amounts and certain other exceptions) as security for such obligations under the Senior Secured Credit Facility. If our guarantor subsidiaries were to default on the Senior Secured Credit Facility,

Citibank, as administrative agent and collateral agent, could foreclose on the collateral (including our pledged assets) regardless of whether there exists any default with respect to the New Notes and could, under certain circumstances, seek repayment from us under our guarantee. These assets would first be used to repay in full all amounts outstanding under the Senior Secured Credit Facility. If our guarantor subsidiaries become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, such subsidiaries' assets will be available to pay obligations on the New Notes or the applicable guarantee only after all outstanding senior debt of such party has been paid in full. In addition, an event of default under the Senior Secured Credit Facility may prohibit us and the guarantors of the New Notes from paying the New Notes or the guarantees of the New Notes. Our agreements with Sprint and the infrastructure equipment used in our network create the value of our assets. These assets are highly specialized and, taken individually, have limited marketability, particularly as a result of some of the provisions in the Sprint Agreements. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lender may not realize enough money to satisfy all senior debt.

HOLDERS OF THE NEW NOTES AND UNITS MAY NOT BE ABLE TO SELL THEIR SECURITIES WHEN THEY WANT AND, IF THEY DO, THEY MAY NOT BE ABLE TO RECEIVE THE PRICE THEY WANT.

     Because the Exchange Offers will be the first issuance of the New Notes and Units, there has previously been no trading market for the securities you will receive in the Exchange Offers. The New Notes and Units will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for any such listing or quotation. We do not know the extent to which investor interest will lead to the development of a trading market for the New Notes and Units or how liquid any such market might be. Moreover, the liquidity of any market for the securities will also depend upon the number of holders of the New Notes and Units, our financial performance, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot assure Noteholders that an active trading market will develop or, if it does, at what prices the New Notes or Units may trade. Therefore, Noteholders may not be able to sell the securities when they want and, if they do, they may not be able to receive the price they want.

IF HOLDERS OF THE EXISTING NOTES HAVE CLAIMS AGAINST ALAMOSA RESULTING FROM THEIR ACQUISITION OR OWNERSHIP OF EXISTING NOTES, THEY WILL GIVE UP THOSE CLAIMS IF THEY EXCHANGE THEIR EXISTING NOTES.

     By tendering the Existing Notes in the Exchange Offers, holders of the Existing Notes will be deemed to have released and waived any and all claims they, their successors and their assigns have or may have had against

     o Parent, Alamosa Delaware, their subsidiaries, their affiliates and their stockholders, and

     o the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Parent, Alamosa Delaware, their subsidiaries, their affiliates and their stockholders, arising from, related to, or in connection with, their acquisition or ownership of the Existing Notes, whether those claims arise under federal or state securities laws or otherwise. Because it is not possible to estimate the likelihood of their success in pursuing these legal claims or the magnitude of any recovery to which they ultimately might be entitled, it is possible that the consideration Noteholders receive in the Exchange Offers will have a value less than the value of the legal claims Noteholders are relinquishing. Moreover, holders who do not tender their Existing Notes for exchange and former holders who have already sold their Existing Notes will continue to have the right to prosecute their claims against Parent and/or Alamosa Delaware.

IF THE RESTRUCTURING TRANSACTIONS ARE CONSUMMATED THROUGH THE OUT-OF-COURT ALTERNATIVE, CONSIDERATION PAID TO NOTEHOLDERS IN THE EXCHANGE OFFERS COULD BE SUBJECT TO AVOIDANCE AS A PREFERENTIAL TRANSFER.

     If Parent and/or Alamosa Delaware were to become a debtor in a case under the Bankruptcy Code, within 90 days after the consummation of the Exchange Offers (or, with respect to any insiders specified in the Bankruptcy Code, within one year after consummation of the Exchange Offers) and certain other conditions are met, the consideration paid to Noteholders in the Exchange Offers, absent one of the Bankruptcy Code defenses to avoidance, could be subject to avoidance as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such Noteholders and possibly from subsequent transferees.

IF ANY PORTION OF THE PAYMENT AMOUNT RECEIVED AT MATURITY OF THE CVRS IS PAID IN THE FORM OF NEW NOTES (THE "CVR NOTES"), AND SUCH CVR NOTES ARE NOT TREATED AS PART OF THE SAME ISSUE AS THE NEW NOTES ISSUED PURSUANT TO THE EXCHANGE OFFERS, THE CVR NOTES AND NEW NOTES MAY NOT BE FUNGIBLE FROM A UNITED STATES FEDERAL INCOME TAX PERSPECTIVE.

     If the CVR Notes are not treated as part of the same issue as the New Notes for United States federal income tax purposes, the issue price of such CVR Notes likely will differ from the adjusted issue price of the New Notes, and therefore, the computation of original issue discount also will differ. Consequently, there is a risk that the CVR Notes and New Notes, although having identical legal and economic terms, will not be fungible from a United States federal income tax perspective.

            RISKS RELATING TO OUR BUSINESS, STRATEGY AND OPERATIONS

IF WE RECEIVE LESS REVENUES OR INCUR MORE FEES THAN WE ANTICIPATE FOR PCS ROAMING FROM SPRINT, OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED.

     We are paid a fee from Sprint or a Sprint PCS Affiliate for every minute that Our Customers use our portion of the PCS network of Sprint. A "Sprint PCS Affiliate" is any entity whose sole or predominant business is operating (directly or through one or more subsidiaries) a personal communications service business pursuant to arrangements with Sprint Spectrum L.P. and/or its affiliates, or their successors, similar to the Sprint Agreements. Similarly, we pay a fee to Sprint for every minute that Our Customers use the PCS network of Sprint outside our territories. Our Customers may spend more time in other PCS coverage areas than we anticipate, and wireless customers from outside our territories may spend less time in our territories or may use our services less than we anticipate. This rate was 20 cents per minute in 2000. The rate declined to 15 cents per minute on June 1, 2001 and declined further to 12 cents per minute on October 1, 2001. For the entire year of 2002 the rate was 10 cents per minute. We have negotiated an agreement with Sprint whereby the rate is set at 5.8 cents per minute through December 31, 2005. Thereafter, the rate will be set at 90% of Sprint's retail yield. Our ratio of inbound to outbound roaming with Sprint was approximately 1.15 to 1 in 2002 and is expected to decline to approximately 1 to 1 over time, which would mitigate our exposure to future changes in this rate.

THE TECHNOLOGY THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY WITHIN THE WIRELESS INDUSTRY.

     The wireless telecommunications industry is experiencing significant technological change. We employ CDMA digital technology, the digital wireless communications technology selected by Sprint for its nationwide network. CDMA technology may not ultimately provide all of the advantages expected by us or Sprint. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint to change its digital technology, which in turn could require us to make changes to our network at a substantial cost. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost.

IF WE LOSE THE RIGHT TO INSTALL OUR EQUIPMENT ON WIRELESS TOWERS OR ARE UNABLE TO RENEW EXPIRING LEASES FOR WIRELESS TOWERS ON FAVORABLE TERMS OR AT ALL, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY IMPACTED.

     Substantially all of our base stations are installed on leased tower facilities that are shared with one or more other wireless service providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support the use of its tower sites by us, we would have to find new sites or may be required to rebuild the affected portion of our network. In addition, the concentration of our tower leases with a limited number of tower companies could adversely affect our results of operations and financial condition if any of our PCS operating subsidiaries is unable to renew its expiring leases with these tower companies on favorable terms or at all. If any of the tower leasing companies that we do business with should experience severe financial difficulties, or file for bankruptcy protection, our ability to use our towers could be adversely affected. That, in turn, would adversely affect our revenues and financial condition if a material number of towers were involved.


                       RISKS RELATED TO OUR INDEBTEDNESS

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     We are highly leveraged. As of June 30, 2003, our total outstanding debt, including capital lease obligations and excluding unused commitments made by lenders, was approximately $887.9 million. As of that date, such total long-term indebtedness represents approximately 91% of our total capitalization. The Senior Secured Credit Facility and the indentures governing the 12 7/8% Senior Discount Notes, the 12 1/2% Senior Notes and the 13 5/8% Senior Notes permit us to incur additional indebtedness subject to certain limitations. Our substantial indebtedness could adversely affect our financial health by, among other things:

     o increasing our vulnerability to adverse economic conditions or increases in prevailing interest rates, particularly with respect to any of our borrowings at variable interest rates;

     o limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

     o requiring us to dedicate a substantial portion of any cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities; and

     o potentially making us more highly leveraged than our competitors, which could potentially decrease our ability to compete in our industry.


     Our ability to make payments on our debt will depend upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The Senior Secured Credit Facility and the indentures for the 12 7/8% Senior Discount Notes, for the 12 1/2% Senior Notes and for the 13 5/8% Senior Notes may limit our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market price of our common stock.


WE WILL REMAIN HIGHLY LEVERAGED FOLLOWING THE RESTRUCTURING TRANSACTION.

     Even if we complete the Restructuring Transactions, including the Exchange Offers, we will continue to have substantial indebtedness which adversely affects our financial condition. Our outstanding debt, including capital lease obligations and excluding unused commitments made by lenders, and as adjusted to give effect to the Restructuring Transactions will total $647.7 million. The Preferred Stock issued in the Exchange Offer will have a mandatory redemption feature requiring us to redeem any Preferred Stock that has not been converted to Parent common stock in 2013. We will also have significant principal payments under the New Notes coming due in the next several years. Our ability to generate sufficient funds to make payments due on the New Notes will depend on actual results being in line with financial projections that are based on assumptions which we believe are reasonable but contain significant uncertainties and are subject to general economic and competitive conditions which may be beyond our control.

IF WE DEFAULT UNDER THE SENIOR SECURED CREDIT FACILITY, THE LENDERS MAY DECLARE THE DEBT IMMEDIATELY DUE AND SPRINT WILL HAVE THE RIGHT TO EITHER PURCHASE OUR ASSETS OR PURCHASE THE OUTSTANDING DEBT OBLIGATIONS UNDER THE SENIOR SECURED CREDIT FACILITY AND FORECLOSE ON OUR ASSETS.

     The Senior Secured Credit Facility requires us and our subsidiaries to comply with specified financial ratios and other performance covenants. If we fail to comply with these covenants or default on our obligations under the Senior Secured Credit Facility, the lenders may accelerate the maturity of the debt. If the lenders accelerate the debt, Sprint will have the right to either:


     o    purchase our operating assets for an amount equal to the greater of
          (i) 72% of our "entire business value" (as described below) and (ii) the aggregate amount of the outstanding debt under the Senior Secured Credit Facility; or

     o purchase the obligations under the Senior Secured Credit Facility by repaying the lenders in full in cash.

     To the extent Sprint purchases these obligations from the lenders, Sprint's rights as a senior lender would enable it to foreclose on the assets securing the Senior Secured Credit Facility in a manner not otherwise permitted under our affiliation agreements with Sprint. If Sprint does not exercise either of these options, the lenders under the Senior Secured Credit Facility may foreclose on and sell the assets securing the facility to third parties. In addition, if Sprint provides notice to the lenders under the Senior Secured Credit Facility that we are in breach of our management agreements with Sprint and, as a result, our obligations under the Senior Secured Credit Facility are accelerated and Sprint does not elect to operate our business, the lenders under the Senior Secured Credit Facility may designate a third party to operate our business. The occurrence of any of these events would be expected to have a significant negative effect on the value of our stock.


                 RISKS RELATED TO OUR RELATIONSHIP WITH SPRINT

IF WE MATERIALLY BREACH OUR MANAGEMENT AGREEMENTS WITH SPRINT, AND AN ACCELERATION IS DECLARED UNDER THE SENIOR SECURED CREDIT FACILITY, SPRINT MAY HAVE THE RIGHT TO PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE.

     Our affiliation agreements with Sprint require that we provide network coverage to a minimum network coverage area within specified time frames and that we meet Sprint's technical and customer service requirements. As of December 31, 2002, we have substantially completed the network build-out requirements required by Sprint. We may amend our agreements with Sprint in the future to expand this network coverage. A failure by us to meet the expanded build-out requirements for any one of the individual markets in our territories or to meet Sprint's technical or customer service requirements contained in the affiliation agreements would constitute a material breach of the relevant agreement, which could lead to its termination. Our affiliation agreements provide that upon the occurrence of an event of termination, Sprint has the right to purchase our operating assets without further stockholder approval and for a price equal to 72% of our "entire business value." If our "entire business value" is to be determined, Sprint and Alamosa will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine our "entire business value" on a going concern basis using the following principles and/or assumptions:

     o the "entire business value" is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     o the "entire business value" will not be calculated in a manner that double counts the operating assets of one or more of our affiliates;

     o the then-current customary means of valuing a wireless telecommunications business will be used;

     o the business is conducted under the Sprint brand and our affiliation agreements with Sprint;

     o that we own the spectrum and frequencies presently owned by Sprint and subject to our affiliation agreements with Sprint; and

     o the valuation will not include any value for businesses not directly related to the PCS products and services from Sprint, and those businesses will not be included in the sale.

     Sprint's right to purchase our assets following an event of termination under our affiliation agreements is currently subject to the provisions of a consent and agreement entered into by Sprint for the benefit of the lenders under the Senior Secured Credit Facility. Pursuant to the terms of this consent and agreement, Sprint may not purchase our operating assets until all of our obligations under the Senior Secured Credit Facility have been paid in full in cash and all commitments to advance credit under the Senior Secured Credit Facility have been terminated or have expired. Accordingly, Sprint may foreclose on our assets if it first pays all obligations due under the Senior Secured Credit Facility and the Senior Secured Credit Facility is terminated in connection with such payment. Alternatively, Sprint also has the right to purchase our assets upon receipt of a notice of acceleration under the Senior Secured Credit Facility following an event of default thereunder. Such right to purchase is subject to time limitations, and the purchase price must be the greater of an amount equal to 72% of our "entire business value" or the amount owed under the Senior Secured Credit Facility.

SPRINT MAY MAKE DECISIONS THAT COULD INCREASE OUR EXPENSES AND/OR OUR CAPITAL EXPENDITURE REQUIREMENTS, REDUCE OUR REVENUES OR MAKE OUR AFFILIATE RELATIONSHIPS WITH SPRINT LESS COMPETITIVE.

     Sprint, under our affiliation agreements, has a substantial amount of control over factors which significantly affect the conduct of our business. Accordingly, up to newly established limits, Sprint may make decisions that adversely affect our business, such as the following:

     o Sprint prices its national plans based on its own objectives and could set price levels or change other characteristics of its plans in a way that may not be economically sufficient for our business; and

     o Sprint may alter its network and technical requirements or request that we build out additional areas within our territories, which could result in increased equipment and build-out costs or in Sprint building out that area itself or assigning it to another Sprint PCS Affiliate.

OUR ABILITY TO CONDUCT OUR BUSINESS WOULD BE SEVERELY RESTRICTED IF SPRINT TERMINATES OR REFUSES TO RENEW OUR AFFILIATION AGREEMENTS.

     Our relationship with Sprint is governed by our affiliation agreements with Sprint. Since we do not own any licenses to operate a wireless network, our business depends on the continued effectiveness of these affiliation agreements. However, Sprint may be able to terminate our affiliation agreements if we materially breach the terms of the agreements. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site. Many of these operational and network requirements can be changed by Sprint with little notice. As a result, we may not always be in compliance with all requirements of the Sprint agreements. Sprint conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. There may be substantial costs associated with remedying any non-compliance, and such costs may adversely affect our operating results and cash flow. If Sprint terminates or refuses to renew the affiliation agreements, we may not continue to be a part of the PCS network of Sprint and we would have extreme difficulty conducting our business.

CERTAIN PROVISIONS OF OUR AFFILIATION AGREEMENTS WITH SPRINT MAY DIMINISH OUR VALUE AND RESTRICT THE SALE OF OUR BUSINESS.

     Under specific circumstances and without further stockholder approval, Sprint may purchase our operating assets or capital stock at a discount. In addition, Sprint must approve any change of control of our ownership and must consent to any assignment by us of our affiliation agreements. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions, and other restrictions contained in these affiliation agreements with Sprint, may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce our "entire business value," each of which could adversely affect the market price of our common stock.

PROBLEMS EXPERIENCED BY SPRINT WITH ITS INTERNAL SUPPORT SYSTEMS COULD LEAD TO CUSTOMER DISSATISFACTION OR INCREASE OUR COSTS.

     We rely on Sprint's internal support systems, including customer care, billing and back office support. As Sprint has expanded, its internal support systems have been subject to increased demand and, in some cases, suffered a degradation in service. We cannot assure you that Sprint will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint's internal support systems could cause:

     o    delays or problems in our operations or services;

     o delays or difficulty in gaining access to customer and financial information;

     o    a loss of customers; and

     o an increase in the costs of customer care, billing and back office services.

     Should Sprint fail to deliver timely and accurate information, this may lead to adverse short-term decisions and inaccurate assumptions in our business plan. It could also adversely affect our cash flow because Sprint collects our receivables and sends us a net amount that is based on the financial information it produces for us.

IF SPRINT DOES NOT SUCCEED, OR IF WE DO NOT MAINTAIN A GOOD RELATIONSHIP WITH SPRINT, OUR BUSINESS MAY NOT SUCCEED.

     If Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name, our operations and profitability would likely be negatively impacted.

     If Sprint should have significant financial problems, including bankruptcy, our PCS business would suffer material adverse consequences which could include termination or revision of our Sprint agreements. We currently have no reason to believe that Sprint will have significant financial problems, including bankruptcy.

IF OTHER SPRINT PCS AFFILIATES HAVE FINANCIAL DIFFICULTIES, THE PCS NETWORK OF SPRINT COULD BE DISRUPTED.

     The national PCS network of Sprint is a combination of networks. The large metropolitan areas are owned and operated by Sprint, and the areas in between them are owned and operated by Sprint PCS Affiliates, all of which are independent companies like we are. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. If other Sprint PCS Affiliates experience financial difficulties, the PCS network of Sprint could be disrupted in the territories of those Sprint PCS Affiliates. If the Sprint agreements of those partners are like ours, Sprint would have the right to step in and operate the affected territory. Of course this right could be delayed or hindered by legal proceedings, including any bankruptcy proceeding related to the affected Sprint PCS Affiliate. One Sprint PCS Affiliate recently declared bankruptcy, alleging that Sprint breached its agreements with the Sprint PCS Affiliate. Material disruptions in the Sprint PCS network would have a material adverse effect on our ability to attract and retain Our Customers.

     In addition, under the Sprint Amendments, we have agreed to modify the manner in which Sprint collects and pays us for Sprint PCS travel revenues for each minute that Sprint PCS customers based outside Alamosa's territory use Alamosa's portion of the Sprint PCS network. In particular, Sprint will now pay us 92% of net billed revenue, less allocated actual bad debt for billed revenue instead of 92% of collected revenue. Therefore, if the Sprint PCS Affiliates should have significant financial problems, our business, including our ability to collect roaming revenues, could suffer adverse consequences.

        RISKS RELATED TO THE WIRELESS PERSONAL COMMUNICATIONS INDUSTRY

CONCERNS OVER HEALTH RISKS POSED BY THE USE OF WIRELESS HANDSETS MAY REDUCE THE CONSUMER DEMAND FOR OUR SERVICES.

     Media reports have suggested that radio frequency emissions from wireless handsets may:

     o be linked to various health problems resulting from continued or excessive use, including cancer;

     o interfere with various electronic medical devices, including hearing aids and pacemakers; and

     o    cause explosions if used while fueling an automobile.

     Widespread concerns over radio frequency emissions may expose us to potential litigation or discourage the use of wireless handsets. Any resulting decrease in demand for these services could impair our ability to profitably operate our business.

WE MAY CONTINUE TO EXPERIENCE A HIGH RATE OF SUBSCRIBER TURNOVER, WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The wireless personal communications services industry in general, and Sprint and its Sprint PCS Affiliates in particular, have experienced a higher rate of subscriber turnover, commonly known as churn, as compared to cellular industry averages. This churn rate has been driven higher over the past year due to the NDASL and Clear Pay programs and the removal of deposit requirements as described elsewhere in this report. Our business plan assumes that churn will decline over the course of fiscal 2003. Due to significant competition in our industry and general economic conditions, among other things, this decline may not occur and our future rate of subscriber turnover may be higher than our historical rate. Factors that may contribute to higher churn include:

     o the inability or unwillingness of subscribers to pay, which results in involuntary deactivations, which accounted for over 50% of our deactivations in the year ended December 31, 2002;

     o subscriber mix and credit class, particularly sub-prime credit subscribers which accounted for over 40% of our gross subscriber additions for the year ended December 31, 2002 and account for approximately 28% of our subscriber base as of December 31, 2002;

     o    the attractiveness of our competitors' products, services and pricing;

     o    network performance and coverage relative to our competitors;

     o    customer service;

     o    any increased prices for services in the future; and

     o any future changes by us in the products and services we offer, especially to the Clear Pay program.

     A high rate of subscriber turnover could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by subscribers.

REGULATION BY GOVERNMENT AGENCIES AND TAXING AUTHORITIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES.

     Our operations and those of Sprint may be subject to varying degrees of regulation by the Federal Communications Commission (the "FCC"), the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact Sprint's operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

                                 THE COMPANIES


     We are the largest Sprint PCS Affiliate in terms of subscribers and revenues. We have the exclusive right to provide wireless mobility communications network services under the Sprint brand name in a territory encompassing over 15.8 million residents primarily located in Texas, New Mexico, Arizona, Colorado, Wisconsin, Illinois, Oklahoma, Kansas, Missouri, Washington and Oregon. For the year ended December 31, 2002, we generated approximately $555.7 million in revenue and ended the period with approximately 622,000 Alamosa Customers. Our net loss for the year ended December 31, 2002 was $403.3 million after a charge for impairment of intangible assets of $291.6 million.

     We launched Sprint wireless services in Laredo, Texas, in June 1999, and through December 31, 2002, have commenced service in 87 additional basic trading areas, including markets in territories serviced by companies that we acquired in 2001. At December 31, 2002, our systems covered approximately 11.8 million residents out of 15.8 million total residents in those markets. We have substantially completed the network buildout requirements required by Sprint. The number of residents covered by our system does not represent the number of wireless subscribers that we expect to serve in our territories.

     Sprint is a wholly owned tracking group of Sprint Corporation and operates the largest 100% digital, 100% PCS nationwide wireless network in the United States with licenses to provide services to an area consisting of more than 280 million residents in the United States, Puerto Rico and the U.S. Virgin Islands. We are the largest Sprint PCS Affiliate based on subscribers and revenues, and our territories adjoin several major PCS markets. The build-out of our territories has significantly extended Sprint wireless coverage in the Southwestern, Northwestern and Midwestern United States of America.

     Our principal executive offices are located at 5225 South Loop 289, Lubbock, Texas 79424 , and our telephone number is (806) 722-1100.

                                CAPITALIZATION


     The table below sets forth the following information:

     o Parent's capitalization, without giving effect to the Restructuring Transactions, as of June 30, 2003; and

     o Parent's estimated capitalization as of June 30, 2003, as adjusted to give effect to the Restructuring Transactions, including the Exchange Offers, as if such transactions had occurred on June 30, 2003 (assuming, first, that 100% of the aggregate principal amount of each series of the Existing Notes are validly exchanged through the Restructuring Transaction).

     These tables have been included to provide additional information regarding the anticipated impact of the Restructuring Transactions if effected through the Out-of-Court Alternative on our capitalization. The information presented below should be read in conjunction with "Summary Selected Consolidated Financial Information" included elsewhere in this Disclosure Statement. The adjustments below reflect the effect of the Restructuring Transactions as of June 30, 2003. The five year projections included in Annex A to this Disclosure Statement reflect the effect of the Restructuring Transactions with an assumed transaction date of October 31, 2003.


          PRO FORMA CAPITALIZATION UNDER CONTEMPLATED EXCHANGE OFFERS
                                ($ IN MILLIONS)


                                                              ACTUAL                            AS ADJUSTED
                                                          JUNE 30, 2003       ADJUSTMENTS      JUNE 30, 2003
                                                         --------------- -------------------- --------------
Cash & Equivalents (Including Restricted Cash) .........    $   98.7       $      (32.7)(a)     $   66.0
                                                            ========       ============         ========
Senior Secured Revolver ................................          --                 --               --
Senior Secured Term Loan ...............................       200.0                 --            200.0
Capital Leases .........................................         1.7                 --              1.7
New 12.000% Senior Discount Notes due 2009 .............          --              186.0 (b)        186.0
New 11.000% Senior Notes due 2010 ......................          --              260.0 (b)        260.0
12.875% Senior Discount Notes ..........................       286.2             (286.2)              --
12.500% Senior Notes ...................................       250.0             (250.0)              --
13.625% Senior Notes ...................................       150.0             (150.0)              --
                                                            --------      -------------         --------
 Total Debt ............................................       887.9             (240.2)           647.7
New Series B Convertible Preferred Stock ...............          --              168.8 (c)        168.8
Stockholders' Equity ...................................        86.3              (72.9)(d)         13.4
                                                            --------      -------------         --------
 Total Capitalization ..................................    $  974.2       $     (144.3)        $  829.9
                                                            ========      =============         ========

------------
(a) Represents payment of accrued interest of $7.7 million on the 13.625% Senior Notes and $13.0 million on the 12.500% Senior Notes as well as $12.0 million in estimated transaction costs.

(b) The New Notes will be recorded at fair value on the transaction date. Stated value is assumed to be equal to fair value for purposes of Adjustments.

(c) The Preferred Stock will be recorded at fair value on the transaction date. Stated value of $171.6 million is assumed to be equal to fair value in the Adjustment. Additionally, a reduction of $2.8 million in estimated allocated transaction costs is reflected in the Adjustment.

(d) The Adjustment represents an estimated deferred income tax charge of $72.9 million in connection with the increase of the valuation allowance against the Company's deferred tax asset related to net operating loss carryforwards which will expire unused due to limitations imposed after the Exchange Offer. The extinguished portion of the 12.875% Senior Discount Notes, the 12.500% Senior Notes and the 13.625% Senior Notes of approximately $61.4 million net of allocated transaction costs of approximately $7.2 million will be recorded as a deferred liability that will be amortized against future interest expense on the New Senior Notes.

                         THE RESTRUCTURING TRANSACTIONS

     In March of 2003, due to continued competitive concerns in the wireless telecommunication sector and reduced expectations for near term industry consolidation, our management developed financial projections referred to herein as the "Trended Projections." The Trended Projections determined the effect on the Company's financial position and forecasts for future periods if trends in two areas were to continue, primarily due to the lack of industry consolidation, those being trends toward lower subscriber addition rates and lower average revenue per customer (ARPU). The Trended Projections showed that the Company would not generate sufficient cash flow to service outstanding indebtendness including the amortization requirements of our Senior Secured Credit Facility and would result in failing to meet certain financial covenants under the Senior Secured Credit Facility. While management could not predict whether these trends would continue, it was considered prudent to retain advisors to assist in the evaluation and determination of whether a plan could be prepared to allow the Company to withstand the impact of the trends should they continue.

HISTORY OF THE NEGOTIATIONS WITH NOTEHOLDER COMMITTEE

     While the Trended Projections were not considered by management as the most likely view of the future and they were not adopted by our Boards of Directors as the Company's business plan, Alamosa began exploring alternatives to refinance or restructure its indebtedness. In March 2003, Alamosa retained UBS Securities LLC ("UBS") as its financial advisor to help evaluate its financial situation and formulate a restructuring plan. Early in April 2003, Alamosa and its advisors held preliminary meetings with the agent banks under Alamosa's Senior Secured Credit Facility (the "Bank Agents") to inform them of the Trended Projections and Alamosa's desire to effect a restructuring transaction that would include modifications to their Senior Secured Credit Facility. The Bank Agents indicated they would be supportive of a restructuring transaction only if it included certain modifications to Alamosa's agreements with Sprint PCS.

     In April 2003, Alamosa contacted representatives of an ad hoc committee of holders of the Existing Notes who represent approximately 45% of the Existing Notes (the "Noteholder Committee"). The Noteholder Committee retained Chanin Capital Partners LLC as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal advisors (collectively, the "Noteholder Committee Advisors"). Alamosa subsequently negotiated confidentiality agreements with the Noteholder Committee Advisors in order to share confidential information with the Noteholder Committee Advisors. Alamosa, with the approval of the Board of Directors of Parent, also agreed to pay the fees of the Noteholder Committee Advisors. Thereafter, Alamosa engaged in discussions with the Noteholder Committee Advisors and provided them with confidential information, including the Trended Projections, with a view to discussing with the Noteholder Committee Advisors the potential terms of a consensual restructuring transaction with the Noteholder Committee. The Noteholder Committee Advisors stressed that they believed that no consensual restructuring transaction could be reached without Alamosa achieving significant cost savings from renegotiating the Sprint Agreements. After several weeks of negotiations, Alamosa and the Noteholder Committee Advisors settled upon a term sheet that they believed would be acceptable to at least some, if not all, of the Noteholders as part of a consensual restructuring. The Board of Directors of Parent, based upon their own review and upon the recommendation of the Finance Committee of the Board, approved the terms of this initial term sheet.

     In July 2003, certain of the Noteholders on the Noteholder Committee representing approximately 18% of the outstanding principal amount of the Existing Notes executed confidentiality agreements with Alamosa (the "Restricted Noteholders"). The Restricted Noteholders who are all sophisticated financial parties familiar with complex restructuring negotiations received term sheets reflecting the tentative restructuring proposal negotiated by Alamosa and the Noteholder Committee Advisors and due diligence materials, including the Trended Projections. After further negotiations with the Restricted Noteholders and with the continued involvement and assistance of the Noteholder Committee Advisors, on or about July 29, 2003, Alamosa reached an understanding with the Restricted Noteholders as to the principal terms of a consensual restructuring which are reflected in these Exchange Offers. The Parent's Board of Directors, on August 5, 2003, authorized management to pursue these Exchange Offers reflecting the preliminary understanding reached with the Restricted

Noteholders contingent upon the negotiation of the Sprint Amendments and Bank Amendments discussed below. Subsequent to agreeing on the primary terms of the restructuring, the Noteholder Committee Advisors began discussing the Restructuring Transactions with other Noteholders, including members of the Noteholder Committee to obtain their support for the Restructuring Transactions. Noteholders representing approximately 45% of the outstanding principal amount of the Existing Notes--all of whom are sophisticated financial parties--have signed the Support Agreements described herein indicating that, subject to the terms and conditions set forth therein, they will tender their Existing Notes into the Exchange Offers and vote in favor of the Prepackaged Plan on or before the tenth business day following the commencement of the Exchange Offers. See "Description of the Exchange Offer and Plan Support Agreement" for further information.


SPRINT AMENDMENTS

     During this same time period, Alamosa management had several meetings with Sprint PCS regarding renegotiating the terms of the Sprint Agreements. The parties discussed what services Alamosa would be required to purchase from Sprint PCS and at what rates, including management agreement fees, roaming rate fees and fees per subscriber for back office and other services. As more fully described herein, on August 1, 2003, Alamosa and Sprint PCS entered into a letter of intent to resolve various pricing and other disputes and to fix certain charges under the Sprint Agreements. The letter of intent was formulated in the Sprint Amendments. As a result, Alamosa expects to save in excess of $15 million annually under the amended Sprint Agreements. SPRINT'S WILLINGNESS TO ENTER INTO THE SPRINT AMENDMENTS, HOWEVER, IS CONTINGENT
UPON CERTAIN CONDITIONS, INCLUDING ALAMOSA'S SUCCESSFUL RESTRUCTURING OF THE EXISTING NOTES AND ITS OTHER DEBT ON THE TERMS DESCRIBED IN THIS DISCLOSURE STATEMENT AND UPON EXECUTION OF THE SETTLEMENT AGREEMENT AND MUTUAL RELEASE.

     We believe the Sprint Amendments will provide us with the following benefits:

     o reducing the amounts Alamosa pays for customer care, billing and other services (cash cost per user or "CCPU");

     o reducing the amounts Alamosa pays for services relating to subscriber additions such as activations and handset logistics (cost per gross additions or "CPGA");

     o fixing the inter service area fees for voice and 2G data usage until December 31, 2005 and the inter service area fees for 3G data usage until December 31, 2005;

     o providing Alamosa with rights not to comply with certain new or amended program requirements and to resist the exercise by Sprint of certain other unilateral rights afforded to Sprint in the Sprint Agreements unless either Alamosa determines that the adverse financial impact of those new or amended program requirements or the exercise of those unilateral rights will not exceed certain delineated financial parameters or Sprint agrees to compensate Alamosa for the portion of the adverse financial impact that exceeds those parameters;

     o clarifying the means by which Alamosa has access to information relating to business conducted by Alamosa under the Sprint Agreements, including call traffic carried by the service area network, the Alamosa Customers, and the terms and conditions of any contract, agreement or understanding between Sprint and any third parties that affects Alamosa; and

     o providing that, subject to certain significant conditions and limitations, Alamosa will have the right to further amend its management agreements and services agreements to be the same as the management agreement and services agreement between Sprint and certain other Sprint PCS Affiliates if any of the terms of such other
          Sprint PCS Affiliate's management agreement or services agreement are amended on or before December 31, 2006 to be more favorable than the terms of Alamosa's management agreements or services agreements.

BANK AMENDMENTS

     On August 8, 2003, Alamosa met with the Bank Agents to update them on the progress of our restructuring and to request amendments to Alamosa's Senior Secured Credit Facility, including resetting certain covenants to account for the Trended Projections. On August 21, 2003, Alamosa presented a proposal to the lenders under the Senior Secured Credit Facility outlining the terms of the restructuring and requesting the corresponding proposed amendments to the Senior Secured Credit Facility. ON AUGUST 29, 2003, THE REQUIRED LENDERS APPROVED THE REQUESTED AMENDMENTS TO THE SENIOR SECURED CREDIT FACILITY, CONDITIONED UPON ALAMOSA'S SUCCESSFUL RESTRUCTURING OF ITS EXISTING NOTES ON THE TERMS INCLUDED IN THE EXCHANGE OFFERS AND THE SPRINT AMENDMENTS.

     We believe the Restructuring Transactions will enhance our ability to execute our business plan and will materially improve the prospects for the timely payment of principal and interest to our debtholders. We have structured the New Notes and the Preferred Stock to help us conserve cash over the next five years. During this time period we will save over $185 million in cash interest payments and over $75 million from the amendments to the Sprint Agreements. We believe that by the end of this period, we will generate sufficient cash flow to service our debt.

     The amendment of the Senior Secured Credit Facility will benefit us by adjusting the covenants in the Senior Secured Credit Facility so that if Alamosa's actual performance follows the Trended Projections, Alamosa will remain in covenant compliance.

     See "Description of Amendments to the Senior Secured Credit Facility" and "Description of the Sprint Amendments" for further information.

     On August 29, 2003, the Boards of Directors of Parent and Alamosa Delaware approved launching these Exchange Offers and amending the Senior Secured Credit Facility, subject to final negotiation of the Sprint Amendments, the effectiveness of each being conditioned upon each other.

     Recent Legal Proceedings

     We have been named as a defendant in a number of purported securities class actions in the United States District Court for the Southern District of New York, arising out of our initial public offering (the "IPO"). Various underwriters of the IPO also are named as defendants in the actions. The action against us is one of more than 300 related class actions which have been consolidated and are pending in the same court. The complainants seek to recover damages and allege, among other things, that the registration statement and prospectus filed with the SEC for purposes of our IPO were false and misleading because they failed to disclose that the underwriters allegedly (i) solicited and received commissions from certain investors in exchange for allocating to them shares of common stock in connection with the IPO, and (ii) entered into agreements with their customers to allocate such stock to those customers in exchange for the customers agreeing to purchase additional of our shares in the aftermarket at pre-determined prices. On February 19, 2003, the Court granted motions by Alamosa and 115 other issuers to dismiss the claims under Rule 10b-5 of the Exchange Act which had been asserted against them. The Court denied the motions by Alamosa and virtually all of the other issuers to dismiss the claims asserted against them under section 11 of the Securities Act. We maintain insurance coverage which may mitigate our exposure to loss in the event that this claim is not resolved in our favor. We believe that this claim has no basis and intend to vigorously defend the lawsuit. The ultimate disposition of this matter is not expected to have a material adverse impact on the Company's financial position, results of operations or liquidity.

     Our former President and COO initiated litigation against us and the Chairman of the Company, David E. Sharbutt, in the District Court of Lubbock County, Texas, 22nd Judicial District, alleging, among other things, wrongful termination in connection with the unanimous decision of the board of directors to terminate his employment. The Court entered an order compelling arbitration and the parties are in the process of selecting an arbitration panel. We believe that this claim is without merit and intend to vigorously defend the lawsuit.

     Southwest Antenna and Tower, Inc. ("SWAT") asserted a claim against us in the Second Judicial District Court, County of Bernalillo, State of New Mexico, to recover approximately $2.0 million from the Company related to work performed by SWAT for Roberts Wireless Communications, LLC which was acquired by the Company in the first quarter of 2001. This claim was settled during the second quarter of 2003.

               PROPOSED AMENDMENTS TO EXISTING NOTES INDENTURES

     The Exchange Offers will not be consummated without the receipt of Consents from registered holders of a majority in aggregate principal amount of the outstanding Existing Notes not owned by

Parent, Alamosa Delaware or their affiliates. The Proposed Amendments would make the changes described below to the Existing Indentures. Parent and Alamosa are not presently in violation of any provisions of the Existing Indentures. See "The Exchange Offers--Conditions to the Completion of the Exchange Offer."

Article IV (Covenants)

Delete the following covenants:

     o    Section 4.02 (SEC Reports);

     o    Section 4.03 (Limitation on Debt);

     o    Section 4.04 (Limitation on Restricted Payments);

     o    Section 4.05 (Limitation on Liens);

     o Section 4.06 (Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries);

     o Section 4.08 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

     o    Section 4.09 (Limitation on Transactions with Affiliates);

     o    Section 4.10 (Limitation on Layered Debt);

     o    Section 4.11 (Designation of Restricted and Unrestricted
          Subsidiaries);

     o    Section 4.12 (Limitation on Sale and Leaseback Transactions);

     o    Section 4.13 (Limitation on Company's Business); and

     o    Section 4.15 (Future Subsidiary Guarantors).

Article V (Successor Company)

     o Section 5.01 (When Company May Merge or Transfer Assets): Delete subsections (c), (d), (e), (f) and (g), which provide: (c) in case of sale of assets, property must be transferred as an entirety to one person, (d) no default should occur as a result of transaction, (e) after transaction, company should be able to incur additional debt under Section 4.03, (f) delivery of officers' certificate and opinion of counsel, and (g) delivery of tax opinion.

Other Provisions

     o Section 6.12 (Waiver of Stay or Extension Laws): Remove company's agreement to waive the benefits of any stay or extension law.

     o Section 10.06 (Execution of Supplemental Indenture for Future Subsidiary Guarantor): Delete requirement that future subsidiary guarantors execute a supplemental indenture.

     Pursuant to the conditions of the Exchange Offers, the Proposed Amendments will not become effective unless and until the Requisite Consents (as defined below) have been received and the Supplemental Indentures have been executed. By its terms, the Supplemental Indentures will be of no force and effect unless and until Parent and Alamosa Delaware consummate the Exchange Offers. The proper tender of Existing Notes will constitute the giving of a Consent with respect to such Existing Notes. If the Proposed Amendments become effective, each holder of Existing Notes will be bound by the Proposed Amendments, even though such holder did not consent to the Proposed Amendments. See "Risk Factors--Consequences of Failure to Exchange."

     Parent and Alamosa will promptly notify the Existing Notes Trustees of the receipt of the Requisite Consents. Subsequent to the Consent Date, Consents will no longer be revocable, and Parent, Alamosa Delaware and the trustees under each of the Existing Indentures (each an "Existing Notes Trustee" and together, the "Existing Notes Trustees") intend to execute Supplemental Indentures to the Existing Indentures embodying the Proposed Amendments. By their terms, the Supplemental Indentures will be of no force and effect unless and until Parent and Alamosa Delaware consummate the Exchange Offers. The effectiveness of the Proposed Amendments will eliminate substantially all of the covenant protection afforded to holders of the Existing Notes by the Existing Notes Indentures. See "The Restructuring Transaction--Proposed Amendments to Existing Notes Indentures."

                              THE EXCHANGE OFFERS


GENERAL

     Upon the terms and conditions set forth in this Disclosure Statement, we are offering Noteholders the opportunity to exchange New Notes and Units for outstanding Existing Notes validly tendered and accepted as described below.

     This Disclosure Statement is being sent to all registered Noteholders. The completion of the Exchange Offers is subject to certain conditions, any of which we may waive, including the conditions that at least 97% of the outstanding aggregate principal amount of each series of the Existing Notes are validly tendered, accepted and not withdrawn, that we execute the Supplemental Indentures, and that the other elements of the Restructuring Transactions are consummated as set forth under "--Conditions to the Completion of the Exchange Offers."

     Existing Notes will be deemed to have been accepted as validly tendered if, as and when we have given oral or written notice thereof to the Exchange Agent. DTC will receive, through its Automated Tender Offer Program ("ATOP"), tenders from the Noteholders and will deliver the New Notes and Units to such holders.

     A Noteholder who validly tenders Existing Notes pursuant to the Exchange Offers will be deemed to have consented to the Proposed Amendments. No separate consideration will be paid for such Consents. The terms of the Existing Notes Indentures require that a majority of the aggregate principal amount of Existing Notes outstanding not held by the Company (or any affiliate of the Company) provide Consents to the Proposed Amendments (the "Requisite Consents"). In order for the Supplemental Indentures providing for the Proposed Amendments to become effective, the Requisite Consents must be delivered by the Exchange Agent, after receipt from DTC, to the respective Existing Notes Trustee. The respective Existing Notes Trustee, Parent and Alamosa Delaware intend to cause the Exchange Agent to deliver the Requisite Consents with respect to the Existing Notes to the respective Existing Notes Trustee promptly upon receipt thereof. It is anticipated that the Supplemental Indentures embodying the Proposed Amendments will be executed and delivered immediately thereafter. The Supplemental Indenture, by its terms, however, will not become effective and will have no force or effect unless and until Parent and Alamosa Delaware consummate the Exchange Offers. Prior to the delivery of the Requisite Consents to the respective Existing Notes Trustee, Parent and Alamosa intend to consult with the Exchange Agent and with the respective Existing Notes Trustees to determine whether the Exchange Agent, through DTC, or the respective Existing Notes Trustees have received any revocations of Consents prior to the Effective Date, whether such revocations, if any, are valid and whether the Company has received the Requisite Consents to effect the Proposed Amendments under the respective Existing Notes Indentures.

     Holders of Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or nominee are urged to contact such registered holder promptly and instruct such registered holder to tender on his or her behalf.

     We reserve the right to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or to redeem the Existing Notes as a whole or in part and from time to time, as permitted by the indentures governing the Existing Notes, and to the extent permitted by applicable law, to purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. Following completion of the Exchange Offers, the terms of any such purchases or subsequent offers could differ from the terms of the Exchange Offers.

     Holders that exchange Existing Notes for New Notes and Units will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes associated with the receipt of the New Notes and Units upon completion of the Exchange Offers. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offers. See "--Fees and Expenses" below.

     We will also pay any interest that is accrued and unpaid in respect of the Senior Notes and the Senior Discount Notes shall accrete through the Effective Date of the Exchange Offers to those holders who participate in the Exchange Offers.

     New Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof. If under the terms of the Exchange Offers any tendering DTC participant is entitled to receive New Notes in a denomination that is not an integral multiple of $1,000, we will, at our sole option, either (i) increase the principal amount (in the case of New Senior Notes) or principal amount at maturity (in the case of New Senior Discount Notes) of such holder's New Notes up to the nearest $1,000, or
(ii) reduce the principal amount or principal amount at maturity, as the case may be, to the nearest $1,000 and substitute a cash payment equal to the portion of the principal amount (in the case of the New Senior Notes) or the accreted value (in the case of the New Senior Discount Notes) by which that holder's New Notes are reduced.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date is 5:00 p.m., New York City time on October 10, 2003, unless the period for the Exchange Offers is extended, in which case the Expiration Date will be the last date to which the Exchange Offers are extended. We may extend either or both of the Exchange Offers, in our sole discretion, for any purpose including, without limitation, to permit the satisfaction or waiver of all conditions to the Exchange Offers. If we make a material change to the terms of either or both of the Exchange Offers or if we waive a material condition of either or both of the Exchange Offers, we will extend either or both of the Exchange Offers to the extent required under the Exchange Act.

     To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the Noteholders, or cause them to be notified, as promptly as practicable thereafter. Such notification may state that we are extending either or both of the Exchange Offers for a specified period of time.

     We expressly reserve the right (i) to delay acceptance of any Existing Notes, to extend either or both of the Exchange Offers, or to terminate either or both of the Exchange Offers or any or all of the other Restructuring Transactions and not accept Existing Notes not previously accepted, if any of the conditions set forth under "--Conditions to the Completion of the Exchange Offers" shall not have been waived or satisfied by us prior to the Expiration Date and (ii) to amend at any time, or from time to time, the terms of either or both of the Exchange Offers. If we exercise any such right, we will give oral or written notice thereof to the Exchange Agent as promptly as practicable. If either or both of the Exchange Offers is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Noteholders of such amendment.

     The minimum period during which the Exchange Offers will remain open following a material change in the terms of such Exchange Offers or in the information concerning such Exchange Offers (other than a change in price or a change in percentage of Existing Notes sought) will depend upon the facts and circumstances of such change, including the relative materiality of the terms or information changes. With respect to any change in consideration for or percentage of Existing Notes sought, a minimum extension of ten business days will be made to allow for adequate dissemination of such change. If any of the terms of either or both of the Exchange Offers are amended in a manner we determine to constitute a material change adversely affecting any Noteholder, we will promptly disclose any such amendment in a manner reasonably calculated to inform the Noteholders of such amendment and will extend either or both of the periods for the Exchange Offers for a time period which we, in our sole discretion, deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Noteholders, if the period for the Exchange Offers would otherwise expire during such time period.

RELEASE OF LEGAL CLAIMS BY TENDERING NOTEHOLDERS

     By tendering your Existing Notes in the Exchange Offers, effective upon payment to you in full of the consideration payable in the Exchange Offers, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of, are based upon or are in any manner connected with your or your successors' and assigns' ownership or acquisition of the Existing Notes so tendered, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) Parent, Alamosa Delaware, their subsidiaries, affiliates and stockholders and (ii) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Parent, Alamosa Delaware, their subsidiaries, affiliates and stockholders, whether those claims arise under federal or state securities laws or otherwise.


PROCEDURES FOR TENDERING EXISTING NOTES IN THE EXCHANGE OFFERS


     To tender your Existing Notes in the Exchange Offers, Noteholders must cause the Exchange Agent to receive a timely confirmation of a book-entry transfer of Existing Notes into the Exchange Agent's account at DTC (a "Book-Entry Confirmation"), pursuant to the procedure for book-entry transfer described below, prior to the Expiration Date. Tendering Noteholders should also complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or a facsimile thereof, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Tendering Existing Notes pursuant to the Letter of Transmittal and in accordance with procedures described below will be deemed to constitute a Consent with respect to the Existing Notes tendered. By signing the Letter of Transmittal, tendering Noteholders will be deemed to have made the representations and warranties contained therein in connection with their decision to participate in the Exchange Offers.

     The method of delivery of Letters of Transmittal and all other required documents is at the election and risk of the Noteholder. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or other required documents should be sent to Alamosa. Delivery of all Letters of Transmittal and other documents must be made to the Exchange Agent at its address set forth on the back cover of this Disclosure Statement. Noteholders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such Noteholders.

     The tender by a Noteholder will constitute an agreement between such Noteholder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal. Holders of Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish to tender are urged to contact such registered holder promptly and instruct such registered holder to tender on his or her behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution") unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder of Existing Notes who has not completed the table entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the applicable Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such Letter of Transmittal.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered Existing Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities of tender as to particular Existing Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as we shall determine. None of us, the Exchange Agent, the Information Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Letters of Transmittal received by the Exchange Agent or book-entry transfers received by DTC that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned, at our expense, to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF THE EXCHANGE
CONSIDERATION

     Upon satisfaction or waiver of all of the conditions to the Exchange Offers, all Existing Notes validly tendered and not withdrawn will be accepted, the New Notes and Units will be issued and the accrued interest on the Existing Notes will be paid promptly after expiration of the Exchange Offers. See "--Conditions to the Completion of the Exchange Offers." For purposes of the Exchange Offers, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent. For each $1,000 principal amount outstanding of Senior Notes exchanged, the Noteholder will receive New Senior Notes with an aggregate principal amount of $650 and one (1) Unit (consisting of (x) one (1) share of Preferred Stock that is convertible, subject to specified anti-dilution adjustments, into 73.61 shares of Parent common stock at an initial conversion price of $3.40, and (y) 73.61 CVRs) to be paid only with respect to Senior Notes validly tendered, accepted and not withdrawn Holders of Senior Notes who tender their securities for exchange will also receive cash, at the time of distribution of the Exchange Consideration, in an amount equal to any accrued and unpaid interest due on the Senior Notes. For each $1,000 accreted amount as of closing of outstanding of Senior Discount Notes exchanged, the Noteholder will receive New Senior Discount Notes with an aggregate original issue amount of $650 and one (1) Unit to be paid only with respect to Senior Discount Notes validly tendered, accepted and not withdrawn. The New Senior Notes will be issued only in denominations of $1,000 and integral multiples thereof. The number of Units to be issued in the Exchange Offers will be rounded to the nearest full unit. The Exchange Consideration will be paid promptly following acceptance of the tendered Existing Notes.

     In all cases, issuances of New Notes and Units for Existing Notes that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of a timely confirmation of a book-entry transfer of Existing Notes into the Exchange Agent's account at DTC.

     If any tendered Existing Notes are not accepted for any reason set forth under "--Conditions to the Completion of the Exchange Offers," such unaccepted or such unexchanged Existing Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the Exchange Offers.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offers within two business days after the date of this Disclosure Statement. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Delivery of Existing Notes must be effected through book-entry transfer at DTC, but the Letter of Transmittal or a facsimile thereof with any required signature guarantees and any other required documents should also be transmitted to and received by the Exchange Agent at the address set forth on the back cover page of this Disclosure Statement on or prior to the Expiration Date. Delivery of a Letter of Transmittal to DTC will not constitute valid delivery to the Exchange Agent, and the tender will not be valid.

EXCHANGING BOOK-ENTRY NOTES

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's ATOP procedures to tender Existing Notes.

     Any participant in DTC may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. The exchange for the Existing Notes so tendered will only be made, however, after a book-entry confirmation of such book-entry transfer of such Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of any documents required by the Letter of Transmittal.

WITHDRAWAL OF TENDERS

     NOTEHOLDERS MAY WITHDRAW TENDERS OF EXISTING NOTES AT ANY TIME PRIOR TO THE CONSENT DATE. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the Consent Date at one of the addresses listed on the back cover of this Disclosure Statement. Any notice of withdrawal must specify the name of the person who tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn, including the principal amount of the Existing Notes, and, where certificates for Existing Notes have been transmitted, specify the name in which the Existing Notes are registered, if different from that of the withdrawing holder. With respect to any Existing Notes tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility -- including time of receipt -- of these notices will be determined by us. Our determination will be final and binding.

     Any Existing Notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the Exchange Offers. With respect to any Existing Notes tendered by book-entry transfer into the Exchange Agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted Existing Notes will be credited to the tendering holder's account at DTC. Properly withdrawn Existing Notes may be retendered at any time on or prior to the expiration of the Exchange Offers by following the procedures described above under "--Procedures for Tendering Existing Notes in the Exchange Offers."

CONDITIONS TO THE COMPLETION OF THE EXCHANGE OFFERS

     Notwithstanding any other provision of the Exchange Offers, or any extension of either or both of the Exchange Offers, we shall not be required to accept for exchange any Existing Notes, issue any New Notes or Units, or make any payment for Existing Notes or accrued interest and we may terminate or amend either or both of the Exchange Offers or any or all of the other Restructuring Transactions if at any time prior to the consummation of the Exchange Offers, we determine, in our sole discretion, that any of the following conditions has not been satisfied, prior to or concurrently with such consummation of the Exchange Offers:

     o    the consummation of the other Restructuring Transactions;

     o there shall not have occurred or be likely to occur any event affecting our business or financial affairs that would or might reasonably be expected to prohibit, prevent, restrict or delay consummation of the Restructuring Transactions as a whole or that might reasonably be expected to be material to Noteholders in deciding whether to participate in the Exchange Offers;

     o at least 97% percent of the outstanding aggregate principal amount of each series of the Existing Notes has been validly tendered, accepted and not withdrawn; or

     o there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers or the exchange of Existing Notes pursuant to the Exchange Offers, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (i) challenges the making of the Exchange Offers or the consummation of the Restructuring Transactions as a whole or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise reasonably be expected to adversely affect in any material manner, any of the Restructuring Transactions or the consummation of the Restructuring Transactions as a whole or (ii) could reasonably be expected to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of any of the Restructuring Transactions, or the consummation of the Restructuring Transactions as a whole to us or that might be material to Noteholders in deciding whether to participate in the Exchange Offers.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion, provided, that all of the conditions to the Exchange Offers, other than those requiring receipt of necessary governmental approvals, will be satisfied or waived by us at or prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the Expiration Date.

EXCHANGE AGENT

     Wells Fargo has been appointed as Exchange Agent for the Exchange Offers. Letters of Transmittal, notices of guaranteed delivery and all correspondence in connection with the Exchange Offers should be sent or delivered by each Noteholder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Disclosure Statement and in the Letter of Transmittal. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

INFORMATION AGENT

     Wells Fargo has also been appointed as Information Agent for the Exchange Offers, and will receive customary compensation for its services. We will also reimburse the Information Agent for its reasonable out-of-pocket expenses. Questions concerning tender procedures and requests for additional copies of this Disclosure Statement, the Letter of Transmittal or the Notices of Guaranteed Delivery should be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover page of this Disclosure Statement. Noteholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.

ADVISORS

 Alamosa's Financial Advisor

     We have retained UBS as our financial advisor in connection with the Restructuring Transactions. We are paying UBS customary fees for its services (including fees and expenses of its counsel), and we are indemnifying UBS. UBS has not, however, been retained to and is not soliciting acceptances of the Exchange Offers or the Prepackaged Plan or making any recommendation with respect thereto.

 Creditor Advisors and Agents

     We are paying the fees and expenses of Chanin Capital Partners, which is serving as financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, which is serving as legal counsel to the ad hoc committee of Noteholders. Neither Chanin Capital Partners nor Paul, Weiss, Rifkind, Wharton & Garrison LLP is soliciting acceptances of the Exchange Offers or making any recommendation with respect thereto.

FEES AND EXPENSES

     We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of Wells Fargo in its capacity as Exchange Agent, Information Agent, and the Trustee (as defined below), and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Disclosure Statement and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for exchange. We will not, however, make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offers.

     Additionally, we will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offers. If, however, the consideration for the Exchange Offers is to be issued in the name of any person other than the registered holder of the Existing Notes exchanged therefor or if for Existing Notes that are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offers, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the Noteholder that are exchanging. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such holder of the Existing Notes that are exchanged.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Completion of the Exchange Offers will have certain consequences to Noteholders who do not exchange their Existing Notes for New Notes and Units, including, without limitation, that the trading market for unexchanged Existing Notes could become limited or nonexistent due to the reduction in the amount of the Existing Notes outstanding after completion of the Exchange Offers, which may adversely affect the market price and price volatility of such Existing Notes. See "Risk Factors-- Consequences of Failure to Exchange."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Boards of Directors of Parent and Alamosa Delaware have recommended that Noteholders accept the Exchange Offers and vote in favor of the Prepackaged Plan. In making these recommendations, the Boards carefully considered, among other things: the alternatives available to address Alamosa's capital structure; the possible implications of the Trended Projections; the extensive arms-length negotiations between the ad hoc Noteholder Committee, the members of which had been advised by Chanin Capital Partners and Paul, Weiss, Rifkind, Wharton & Garrison LLP on financial and legal issues, respectively; and the fact that Sprint's willingness to agree to the Sprint Amendments was predicated on accomplishing the Exchange Offers. In addition, the Boards believe that the adjustments to Alamosa's capital structure through the Exchange Offers, coupled with the savings to be realized from the Sprint Amendments and the flexibility provided by the amendments to the Senior Secured Credit Facility, will permit Alamosa to stabilize its key business relationships and allow management to focus on maximizing its business plan and capitalizing on growth opportunities while preserving Alamosa's flexibility to pursue attractive business acquisitions and combinations.

     DIFFERENCES BETWEEN COVENANTS GOVERNING EXISTING NOTES AND NEW NOTES

     The negative covenants contained in the indentures governing the New Notes (the "New Indentures") are less restrictive in certain areas than the covenants contained in the indentures governing the Existing Notes (the "Existing Indentures"). The following is a description of certain of these differences. You can find the definitions of certain terms used in this summary under the subheading "Certain Definitions" under the section "Description of New Notes." This comparison is provided for convenience only, and readers are urged to review the full description on the New Notes contained in the section "Description of New Notes." In addition to the provisions set forth below, the New Indentures may differ from the Existing Indentures with respect to changes consistent with and necessary to carry out the intent of the provisions below.


LIMITATION ON DEBT COVENANT

------------------------------------------------------------------------------------------------------------------------------------
 EXISTING NOTES                                                  NEW NOTES
------------------------------------------------------------------------------------------------------------------------------------
 Alamosa Delaware agreed that it will not, and
 will not permit any Restricted Subsidiary to,
 incur debt unless, among other things:

 o    Leverage Ratio: such Debt is Debt of                       The Leverage Ratio will be 6.5 to 1.0 at all
      Alamosa Delaware or a Subsidiary                           times.
      Guarantor and after giving effect to the
      Incurrence of such Debt and the
      application of the proceeds thereof, the
      Leverage Ratio of Alamosa Delaware and
      the Restricted Subsidiaries would not
      exceed (a) 7.0 to 1.0, if the Debt is to
      be Incurred prior to January 1, 2004, or
      (b) 6.0 to 1.0, if the Debt is to be
      Incurred on or after January 1, 2004; or

 o    Total Invested Capital Test: such Debt                     The Total Invested Capital Test will be deleted.
      is Debt of Alamosa Delaware or a
      Subsidiary Guarantor and is Incurred
      prior to January 1, 2004, provided that
      after giving effect to the Incurrence of
      such Debt and the application of the
      proceeds thereof, the total Debt of
      Alamosa Delaware and its Restricted
      Subsidiaries on a consolidated basis
      would be equal to or less than 75% of
      Total Invested Capital; or

 o   Permitted Debt: Such Debt is Permitted
     Debt. "Permitted Debt" is defined under
     the Existing Indentures to include,
     among other things:

     o   Credit Facility Basket: Debt of Alamosa                 The Credit Facility Basket will be increased to
         Delaware or a Subsidiary Guarantor under                $330 million.
         any Credit Facilities, provided that the
         aggregate principal amount of all such
         Debt under Credit Facilities at any one
         time outstanding shall not exceed the
         sum of (i) $250.0 million plus (ii) 85%
         of Eligible Receivables, and
------------------------------------------------------------------------------------------------------------------------------------

                                       40

------------------------------------------------------------------------------------------------------------------------------------
     o  General Basket: additional Debt of                       The General Basket will be increased to
        Alamosa Delaware in an aggregate                         $75 million.
        principal amount outstanding at any one
        time not to exceed $50 million.

                                                                 The definition of Permitted Debt will be
                                                                 expanded to include:

                                                                 o   New Notes issued in satisfaction of the
                                                                     obligations under the CVRs,

                                                                 o   the CVRs, and

                                                                 o   Acquired Debt Incurred by a Subsidiary
                                                                     Guarantor at the time a Sprint PCS
                                                                     Affiliate is merged with or into or
                                                                     becomes a Subsidiary of or transfers all
                                                                     or substantially all of its assets to
                                                                     such Subsidiary Guarantor on or prior to
                                                                     January 1, 2005, but only to the extent
                                                                     that immediately after giving effect to
                                                                     the Incurrence of such Debt (i) the
                                                                     Leverage Ratio would not exceed 7.75 to
                                                                     1.0; and (ii) the Leverage Ratio
                                                                     immediately following such Incurrence
                                                                     would decrease as compared to the
                                                                     Leverage Ratio immediately prior to such
                                                                     Incurrence, and permitted Refinancing
                                                                     Debt Incurred in respect of such
                                                                     Acquired Debt.
------------------------------------------------------------------------------------------------------------------------------------

LIMITATION ON RESTRICTED PAYMENTS

     The Existing Indentures place restrictions on the ability of Alamosa Delaware to make Restricted Payments (the "Restricted Payments Covenant"). The New Indentures provide that for purposes of determining Alamosa Delaware's compliance with the Restricted Payments Covenant, the aggregate amount of Restricted Payments made by Alamosa Delaware will be measured as of the date of issuance of the New Notes, instead of February 8, 2000. Certain metrics used to determine compliance with such covenant (including Cumulative EBITDA, GAAP, Capital Stock Sale Proceeds and Cumulative Interest Expense) will also be measured either as of the issue date of the New Notes or the last day of the quarter immediately preceding such date, as the case may be.

     Additionally, the New Indentures will provide that, notwithstanding the Restricted Payments Covenant, Alamosa Delaware can make the following payments:

     o payments to any direct or indirect parent holding company of Alamosa Delaware for legal, audit and other expenses directly relating to the administration of such parent holding company, which payments do not exceed $2.0 million in any fiscal year; and

     o direct or indirect payments to Parent in amounts necessary to make cash dividend payments with respect to the shares of Preferred Stock issued pursuant to the Exchange Offers and cash payments with respect to the CVRs.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     Under the Existing Indentures, Alamosa Delaware agreed not to enter into an Affiliate Transaction, unless, among other things:

     o if such Affiliate Transaction involves aggregate payments or value in excess of $2 million (the "First Threshold"), the Board of Directors approves such Affiliate Transaction, and

     o if such Affiliate Transaction involves aggregate payments or value in excess of $15 million (the "Second Threshold"), Alamosa Delaware obtains a fairness opinion from an Independent Financial Advisor.

     Under the New Indentures the Initial Threshold will be increased to $5 million and the Second Threshold will be increased to $25 million.

DEFINITION OF CHANGE OF CONTROL

     Under the Existing Indentures, if Alamosa Delaware experiences a "Change of Control," it will be required to make an offer to purchase the Existing Notes. "Change of Control" is defined to include, among other things, the acquisition by a person or group, directly or indirectly, of a majority of the total voting power of the Voting Stock of Alamosa Delaware (the "Beneficial Ownership Test").

     In the New Indentures the Beneficial Ownership Test has been modified such that a change of control will be defined to include, among other things, the acquisition by a person or group (other than a Permitted Holder), directly or indirectly, of a majority of the total voting power of the Voting Stock of Alamosa Delaware (or any direct or indirect parent). "Permitted Holder" means
(i) an issuer of Voting Stock issued to the shareholders of Alamosa Holdings, Inc. (or any successor thereof) in a merger or consolidation of Alamosa Delaware (or any direct or indirect parent company thereof) that would not constitute a "Change of Control" pursuant to clause (5) of the definition of "Change of Control," (ii) Alamosa Holdings, Inc. (or any successor thereof),
(iii) Alamosa PCS Holdings, Inc. (or any successor thereof), and (iv) any wholly-owned subsidiary of any Person in (i), (ii) and (iii) above.

DEFINITION OF CREDIT FACILITIES

     The definition of "Credit Facilities" will be amended as set forth below:

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt [or] FACILITIES (INCLUDING THE SENIOR SECURED CREDIT FACILITY), commercial paper facilities, INDENTURES OR OTHER AGREEMENTS, IN EACH CASE with vendors, banks, life insurance companies, mutual funds, pension funds or other institutional lenders OR TRUSTEES OR INVESTORS providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), NOTES or letters of credit, in each case together with [any Refinancings thereof by any lenders or syndicates of lenders and] ALL DOCUMENTS RELATED THERETO (INCLUDING ANY GUARANTY AGREEMENTS AND SECURITY DOCUMENTS), as any of the same may be amended [or] (INCLUDING ANY AMENDMENT AND RESTATEMENT THEREOF), SUPPLEMENTED OR OTHERWISE modified FROM TIME TO TIME, INCLUDING ANY REFINANCING, REPLACING (WHETHER OR NOT CONTEMPORANEOUSLY) OR OTHER RESTRUCTURING OF ALL OR ANY PORTION OF THE INDEBTEDNESS UNDER SUCH AGREEMENT OR ANY SUCCESSOR OR REPLACEMENT AGREEMENTS AND WHETHER BY THE SAME OR ANY OTHER AGENT, LENDER OR GROUP OF LENDERS OR INVESTORS AND WHETHER SUCH REFINANCING OR REPLACEMENT IS UNDER ONE OR MORE OF THE TYPES OF FACILITIES, INDENTURES OR OTHER AGREEMENTS DESCRIBED ABOVE.

DEFINITION OF PERMITTED INVESTMENT

     Clause (b) of the definition of "Permitted Investment" will be modified as set forth below:

     "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

   (b) any Person if SUBSTANTIALLY SIMULTANEOUS WITH AND/OR as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, OR OTHERWISE BECOMES A WHOLLY OWNED RESTRICTED SUBSIDIARY OF the Company or a Restricted Subsidiary, provided that such Person's primary business is a Telecommunications Business;

SUCCESSOR PROVISION

     The Existing Indentures provide that neither Alamosa Delaware nor a Subsidiary Guarantor may generally merge, consolidate or sell substantially all of its assets (a "Transaction") unless, among other things, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the surviving company would be able to Incur at least $1.00 of additional Debt under the Leverage Ratio test.

     Under the New Indentures, neither Alamosa Delaware nor a Subsidiary Guarantor may generally complete a Transaction unless, among other things, immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (A) the surviving entity would be able to Incur at least $1.00 of additional Debt under the Leverage Ratio test, or (B) in the event of such a transaction or series of transactions with Sprint or a Sprint PCS Affiliate occurring prior to January 1, 2005, (i) the Leverage Ratio immediately following such transaction or series of transactions would decrease as compared to the Leverage Ratio immediately prior to such transaction or series of transactions, and (ii) after giving effect to such transaction or series of transactions, the Leverage Ratio would not exceed 7.75 to 1.0.

                           DESCRIPTION OF NEW NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "we" refers only to Alamosa Delaware and not to any of its subsidiaries. When we refer to "Holders," we are referring to those persons who are registered holders of the New Notes on the books of the registrar appointed under the Indentures.

GENERAL

     The New Senior Notes and the New Senior Discount Notes will be issued pursuant to separate indentures (the "Indentures"), each of which will be entered into by and among Alamosa Delaware, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"). The Indentures will be governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the New Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act.

     We urge you to read the Indentures because they, and not this description, define your rights as a holder of the New Notes.

     Alamosa Delaware will issue New Notes without coupons, in denominations of $1,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST

     The New Senior Notes will mature on July 31, 2010. We will issue a maximum of $260.0 million aggregate principal amount of New Senior Notes. Interest on the New Senior Notes will accrue at the rate of 11.0% per annum and will be payable in cash semi-annually on January 31 and July 31 of each year, beginning on January 31, 2004. Alamosa Delaware will pay interest to those persons who were holders of record on the July 15 or January 15 immediately preceding each interest payment date. Interest on the New Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The New Senior Discount Notes will mature on July 31, 2009. We will issue a maximum of approximately $237.6 million aggregate principal amount at maturity of the New Senior Discount Notes, assuming that the Restructuring Transactions close on October 31, 2003. The New Senior Discount Notes will be issued at a discount to their aggregate principal amount, so that the principal amount at issuance will be approximately $193.8 million. The New Senior Discount Notes will accrete in value at a rate of approximately 12.0% per annum, compounded semi-annually, to an aggregate principal amount of approximately $237.6 million by July 31, 2005. Cash interest will not accrue on the New Senior Discount Notes prior to July 31, 2005. Starting on that date, interest on the New Senior Discount Notes will accrue at the rate of 12.0% per annum and will be payable in cash semi-annually on January 31 and July 31 of each year, beginning on January 31, 2006. Alamosa Delaware will pay interest to those persons who were holders of record on the July 15 or January 15 immediately preceding each interest payment date. Interest on the New Senior Discount Notes will accrue from the date it was most recently paid or, if no interest has been paid, from July 31, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

RANKING

     The New Notes will be:

     o    senior unsecured obligations of Alamosa Delaware;

     o equal in right of payment ("pari passu") with each other and with all existing and future unsecured senior debt of Alamosa Delaware, including the Existing Notes;

     o senior in right of payment to all existing and future subordinated debt of Alamosa Delaware;

     o effectively subordinated in right of payment to all existing and future secured debt of Alamosa Delaware to the extent of the assets securing such secured debt; and

     o guaranteed on a senior subordinated unsecured basis by the Subsidiary Guarantors.

     As of June 30, 2003, after giving effect to the issuance of the New Notes, and assuming that 100% of the Existing Notes are tendered in the Exchange Offers, the total outstanding debt of Alamosa Delaware and the Subsidiary Guarantors, excluding unused commitments made by lenders, would have been approximately $648 million. As of that date, none of Alamosa Delaware's debt, after taking the same factors into account, would have been subordinated to the New Notes or the Subsidiary Guarantees.

     Alamosa Delaware has only a stockholder's claim in the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of Alamosa Delaware's subsidiaries have against those subsidiaries. Holders of the New Notes will only be creditors of Alamosa Delaware and of those subsidiaries that are Subsidiary Guarantors.

     All of Alamosa Delaware's operations are conducted through its subsidiaries. Therefore, Alamosa Delaware's ability to service its debt, including the New Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to Alamosa Delaware. Certain laws restrict the ability of Alamosa Delaware's subsidiaries to pay dividends and make loans and advances to it. In addition, the Credit Facilities may place restrictions on the ability of the Restricted Subsidiaries to make distributions to Alamosa Delaware. If the restrictions described above are applied to subsidiaries that are not Subsidiary Guarantors, then Alamosa Delaware would not be able to use the earnings of those subsidiaries to make payments on the New Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, Alamosa Delaware would also be unable to use the earnings of the Subsidiary Guarantors to the extent they face restrictions on distributing funds to Alamosa Delaware. Any of the situations described above could make it more difficult for Alamosa Delaware to service its debt.

     The total balance sheet liabilities of the Subsidiary Guarantors, as of June 30, 2003, after giving effect to the issuance of the New Notes and the guarantees in respect thereof, and assuming that 100% of the Existing Notes are tendered in the Exchange Offers, excluding unused commitments made by lenders, would have been approximately $325 million.

     The Subsidiary Guarantors have other liabilities, including contingent liabilities, that may be significant. As of the date of the Indentures, other than Alamosa Delaware Operations, LLC, Alamosa Delaware will not have any subsidiaries that are not Subsidiary Guarantors. The Indentures contain limitations on the amount of additional Debt which Alamosa Delaware and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could be substantial and may be Incurred either by Subsidiary Guarantors or by Alamosa Delaware's other subsidiaries.

     The New Notes are unsecured obligations of Alamosa Delaware and the Subsidiary Guarantors. Secured Debt of Alamosa Delaware and the Subsidiary Guarantors will be effectively senior to the New Notes to the extent of the value of the assets securing such Debt. Alamosa Delaware has guaranteed all of the obligations under the Senior Secured Credit Facility and has pledged substantially all of its assets (other than certain cash amounts and certain other exceptions) to secure such obligations under the Senior Secured Credit Facility.

     As of June 30, 2003, after giving effect to the issuance of the New Notes and the guarantees in respect thereof, and assuming that 100% of the Existing Notes are tendered in the Exchange Offers, the total outstanding secured Debt of Alamosa Delaware and the Subsidiary Guarantors, excluding unused commitments made by lenders, would have been approximately $202 million.

SUBSIDIARY GUARANTEES

     The obligations of Alamosa Delaware under the Indentures, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by all the existing and any future Domestic Restricted

Subsidiaries of Alamosa Delaware. However, the holders of any Designated Senior Debt (as defined below) or their authorized representative must be provided written notice of an Event of Default at least 10 business days prior to the Trustee or any holder of New Notes making any demand for payment under or exercising any right or remedy with respect to a Subsidiary Guaranty and prior to any Subsidiary Guarantor making payment under its Subsidiary Guaranty.

     If Alamosa Delaware sells or otherwise disposes of either

     1.   its entire ownership interest in a Subsidiary Guarantor, or

     2.   all or substantially all the assets of a Subsidiary Guarantor,

such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. In addition, if Alamosa Delaware redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which Alamosa Delaware is permitted to do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," "--Certain Covenants--Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "--Merger, Consolidation and Sale of Property" below.

     If any Subsidiary Guarantor makes payments under its Subsidiary Guaranty, each of Alamosa Delaware and the other Subsidiary Guarantors must contribute their share of such payments. Alamosa Delaware's and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of Alamosa Delaware or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of Alamosa Delaware and all the Subsidiary Guarantors combined.

SUBORDINATION OF SUBSIDIARY GUARANTEES

     The obligations of the Subsidiary Guarantors under their respective Subsidiary Guarantees will be subordinated to any Designated Senior Debt as described below. As a result of this subordination, holders of Designated Senior Debt will be entitled to receive full payment in cash on all obligations owed to them before any Subsidiary Guarantor can make any payment to holders of the New Notes in any of the following situations or proceedings relating to such Subsidiary Guarantor:

     o    liquidation, dissolution or winding up;

     o bankruptcy, reorganization, insolvency, receivership or similar proceedings;

     o    any assignment for the benefit of its creditors; or

     o    any marshaling of its assets and liabilities.

     As a result of the subordination referred to above, no Subsidiary Guarantor may make any payment pursuant to its Obligations or repurchase, redeem or otherwise retire or defease any New Notes (collectively, "make a Subsidiary Guarantor payment"), if

     (a) any principal, premium or interest in respect of any Designated Senior Debt is not paid when due (including at maturity), or

     (b) any other default on Designated Senior Debt occurs and the maturity of such Debt is accelerated in accordance with its terms,

     unless, in either case,

          (i) the default has been cured or waived and any such acceleration has been rescinded, or

          (ii) such Designated Senior Debt has been paid in full in cash;

          provided, however, that a Subsidiary Guarantor may make a Subsidiary Guarantor payment without regard to the foregoing if such Subsidiary Guarantor and the Trustee receive written notice approving such payment from the holders of such Designated Senior Debt.

     During the continuance of any default (other than a default described in clause (a) or (b) above) under any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, no Subsidiary Guarantor may make a Subsidiary Guarantor payment for a period (a "Payment Blockage Period") commencing upon the receipt by such Subsidiary Guarantor and the Trustee of written notice of such default from a representative under such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated:

     (a) by written notice to the Trustee and such Subsidiary Guarantor from the holders of such Designated Senior Debt;

     (b)  because such default is no longer continuing; or

     (c) because all such Designated Senior Debt has been repaid in full in cash.

     Unless the holders of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, a Subsidiary Guarantor may (unless otherwise prohibited as described in the first or second paragraphs of this section) resume making Subsidiary Guarantor payments after the end of such Payment Blockage Period.

     Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults during such period.

     Upon any payment or distribution of the assets of a Subsidiary Guarantor
(1) upon a total or partial liquidation, dissolution or winding up of such Subsidiary Guarantor, (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor, (3) upon an assignment for the benefit of creditors of such Subsidiary Guarantor or
(4) upon any marshaling of the assets and liabilities of such Subsidiary
Guarantor:

     o the holders of Designated Senior Debt will be entitled to receive payment in full in cash before the holders of the New Notes are entitled to receive any payment pursuant to the Subsidiary Guaranty of such Subsidiary Guarantor; and

     o until the Designated Senior Debt is paid in full in cash, any distribution to which holders of the New Notes would be entitled but for the subordination provisions of the Indentures with respect to the Subsidiary Guarantees will be made to holders of such Designated Senior Debt, except that holders of New Notes may receive and retain shares of stock and any debt securities of such Subsidiary Guarantor that are subordinated to the Designated Senior Debt to at least the same extent as the Subsidiary Guaranty of such Subsidiary Guarantor is subordinated to the Designated Senior Debt.

     If a payment or distribution is made to holders of New Notes that, due to the subordination provisions with respect to the Subsidiary Guarantees, should not have been made to them, such holders are required to hold it in trust for the holders of Designated Senior Debt and pay it over to them as their interests may appear.

     If payment of the New Notes is accelerated when any Designated Senior Debt is outstanding, no Subsidiary Guarantor may make a Subsidiary Guarantor payment until ten business days after the holders of such Designated Senior Debt receive notice of such acceleration and, thereafter, may make a Subsidiary Guarantor payment only if the Indentures otherwise permit payment at that time.

     Because of the Indentures' subordination provisions with respect to the Subsidiary Guarantees, holders of Designated Senior Debt may recover disproportionately more than the holders of the New Notes recover in a bankruptcy or similar proceeding relating to any Subsidiary Guarantor. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the New Notes.

OPTIONAL REDEMPTION

     NEW SENIOR NOTES. Except as set forth in the following paragraph, the New Senior Notes will not be redeemable at the option of Alamosa Delaware prior to July 31, 2007. Starting on that date, Alamosa Delaware may redeem all or any portion of the New Senior Notes, at once or over time, after giving the required notice under the Indenture governing the New Senior Notes. The New Senior Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for New Senior Notes redeemed during the 12-month period commencing on July 31 of the years set forth below, and are expressed as percentages of principal amount:


                   YEAR               REDEMPTION PRICE
                   ----              -----------------

                     2007 ..........    105.500%
                     2008 ..........    102.750%
                     2009 ..........    101.375%
                     2010 ..........    100.000%



     At any time and from time to time, prior to July 31, 2007, Alamosa Delaware may redeem up to a maximum of 35% of the original aggregate principal amount of the New Senior Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 111.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the New Senior Notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.

     NEW SENIOR DISCOUNT NOTES. Except as set forth in the following paragraph, the New Senior Discount Notes will not be redeemable at the option of Alamosa Delaware prior to July 31, 2006. Starting on that date, Alamosa Delaware may redeem all or any portion of the New Senior Discount Notes, at once or over time, after giving the required notice under the Indenture governing the New Senior Discount Notes. The New Senior Discount Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for New Senior Discount Notes redeemed during the 12-month period commencing on July 31 of the years set forth below, and are expressed as percentages of Accreted Value:


                   YEAR               REDEMPTION PRICE
                   ----              -----------------
                     2006 ..........      106.000%
                     2007 ..........      103.000%
                     2008 ..........      101.500%
                     2009 ..........      100.000%

     At any time and from time to time, prior to July 31, 2006, Alamosa Delaware may redeem up to a maximum of 35% of the original aggregate principal amount at maturity of the New Senior Discount Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 112.000% of the total Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount at maturity of the New Senior Discount Notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.

SINKING FUND

     There will be no mandatory sinking fund payments for the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require Alamosa Delaware to repurchase all or any part of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of (i) in the case of the New Senior Notes, the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) or (ii) in the case of the New Senior Discount Notes, the Accreted Value, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, Alamosa Delaware shall:

     (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or a similar business news service in the United States, and

     (b) send, by first-class mail, with a copy to the Trustee, to each holder of New Notes, at such holder's address appearing in the book of the registrar appointed under the Indentures, a notice stating:

          (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to this covenant and that all New Notes timely tendered will be accepted for payment;

          (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (iii) the circumstances and relevant facts regarding the Change of Control (including, if and to the extent material, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

          (iv) the procedures that holders of New Notes must follow in order to tender their New Notes (or portions thereof) for payment, and the procedures that holders of New Notes must follow in order to withdraw an election to tender New Notes (or portions thereof) for payment.

     Alamosa Delaware will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, Alamosa Delaware will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of such compliance.

     The Change of Control repurchase feature is a result of negotiations between Alamosa Delaware and the Noteholders Committee. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Alamosa Delaware would decide to do so in the future. Subject to certain covenants described below, Alamosa Delaware could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of debt outstanding at such time or otherwise materially affect Alamosa Delaware's capital structure or credit ratings.

     The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" of Alamosa Delaware's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if Alamosa Delaware disposes of less than all its assets by any of the means described above, the ability of a holder of New Notes to require Alamosa Delaware to repurchase its New Notes may be uncertain. In such a case, holders of the New Notes may not be able to resolve this uncertainty without resorting to legal action.

     The Senior Secured Credit Facility provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such credit facility. Since the Subsidiary Guarantees are subordinate in right of payment to the lenders under the Senior Secured Credit Facility, the Subsidiary Guarantors could be prohibited from making payment under the Subsidiary Guarantees. Other future debt of Alamosa Delaware may also contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of New Notes of their right to require Alamosa Delaware to repurchase such New Notes could cause a default under existing or future debt of Alamosa Delaware, even if the Change of Control itself does not, due to the financial effect of such repurchase on Alamosa Delaware. Finally, Alamosa Delaware's ability to pay cash to holders of New Notes upon a repurchase may be limited by Alamosa Delaware's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Alamosa Delaware's failure to purchase any New Notes in connection with a Change of Control would result in a default under the Indenture pursuant to which such New Notes were issued. Such a default would, in turn, constitute a default under existing debt of Alamosa Delaware and may constitute a default under future debt as well. Since the Subsidiary Guarantees are subordinate in right of payment to the lenders under the Senior Secured Credit Facility, the Subsidiary Guarantors would first be obligated to pay any Debt Incurred pursuant to the Senior Secured Credit Facility in full before repurchasing any of the New Notes. Alamosa Delaware's obligation to make an offer to repurchase the New Senior Notes and the New Senior Discount Notes as a result of the completion of a transaction constituting a Change of Control may be waived or modified at any time prior to the completion of such Change of Control transaction with the written consent of the holders of at least (i) a majority in aggregate principal amount of the New Senior Notes then outstanding or (ii) a majority in aggregate principal amount (or, if prior to July 31, 2005, the Accreted Value) of the New Senior Discount Notes then outstanding, as the case may be. See "--Amendments and Waivers" below.

CERTAIN COVENANTS

     Each of the Indentures contains the following covenants which place limitations on the ability of Alamosa Delaware and the Subsidiary Guarantors to engage in certain activities and transactions, as described below.

     LIMITATION ON DEBT. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and:

     1. such Debt is Debt of Alamosa Delaware or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Leverage Ratio of Alamosa Delaware and the Restricted Subsidiaries (calculated on a consolidated basis using Annualized Pro Forma EBITDA which gives pro forma effect to those Asset Sales, Investments or acquisitions of Property described in the definition of Pro Forma EBITDA) would not exceed 6.5 to 1.0; or

     2.   such Debt is Permitted Debt.

     The term "Permitted Debt" is defined to include obligations which meet the requirements of any of the following clauses (a) through (j):

     (a) Debt of Alamosa Delaware evidenced by the New Notes (including, without limitation, any New Notes issued in satisfaction of the obligations under the CVRs), the Existing Notes, and the CVRs, and of Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the New Notes and the Existing Notes;

     (b) Debt of Alamosa Delaware or a Subsidiary Guarantor under any Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed an amount equal to $330.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase New Notes or Repay other Debt, pursuant to the covenant described under "--Limitation on Asset Sales";

     (c) Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

          (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; and

          (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $50.0 million;

     (d) Debt of Alamosa Delaware owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Alamosa Delaware or any Restricted Subsidiary; provided, however, that
          (i) if Alamosa Delaware or any Subsidiary Guarantor is the obligor on such Debt and the payee is not Alamosa Delaware or a Subsidiary Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the New Notes, in case of Alamosa Delaware, or to the Subsidiary Guarantee, in the case of a Subsidiary Guarantor, and (ii) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Alamosa Delaware or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

     (e) Debt under Interest Rate Agreements entered into by Alamosa Delaware or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of Alamosa Delaware or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

     (f) Debt in connection with one or more standby letters of credit or performance bonds issued by Alamosa Delaware or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

     (g)  Debt outstanding on the Issue Date not otherwise described in clauses
          (a) through (f) above;

     (h) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant or clause (a), (c) or (g) above or clause (j) below;

     (i) additional Debt of Alamosa Delaware in an aggregate principal amount outstanding at any one time not to exceed $75.0 million; and

     (j) Acquired Debt Incurred by a Subsidiary Guarantor at the time a Sprint PCS Affiliate is merged with or into or becomes a Subsidiary of or transfers all or substantially all of its assets to such Subsidiary Guarantor on or prior to January 1, 2005, but only to the extent that immediately after giving effect to the Incurrence of such Debt (i) the Leverage Ratio would not exceed 7.75 to 1.0; and (ii) the Leverage Ratio immediately following such Incurrence would decrease as compared to the Leverage Ratio immediately prior to such Incurrence.

   For purposes of determining compliance with this covenant,

     (a) in the event that any Debt is allowed to be Incurred pursuant to more than one of the categories of Debt described above, including clause
          (1) of the first paragraph of this covenant or as Permitted Debt, Alamosa Delaware, in its sole discretion, will classify such Debt, as of the time of Incurrence thereof, as Debt incurred pursuant to a particular clause under the first paragraph of this covenant, and if Incurred as Permitted Debt will specify under which clause of Permitted Debt the Debt is Incurred; and

     (b) Debt may be divided and classified in more than one of the categories of Debt described above.

     Notwithstanding anything to the contrary contained in this covenant;

     (a) Alamosa Delaware shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the New Notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations; and

     (b) Alamosa Delaware shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of Alamosa Delaware or any Subsidiary Guarantor.


     LIMITATION ON RESTRICTED PAYMENTS. Alamosa Delaware shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

     (a)  a Default or Event of Default shall have occurred and be continuing,

     (b) Alamosa Delaware could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described above under "--Limitation on Debt" or

     (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of

          (1)  the result of

               (A)  Cumulative EBITDA, minus

               (B)  the product of 1.5 and Cumulative Interest Expense, plus

          (2)  Capital Stock Sale Proceeds, plus

          (3) the aggregate net cash proceeds received by Alamosa Delaware or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Alamosa Delaware or any direct or indirect parent holding company of Alamosa Delaware, excluding (x) any such Debt issued or sold to Alamosa Delaware or a Subsidiary of Alamosa Delaware or an employee stock ownership plan or trust established by Alamosa Delaware or any such Subsidiary for the benefit of their employees, and (y) the aggregate amount of any cash or other Property distributed by Alamosa Delaware or any Restricted Subsidiary upon any such conversion or exchange, plus

          (4)  an amount equal to the sum of

               (A) the net reduction in Investments in any Person other than Alamosa Delaware or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Alamosa Delaware or any Restricted Subsidiary from such Person, less the cost of the disposition of such Investment, plus

               (B) the portion (proportionate to Alamosa Delaware's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, however, that the sum in this clause (4) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Alamosa Delaware or any Restricted Subsidiary in such Person.


     Notwithstanding the foregoing limitation, Alamosa Delaware may take any action if it is in compliance with any of the following clauses (a) through
(h):

     (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indentures; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Alamosa Delaware or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Alamosa Delaware (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Alamosa Delaware or an employee stock ownership plan or trust established by Alamosa Delaware or any such Subsidiary for the benefit of their employees); provided, however, that:

          (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

          (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

     (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

     (d) make a Restricted Payment, if at the time Alamosa Delaware or any Restricted Subsidiary first Incurred a commitment for such Restricted Payment, such Restricted Payment could have been made; provided, however, that all commitments Incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by Alamosa Delaware or a Restricted Subsidiary at the time the commitments were Incurred, except that commitments Incurred and outstanding that are treated as a Restricted Payment expended by Alamosa Delaware or a Restricted Subsidiary and that are terminated shall no longer be treated as a Restricted Payment expended by Alamosa Delaware or a Restricted Subsidiary upon the termination of such commitment;

     (e) repurchase shares of, or options to purchase shares of, common stock of Alamosa Delaware or any of its Subsidiaries (or pay dividends on its capital stock for the purpose of enabling any direct or indirect parent company of Alamosa Delaware to repurchase shares of, or options to purchase shares of, its common stock) from current or former officers, directors or employees of Alamosa Delaware or any of its Subsidiaries or any direct or indirect parent holding company of Alamosa Delaware (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Alamosa Delaware or such parent holding company under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

          (i) the aggregate amount of such repurchases (or such dividends made to facilitate such repurchases) shall not exceed $3.0 million in any calendar year, although any unused amount in any calendar year may be carried forward to one or more future calendar years, and

          (ii) at the time of such repurchase (or such dividends made to facilitate such repurchases), no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

          provided further, however, that such repurchases (or such dividends made to facilitate such repurchases) shall be included in the calculation of the amount of Restricted Payments;

     (f) make Investments in any Person, provided that the Fair Market Value thereof, measured on the date each such Investment was made or returned, as applicable, when taken together with all other Investments made pursuant to this clause (f), does not exceed the sum of $50.0 million, plus the aggregate amount of the net reduction in Investments in any Person made pursuant to this clause (f) on and after the Issue Date resulting from dividends, repayments of loans or other transfers of Property, in each case to Alamosa Delaware or any Restricted Subsidiary from such Person, except to the extent that any such net reduction amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph; provided, however, that at the time of such Investment, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Investment shall be included in the calculation of the amount of Restricted Payments;

     (g) make payments to any direct or indirect parent holding company of Alamosa Delaware for legal, audit and other expenses directly relating to the administration of such parent holding company which payments do not exceed $2.0 million in any fiscal year; and


     (h) make direct or indirect payments to Parent in amounts necessary to enable Parent to make cash dividend payments with respect to the Series B Convertible Preferred Stock and cash payments with respect to the CVRs.

     LIMITATION ON LIENS. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the New Notes or the applicable Subsidiary Guaranty will be secured by such Lien equally and ratably with (or prior to) all other Debt of Alamosa Delaware or any Restricted Subsidiary secured by such Lien.

     LIMITATION ON ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Alamosa Delaware shall not:

     (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, except pledges of Capital Stock which constitute Permitted Liens; or

     (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than, in the case of either (a) or (b):

          (1)  directors' qualifying shares;

          (2)  to Alamosa Delaware or a Restricted Subsidiary;

          (3) a disposition of Capital Stock of such Restricted Subsidiary where immediately after giving effect thereto, either such Restricted Subsidiary remains a Restricted Subsidiary or Alamosa Delaware and the Restricted Subsidiaries no longer own any Capital Stock of such entity, provided, however, that, in the case of this clause (3),

               (A) such issuance, sale or disposition is effected in compliance with the covenant described below under "--Limitation on Asset Sales," and

               (B) upon consummation of any such disposition which results in Alamosa Delaware and the Restricted Subsidiaries no longer owning any Capital Stock of an entity and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such entity shall be released from any Subsidiary Guaranty previously made by such entity;

          (4) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation;

          (5)  Capital Stock issued and outstanding on the Issue Date;

          (6) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by Alamosa Delaware; or

          (7) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into common stock of any Restricted Subsidiary) otherwise permitted by the Indentures.

     LIMITATION ON ASSET SALES. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

     (a) Alamosa Delaware or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;


     (b) at least 75% of the consideration paid to Alamosa Delaware or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or Telecommunications Assets or the assumption by the purchaser of liabilities of Alamosa Delaware or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes or the applicable Subsidiary Guaranty) as a result of which Alamosa Delaware and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

     (c) Alamosa Delaware delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses
          (a) and (b).

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Alamosa Delaware or a Restricted Subsidiary, to the extent Alamosa Delaware or such Restricted Subsidiary elects (or is required by the terms of any Debt):

     (a) to Repay Senior Debt of Alamosa Delaware or any Subsidiary Guarantor (including the New Notes and Existing Notes), or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to Alamosa Delaware or an Affiliate of Alamosa Delaware); or

     (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Alamosa Delaware or another Restricted Subsidiary).

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), Alamosa Delaware will be required to make offers to purchase (the "Prepayment Offer") New Senior Notes and New Senior Discount Notes, each of which offer shall be in the amount of the Allocable Excess Proceeds of such series of New Notes, on a pro rata basis according to principal amount (or if Incurred with original issue discount, the Accreted Value), at a purchase price equal to 100% of either the principal amount or the Accreted Value thereof, as the case may be, in each case plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indentures. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for purchase in accordance with the Indentures, Alamosa Delaware or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indentures and the amount of Excess Proceeds will be reset to zero.

     The term "Allocable Excess Proceeds" will mean, with respect to each series of New Notes, the product of:

     (a)  the Excess Proceeds; and

     (b)  a fraction,

          (1) the numerator of which is the aggregate principal amount (or if Incurred with original issue discount, the aggregate Accreted Value) of such series of New Notes outstanding on the date of the Prepayment Offer, and

          (2) the denominator of which is the sum of the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) of the New Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount (or if Incurred with original issue discount, the aggregate Accreted Value) of other Debt of Alamosa Delaware (including the Existing Notes) outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the New Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring Alamosa Delaware to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

     Within five business days after Alamosa Delaware is obligated to make a Prepayment Offer as described in the preceding paragraph, Alamosa Delaware shall send a written notice, by first-class mail, to the holders of New Notes, accompanied by such information regarding Alamosa Delaware and its Subsidiaries as Alamosa Delaware in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     Alamosa Delaware will comply, to the extent applicable, with the requirements of section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to the covenant described above. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described above, Alamosa Delaware will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

     (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Alamosa Delaware or any other Restricted Subsidiary;

     (b) make any loans or advances to Alamosa Delaware or any other Restricted Subsidiary; or

     (c) transfer any of its Property to Alamosa Delaware or any other Restricted Subsidiary.

     The foregoing limitations will not apply:

          (1)  with respect to clauses (a), (b) and (c), to restrictions:

               (A) contained in an agreement or instrument governing or relating to Debt contained in any Credit Facility outstanding pursuant to clause (b) of the definition of Permitted Debt in the covenant described above under "--Limitation on Debt"; provided, however, that

                    (x) the provisions of any Credit Facilities with a Stated Maturity prior to the scheduled maturity date of either series of the New Notes must permit distributions to Alamosa Delaware for the sole purpose of, and in an amount sufficient to fund, the payment of interest when due as scheduled in respect of each such series of the New Notes maturing subsequent to such Stated Maturity, and

                    (y) the provisions of any Credit Facilities with a Stated Maturity on or after the scheduled maturity date of either series of the New Notes must permit distributions to Alamosa Delaware for the sole purpose of, and in an amount sufficient to fund, the payment of principal at scheduled maturity and interest when due as scheduled in respect of each such series of the New Notes maturing prior to such Stated Maturity,


                    (provided, in the case of both (x) and (y), that such payment is due or to become due within 30 days from the date of such distribution and the cash distributed is in fact utilized to meet such payment obligation) at a time, in the case of both (x) and (y), when there does not exist an event (or such distribution would not cause an event) which, with the passage of time or notice or both, would permit the lenders under any Credit Facility to declare all amounts thereunder due and payable; provided further, however, that such agreement or instrument may nevertheless contain customary financial covenants;

               (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Alamosa Delaware; or

               (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is not materially less favorable to the holders of New Notes than those under the agreement evidencing the Debt so Refinanced; and

          (2)  with respect to clause (c) only, to restrictions:

               (A) relating to Debt that is permitted to be Incurred and secured without also securing the New Notes or the applicable Subsidiary Guaranty pursuant to the covenants described above under "-- Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

               (B) encumbering Property at the time such Property was acquired by Alamosa Delaware or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

               (C) resulting from customary provisions restricting subletting or assignment of leases or licenses or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

               (D) customarily contained in property sale agreements limiting the transfer of such Property pending the closing of such sale; or

               (E) customarily contained in Debt instruments limiting the sale of all or substantially all the assets of the obligor.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Alamosa Delaware (an "Affiliate Transaction"), unless:

     (a)  the terms of such Affiliate Transaction are

          (1)  set forth in writing, and

          (2) no less favorable to Alamosa Delaware or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of Alamosa Delaware;

     (b) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

     (c) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, Alamosa Delaware obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Alamosa Delaware and the Restricted Subsidiaries, taken as a whole.

     Notwithstanding the foregoing limitation, Alamosa Delaware or any Restricted Subsidiary may enter into or suffer to exist the following:

     (a) any transaction or series of transactions between Alamosa Delaware and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Alamosa Delaware (other than a Restricted Subsidiary);

     (b) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or any Permitted Investment;

     (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) and the provision of benefits for the personal services of officers, directors and employees of Alamosa Delaware or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

     (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of Alamosa Delaware or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3.0 million in the aggregate at any one time outstanding; and

     (e) any transaction or series of transactions pursuant to any agreement in existence on the Issue Date, and any renewal, extension or replacement of such agreement on terms no less favorable to Alamosa Delaware and the Restricted Subsidiaries than the agreement in existence on the Issue Date.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

     (a)  Alamosa Delaware or such Restricted Subsidiary would be entitled to:

          (1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt;" and

          (2) create a Lien on such Property securing such Attributable Debt without also securing the New Notes or the applicable Subsidiary Guaranty pursuant to the covenant described under "--Limitation on Liens;" and

     (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "--Limitation on Asset Sales."

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Board of Directors may designate any Subsidiary of Alamosa Delaware to be an Unrestricted Subsidiary if:

     (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Alamosa Delaware or any other Restricted Subsidiary;

     (b)  either:

          (i) the Subsidiary to be so designated has total assets of $1,000 or less, or

          (ii) such designation is effective immediately upon such entity becoming a Subsidiary of Alamosa Delaware; and

     (c) neither Alamosa Delaware nor any Restricted Subsidiary is directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of the Subsidiary to be so designated (including any right to take enforcement action against the Subsidiary to be so designated).


     Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Alamosa Delaware will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the third immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.


     In addition, neither Alamosa Delaware nor any Restricted Subsidiary shall become directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).


     Except as provided in the first sentence of the second preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.


     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

     (x) Alamosa Delaware could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "--Limitation on Debt," and

     (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

     (a) certifies that such designation or redesignation complies with the foregoing provisions; and

     (b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Alamosa Delaware in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Alamosa Delaware's fiscal year, within 90 days after the end of such fiscal year).

     LIMITATION ON ALAMOSA DELAWARE'S BUSINESS. Alamosa Delaware shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Telecommunications Business.

     FUTURE SUBSIDIARY GUARANTORS. Alamosa Delaware shall cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date to execute and deliver to the Trustee a Subsidiary Guaranty at the time such Person becomes a Domestic Restricted Subsidiary.

     LIMITATION ON LAYERED DEBT. Alamosa Delaware shall not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such debt is expressly subordinated in right of payment to, or ranks pari passu with, the Obligations under its Subsidiary Guaranty.


MERGER, CONSOLIDATION AND SALE OF PROPERTY

     Alamosa Delaware shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into Alamosa Delaware) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

     (a) Alamosa Delaware shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than Alamosa Delaware) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

     (b) the Surviving Person (if other than Alamosa Delaware) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indentures to be performed by Alamosa Delaware;

     (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of Alamosa Delaware, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

     (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

     (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (A) Alamosa Delaware or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described above under "--Certain Covenants--Limitation on Debt," or (B) in the event of such a transaction or series of transactions with Sprint PCS or a Sprint PCS Affiliate occurring prior to January 1, 2005, (i) the Leverage Ratio immediately following such transaction or series of transactions would decrease as compared to the Leverage Ratio immediately prior to such transaction or series of transactions and
          (ii) after giving effect to such transaction or series of transactions, the Leverage Ratio would not exceed 7.75 to 1.0;

     (f) Alamosa Delaware shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

     (g) the Surviving Person shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction or series of transactions and will be subject to Federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred.


     Alamosa Delaware shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all such Subsidiary Guarantor's Property in any one transaction or series of transactions unless:

     (a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

     (b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guaranty in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

     (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

     (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, Alamosa Delaware or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, Alamosa Delaware or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

     (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (A) Alamosa Delaware would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described above under "--Certain Covenants--Limitation on Debt," or (B) in the event of such a transaction or series of transactions with Sprint PCS or a Sprint PCS Affiliate occurring prior to January 1, 2005, (i) the Leverage Ratio immediately following such transaction or series of transactions would decrease as compared to the Leverage Ratio immediately prior to such transaction or series of transactions and (ii) after giving effect to such transaction or series of transactions, the Leverage Ratio would not exceed 7.75 to 1.0; and

     (f) Alamosa Delaware shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of


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

          Counsel, each stating that such transaction and such Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

     The foregoing provisions (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if Alamosa Delaware has complied with the covenant described under "--Certain Covenants--Limitation on Asset Sales."

     The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Alamosa Delaware under the Indentures (or of the Subsidiary Guarantor under the Subsidiary Guaranty, as the case may be), but the predecessor Company in the case of

     (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Alamosa Delaware as an entirety or virtually as an entirety), or

     (b)  a lease,

shall not be released from the obligations to pay the principal (or, if Incurred with original issue discount, the Accreted Value) of, and premium, if any, and interest on, the New Notes.

SEC REPORTS

     Notwithstanding that Alamosa Delaware may not be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, Alamosa Delaware shall file with the SEC and provide the Trustee and holders of New Notes with such annual reports and such information, documents and other reports as are specified in sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections; provided, however, that Alamosa Delaware shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.


CALCULATION OF NEW SENIOR DISCOUNT NOTES' ORIGINAL ISSUE DISCOUNT

     The Indenture governing the New Senior Discount Notes will provide that within 30 days after the end of each calendar year, Alamosa Delaware shall deliver to the Trustee a certificate setting forth the following:

     (a) the total cumulative amount of "Original Issue Discount," as defined by the Code, that had accrued on the New Senior Discount Notes as of December 31 of such calendar year;

     (b) the portion of such Original Issue Discount that had accrued during such calendar year;

     (c) the extent, if any, to which such Original Issue Discount differed from the Accreted Value on December 31 of such calendar year; and

     (d) such other specified information relating to the accrued Original Issue Discount of the New Senior Discount Notes as may be relevant under the Code to the holders of the New Senior Discount Notes.

     The Indenture governing the New Senior Discount Notes also will provide that within 30 days after the Issue Date, Alamosa Delaware shall file an information return on Form 8281 in accordance with Treasury Regulation
Section 1.1275-3(c). Alamosa Delaware shall also be responsible for the timely preparation and delivery of all annual information returns required under the Code and applicable Treasury Regulations including, without limitation, the timely preparation and delivery of IRS Form 1099-OID.

CALCULATION OF NEW SENIOR NOTES' ORIGINAL ISSUE DISCOUNT

     The Indenture governing the New Senior Notes will provide that if upon issuance of such notes Alamosa Delaware determines that the New Senior Notes will be issued with "Original Issue


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

Discount," as defined by the Code, within 30 days after the end of each calendar year, Alamosa Delaware shall deliver to the Trustee a certificate setting forth the following:

     (a) the total cumulative amount of Original Issue Discount that had accrued on the New Senior Notes as of December 31 of such calendar year;

     (b) the portion of such Original Issue Discount that had accrued during such calendar year; and

     (c) such other specific information relating to the accrued Original Issue Discount of the New Senior Notes as may be relevant under the Code to the holders of the New Senior Notes.

     The Indenture governing the New Senior Notes also will provide that if upon issuance of such notes Alamosa Delaware determines that the New Senior Notes will be issued with "Original Issue Discount," as defined by the Code, within 30 days after the Issue Date, Alamosa Delaware shall file an information return on Form 8281 in accordance with Treasury Regulation Section 1.1275-3(c). Alamosa Delaware shall also be responsible for the timely preparation and delivery of all annual information returns required under the Code and applicable Treasury Regulations including, without limitation, the timely preparation and delivery of IRS Form 1099-OID.


EVENTS OF DEFAULT

   Events of Default in respect of each series of the New Notes include:

     (i) failure to make the payment of any interest on such series of New Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

     (ii) failure to make the payment of any principal or Accreted Value, as the case may be, of, or premium, if any, on, any of such series of New Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

     (iii) failure to comply with the covenant described under "--Merger, Consolidation and Sale of Property" with respect to such series of New Notes;

     (iv) failure to comply with any other covenant or agreement with respect to such series of New Notes (other than a failure that is the subject of the foregoing clause (i), (ii) or (iii)) and such failure continues for 30 days after written notice is given to Alamosa Delaware as provided below;

     (v) a default under any Debt by Alamosa Delaware or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $15.0 million (the "cross acceleration provisions");

     (vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $15.0 million that shall be rendered against Alamosa Delaware or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

    (vii) certain events involving bankruptcy, insolvency or reorganization of Alamosa Delaware or any Significant Subsidiary (the "bankruptcy provisions");

   (viii) any Subsidiary Guaranty with respect to such series of New Notes ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty with respect to such series of the New Notes (the "guaranty provisions"); and

     (ix) any event occurs that causes, after giving effect to the expiration of any applicable grace period, an Event of Termination with Sprint (the "event of termination provisions").

     A Default under clause (iv) is not an Event of Default under a series of the New Notes until the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of such series of


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

the New Notes then outstanding notify Alamosa Delaware of the Default and Alamosa Delaware does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     Alamosa Delaware shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default or any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action Alamosa Delaware is taking or proposes to take with respect thereto.

     If an Event of Default with respect to a series of the New Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Alamosa Delaware) shall have occurred and be continuing, the Trustee or the registered holders of (i) not less than 25% in aggregate principal amount of the New Senior Notes then outstanding or (ii) not less than 25% in aggregate principal amount at maturity of the New Senior Discount Notes then outstanding, as the case may be, may in each case declare to be immediately due and payable the principal amount (or in the case of the New Senior Discount Notes, the Accreted Value) of all the New Notes of such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Alamosa Delaware shall occur, such amount with respect to all the New Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the New Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of (i) a majority in aggregate principal amount of the New Senior Notes then outstanding or (ii) a majority in aggregate principal amount at maturity of the New Senior Discount Notes then outstanding, as the case may be, may in each case, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or Accreted Value (as the case may be), premium or interest, have been cured or waived as provided in the applicable Indenture.

     Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the holders of the New Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of (i) a majority in aggregate principal amount of the New Senior Notes then outstanding or (ii) a majority in aggregate principal amount at maturity of the New Senior Discount Notes then outstanding, as the case may be, will in each case have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the applicable series of New Notes.

     No holder of the New Notes of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

     (a) such holder has previously given to the Trustee written notice of a continuing Event of Default;

     (b) the registered holders of at least 25% in aggregate principal amount of the New Senior Notes then outstanding or at least 25% of the aggregate principal amount at maturity of the New Senior Discount Notes then outstanding, as the case may be, have in each case made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

     (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the New Senior Notes then outstanding or a majority of the aggregate principal amount at maturity of the New Senior Discount Notes then outstanding, as the case may be, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.


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

     However, such limitations do not apply to a suit instituted by a holder of any New Note for enforcement of payment of the principal or Accreted Value (as the case may be) of, and premium, if any, or interest on, such New Note on or after the respective due dates expressed in such New Note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture with respect to any series of the New Notes may be amended with respect to the New Notes of such series with the consent of the registered holders of a majority in aggregate principal amount of the New Senior Notes then outstanding or a majority of the aggregate principal amount (or, if prior to July 31, 2005, the Accreted Value) of the New Senior Discount Notes then outstanding, as the case may be (including in each case consents obtained in connection with a tender offer or exchange offer for such series of New Notes), and any past default or compliance with any provisions may also be waived (except a default in the payment of principal or Accreted Value, as the case may be, premium or interest and certain covenants and provisions of the applicable Indenture which cannot be amended without the consent of each holder of an outstanding New Note of such series affected thereby) with the consent of the registered holders of at least a (i) a majority in aggregate principal amount of the New Senior Notes then outstanding or (ii) a majority in aggregate principal amount (or, if prior to July 31, 2005, the Accreted Value) of the New Senior Discount Notes then outstanding, as the case may be. However, without the consent of each holder of an outstanding New Note of any series affected thereby, no amendment of the Indenture with respect to such series may, among other things,

      (i) reduce the amount of New Notes of such series whose holders must consent to an amendment or waiver,

      (ii) reduce the rate of or extend the time for payment of interest on any New Note of such series,

      (iii) reduce the principal or Accreted Value (as the case may be) of or extend the Stated Maturity of any New Note of such series,

      (iv) make any New Note of such series payable in money other than that stated in the New Note,

      (v) impair the right of any holder of the New Notes of such series to receive payment of principal (or Accreted Value, as the case may be) of and interest on such holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's New Notes or any Subsidiary Guaranty,

      (vi) subordinate the New Notes of such series or any Subsidiary Guaranty with respect thereto to any other obligation of Alamosa Delaware or the applicable Subsidiary Guarantor,

     (vii) release any security interest that may have been granted in favor of the holders of the New Notes of such series other than pursuant to the terms of such security interest,

    (viii) reduce the premium payable upon the redemption of any New Note nor change the time at which any New Note of such series may be redeemed, as described under "--Optional Redemption",

     (ix) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the New Notes of such series must be repurchased pursuant to such Change of Control Offer,

     (x) at any time after Alamosa Delaware is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the New Notes of such series must be repurchased pursuant thereto,

     (xi) make any change in any Subsidiary Guaranty or the subordination provisions with respect thereto that would adversely affect the holders of the New Notes of such series,


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

   (xii) in the case of the Indenture related to the New Senior Discount Notes, modify any provision of such Indenture relating to the calculation of Accreted Value, or

  (xiii) make any change in Section 6.04 (Waiver of Past Default) or 6.07 (Right of Holders to Receive Payment) of the Indenture governing such series, or the amendment provision described in this sentence.

     Without the consent of any holder of the New Notes, Alamosa Delaware and the Trustee may amend either of the Indentures to:

     o    cure any ambiguity, omission, defect or inconsistency;

     o provide for the assumption by a successor corporation of the obligations of Alamosa Delaware under such Indenture;

     o provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in
          Section 163(f)(2)(B) of the Code);

     o add additional Guarantees with respect to the New Notes or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of such Indenture;

     o secure the New Notes, to add to the covenants of Alamosa Delaware for the benefit of the holders of the New Notes or to surrender any right or power conferred upon Alamosa Delaware;

     o make any change to the subordination provisions of such Indenture with respect to the Subsidiary Guaranties that would limit or terminate the benefits available to holders of Designated Senior Debt under such provisions;

     o make any change to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of such Indenture under the Trust Indenture Act; or

     o make any change that does not adversely affect the right of any noteholder.

     The consent of the holders of the New Notes of a series is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, Alamosa Delaware is required to mail to each registered holder of the New Notes of such series at such holder's address appearing in the books of the registrar appointed under the applicable Indenture a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes of such series, or any defect therein, will not impair or affect the validity of the amendment.


DEFEASANCE

     Alamosa Delaware at any time may terminate all its obligations, together with all the obligations of all Restricted Subsidiaries, under a series of the New Notes and the related Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes of such series, to replace mutilated, destroyed, lost or stolen New Notes of such series and to maintain a registrar and paying agent in respect of the New Notes of such series. Alamosa Delaware at any time may terminate, with respect to the New Notes of a series:

     (1) its obligations under the covenants described above under "--SEC Reports," "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants";

     (2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guaranty provisions and the event of termination provisions described under "--Events of Default" above; and


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

     (3) the limitations contained in clause (e) under the first paragraph of, and in the second paragraph of, "--Merger, Consolidation and Sale of Property" above ("covenant defeasance").

     Alamosa Delaware may exercise its legal defeasance option with respect to a series of the New Notes notwithstanding its prior exercise of its covenant defeasance option with respect to such series.

     If Alamosa Delaware exercises its legal defeasance option with respect to a series of the New Notes, payment of the New Notes of such series may not be accelerated because of an Event of Default with respect thereto. If Alamosa Delaware exercises its covenant defeasance option with respect to a series of the New Notes, payment of the New Notes of such series may not be accelerated because of an Event of Default specified in clause (iv) (with respect to the covenants described under "--Certain Covenants"), (v), (vi), (vii) (but in the case of clause (vii) with respect only to Significant Subsidiaries), (viii) or
(ix) under "--Events of Default" above with respect thereto or because of the failure of Alamosa Delaware to comply with clause (e) under the first paragraph of, or with the second paragraph of, "--Merger, Consolidation and Sale of Property" above with respect thereto. If Alamosa Delaware exercises its legal defeasance option or its covenant defeasance option with respect to a series of the New Notes, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty with respect to the New Notes of such series.

     The legal defeasance option or the covenant defeasance option may be exercised only if:

     (a) Alamosa Delaware irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of (or in the case of the New Senior Discount Notes, Accreted Value) and interest on the New Notes of such series to maturity or redemption, as the case may be;

     (b) Alamosa Delaware delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal (or in the case of the New Senior Discount Notes, Accreted Value) and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal (or in the case of the New Senior Discount Notes, Accreted Value) and interest when due on all the New Notes to maturity or redemption, as the case may be;

     (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (vii) under "--Events of Default" occurs with respect to Alamosa Delaware or any other Person making such deposit which is continuing at the end of the period;

     (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

     (e) such deposit does not constitute a default under any other agreement or instrument binding on Alamosa Delaware;

     (f) Alamosa Delaware delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

     (g) in the case of the legal defeasance option, Alamosa Delaware delivers to the Trustee an Opinion of Counsel stating that:

          (i) Alamosa Delaware has received from the Internal Revenue Service a ruling, or

          (ii) since the date of the Indenture with respect to such series there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the New Notes of such series


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

               will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

     (h) in the case of the covenant defeasance option, Alamosa Delaware delivers to the Trustee an Opinion of Counsel to the effect that the holders of the New Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

     (i) Alamosa Delaware delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the New Notes of such series have been complied with as required by the applicable Indenture.


GOVERNING LAW

     The Indentures and the New Notes are governed by the internal laws of the State of New York.

THE TRUSTEE

     Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

     "Accreted Value" will initially be an amount equal to 65% of the Existing Notes Accreted Value. Such "Accreted Value" will accrue daily and compound quarterly until July 31, 2005 at a rate of 12.0% per annum. For purposes of this definition, the "Existing Notes Accreted Value" will be equal to the accreted value of the Existing Senior Discount Notes on the date prior to the issuance of the New Notes.

     "Acquired Debt" means, with respect to any specified Person, (1) Debt of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of or transfers all or substantially all of its assets to such specified Person, which is not Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, or transferring all or substantially all of its assets to, such specified Person, and (2) Debt secured by a Lien encumbering any asset acquired by such specified Person.

     "Additional Assets" means:

     (a) any Property (other than cash, cash equivalents and securities) to be owned by Alamosa Delaware or any Restricted Subsidiary and used in a Telecommunications Business; or

     (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Alamosa Delaware or another Restricted Subsidiary from any Person other than Alamosa Delaware or an Affiliate of Alamosa Delaware; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business.


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

   "Affiliate" of any specified Person means:

     (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

     (b)  any other Person who is a director or officer of:

          (i)  such specified Person;

          (ii) any Subsidiary of such specified Person; or

          (iii) any Person described in clause (a) above.

     For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Alamosa Delaware or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Annualized Pro Forma EBITDA" means, as of any date of determination, the product of Pro Forma EBITDA of Alamosa Delaware and its consolidated Restricted Subsidiaries for Alamosa Delaware's two most recently completed fiscal quarters for which financial statements are available prior to such determination date multiplied by two.

     "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Alamosa Delaware or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

     (b) any other assets of Alamosa Delaware or any Restricted Subsidiary outside of the ordinary course of business of Alamosa Delaware or such Restricted Subsidiary,

     other than, in the case of clause (a) or (b) above,

          (i) any disposition by a Restricted Subsidiary to Alamosa Delaware or by Alamosa Delaware or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

          (ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments",

         (iii) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property," and

          (iv) any disposition of assets having an aggregate Fair Market Value of, and for which the aggregate consideration received by Alamosa Delaware and its Restricted Subsidiaries is equal to, $1.0 million or less in any 12-month period.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, and with respect to a series of New Notes,

     (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

     (b) in all other instances, the present value (discounted at the interest rate borne by the New Notes of such series, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).


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

     "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

     (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment; by

     (b)  the sum of all such payments.

     "Beneficial Owner" has the meaning given to such term under Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by Alamosa Delaware (or received by any direct or indirect parent Person of Alamosa Delaware and subsequently contributed to Alamosa Delaware) from the issuance or sale (other than to a Subsidiary of Alamosa Delaware or an employee stock ownership plan or trust established by Alamosa Delaware or any such Subsidiary for the benefit of their employees) by Alamosa Delaware or any direct or indirect parent Person of Alamosa Delaware of Capital Stock (other than Disqualified Stock) of Alamosa Delaware or such parent Person after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred by Alamosa Delaware or any Restricted Subsidiary of Alamosa Delaware in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Change of Control" means the occurrence of any of the following events:

     (1) the sale, transfer, assignment, lease, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Alamosa Delaware and its Restricted Subsidiaries taken as a whole to any "person" or "group" as such terms are used in Section 13(d)(3) of the Exchange Act, other than any such disposition to a Wholly Owned Restricted Subsidiary;

     (2) the adoption of a plan relating to the liquidation or dissolution of Alamosa Delaware;

     (3) any "person" or "group" as defined above, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of Alamosa Delaware (or any direct or indirect parent company thereof);

     (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Alamosa Delaware was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or


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     (5)  Alamosa Delaware or any direct or indirect parent company thereof consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Alamosa Delaware or any direct or indirect parent company thereof, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Alamosa Delaware or any direct or indirect parent company thereof is converted into or exchanged for cash, securities or other property, other than any such transaction where the Capital Stock of Alamosa Delaware or such direct or indirect parent company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person (or its ultimate parent Person) constituting at least a majority of the total voting power of the Voting Stock of such surviving or transferee Person (or such ultimate parent Person) immediately after giving effect to such transaction.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Alamosa Delaware and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by Alamosa Delaware or its Restricted Subsidiaries,

     (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

     (b) amortization of debt discount and debt issuance cost, including commitment fees,

     (c)  capitalized interest,

     (d)  non-cash interest expense,

     (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     (f) net costs associated with Hedging Obligations (including amortization of fees),

     (g)  Preferred Stock Dividends,

     (h) interest Incurred in connection with Investments in discontinued operations,

     (i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by Alamosa Delaware or any Restricted Subsidiary or is secured by any Liens on the Property of Alamosa Delaware or any Restricted Subsidiary, and

     (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Alamosa Delaware) in connection with Debt Incurred by such plan or trust.


     "Consolidated Net Income" means, for any period, the net income (loss) of Alamosa Delaware and its consolidated Subsidiaries, on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

     (a) any net income (loss) of any Person (other than Alamosa Delaware) if such Person is not a Restricted Subsidiary, except that:

          (i) subject to the exclusion contained in clause (d) below, Alamosa Delaware's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Alamosa Delaware or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and


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          (ii) Alamosa Delaware's equity in a net loss of any such Person, other than an Unrestricted Subsidiary or a Person as to which Alamosa Delaware is not, and under no circumstances would be, obligated to make any additional Investment, for such period shall be included in determining such Consolidated Net Income,

     (b)  for purposes of the covenant described under "--Certain
          Covenants--Limitation on Restricted Payments" only, any net income
          (loss) of any Person acquired by Alamosa Delaware or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,

     (c) any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Alamosa Delaware, except that:

          (i) subject to the exclusion contained in clause (d) below, Alamosa Delaware's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to Alamosa Delaware or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

          (ii) Alamosa Delaware's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

     (d) any gain or loss realized upon the sale or other disposition of any Property of Alamosa Delaware or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

     (e)  any extraordinary gain or loss,

     (f)  the cumulative effect of a change in accounting principles, and

     (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Alamosa Delaware or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Alamosa Delaware (other than Disqualified Stock).

     Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Alamosa Delaware or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

     "Credit Facilities" means, with respect to Alamosa Delaware or any Restricted Subsidiary, one or more debt facilities (including the Senior Secured Credit Facility), commercial paper facilities, indentures or other agreements, in each case with vendors, banks, life insurance companies, mutual funds, pension funds or other institutional lenders or trustees or investors, providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), notes or letters of credit, in each case together with all documents related thereto (including, without limitation, any guaranty agreements and security documents), as any of the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any refinancing, replacing (whether or not contemporaneously) or other restructuring of all or any portion of the indebtedness under such agreement or any successor or replacement agreements and whether by the same or any


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

other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more of the types of facilities, indentures or other agreements described above.

     "Cumulative EBITDA" means, as of any date of determination, the cumulative EBITDA of Alamosa Delaware and its consolidated Restricted Subsidiaries from and after the last day of the fiscal quarter of Alamosa Delaware immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

     "Cumulative Interest Expense" means, at any date of determination, the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued from the last day of the fiscal quarter of Alamosa Delaware immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any Person on any date of determination (without duplication):

     (a)  the principal of and premium (if any) in respect of:

          (i)  debt of such Person for money borrowed, and

          (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

     (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

     (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the


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

contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

     (1)  zero if such Hedging Obligation has been Incurred pursuant to clause
          (e) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt;" or

     (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" of any Subsidiary Guarantor means all obligations consisting of the principal, premium, if any, accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the applicable Subsidiary Guarantor to the extent post-filing interest is allowed in such proceeding) and all other monetary obligations (including commitment fees, facilities fees, reimbursable expenses, indemnities and costs of collection (including reasonable attorney's fees)) payable or performable in connection with such obligations, whether outstanding on the date hereof or created or incurred after the date hereof in respect of Credit Facilities (including Permitted Refinancing Debt in respect thereof).

     "Disqualified Stock" means, with respect to any Person, under the Indenture with respect to any series of New Notes, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise

     (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (b) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part, or

     (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of such series of New Notes; provided, however, that Capital Stock will not be deemed to be Disqualified Stock if it is redeemable by exchange for or through the issuance of Capital Stock (other than Disqualified Stock) of that issuer; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock with respect to a series of New Notes but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the New Notes of such series shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described under "--Certain Covenants--Limitation on Asset Sales" and "--Repurchase at the Option of Holders Upon a Change of Control" and such Capital Stock specifically provides that:

     (1) such Person shall not repurchase or redeem any such Capital Stock pursuant to such provisions prior to such Person having repurchased all the New Notes of such series that are required to be repurchased pursuant to such covenants; and

     (2) no default, event of default or similar occurrence under the terms of such Capital Stock shall result from such Person not so repurchasing or redeeming any such Capital Stock because of the prohibition described in the preceding clause (1).

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

     "EBITDA" means, for any period, an amount equal to, for Alamosa Delaware and its consolidated Restricted Subsidiaries:

     (a) the sum of Consolidated Net Income for such period, plus the following to the extent such amount was deducted in calculating such Consolidated Net Income for such period:


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

          (i) the provision for taxes based on income or profits or utilized in computing net loss;

          (ii) Consolidated Interest Expense;

          (iii) depreciation;

          (iv) amortization of intangibles; and

          (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

     (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

     Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary that is not a Subsidiary Guarantor shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Alamosa Delaware by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

     "Event of Default" has the meaning set forth under "--Events of Default".

     "Event of Termination" means any of the events described in (i) Section
11.3 of the Management Agreements with Sprint or (ii) Section 13.2 of the Trademark and Service Mark License Agreements with Sprint, as such agreements referred to in clauses (i) and (ii) may be amended, supplemented or otherwise modified from time to time.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

     (a) if such Property has a Fair Market Value equal to or less than $15.0 million, by any Officer of Alamosa Delaware, or

     (b) if such Property has a Fair Market Value in excess of $15.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

     (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (b) in the statements and pronouncements of the Financial Accounting Standards Board;

     (c) in such other statements by such other entity as approved by a significant segment of the accounting profession; and

     (d) the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission.


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

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

     (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

     (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part),

provided, however, that the term "Guarantee" shall not include:

          (i) an endorsement for collection or deposit in the ordinary course of business; or

          (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment".

     The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt," neither accrual of interest on Debt nor amortization of debt discount shall be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount to the principal amount at maturity thereof, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.

     "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Alamosa Delaware.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, except that the acquisition of the Capital Stock of another Person in exchange for the Capital Stock of Alamosa Delaware, other than Disqualified Stock, shall not be considered an Investment by Alamosa Delaware. For purposes of the covenant described under "--Certain Covenants--Limitation


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

on Restricted Payments," "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to Alamosa Delaware's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Alamosa Delaware at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Alamosa Delaware shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

     (a) Alamosa Delaware's "Investment" in such Subsidiary at the time of such redesignation, less

     (b) the portion (proportionate to Alamosa Delaware's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

     In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Issue Date" means the date on which the New Notes are initially issued.

     "Leverage Ratio" means the ratio of:

     (a) the outstanding Debt of Alamosa Delaware and the Restricted Subsidiaries on a consolidated basis, to

     (b)  the Annualized Pro Forma EBITDA.

     The Leverage Ratio is calculated after giving pro forma effect to any Asset Sale, Investment or acquisition of Property required to be given pro forma effect pursuant to the definition of Pro Forma EBITDA.

     "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

     (a) all legal, title and recording tax expenses, commissions, brokerage fees and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

     (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

     (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

     (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by Alamosa Delaware or any Restricted Subsidiary after such Asset Sale.


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     "Obligations" means the obligation of each Subsidiary Guarantor pursuant to its Subsidiary Guaranty of:

     (a) the full and punctual payment of principal and interest on the New Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Alamosa Delaware under the New Notes; and

     (b) the full and punctual performance within applicable grace periods of all other obligations of Alamosa Delaware under the New Notes.

     "Officer" means the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Chief Technology Officer of Alamosa Delaware.

     "Officers' Certificate" means a certificate signed by two Officers of Alamosa Delaware, at least one of whom shall be the principal executive officer or principal financial officer of Alamosa Delaware, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Alamosa Delaware or the Trustee.

     "Permitted Holder" means (i) an issuer of Voting Stock issued to the shareholders of Alamosa Holdings, Inc. (or any successor thereof) in a merger or consolidation of Alamosa Delaware (or any direct or indirect parent company thereof) that would not constitute a "Change of Control" pursuant to clause (5) of the definition of "Change of Control," (ii) Alamosa Holdings, Inc. (or any successor thereof), (iii) Alamosa PCS Holdings, Inc. (or any successor thereof), and (iv) any wholly-owned subsidiary of any Person in (i), (ii) and
(iii) above.

     "Permitted Investment" means any Investment by Alamosa Delaware or a Restricted Subsidiary in:

     (a) Alamosa Delaware or any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

     (b) any Person if substantially simultaneously with and/or as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, or otherwise becomes a Wholly Owned Restricted Subsidiary of, Alamosa Delaware or a Restricted Subsidiary, provided that such Person's primary business is a Telecommunications Business;

     (c)  Temporary Cash Investments;

     (d) receivables owing to Alamosa Delaware or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Alamosa Delaware or such Restricted Subsidiary deems reasonable under the circumstances;

     (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (f) loans and advances to employees made in the ordinary course of business consistent with past practices of Alamosa Delaware or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3.0 million at any one time outstanding;

     (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Alamosa Delaware or a Restricted Subsidiary or in satisfaction of judgments; and

     (h) Hedging Obligations Incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Debt."


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

   "Permitted Liens" means:

     (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt;"

     (b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," provided that any such Lien may not extend to any Property of Alamosa Delaware or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

     (c) Liens for taxes, assessments or governmental charges or levies on the Property of Alamosa Delaware or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

     (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of Alamosa Delaware or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

     (e) Liens on the Property of Alamosa Delaware or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Alamosa Delaware and the Restricted Subsidiaries taken as a whole;

     (f) Liens on Property at the time Alamosa Delaware or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Alamosa Delaware or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Alamosa Delaware or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Alamosa Delaware or any Restricted Subsidiary;

     (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Alamosa Delaware or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

     (h) pledges or deposits by Alamosa Delaware or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Alamosa Delaware or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Alamosa Delaware or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

     (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

     (j)  Liens existing on the Issue Date not otherwise described in clauses
          (a) through (i) above;


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

     (k) Liens on the Property of Alamosa Delaware or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:


          (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b),
               (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indentures; and

          (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Alamosa Delaware or such Restricted Subsidiary in connection with such Refinancing;

     (l) Liens on the Property of Alamosa Delaware or any Restricted Subsidiary to secure Debt under any Interest Rate Agreement, provided that such Debt was Incurred pursuant to clause (e) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt;"

     (m) any interest or title of a lessor in the Property subject to any lease incurred in the ordinary course of business, other than a Capital Lease; and

     (n) judgment Liens securing judgment in an aggregate amount outstanding at any one time of not more than $15.0 million.


     "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

     (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

          (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

          (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

     (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

     (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

     (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

          (x) Debt of a Subsidiary Guarantor that Refinances Debt of Alamosa Delaware;

          (y) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of Alamosa Delaware or a Subsidiary Guarantor (other than Debt Incurred pursuant to Credit Facilities); or

          (z) Debt of Alamosa Delaware or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of


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

assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Alamosa Delaware or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of Alamosa Delaware, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Alamosa Delaware, as the case may be.

     "Pro Forma EBITDA" means, for any period, the EBITDA of Alamosa Delaware and its consolidated Restricted Subsidiaries, after giving effect to the following:

     if

     (a) since the beginning of such period, Alamosa Delaware or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property,

     (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition, or

     (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Alamosa Delaware or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indentures, the value of any Property shall be its Fair Market Value.

     "Public Equity Offering" means an underwritten public offering of common stock of Alamosa Delaware or any direct or indirect parent Person of Alamosa Delaware pursuant to an effective registration statement under the Securities Act. In the event that any direct or indirect parent Person of Alamosa Delaware completes an underwritten public offering of such Person's common stock, any amount of the proceeds of such offering which are contributed to Alamosa Delaware may be used for an optional redemption of the New Notes as described under "Optional Redemption."

     "Purchase Money Debt" means Debt:

     (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

     (b) Incurred to finance the acquisition, construction or lease by Alamosa Delaware or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by Alamosa Delaware or such Restricted Subsidiary.


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

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

     "Refinance" means, in respect of any Debt, to refinance, amend, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt, including through open market repurchases. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "--Certain Covenants --Limitation on Asset Sales," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

     "Restricted Payment" means:

     (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Alamosa Delaware or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Alamosa Delaware or any Restricted Subsidiary), except for

          (i) any dividend or distribution that is made solely to Alamosa Delaware or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Alamosa Delaware or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis); or

          (ii) any dividend or distribution payable solely in shares (or options, warrants or other rights to purchase shares) of Capital Stock (other than Disqualified Stock) of Alamosa Delaware;

     (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Alamosa Delaware (other than from Alamosa Delaware or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Alamosa Delaware that is not Disqualified Stock);

     (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

     (d)  any Investment (other than Permitted Investments) in any Person.

     "Restricted Subsidiary" means any Subsidiary of Alamosa Delaware other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Alamosa Delaware or a Restricted Subsidiary transfers such Property to another Person and Alamosa Delaware or a Restricted Subsidiary leases it from such Person.

     "Securities Act" means the Securities Act of 1933.

     "Senior Debt" of Alamosa Delaware means all Debt of Alamosa Delaware, except:

     (a) Debt of Alamosa Delaware that is by its terms subordinate in right of payment to the New Notes;


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

     (b)  any Debt Incurred in violation of the provisions of the Indentures;

     (c) accounts payable or any other obligations of Alamosa Delaware to trade creditors created or assumed by Alamosa Delaware in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

     (d) any liability for Federal, state, local or other taxes owed or owing by Alamosa Delaware;

     (e)  any obligation of Alamosa Delaware to any Subsidiary; or

     (f)  any obligations with respect to any Capital Stock of Alamosa Delaware.

     "Senior Debt" of any Subsidiary Guarantor has a correlative meaning to Senior Debt of Alamosa Delaware.

     "Senior Secured Credit Facility" means the credit facility issued pursuant to the Amended and Restated Credit Agreement, dated as of March 30, 2001, among Alamosa Delaware, Alamosa Holdings, LLC, Alamosa Holdings, Inc., the lenders thereto, Citicorp USA, Inc., as administrative and collateral agent, Export Development Corporation, as co-documentation agent, First Union National Bank, as documentation agent, Toronto Dominion (Texas), Inc., as syndication agent, as amended and supplemented from time to time.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of Alamosa Delaware within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

     "Sprint PCS Affiliate" means any Person whose sole or predominant business is operating (directly or through one or more subsidiaries) a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Management Agreements with Sprint.

     "Sprint PCS Affiliate Parent" means any Person that owns 75% or more of the issued and outstanding common stock, calculated on a fully diluted basis, of a Sprint PCS Affiliate and whose primary business is either being a Sprint PCS Affiliate or holding the Capital Stock of one or more Sprint PCS Affiliates.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is finally due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of a Change of Control or any other contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Debt of Alamosa Delaware or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the New Notes or the applicable Subsidiary Guaranty pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

     (a)  such Person;

     (b)  such Person and one or more Subsidiaries of such Person; or

     (c)  one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Domestic Restricted Subsidiary and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "--Certain Covenants-- Future Subsidiary Guarantors."


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

     "Subsidiary Guaranty" means a Guarantee on the terms set forth in the Indentures by a Subsidiary Guarantor of Alamosa Delaware's obligations with respect to the New Notes.

     "Telecommunications Assets" means all assets and rights, contractual or otherwise, used or intended for use in connection with (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities or (ii) the ownership, design, construction, development, acquisition, installation or management of communications systems, and the Capital Stock of any Person engaged entirely or substantially entirely in the above listed activities.

     "Telecommunications Business" means (a) the ownership, design, construction, development, acquisition, installation or management of communications systems, (b) the delivery or distribution of communications, voice, data or video services or (c) any business or activity reasonably related or ancillary to the activities described in clauses (a) or (b) of this definition, including, without limitation, any business conducted by Alamosa Delaware or any Restricted Subsidiary on the Issue Date and the acquisition, holding or exploitation of any license relating to the activities described in clauses (a) or (b) of this definition.

     "Temporary Cash Investments" means any of the following:

     (a) Investments in U.S. Government Obligations or in securities guaranteed by the full faith and credit of the United States of America, in each case maturing within 365 days of the date of acquisition thereof;

     (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

     (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

          (i)  a bank meeting the qualifications described in clause (b) above;
               or

          (ii) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

     (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Alamosa Delaware) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
          Act)); and

     (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer's option, provided that:

          (i) the long-term debt of such State is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

          (ii) such obligations mature within 180 days of the date of acquisition thereof.


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

     "Unrestricted Subsidiary" means:

     (a) any Subsidiary of Alamosa Delaware that is designated on or after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain
          Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

     (b)  any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by Alamosa Delaware and its other Wholly Owned Subsidiaries.

BOOK-ENTRY SYSTEM

     The Depository Trust Company ("DTC"), New York, New York, will act as securities depositary for the registered notes. The registered notes will be initially issued in the form of one or more global notes registered in the name of DTC or its nominee.

     Upon the issuance of a global note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the registered notes represented by such global note. Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a global note through an offshore transaction may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

     Payment of principal of and interest on registered notes represented by a global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the registered notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global note is exchangeable for certificated registered notes only if:

     o DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days of such notice;

     o we in our discretion at any time determine not to have all the registered notes represented by such global note; or

     o there shall have occurred and be continuing a default or an event of default with respect to the registered notes represented by such global note.


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

     Any global note that is exchangeable for certificated registered notes pursuant to the preceding sentence will be exchanged for certificated registered notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global note becomes exchangeable for certificated registered notes,

     o certificated registered notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

     o payment of principal of, and premium, if any, and interest on, the certificated registered notes will be payable, and the transfer of the certificated registered notes will be registerable, at the office or agency of Alamosa (Delaware) maintained for such purposes, and

     o no service charge will be made for any registration of transfer or exchange of the certificated registered notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the registered notes represented by such global note for all purposes under the indenture and the registered notes. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the registered notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated registered notes in definitive form and will not be considered to be the owners or holders of any registered notes under such global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depositary with respect to the registered notes at any time by giving reasonable notice to us or Wells Fargo Bank Minnesota, N.A., our agent. Under such circumstances, in the event that a successor depositary is not obtained, certificated registered notes are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depositary. In that event, certificated registered notes will be printed and delivered. None of us or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


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                           DESCRIPTION OF THE UNITS

     The Units are composed exclusively of one (1) share of Preferred Stock and
73.61 CVRs. The Units' exclusive source of rights or privileges, and hence their sole source of value, are the Preferred Stock and CVRs which underlie each Unit.

     At the close of business on the CVR's Maturity Date, the Units willl automatically be cancelled and the Preferred Stock will exist, and be transferrable, as a security independent and unassociated with either the Units or the CVRs.

                        DESCRIPTION OF PREFERRED STOCK

     The following is a summary of the material terms and provisions of the Preferred Stock. The Preferred Stock is more completely described in the certificate of designation establishing the Preferred Stock.

GENERAL

     Under Parent's charter, the board of directors is authorized to issue 300 million shares of stock, consisting of 290 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock of any series from time to time, in one or more series, subject to the rights of holders of any class or series of its preferred stock, without stockholder approval.

     Parent's board of directors will adopt a certificate of designation establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the Series B Convertible Preferred Stock. Up to 750,000 shares of Preferred Stock will be authorized. Parent will issue up to 698,000 shares of Preferred Stock in the Exchange Offers. As of the date of this disclosure statement, there are no other classes or series of preferred stock authorized, except the Series A Preferred Stock, of which there are no shares outstanding as of the date of this Disclosure Statement.

     Under Delaware law, a stockholder is not personally liable for Parent obligations solely as a result of his or her status as a stockholder.

RANKING

     The Preferred Stock, with respect to dividend rights and the distribution of assets upon Parent's liquidation, dissolution or winding up, will rank (i) junior to all non-equity indebtedness of Parent; (ii) senior to all classes or series of Parent common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Preferred Stock (collectively the "Junior Stock"); (iii) on a parity with all equity securities issued by Parent, which issuance shall be subject to the receipt of applicable consents from the holders of Preferred Stock as described under "Voting Rights" below, other than those referred to in clauses (ii) and (iv); and (iv) junior to all equity securities issued by Parent, which issuance shall be subject to the receipt of applicable consents from the holders of Preferred Stock as described under "Voting Rights" below, the terms of which specifically provide that such equity securities rank senior to such Preferred Stock.

DIVIDENDS

     After July 31, 2008, (the "Preferred Adjustment Date") holders of Preferred Stock will be entitled to receive cumulative cash dividends at the annual rate of 4.50% of the Base Amount. Such cash dividends will accrue daily and be payable quarterly in arrears on the last calendar day of each January, April, July and October, or, if not a business day, the next succeeding business day (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the Preferred Adjustment Date. The "Base Amount" per share of Preferred Stock will be $250.00 at the time of issuance of the Preferred Stock, and will accrue daily at an annual rate of 6.0%, compounded quarterly, to a final accreted value of approximately $331.74 per share of Preferred Stock at the Preferred Adjustment Date (assuming that the Preferred Stock is issued on October 31, 2003).


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

     In addition, if any dividends or distributions are paid on Parent's common stock (other than a dividend or distribution consisting of Parent's common stock), the holders of Preferred Stock will be paid dividends or distributions per share of Preferred Stock in an amount equal to what such holder would have received had it converted its shares of Preferred Stock into shares of Parent common stock immediately prior to the record date for the payment of such dividend or distribution.

     Parent will prorate and compute any dividend payable for a partial dividend period on the basis of a 360-day year consisting of twelve 30-day months. Parent will pay dividends to holders of record as they appear in its share records at the close of business on the applicable dividend record date.

     No dividend on the Preferred Stock will be authorized or declared or paid or set apart for payment by Parent if such authorization, declaration, payment or setting apart for payment would violate any of its agreements or is restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Preferred Stock will accrue whether or not Parent has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are authorized by its board of directors. Accumulated but unpaid dividends will cumulate as of the dividend payment date on which they first become payable or on the date of redemption, as the case may be.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Preferred Stock and all other equity securities ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon the Preferred Stock and any other equity securities ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Stock and such other equity security bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current dividend period:

     o no dividends, other than distributions in kind of Parent common stock or other shares of its equity securities ranking junior to Preferred Stock as to distributions and upon liquidation, may be authorized or paid or set aside for payment, and no other dividend may be authorized or made upon, shares of Parent common stock or any other shares of its equity securities ranking junior to or on a parity with the Preferred Stock as to distributions or upon liquidation (other than pro rata dividends on preferred stock ranking on a parity as to distributions with the Preferred Stock); and

     o no shares of Parent common stock or any other shares of Parent's equity securities ranking junior to or on a parity with the Preferred Stock as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parent or any subsidiary of Parent, except by conversion into or exchange for other shares ranking junior to the Preferred Stock as to distributions and amounts upon liquidation.

LIQUIDATION, DISSOLUTION OR WINDING UP.

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Parent, as a holder of Preferred Stock you will be entitled to receive out of the assets of Parent available for distribution to shareholders (after payment or provision for all of Parent's debts and other liabilities but before any payment or provision for any Junior Stock) a liquidation preference equal to the greater of:

     o the amount per share of Preferred Stock equal to the Base Amount as of such date, plus any accrued and unpaid dividends; and

     o the amount per share the holder would have received in connection with such voluntary or involuntary liquidation, dissolution or winding up of Parent had such holder converted such share of Preferred Stock into shares of common stock immediately prior to such event.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of Parent, its assets are insufficient to make full payment of the liquidating distributions to holders of the Preferred Stock and any other shares of Parent's equity securities ranking on a parity with the Preferred Stock as to liquidation rights, then the holders of the Preferred Stock and parity shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of Parent.

     The consolidation or merger of Parent with or into another entity, the merger of another entity with or into Parent, or the sale, lease, transfer or conveyance of all or substantially all of Parent's property or business, will in each case not be deemed to constitute a liquidation, dissolution or winding up of Parent.

VOTING RIGHTS

     As a holder of Preferred Stock, you will have one (1) vote per share of Preferred Stock held by you on all matters submitted to a vote of the shareholders of Parent.

     If, after the Preferred Adjustment Date, dividends on the Preferred Stock are in arrears and unpaid for six or more dividend periods (whether or not consecutive), the holders of the Preferred Stock, voting as a single class with the holders of all series of Parent preferred stock ranking on a parity with the Preferred Stock, will be entitled to elect two additional directors to Parent's board of directors. Upon the election of any additional directors, the number of directors that comprise Parent's board of directors will be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

     In addition, so long as any shares of Preferred Stock remain outstanding, Parent may not, without the affirmative vote of holders of at least two-thirds of the outstanding Preferred Stock voting separately as one (1) class:

     o authorize, or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to or on parity with the outstanding Preferred Stock with respect to the payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up; or

     o amend, alter or repeal the provisions of Parent's charter (including the certificate of designation of the Preferred Stock) (other than by merger or consolidation), so as to adversely affect any power, preference or special right of the Preferred Stock or the holders thereof.

     So long as 50% or more of the shares of Preferred Stock originally issued remain outstanding Parent may not, without the affirmative vote of holders of at least two-thirds of the outstanding Preferred Stock voting separately as one class, merge, consolidate, reorganize or effect any other business combination involving Parent or sell all or substantially all of the assets of Parent (an "Event"), unless (i) the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking senior to or on parity with the Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of Parent that are authorized and outstanding immediately prior to such transaction and (ii) the shares of Preferred Stock will become shares of either the surviving entity, in case of a business combination, or the transferee to which such sale or other disposition is made, having in respect of such surviving entity or transferee, as the case may be, the same proportional interest and the powers, preferences and rights that the Preferred Stock had immediately prior to such transaction.


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

     If less than 50% of the shares of Preferred Stock originally issued remain outstanding Parent may not, without the affirmative vote of holders of at least two-thirds of the outstanding Preferred Stock voting separately as one class, effect an Event, unless in connection with such Event, either

     o (i) the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking senior to or on parity with the Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of Parent that are authorized and outstanding immediately prior to such transaction and (ii) the shares of Preferred Stock will become shares of either the surviving entity, in case of a business combination, or the transferee to which such sale or other disposition is made, having in respect of such surviving entity or transferee, as the case may be, the same proportional interest and the powers, preferences and rights that the Preferred Stock had immediately prior to such transaction; or

     o each share of Preferred Stock is converted into cash in an amount equal to the highest of (i) the value of the consideration such share would have received in connection with such Event on an as-converted basis, and (ii) an amount equal to the Base Amount at the Preferred Adjustment Date, plus any accrued and unpaid dividends.

     In addition, (i) any increase in the amount of the authorized preferred stock, or (ii) the creation or issuance of any other series of Parent preferred stock (or any increase in the amount of authorized shares of such series), in each case ranking junior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to affect the power, preferences or special rights of the Preferred Stock so as to affect the holders thereof adversely, except as otherwise required by law.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Preferred Stock have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION AT THE HOLDER'S OPTION

     Each share of Preferred Stock is convertible at your option at any time after the issue date into 73.61 shares of Parent common stock which is calculated by dividing the initial Base Amount of $250.00 per share (without giving effect to any accretion thereof), by the conversion price, rounding to the nearest whole number. The initial conversion price is $3.40, subject to anti-dilution adjustments, as described below. Such shares of common stock into which the shares of Preferred Stock are convertible will be freely tradable upon completion of the restructuring transaction.

     Your option to convert shares of Preferred Stock into Parent common stock will terminate at the close of business on the business day preceding the Mandatory Redemption Date (as defined below) (subject to any extension necessary to permit the expiration of any applicable waiting period under the HSR Act), unless we default in making payment of any cash payable upon mandatory redemption. See "--Mandatory Redemption."

     If a dividend is declared by Parent's board of directors for any dividend period, the holders of shares of Preferred Stock at the close of business on a record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following that record date. However, if the dividend payable on the dividend payment date is payable in cash, shares of Preferred Stock surrendered for conversion during the period between the close of business on the corresponding record date and the opening of business on such dividend payment date must be accompanied by payment of an amount in cash equal to the dividends that would accrue from the date of conversion to that dividend payment date. A holder of shares of Preferred stock on a record date who (or whose transferee) tenders any shares for conversion on the corresponding dividend payment date will receive any dividend payable by Parent on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion.


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     The conversion price is subject to adjustment, in accordance with formulas that will be set forth in the certificate of designation, in certain events, including upon:

     o any issuance to any person of shares of Parent common stock or rights, options or warrants entitling them to subscribe for or purchase shares of Parent common stock or securities convertible into or exchangeable for shares of Parent common stock at less than the Market Value; provided, however, that no adjustment will be made with respect to such an issuance if the holder of shares of Preferred Stock would be entitled to receive such shares or rights, options or warrants either prior to or upon conversion at any time of such shares of Preferred Stock into Parent common stock; and provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur; and provided, further, that no adjustment will be made with respect to (i) any option grant or any exercise thereof under any of Parent's employee benefit plans or stock option plans which are in existence as of the issue date or which are approved by Parent's board of directors at any time subsequent thereto, (ii) any such shares or rights, options or warrants issued in connection with an acquisition approved by Parent's board of directors, (iii) any issuance of shares of Parent common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of Parent and in the investment of dividends or interest payable on securities of Parent and the investment of additional optional amounts in shares of Parent common stock under any such plan, (iv) any issuance of securities by Parent in underwritten public offerings, (v) any issuance of Parent common stock upon conversion of the Preferred Stock or (vi) any issuance of Parent common stock in connection with the CVRs;

     o any stock split, subdivision, combination or reclassification of, or dividends or distributions consisting of, Parent common stock; or

     o a tender or exchange offer made by Parent or any of its subsidiaries for all or any portion of Parent's common stock where such tender or exchange offer (i) shall require the payment to holders of purchased shares of an aggregate consideration having a fair market value that combined together with the consideration payable in respect of any other tender or exchange offered by Parent or any subsidiary expiring within the 12 months preceding the expiration of such tender or exchange offer, exceeds 10% of the Market Value times the number of shares of Parent common stock outstanding and (ii) involves aggregate consideration per share in excess of the Market Value per share on the expiration date of such tender or exchange offer.

     The term "Market Value" means the average closing price of Parent common stock for a five consecutive trading day period on such national securities exchange or automated quotation system on which the Parent common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by Parent's board of directors to be the fair value of the Parent common stock.

     No adjustment of the conversion price will be required to be made until the cumulative adjustments, whether or not made, amount to 1% or more of the conversion price as last adjusted. We reserve the right to make such reductions in the conversion price, in addition to those required in the foregoing provisions, as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the conversion price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the conversion price.

     Subject to the provisions described under "--Changes of Control", following Parent's reclassification, consolidation or merger with or into another person or any merger of another person with or into Parent (with certain exceptions), or any sale or other disposition of all or substantially all of Parent's assets (computed on a consolidated basis) (each such event, a "Reorganization Event"), each share of Preferred Stock then outstanding will, without the consent of any holder of Preferred Stock, be convertible at any time at the option of the holder thereof only into the kind and amount of


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securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of Parent common stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event. Parent shall not affect any such Reorganization Event unless, prior to the consummation thereof, the successor entity (if other than Parent) resulting from such Reorganization Event, shall assume, by written instrument, the obligation to deliver to the holders of the Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such conversion.

     We will give you notice of any change in the conversion price:

     o by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Preferred Stock or Parent common stock is listed or traded; and

     o by mail or publication (with subsequent prompt notice by mail), as soon as practicable after the change of the conversion price, but in no event later than ten days after the change of the conversion price.


AUTOMATIC CONVERSION

     If the holders of 662/3% or more of the Preferred Stock have converted their Preferred Stock into common stock of Parent (a "Conversion Event"), then all the remaining shares of Preferred Stock will automatically convert into such common stock.

     The holders of the Preferred Stock upon the occurrence of a Conversion Event will have the right to receive a cash dividend payment in an amount equal to any accrued and unpaid dividends on the Preferred Stock as of the date of the Conversion Event (the "Automatic Conversion Date") (other than previously declared dividends on the Preferred Stock payable to a holder of record as of a prior date), whether or not declared, out of legally available assets of the Parent. Dividends on the shares of Preferred Stock will cease to accrue and such shares of Preferred Stock will cease to be outstanding on the Automatic Conversion Date unless we default in making payments of any amount payable upon the Automatic Conversion Date.

     Parent will make such arrangements as it deems appropriate for the issuance of certificates, representing shares of Parent common stock, and for any payment of cash in respect of accrued and unpaid dividends on the Preferred Stock or cash in lieu of fractional shares, if any, in exchange for and contingent upon the surrender of certificates representing the shares of Preferred Stock, and Parent may defer the payment of dividends on such shares of Parent common stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of Preferred Stock, provided, however, that Parent will give the holders of Preferred Stock such notice of any such actions as it deems appropriate and upon such surrender such holders will be entitled to receive such dividends declared and paid on such shares of Parent common stock subsequent to the Automatic Conversion Date. Amounts payable in cash in respect of the shares of Preferred Stock or in respect of such shares of common stock will not bear interest.

     We will give you notice of the automatic conversion:

     o by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Preferred Stock or Parent common stock is listed or traded; and

     o    by mail or publication (with subsequent prompt notice by mail),

     In addition to any information required by applicable law or regulation, the press release and notice of automatic conversion will state, as appropriate;

     o    the Automatic Conversion Date;

     o the number of shares of common stock to be issued upon automatic conversion;

     o    the number of shares of Preferred Stock to be converted; and


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     o    the amount of any cash dividend payable on such Automatic Conversion
          Date.

OPTIONAL REDEMPTION

     The Preferred Stock may not be redeemed at the option of the Parent.

MANDATORY REDEMPTION

     On, but not before, July 31, 2013 (the "Mandatory Redemption Date"), Parent must redeem all, but not less than all, shares of Preferred Stock for an amount per share equal to the Base Amount, plus accrued and unpaid dividends.

     The certificate of designation of the Preferred Stock will provide that if at the Mandatory Redemption Date, Parent does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Preferred Stock, Parent will take all reasonable measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and Parent will redeem as many shares of Preferred Stock as it may legally redeem, ratably (as nearly as may be practicable without creating fractional shares) from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Preferred Stock.

     Your option to convert shares of Preferred Stock into shares of Parent common stock will terminate at the close of business on the business day preceding the Mandatory Redemption Date (subject to any extension necessary to permit the expiration of any applicable waiting period under the HSR Act), unless we default in making any payment of any cash payable upon mandatory redemption.

     We will give you notice of the mandatory redemption:

     o by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Preferred Stock or Parent common stock is listed or traded; and

     o by mail or publication (with subsequent prompt notice by mail), at least 30 but no more than 60 days in advance of the mandatory redemption date.

     In addition to any information required by applicable law or regulation, the press release (if required) and notice of mandatory redemption will state, as appropriate:

     o    the Mandatory Redemption Date;

     o the total number of shares of Preferred Stock to be mandatorily redeemed;

     o that each outstanding share of Preferred Stock will be redeemed for an amount in cash equal to the Base Amount, plus any accrued and unpaid dividends through the Mandatory Redemption Date;

     o that dividends on the Preferred Stock to be mandatorily redeemed will cease to be payable on the mandatory redemption date, unless we default in making payment of any cash payable upon mandatory redemption;

     o that your option to convert shares of Preferred Stock into Parent common stock will terminate at the close of business on the business day preceding the mandatory redemption date (subject to any extension necessary to permit the expiration of any applicable waiting period under the HSR Act), unless we default in making payment of any cash payable upon mandatory redemption;

     o    the conversion ratio then in effect; and

     o that you must surrender any Preferred Stock certificates to us or the transfer agent.


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CHANGE IN CONTROL

     In the event that a Change of Control occurs at any time while any shares of Preferred Stock are outstanding, each of the holders of the then outstanding shares of Preferred Stock will have the right to give notice that they are exercising a Change of Control election (a "Change of Control Election") with respect to all or any number of such holder's shares of Preferred Stock, during the period (the "Exercise Period") beginning on the 30th day and ending on the 60th day after the mailing by Parent of the notice referred to below. Upon any such election, Parent will redeem for cash each of such holder's shares for which such an election is made, to the extent permitted by applicable law, at a redemption price equal to 101% of the Base Amount as of the Change of Control Payment Date (as defined below) plus the amount of any accrued and unpaid dividends as of such date.

     On or before the thirtieth (30th) day after a Change of Control, Parent will mail to all holders of record of the Preferred Stock at their respective addresses as the same shall appear on the books of Parent as of such date, a notice disclosing (i) the Change of Control, (ii) that, if such holder exercises the Change of Control Election, Parent will redeem any or all of such holder's shares of Preferred Stock at a redemption price equal to 101% of the Base Amount as of the Change of Control Payment Date, plus any accrued and unpaid dividends as of such date, and (iii) the procedure which the holder must follow to exercise the redemption right provided above.

     To exercise the Change of Control election, a holder of the Preferred Stock must deliver during the Exercise Period written notice to Parent of the holder's exercise of the Change of Control Election, accompanied by each certificate evidencing shares of the Preferred Stock with respect to which the Change of Control Election is being exercised, duly endorsed for transfer to Parent. On or prior to the fifth (5th) business day (the "Change of Control Payment Date") after the end of the Exercise Period, Parent will redeem all shares of Preferred Stock properly surrendered to Parent during the Exercise Period for redemption in connection with the exercise of the Change of Control Election and will cause payment to be made on such day in cash for such shares of Preferred Stock.

     Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the repurchase of the shares of Preferred Stock as a result of a Change of Control.

     On the Change of Control Payment Date, Parent will, to the extent lawful,
(1) accept for payment all shares of Preferred stock properly tendered; and (2) deposit with the paying agent (which may be Parent or a subsidiary thereof) an amount equal to the change of control payment in respect of all shares of Preferred Stock so tendered.

     The paying agent will mail promptly to each holder of shares of Preferred Stock so tendered the change of control payment for the shares of Preferred Stock, and the transfer agent will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new certificate for shares equal to any unpurchased shares of Preferred Stock surrendered.

     Parent will not be required to make an offer to purchase following a Change of Control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth herein and purchases all shares of Preferred Stock validly tendered and not withdrawn under such offer to purchase.

"Change of Control" means the occurrence of any of the following events:

          (1) the sale, transfer, assignment, lease, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Parent and its subsidiaries taken as a whole to any "person" or "group" as such terms are used in Section 13(d)(3) of the Exchange Act, other than any such disposition to a wholly-owned subsidiary;

          (2) the adoption of a plan relating to the liquidation or dissolution of Parent;

          (3) any "person" or "group" as defined above, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50.0% of the total voting power of the voting stock of Parent (or any direct or indirect parent company thereof);


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          (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the shareholders of Parent was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

          (5) Parent or any direct or indirect parent company thereof consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Parent or any direct or indirect parent company thereof, in any such event pursuant to a transaction in which any of the outstanding voting stock of Parent or any direct or indirect parent company thereof is converted into or exchanged for cash, securities or other property, other than any such transaction where the capital stock of Parent or such direct or indirect parent company outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person (or its ultimate parent person) constituting at least a majority of the total voting power of the voting stock of such surviving or transferee person (or such ultimate parent person) immediately after giving effect to such transaction.

     "Permitted Holder" means (i) an issuer of voting stock issued to the shareholders of Alamosa Holdings, Inc. (or any successor thereof) in a merger or consolidation of Parent (or any direct or indirect parent company thereof) that would not constitute a "Change of Control" pursuant to clause (5) of the definition of "Change of Control," and (ii) any wholly-owned subsidiary of any such issuer in (i) above.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Preferred Stock will be Mellon Investor Services LLC.

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                    DESCRIPTION OF CONTINGENT VALUE RIGHTS

     The CVRs will be issued under the contingent value rights agreement (the "CVR Agreement") to be executed immediately prior to completion of the Exchange Offers by and among Parent, Alamosa Delaware and a designated rights agent (the "Rights Agent"). Because this section is a summary, it does not describe every aspect of the CVRs. For purposes of this Section, Parent and Alamosa Delaware are collectively referred to as the "Issuers."


PAYMENT AT MATURITY DATE

     The CVRs will mature six months after the consummation of the Restructuring Transactions (the "Maturity Date"). The Issuers will pay each holder of a CVR the amount (the "Payment Amount"), if any, by which $3.40 (the "Target Price") exceeds the greater of:

     o the sum of the Weighted Average Price for all trading days during the Valuation Period (the "Current Market Value"); and

     o    $2.82 (the "Minimum Price").

     The "Weighted Average Price" means, for any trading day, the product of:
(a) the average of the intra-day high and low for Parent common stock during such trading day, and (b) the quotient obtained by dividing (i) the trading volume of shares of Parent common stock for such trading day, by (ii) the aggregate trading volume of Parent common stock during the Valuation Period.

     The "Valuation Period" is the six-month period immediately preceding and including the Maturity Date.

     The Issuers will pay the Payment Amount per CVR three business days after the Maturity Date. Both the Target Price and Minimum Price are subject to antidilution adjustments, as described below under "Antidilution."

     The CVRs are unsecured obligations of Parent and Alamosa Delaware and will rank equally with all other unsecured obligations of Parent and Alamosa Delaware.

PAYMENT IN CASH, DEBT OR PARENT COMMON SHARES; NO INTEREST

     The Issuers, at their option, may pay any Payment Amount due to CVR holders in cash, in Parent common stock, or in New Notes or a combination of any of them; provided, that the form of the Payment Amount and, if the issuers elect to pay the Payment Amount in a combination of forms, the relative amount of each such form, shall be identical for each CVR. If the Issuers elect to pay any amount due under the CVRs in New Notes, any such payment made in respect of a CVR originally issued in exchange for Senior Notes will be made in New Senior Notes, and any payment made in respect of a CVR originally issued in exchange for Senior Discount Notes will be made in New Senior Discount Notes.

     If payment is made in shares of Parent common stock, each such share will be valued at $2.82 (the "Common Stock Value"). If payment is made in New Notes, such notes will be valued at par.

     If payment is made in shares of common stock or in New Notes, then such securities will be freely tradeable.

     Other than in the case of interest on the Default Amount (as defined below), no interest will accrue on any amounts payable to the CVR holders pursuant to the terms of the CVRs.

PAYMENT UPON THE OCCURRENCE OF A DISPOSITION

     Following the consummation of a Disposition (as defined below), the Issuers will give notice and pay to CVR holders an amount for each CVR (the "Disposition Payment"), if any, by which the Discounted Target Price (as defined below) exceeds the greater of:

     o the amount of cash received for each share of Parent common stock by the holder thereof as a result of such Disposition, plus the fair market value, as determined in good faith by an


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          independent nationally recognized investment banking firm (the
          "Independent Financial Expert"), of the non-cash consideration, if any, received for each such share (assuming that such holder did not exercise any right of appraisal granted under law with respect to such Disposition) (collectively, the "Disposition Consideration"), and

     o    the Minimum Price.

     The "Discounted Target Price" for a Disposition Payment is the Target Price discounted from the Maturity Date to the Disposition Payment Date at a per annum rate of 10%.

     The Disposition Payment Date will be the date established by the Issuers for payment of the amount due on the CVRs in respect of a disposition, which in no event will be more than 30 days after the date on which such Disposition was consummated. The Target Price, the Discounted Target Price and the Minimum Price will be subject to antidilution adjustments as described below.

     "Disposition" shall mean:

     o a merger, consolidation or other business combination involving Parent as a result of which no share of Parent common stock will remain outstanding, or

     o a sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the assets of Parent,

unless, in the case of a merger, consolidation or other business combination or sale, transfer or other disposition of assets, the transaction is in connection with a transaction in which all of the shares of Parent common stock are exchanged solely for other publicly traded equity securities of Parent or another entity, the successor assumes the obligations of the Issuers relating to the CVRs, and the successor makes appropriate adjustments to the Target Price, the Minimum Price, the Discounted Target Price, the Common Stock Value and other terms to reflect the transaction (a "Non-Disposition Event").


EVENT OF DEFAULT

     If an Event of Default (as defined below) occurs, unless all the CVRs have become due and payable, either the Rights Agent or CVR holders holding at least 25% of the outstanding CVRs, by giving the required notice, may declare the CVRs to be due and payable immediately, and the Default Amount (as defined below) then becomes due and payable immediately and will bear interest at an interest rate of 10% per annum (the "Default Interest Rate") until such payment is made to the Rights Agent (such payment to be made by the Issuers in cash, Parent common stock or New Notes, at the Issuers' option, provided that if such Event of Default results from a Liquidation Event, such payment can only be made in cash or New Notes).

     Under the CVR Agreement, the "Default Amount" is the amount, if any, by which the Discounted Target Price exceeds the Minimum Price. For purposes of payment of the Default Amount, "Discounted Target Price" means the Target Price discounted from the Maturity Date to the Default Payment Date at a per annum rate of 10%. The "Default Payment Date" is the date on which the CVRs are declared due and payable following an Event of Default.

     "Event of Default" means each of the following which shall have occurred and be continuing:

     o a default in the payment of all or any part of the amounts payable in respect of any of the CVRs as and when the same shall become due and payable,

     o default in the performance, or breach of any covenant or warranty of Parent or Alamosa Delaware, and continuance of such default or breach for a period of 30 days after written notice has been given to Parent by the Rights Agent or to Parent and the Rights Agent by CVR holders holding at least 25% of the CVRs, or

     o certain events of bankruptcy, insolvency, reorganization, or other similar events in respect of Parent (a "Liquidation Event").

     If the Issuers fail to make payment in respect of the CVRs of any amount due at the Maturity Payment Date, such unpaid amount will be interest at the Default Interest Rate.


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AUTOMATIC EXTINGUISHMENT

     If the closing prices of Parent common stock during 20 of any 30 consecutive trading days in the Valuation Period is greater than the Target Price, the CVRs will automatically be extinguished. In addition, if a holder of Units elects to convert the share of Preferred Stock into Parent common stock, the CVRs associated therewith will automatically be extinguished. At the close of business on the CVR's Maturity Date, the Units willl automatically be cancelled and the Preferred Stock will exist, and be transferrable, as a security independent and unassociated with either the Units or the CVRs.

ANTIDILUTION

     In the event that Parent shall at any time or from time to time, (v) pay a dividend or make a distribution on the outstanding shares of Parent common stock, (w) subdivide the outstanding shares of Parent common stock into a larger number of shares, (x) combine the outstanding shares of Parent common stock into a smaller number of shares (y) issue any shares of its capital stock in a reclassification of its common stock or (z) consummate a Non-Disposition Event, then, and in each such case, the Target Price, the Minimum Price, the Common Stock Value and the Discounted Target Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by Parent) so that each CVR holder shall be entitled to receive such payments that such CVR holder would have been entitled to receive, had such event not occurred. Whenever an adjustment is made under these circumstances or in a disposition transaction requiring adjustments to the Target Price, the Common Stock Value, the Minimum Price or the Discounted Target Price, Parent will

     o promptly prepare a certificate setting forth the adjustment and a brief statement of the facts accounting for the adjustment,

     o    promptly file with the Rights Agent a copy of the certificate, and

     o    mail a brief summary to each CVR holder.

     Each outstanding CVR will thenceforth represent that number of adjusted CVR necessary to reflect such subdivision or combination, and reflect the adjusted Target Price, Minimum Price, Common Stock Value and Discounted Target Price.

RESTRICTIONS ON PURCHASES BY PARENT AND AFFILIATES

     Neither Parent nor its affiliates may purchase shares of Parent common stock during the period beginning ten trading days before the Valuation Period and ending on the Maturity Date, except for purchases for employee benefit plans and other incentive compensation arrangements in the ordinary course of business.

     Nothing in the CVR Agreement will prohibit the Issuers or their affiliates from acquiring CVRs in the open market, in privately negotiated transactions or otherwise.

TRANSFER AND EXCHANGE

     A holder of CVRs may transfer or exchange CVRs in accordance with the CVR Agreement. The Issuers may require a holder of CVRs, among other things, to furnish appropriate endorsements and transfer documents and Parent may require a holder of CVRs to pay any transfer taxes and governmental charges required by law in connection with any transfer or exchange of CVRs.

AMENDMENTS

     Without the consent of any CVR holders, the Issuers and the Rights Agent, at any time and from time to time, may enter into one or more amendments to the CVR Agreement or to the CVRs, for any of the following purposes: (i) to convey, transfer, assign, mortgage or pledge to the Rights Agent as security for the CVRs any property or assets; (ii) to provide for the assumption of the Issuers' obligations to CVR holders in the case of a merger or consolidation; (iii) to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the CVR Agreement of any such holder; or (iv) to cure any ambiguity, defect or inconsistency.


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

     With the consent of the holders of a majority of the outstanding CVRs, Parent and the Trustee may enter into one or more amendments to the CVR Agreement or to the CVRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the CVR Agreement or to the CVRs or of modifying in any manner the rights of the holders under the CVR Agreement or to the CVRs; provided, however, that no such amendment shall, without the consent of the holder of each CVR affected thereby: (i) modify the definition of Target Price, Current Market Price, Weighted Average Price, Minimum Price, Common Stock Value, Disposition Payment, Discounted Target Price, Maturity Date, Valuation Period, Default Payment Date, Default Payment Amount or Default Payment Interest Rate, extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date; (ii) reduce the number of CVRs, the consent of whose holders is required for any such amendment; or (iii) make any change in the provisions of the CVR Agreement relating to amendments, except to increase any such percentage or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of the holder of each CVR affected thereby.

RIGHTS AGENT

     The CVR Agreement will provide that holders of a majority of the outstanding CVRs will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Rights Agent, subject to certain exceptions. In case an Event of Default shall occur (and be continuing), the Rights Agent will be required, in the exercise of its powers, to use the degree of care and skill of a prudent person in the conduct of his own affairs. The Rights Agent will be under no obligation to exercise any of its rights or powers under the CVR Agreement at the request of any holder of CVRs, unless such holder shall have offered to the Rights Agent reasonable security or indemnity to it against any cost, liability or expense.

NOTICE

     In connection with each notice of payment or extinguishment of the CVRs or application of the antidilution provisions described above, the Issuers will prepare a certificate describing the calculation in determining the amount of payment or the extinguishment and, if it is making payment in its shares of Parent common stock or New Notes, the calculation determining the amount of shares of Parent common stock or New Notes. The Issuers will, before giving the notice, file a copy of the certificate (which certificate shall be executed by each of the Issuers' Chief Executive Officer or Chief Financial Officer) with the trustee and mail a brief summary of the certificate to the CVR holders. Any determinations by the Issuers (or, if applicable, the Independent Financial Advisor) of the Payment Amount, the Disposition Payment and the application of any antidilution adjustment, shall, absent manifest error, be final and binding on the CVR holders.


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                     DESCRIPTION OF THE SPRINT AMENDMENTS


     Under the Sprint Agreements, Alamosa has the exclusive right to provide wireless mobility communications network services under the Sprint and Sprint PCS brand names in Alamosa's territories. Sprint handles Alamosa's billing and collections and pays Alamosa 92% of "collected revenues" from Alamosa Customers and retains the remaining 8%. Alamosa also receives other revenues, including Sprint PCS roaming revenues for each minute that Sprint PCS subscribers based outside Alamosa's territory use Alamosa's portion of the Sprint PCS network and 100% of revenues from handset sales. The terms of the Sprint Agreements are described in Parent's Annual Report on Form 10-K for the year 2002, a copy of which is included in this Disclosure Statement.

     On September 11, 2003, Parent and Sprint executed the Sprint Amendments which, among other things, simplify the manner in which fees are calculated under the Sprint Agreements and the invoiced fee settlement process. However, these amendments will only become effective if certain conditions are met, including completion of the Restructuring Transactions and execution of the Settlement and Mutual Release Agreement by the parties. The following is a summary of the Sprint Amendments.

FEE SIMPLIFICATION

     The management agreements and the services agreements will be amended to simplify the manner in which the fees charged under those agreements are calculated.

     Management Agreement Fees. The most significant amendments to the management agreements will be as follows:

     o Rather than 92% of collected revenues, Sprint will pay Alamosa 92% of net billed revenue less allocated actual bad debt for billed revenue; and

     o The inter service area fee for voice and 2G data usage will be fixed until December 31, 2005, and will be based on 90% of Sprint's retail voice and 2G data usage yield after that date. The inter service area fee for 3G data usage will be fixed until December 31, 2005, and will be negotiated periodically after that date.

     Services Agreement Services and Fees. The most significant amendments to the services agreements will be as follows:

     o Alamosa will pay Sprint a fee for a bundle of services provided by or on behalf of Sprint now or in the future. Alamosa will not be permitted to obtain these services from other sources through December 31, 2006;

     o The fee Alamosa will pay Sprint for the services each month until December 31, 2006, will be equal to the sum of:

          (A) a fixed amount per subscriber multiplied by the average number of Alamosa Customers, such as customer care, billing, wireless web and directory assistance, that are applied to Sprint's reported cash cost per user ("CCPU"); plus

          (B) 5% of Sprint's most-recently publicly reported cost per gross additions ("CPGA") multiplied by the Alamosa gross subscriber additions for the services, such as activations and handset logistics, that are applied to Sprint's CPGA;

     o The fees Alamosa will pay Sprint for the services each month after December 31, 2006, will be equal to the sum of the following, except that the percentage of the CCPU and CPGA charged to Alamosa will be reassessed every three years, with the first reassessment occurring in 2006 to be effective for 2007 through 2009:

          (A) A percentage of the Sprint most-recently publicly reported CCPU (provided that the resulting amount shall not exceed a fixed amount for 2007 and 2008), multiplied by the average number of Alamosa Customers for the services that are applied to Sprint's reported CCPU; plus


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       (B)     A percentage of the Sprint most-recently publicly reported
               CPGA, multiplied by the gross Alamosa Customer additions for the services that are applied to Sprint's CPGA;

     o Alamosa's obligation to continue to engage Sprint to provide those services after December 31, 2006, is subject to determining the service fees that Alamosa will be required to pay for the services. The parties contemplate the service fees will continue to be expressed as a percentage of CCPU and CPGA; and

     o Alamosa will pay Sprint for additional items, generally for the pass-through of costs related to services provided by third parties that will be settled separately. The services that are presently settled separately include long distance and roaming.

     Pricing Adjustment Process. The management agreements and services agreements will be amended to establish a pricing adjustment process to determine the 3G data usage fees after December 31, 2005, and the service fees for the three-year periods beginning after December 31, 2006. If the parties do not come to an agreement on the service fees during the negotiation process, then Alamosa may elect either to:

     o submit the determination of the service fees to binding arbitration and continue obtaining the services from Sprint at the service fees determined by the arbitrator; or

     o self-provide the services or procure the services from third-party vendors, subject to Sprint's first right of refusal to provide the services to Alamosa on the third party vendor terms.

DISPUTES AND CORRECTIONS OF INVOICES AND PAYMENTS

     Sprint and Alamosa under the Sprint Amendments have developed a process for disputing and correcting charges on invoices (other than for invoices from third parties), and the period within which disputes and corrections must be made. After the expiration of the period, neither party may correct or dispute payments made under the management agreements or the services agreements. Alamosa will pay all amounts, including disputed amounts, pending the dispute resolution. The Sprint Amendments also provide for a separate process for disputing and correcting charges from third party invoices.

ACCESS TO INFORMATION

     The Sprint Amendments clarify or provide under what conditions Alamosa has the right to receive certain data and other information related to the business Alamosa conducts under the management agreements, including data and information related to (i) call traffic carried by the service area network,
(ii) the Alamosa Customers, and (iii) the terms and conditions of any contract, agreement or understanding between Sprint (or any of its related parties) on the one hand, and any third party on the other hand, that Alamosa is directly or indirectly required to comply with or entitled to any benefit under.

REQUIREMENTS

     Within 120 days after execution of the Sprint Amendments, Sprint will evaluate any "guidelines," "policies," "standards" or "specifications" issued by Sprint and determine whether they are preferences of Sprint or mandatory requirements that Alamosa, the other Sprint affiliates and Sprint must comply with (subject to Sprint's right to grant waivers as provided in the management agreements). Within the 120 day period, Sprint will inform Alamosa if any of the "guidelines", "policies", "standards" or "specifications" are not program requirements.

     The management agreements will be amended to provide under what circumstances and on what terms Alamosa will have the right not to comply with certain new or amended program requirements and to resist the exercise by Sprint of certain other unilateral rights afforded to Sprint in the Sprint Agreements. Alamosa will be able to refuse to comply with some, but not all, new or amended program requirements and to resist the exercise by Sprint of some, but not all, of the unilateral rights afforded to Sprint in the management agreement if and to the extent that Alamosa management


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demonstrates that the adverse impact to Alamosa of such new or amended program requirements or the exercise of such unilateral rights exceeds certain predetermined thresholds. Notwithstanding Alamosa's right to refuse to comply with the new or amended program requirements or the exercise of such unilateral rights, Sprint may nonetheless require Alamosa to comply with such requirements or submit to the exercise of such rights to the extent that Sprint agrees to compensate Alamosa for that portion of the adverse impact to Alamosa that exceeds these predetermined thresholds.

     In addition, the management agreements will be amended to require that whenever Sprint proposes to exercise any unilateral right of Sprint under the Sprint Agreements that Alamosa management believes will have a significant adverse economic impact on Alamosa's operations, Sprint and Alamosa will in good faith attempt to mutually agree on how to mitigate such adverse impact.

LONG DISTANCE AND CERTAIN OTHER TELEPHONY SERVICES

     The management agreements will be amended to clarify under what circumstances and on what terms Alamosa will be required to purchase long distance and certain other telephony services from Sprint and under what circumstances Alamosa will be allowed to either self-provision long distance and certain other telephony services or purchase long distance and certain other telephony services from others.

MOST FAVORED NATION

     The management agreements will be amended to provide that, subject to certain significant conditions and limitations, Alamosa will have the right to amend its management agreements and services agreements to be the same as the management agreement or services agreement between Sprint and any other PCS Affiliate whose ultimate parent entity (as defined by the Hart-Scott-Rodino Antitrust Improvements Act of 1976) controls entities with 3 million or more covered pops (a "Similarly Situated Affiliate") if any of the terms of the Similarly Situated Affiliate's management agreement or services agreement are amended on or before December 31, 2006 to be more favorable to such Similarly Situated Manager than the terms of Alamosa's management agreements or services agreements as amended by the Sprint Amendments described herein.


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        DESCRIPTION OF AMENDMENTS TO THE SENIOR SECURED CREDIT FACILITY


     In connection with the Exchange Offers, the Company will enter into an amendment (the "Bank Amendment") to the credit agreement governing the Senior Secured Credit Facility (the "Credit Agreement"). The Bank Amendment will modify the financial maintenance ratios in the Credit Agreement to reflect the potential impact of the Trended Projections on Alamosa's business plan. Specifically, the Bank Amendment will amend the following financial covenants:

     o    the senior leverage ratio;

     o    the leverage ratio;

     o    the fixed charge coverage ratio;

     o    the interest expense coverage ratio; and

     o    the pro forma debt service coverage ratio.

     The Bank Amendment will also allow Alamosa to include up to $40 million of excess available cash in calculating its fixed charge coverage ratio.

     In addition, the Bank Amendment will amend certain negative covenants in the Credit Agreement. Specifically, the significant changes to the Credit Agreement provided for in the Bank Amendment are the following:

     o the indebtedness covenant and the restricted payment covenant will be amended to:

               (A) permit the issuance of the New Senior Notes, the New Senior Discount Notes, the Preferred Stock and the CVR's and the consummation of the Exchange Offers; and

               (B) permit Alamosa to pay any amounts that may become due to CVR holders in Parent common stock or in New Notes, but not in cash; and

     o the investment covenant will be amended to allow Alamosa to make investments in unrestricted subsidiaries in an amount not to exceed $25,000,000.

     The lenders under the Credit Agreement will also consent to the execution of the Sprint Amendments.

     The effectiveness of the Bank Amendment is conditioned upon, among other things, consummation of the Exchange Offers on the terms described herein and the exchange of at least 95% in aggregate principal amount of the Senior Notes and at least 95% in aggregate principal amount of the Senior Discount Notes.


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           DESCRIPTION OF EXCHANGE OFFERS AND PLAN SUPPORT AGREEMENT

     We have entered into a support agreement (the "Support Agreement") with certain holders of our Existing Notes (including members of the Noteholders Committee) representing approximately $345,198,000 principal amount or approximately 45% in the aggregate principal amount of Existing Notes (each a "Consenting Noteholder" and together the "Consenting Noteholders"). The significant terms and conditions of the Support Agreement are set forth below.

     Each of the Consenting Noteholders has agreed to tender their debt securities in the Exchange Offers (and thereby agree to the Consent Solicitation) and to vote in favor of the Prepackaged Plan.

     The Consenting Noteholders' obligation to tender, consent and vote is subject to several conditions, including: (a) the execution of definitive documentation, in form and substance reasonably satisfactory to a majority in outstanding principal amount of Existing Notes held by the Consenting Noteholders (the "Required Consenting Noteholders"), necessary to implement the Restructuring Transactions as contemplated by the term sheet attached to the Support Agreement, (b) the Disclosure Statement not containing any misstatements of a material fact or omitting to state a material fact (a "Material Misstatement"); (c) since August 14, 2003, there shall not have been a material adverse change in the business, assets, conditions or prospects of the Company (a "MAC"); (d) the Company receiving all material third party consents and approvals necessary to complete the Restructuring Transactions, and (e) no breach of the covenants set forth in the next paragraph.

     Under the Support Agreement, Alamosa covenants and agrees that (a) except as contemplated by this Disclosure Statement, from the date of the Support Agreement until the Termination Date (as defined below), the Company shall (i) conduct its business in the ordinary course and in accordance with past practice and (ii) not issue or agree to issue any securities, make any distributions to existing equity holders or incur any material indebtedness other than as contemplated by the Restructuring Transactions, and (b) to pay the reasonable costs and expenses incurred by the advisors to the Noteholders Committee in connection with the Support Agreements.

     The effective date of Alamosa's acceptance of any Existing Notes tendered by a Consenting Noteholder will be subject to (a) satisfaction of each of the conditions to the Support Agreement (or the waiver of any condition by Consenting Noteholder holding at least 50% in principal amount of Existing Notes held by the Consenting Noteholders ("Requisite Consenting Noteholders"); provided, however, that any material modification of the Exchange Offers will require the approval of each Consenting Noteholder), (b) no material breach of the covenants, (c) satisfaction of the Minimum Tender Condition, and (c) no MAC.

     Consummation of the Prepackaged Plan will be subject to (a) satisfaction of each of the conditions to the Support Agreement (or the waiver of each of the conditions by the Requisite Consenting Noteholders; provided, however, that any material modification of the Prepackaged Plan will require the approval of each Consenting Noteholder), (b) no material breach of the covenants, (c) no MAC, except to the extent such change is the result of the bankruptcy filing contemplated by the Prepackaged Plan and (d) court approval of the documents contemplated by the Restructuring Transactions.

     The Support Agreement shall terminate upon the first to occur (the "Termination Date") of:

     o    The termination or expiration of the Exchange Offers;

     o An entry of an order by any court or other competent governmental or regulatory authority making illegal or otherwise restricting, preventing or prohibiting the Exchange Offers or the Prepackaged Plan in a way that cannot reasonably be remedied by Alamosa;

     o    A material breach by Alamosa of any of the covenants;

     o The acceleration by the lenders of the amounts due under the Senior Secured Credit Facility;

     o A material inconsistency between the terms and provisions of the term sheet attached to the Support Agreement and either the documents on file in Alamosa's bankruptcy case (if one is commenced to effectuate the Prepackaged Plan) or the documents contemplated by the Exchange Offers;


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     o    A Material Misstatement;

     o    A MAC;

     o    The appointment of a trustee by the Bankruptcy Court;

     o November 1, 2003, if neither the Exchange Offers have been consummated nor the Prepackaged Plan filed with the Bankruptcy Court by such date; or

     o    December 31, 2003.

     Pursuant to the Support Agreement, each of the Consenting Noteholders agrees that prior to the Termination Date, without the prior written consent of Alamosa, it will not directly or indirectly, sell, assign, grant an option with respect to, transfer, or otherwise dispose of any of its Existing Notes unless the transferee agrees in writing to be bound by the terms of the Support Agreement with respect to the Existing Notes purchased by such transferree. The Consenting Noteholders further agree that prior to the Termination Date, they will not object to, or otherwise commence any proceeding to oppose the Exchange Offers, confirmation of the Prepackaged Plan, or take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring Transactions.


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                    THE PREPACKAGED PLAN OF REORGANIZATION

     ALAMOSA HAS NOT COMMENCED A CHAPTER 11 CASE, NOR HAS IT TAKEN ANY CORPORATE ACTION AUTHORIZING THE COMMENCEMENT OF SUCH A CASE. HOWEVER, ALAMOSA MAY, IF THE EXCHANGE OFFERS CANNOT BE CONSUMMATED, COMMENCE ONE OR MORE CHAPTER 11 CASES UNDER THE BANKRUPTCY CODE IN ORDER TO RESTRUCTURE ITS FINANCIAL AFFAIRS. THIS DISCLOSURE STATEMENT SOLICITS YOUR ADVANCE ACCEPTANCE OF THE PREPACKAGED PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS APPENDIX I, AND CONTAINS IMPORTANT INFORMATION RELEVANT TO YOUR DECISION TO ACCEPT THE PREPACKAGED PLAN. PLEASE READ THE PREPACKAGED PLAN COMPLETELY AND CAREFULLY.

     In order to enhance the likelihood that Alamosa will succeed in its restructuring efforts, Alamosa has formulated the Prepackaged Plan for the reorganization of Alamosa under Chapter 11 of the Bankruptcy Code. The Prepackaged Plan generally provides the same benefits to Alamosa and the Noteholders as would the consummation of the Exchange Offers. In the event that sufficient tenders and consents have not been received from Noteholders to permit consummation of the Out-of-Court Alternative, but sufficient Ballots signifying acceptance of the Prepackaged Plan, in the judgment of the Boards of Directors of Alamosa, are received to confirm the Prepackaged Plan, Alamosa may file voluntary petitions under Chapter 11 of the Bankruptcy Code and use such acceptances to confirm the Prepackaged Plan. If the Prepackaged Plan is confirmed and consummated, all Noteholders would receive the same consideration in exchange for their Existing Notes as they would have received in the Out-of-Court Alternative, whether or not they vote for the acceptance of the Prepackaged Plan.

DEFINITIONS

     All capitalized terms used in this description of the Prepackaged Plan that are not otherwise defined in the Disclosure Statement have the meanings ascribed to such terms in Article I of the Prepackaged Plan, a copy of which is attached as Appendix 1 to this Disclosure Statement.

REASONS FOR THE SOLICITATION; RECOMMENDATION

     The solicitation is being conducted at this time in order to obtain (prior to the filing of any voluntary petitions for reorganization of the Debtors under Chapter 11 of the Bankruptcy Code) the requisite acceptances. Alamosa anticipates that by conducting the acceptance solicitation in advance of commencing any Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the cases, which otherwise can be lengthy, complex, and extremely expensive, will be greatly simplified, and much less costly. The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the Prepackaged Plan. Acceptance of a plan by a class of interest requires acceptance by at least two-thirds of the amount of interests of such class that cast ballots for acceptance or rejection of the Prepackaged Plan. Each of the parties to the Plan Support Agreement has agreed to vote 100% of their interests in favor of the Prepackaged Plan. Although Noteholders representing at least 662/3% of the aggregate principal amount of the Existing Notes have already committed to vote in favor of the Prepackaged Plan pursuant to the Support Agreement, such Noteholders may constitute less than a majority in number of the Noteholders that vote on the Prepackaged Plan.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

     Alamosa may commence bankruptcy cases for any reason. If they choose to do so, from and after the Petition Date, the Debtors will continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

     The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from Chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the


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Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief.

   APPLICATIONS FOR RETENTION OF THE DEBTORS' PROFESSIONALS

     The Debtors intend to seek retention of certain professionals to represent them and assist them in connection with any Chapter 11 Cases. These professionals were intimately involved with the negotiation and development of the Restructuring and the Prepackaged Plan. These professionals include, among others: (i) Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates, as bankruptcy counsel for the Debtors; and (ii) UBS as financial advisor to the Debtors. The Debtors also intend to seek authority to retain certain professionals to assist with the operation of the Debtors' businesses in the ordinary course; these so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

   MOTION TO APPROVE COMBINED DISCLOSURE STATEMENT AND CONFIRMATION HEARING

     The Debtors intend to seek an order scheduling a combined Confirmation Hearing and hearing on this Disclosure Statement at which time the Debtors will seek approval of this Disclosure Statement and confirmation of the Prepackaged Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code on the earliest date which is convenient for the Bankruptcy Court to conduct such hearing. At that time, the Debtors also will request the Bankruptcy Court to approve the prepetition solicitation of votes on the Prepackaged Plan.

   MOTION TO CONTINUE USING EXISTING CASH MANAGEMENT SYSTEMS

     Because the Debtors expect any Chapter 11 Cases to be pending for less than two (2) months, and because of the administrative hardship that any operating changes would impose, the Debtors intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, cash flow among the Debtors would be impeded to the detriment of the Debtors' Estates and their creditors.

     Continued use of their existing cash management system will facilitate the Debtors' smooth and orderly transition into any Chapter 11 proceeding, minimize the disruption of their businesses while in Chapter 11, and expedite their emergence from Chapter 11. As a result of set-up time and expenses, requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors' efforts to reorganize expeditiously.

   MOTION FOR AUTHORITY TO PAY PREPETITION EMPLOYEE WAGES AND ASSOCIATED
   BENEFITS

     The Debtors believe that they have a valuable asset in their work force and that any delay in paying prepetition compensation or benefits to their employees would destroy the Debtors' relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of the Debtors' employees is most critical. Accordingly, the Debtors will seek authority to pay compensation and benefits in the Chapter 11 Cases which were accrued but unpaid as of the Petition Date.

   MOTION TO PAY UNIMPAIRED TRADE CLAIMS IN THE ORDINARY COURSE OF BUSINESS

     "Trade Claims" are prepetition general unsecured claims against any of the Debtors arising from or with respect to the delivery of goods or services to any of the Debtors in the ordinary course of business: they are among the claims included in the class of Claims denominated Class 6 General Unsecured Claims. Notwithstanding provisions of the Bankruptcy Code that would otherwise require the Debtors to defer payment of Trade Claims until the Consummation Date, the Debtors intend to seek authority from the Bankruptcy Court to pay, in the ordinary course of business, the Trade Claims of those providers of goods and services that agree in writing to continue to provide the Debtors with customary trade terms on an ongoing basis. Because certain goods and services are essential to the Debtors' businesses, the relief sought in this motion is critical to the Debtors uninterrupted operations during the Chapter 11 cases.


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   MOTION TO WAIVE FILING OF SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS

     Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that, unless otherwise ordered by the court, a debtor must prepare and file certain schedules of claims, executory contracts and unexpired leases and related information (the "Schedules") and a statement of financial affairs (the "Statement") within 15 days of the commencement of a chapter 11 case. The purpose of this requirement is to provide a debtor's creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the debtor's reorganization. In appropriate circumstances, however, a bankruptcy court may modify or dispense with the filing of the Schedules and the Statement pursuant to section 521 of the Bankruptcy Code. The Debtors believe that such circumstances would exist in the Chapter 11 Cases, and that they should not be required to file the Schedules and the Statement. The Debtors thus intend to request that the Bankruptcy Court waive the necessity of filing the Schedules and the Statement.

   TIMETABLE FOR CHAPTER 11 CASES

     Assuming that the Bankruptcy Court approves the Debtors' scheduled motion with respect to the Disclosure Statement and Confirmation hearing, the Debtors anticipate that the Disclosure Statement and Confirmation hearing would occur within approximately two (2) months of the Petition Date. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on the Petition Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.


SUMMARY OF THE PREPACKAGED PLAN OF REORGANIZATION

Overview of Chapter 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets. The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

     THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PREPACKAGED PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PREPACKAGED PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PREPACKAGED PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX I.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PREPACKAGED PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PREPACKAGED PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE



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PREPACKAGED PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF
SUCH TERMS AND PROVISIONS.

     THE PREPACKAGED PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PREPACKAGED PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THE ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PREPACKAGED PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PREPACKAGED PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PREPACKAGED PLAN OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

Creditors and Equity Interest Holders Entitled to Vote on the Prepackaged Plan

     As more fully described below, the Prepackaged Plan designates separate classes of Claims against and Interests in the Debtors (other than Administrative Claims and Priority Tax Claims). Each Class of Claims and Interests consists of sub-classes of all such Claims against or Interests in a single Debtor for all purposes under the Bankruptcy Code and the Prepackaged Plan, including for voting purposes, and each Class includes all such Claims against or Interests in all Debtors. The Prepackaged Plan does not provide for substantive consolidation of the Debtors' Estates. Only the holders of Impaired Class 4 Senior Note Claims and Class 5 Senior Discount Note Claims are being solicited. In addition to holders of Administrative Claims and Priority Tax Claims (which are not classified under the Prepackaged Plan), holders of Claims in Classes 1, 2, 3 and 6 are Unimpaired by the Prepackaged Plan, are not entitled to vote to accept or reject the Prepackaged Plan, and are deemed to have accepted the Prepackaged Plan.

     Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied in order to count the ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 case. Bankruptcy Rule 3018(b) requires that (i) the Chapter 11 plan must have been disseminated to substantially all impaired creditors and equity security holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the plan must not have been unreasonably short, and (iii) the solicitation must have been conducted in accordance with section 1126(b) of the Bankruptcy Code, which requires that the solicitation be conducted in compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure with respect to the plan contains "adequate information" as defined in section 1125(a) of the Bankruptcy Code. Section 1125(a) defines "adequate information" as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.

     The Debtors believe that all of the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Disclosure Statement and the Prepackaged Plan, together with all of the accompanying materials, are being transmitted to Holders of Class 4 Senior Note Claims and Class 5 Senior Discount Note Claims. The Debtors believe that this Disclosure Statement contains adequate information (within the meaning of section 1125(a)(1) of the Bankruptcy Code) for all holders of such Claims.

Certain Matters Regarding Classification and Treatment of Claims and Interests

     Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. The Prepackaged Plan does not provide for substantive consolidation of the Debtors' Estates. In accordance with section 1123, the Prepackaged Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not be and have not been classified). The Debtors are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes, each of which contain


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Claims and Interests that are substantially similar to the other Claims and
Interests in such Class. The Debtors believe that the Prepackaged Plan has classified all Claims and Interests in compliance with the provisions of section 1122, but once the Chapter 11 Cases have been commenced, it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Prepackaged Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Prepackaged Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Prepackaged Plan to permit confirmation and to use the Acceptances of the Prepackaged Plan received in this Acceptance Solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Prepackaged Plan, by changing the composition of such Class and the vote required of that Class for approval of the Prepackaged Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Prepackaged Plan could necessitate a resolicitation of Acceptances of the Prepackaged Plan.

     The classification of Claims and Interests and, the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Prepackaged Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Prepackaged Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Prepackaged Plan, or do not vote to accept the Prepackaged Plan, but who will be bound by the provisions of the Prepackaged Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. Although the Debtors believe that the Prepackaged Plan could be confirmed under section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

   FEE CLAIMS

     Fee Claims are Administrative Claims under sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date. All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, the United States Trustee Guidelines and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

     In addition, section 503(b) of the Bankruptcy Code provides for payment of compensation to (a) creditors, indenture trustees and other entities making a "substantial contribution" to a Chapter 11 case and (b) attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

   ADMINISTRATIVE CLAIMS

     Administrative Claims are Claims for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating their businesses (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and Claims of governmental units for taxes (including


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tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors' Estates under section 1930, Chapter 123 of Title 28, United States Code; and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code.

     Each Administrative Claim shall be paid by the Debtors, at their election,
(a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of the Debtors' business or (c) upon such other less favorable terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

     The Confirmation Order will establish a bar date for Administrative Claims for filing Administrative Claims, which date will likely be thirty (30) days after the Effective Date. Holders of Administrative Claims not paid prior to the Effective Date must file requests for payment of such Claims on or before such Administrative Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims bar date. The Debtors, or the Reorganized Debtors, as the case may be, will have sixty (60) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims bar date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

   PRIORITY TAX CLAIMS

     Priority Tax Claims are Claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code. The legal and equitable rights of the Holders of Priority Tax Claims are Unimpaired by the Prepackaged Plan. On or as soon as reasonably practicable after (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors, (A) Cash equal to the unpaid portion of such Allowed Priority Tax Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (C) such other treatment required to Reinstate such Allowed Priority Tax Claim; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date, without premium or penalty; provided, further, that any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing; provided, further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of interest accruing or penalty arising after the Petition date with respect to or in connection with such Allowed Priority Tax Claim; provided further, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with the Prepackaged Plan when such Allowed Priority Tax Claim becomes due and owing.

   CLASS 1--SENIOR SECURED CLAIMS

     Class 1 Senior Secured Claims are the Claims of the Senior Secured Lenders under the Credit Agreement for principal, accrued but unpaid interest through the Effective Date, and fees and expenses incurred by the Senior Secured Lenders. The Senior Secured Claims are Allowed Claims under the Prepackaged Plan in an amount as agreed by the Debtors and the Bank Agents by the Effective Date. The legal, equitable and contractual rights of the Holders of Allowed Senior Secured Claims are Unimpaired by the Prepackaged Plan and all such Claims shall be Reinstated on the Effective Date.


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   CLASS 2--OTHER SECURED CLAIMS

     A Class 2 Other Secured Claim is a Claim that is secured by a lien on property in which the Debtors' Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in such Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are Unimpaired by the Prepackaged Plan and all such Claims shall be Reinstated on the Effective Date.

   CLASS 3--OTHER PRIORITY CLAIMS

     A Class 3 Other Priority Claim is a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code. The legal, equitable and contractual rights of the Holders of Other Priority Claims are Unimpaired by the Prepackaged Plan and all such Claims shall be Reinstated on the Effective Date.

   CLASS 4--SENIOR NOTE CLAIMS

     Class 4 Senior Note Claims are the Claims of the Holders of the Senior Notes arising from or related to the Senior Notes. The Senior Note Claims are Allowed Claims under the Prepackaged Plan in amounts to be agreed upon by the Debtors and the Senior Notes Trustee by the Effective Date. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Senior Note Claim shall receive, in full satisfaction, release, and discharge of its Allowed Senior Note Claims against all Debtors, for each $1,000 principal amount of Senior Notes, (i) $650 of New Senior Notes, (ii) one (1) Unit (consisting of (x) one (1) share of Preferred Stock (y) and 73.61 CVRs) and (iii) its pro rata share, in Cash, of any accrued and unpaid interest due, up to the Effective Date, on the Senior Notes.

   CLASS 5--SENIOR DISCOUNT NOTE CLAIMS

     Class 5 Senior Discount Note Claims are the Claims of the Holders of the Senior Discount Notes arising from or related to the Senior Discount Notes. The Senior Discount Note Claims are Allowed Claims under the Prepackaged Plan in amounts to be agreed upon by the Debtors and the Senior Discount Notes Trustee by the Effective Date. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Senior Discount Note Claim shall receive, in full satisfaction, release, and discharge of its Allowed Senior Discount Note Claims against all Debtors, for each $1,000 accreted amount at closing of Senior Discount Notes, $650 original issue amount of New Senior Discount Notes and (ii) one (1) Unit (consisting of (x) one (1) share of Preferred Stock and (y) 73.61 CVRs).

   CLASS 6--GENERAL UNSECURED CLAIMS

     A Class 6 General Unsecured Claim is a Claim that is not an Administrative Claim, a Priority Tax Claim, a Senior Secured Lender Claim, Other Secured Claim, Other Priority Claim, or Existing Note Claim. The legal, equitable and contractual rights of the Holders of Allowed General Unsecured Claims are Unimpaired by the Prepackaged Plan and all such Claims shall be Reinstated on the Effective Date.

   CLASS 7--INTERESTS

     Class 7 Interests are the legal, equitable, contractual, and other rights of any Person with respect to ownership interests, stock, membership interests, or partnership interests in any Debtor, including without limitation any rights represented by any issued and outstanding instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe for, or otherwise acquire or receive any such interest, including but not limited to Common Stock and (a) conversion, exchange, voting, participation, and dividend rights; (b) stock options, warrants, and put rights; and (c) share-appreciation rights with respect to the Common Stock. The legal, equitable and contractual rights of the Holders of Allowed Interests in any and all Debtors are Unimpaired by the Prepackaged Plan and all such Interests will be Reinstated on the Effective Date.


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

   SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS AND UNIMPAIRED INTERESTS

     Except as otherwise provided in the Prepackaged Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims and Unimpaired Interests, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims and Unimpaired Interests, under applicable bankruptcy, state or other laws.

Method of Distribution Under the Prepackaged Plan

   SOURCES OF CASH FOR PLAN DISTRIBUTIONS

     Except as otherwise provided in the Prepackaged Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Prepackaged Plan shall be obtained from existing Cash balances.

   DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made pursuant to the Prepackaged Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Prepackaged Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Article VII of the Prepackaged Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

   POSTPETITION INTEREST

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against any of the Debtors shall be calculated as of the Petition Date. Except as otherwise provided elsewhere in this Prepackaged Plan or in an order of the Bankruptcy Court, no Holder of an Allowed Claim (other than Senior Secured Lender Claims as provided in the Credit Agreement) shall be entitled to the accrual of postpetition interest or the payment by the Debtors or Reorganized Debtors of postpetition interest on account of such Claim for any purpose; provided, however, that Holders of Unimpaired Claims shall be entitled to postpetition interest to the extent required by applicable law.

   DISTRIBUTIONS BY THE DISBURSING AGENT

     The Disbursing Agent shall make all distributions required to be distributed under the Prepackaged Plan. However, distributions on account of Existing Note Claims shall be made to the respective Existing Notes Trustee. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Prepackaged Plan.

   ALLOWED CLAIMS AND INTERESTS

     Notwithstanding any provision in the Prepackaged Plan to the contrary, the Disbursing Agent shall make distributions only to Holders of Allowed Claims and Interests. No Holder of a Disputed Claim or Interest shall receive any distribution on account thereof until and to the extent that its Disputed Claim or Interest becomes an Allowed Claim or Interest. The presence of a Disputed Claim or Interest in any Class shall not be a cause to delay distribution to Allowed Claims or Interests in that Class or in any junior Classes.

   DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

     Delivery of Distributions in General. Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors' records or as otherwise available to the Debtors, the Bank Agents, the Existing Notes Trustees, or any other agent or servicer, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.


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

     Undeliverable and Unclaimed Distributions.

Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

Failure to Claim Undeliverable Distributions. Any holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Prepackaged Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Disbursing Agent, the Debtors or their Estates, the Reorganized Debtors, or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Senior Secured Lenders. Any New Notes or Units held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Prepackaged Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any holder of an Allowed Claim or Interest.

   RECORD DATE FOR DISTRIBUTIONS

     As of the close of business on the Distribution Record Date, the transfer register for the Existing Notes, as maintained by the Debtors, the Existing Notes Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Prepackaged Plan with only those record holders stated on any official register as of the close of business on the Distribution Record Date.

   ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

     To the extent that any Allowed Claim entitled to a distribution under the Prepackaged Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

   MEANS OF CASH PAYMENT

     Payments of Cash made pursuant to the Prepackaged Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfers from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

   WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Prepackaged Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors under the Prepackaged Plan shall


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

be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Prepackaged Plan, (i) each Holder of an Allowed Claim or Interest that is to receive a distribution pursuant to the Prepackaged Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and
(ii) the Disbursing Agent shall have the right, but not the obligation, to withhold any distribution to or on behalf of such Holder pursuant to the Prepackaged Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations or has, to the Disbursing Agent's satisfaction, established an exemption therefrom. Any property to be distributed pursuant to the Prepackaged Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to the Prepackaged Plan.

   SETOFFS

     Except as provided in the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Prepackaged Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

   SURRENDER OF INSTRUMENTS OR SECURITIES

     As a condition precedent to receiving any distribution pursuant to the Prepackaged Plan on account of an Existing Notes Claim, each holder of an Allowed Existing Notes Claim shall be required to tender all certificates or instruments relating to its Allowed Existing Notes to such Claim to the applicable trustee or their agents, as applicable and to the extent reasonably practicable, and shall be required to execute such other documents as might be necessary to effectuate the Prepackaged Plan. All surrendered Existing Notes shall be marked as cancelled.

     Any holder of Existing Notes who fails to surrender the applicable Existing Notes required to be tendered under the Prepackaged Plan or who fails to deliver an affidavit of loss or such other documents as might be required by the relevant trustee or agent, together with an indemnity in the customary form within one year after the Effective Date, shall have its Claim and its distribution pursuant to the Prepackaged Plan on account of such Existing Notes discharged and forfeited and shall not participate in any distribution under the Prepackaged Plan. Any property in respect of such forfeited Claims would revert to the Reorganized Debtors.

   LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES

     In addition to any requirements under the Indentures or any other applicable agreement, any Holder of an Existing Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Existing Note, deliver to the Reorganized Debtors or the applicable Existing Notes Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to the Reorganized Debtors and the applicable Existing Notes Trustee of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by the Reorganized Debtors and the applicable Existing Notes Trustee to hold the Reorganized Debtors or the applicable Existing Notes Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with Article VI of the Prepackaged Plan by a Holder of a Claim evidenced by an Existing Note, such Holder shall, for all purposes under the Prepackaged Plan, be deemed to have surrendered such instrument.

Procedures for Resolving Disputed, Contingent and Unliquidated Claims and Interests

   OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

     Except as provided otherwise in the Plan or by order of the Bankruptcy Court, holders of Claims and Interests shall not be required to file proofs of Claim or proofs of Interest with the Bankruptcy


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

Court. The amount and validity of any disputed, contingent and/or unliquidated Claim or Interest shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim or Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, however, that the Debtors and the Reorganized Debtors reserve the right to file with the Bankruptcy Court, on or before the claims objection deadline, an objection to any Claim or Interest with respect to which the holder of such Claim or Interest has filed a proof of Claim or proof of Interest, as applicable, in the Chapter 11 Cases. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims and Disputed Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature, and/or amount thereof.

     In addition, any Debtor, Reorganized Debtor or the holder of a contingent or unliquidated Claim may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether such Debtor or Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

   NO DISTRIBUTIONS PENDING ALLOWANCE

     Notwithstanding any other provision of the Prepackaged Plan, no payments or distributions shall be made with respect to all or, any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

   DISTRIBUTIONS AFTER ALLOWANCE

     To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, a distribution shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution to which such Holder is entitled under this Plan. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim and Interest any undistributed New Notes and/or Preferred Units and any undistributed Cash or other undistributed property shall become property of the Reorganized Debtors. All distributions made under this Article VII on account of an Allowed Claim or Interest shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim or Interest had been an Allowed Claim or Interest on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this Article VII more frequently than once every 90 days or to make any individual payments in an amount less than $25.00.

Means for Implementation of the Prepackaged Plan


   CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
   DEBTORS

     After the Effective Date, each of the Reorganized Debtors shall continue to exist as separate corporate or other business entities in accordance with the applicable law in the respective jurisdictions in which they are incorporated or formed and pursuant to their respective certificates or


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

articles of incorporation and by-laws or other governing documents in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws or other governing documents are amended under the Prepackaged Plan. Except as otherwise provided in the Prepackaged Plan, on and after the Effective Date, all property of the Debtors' respective Estates, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Prepackaged Plan, shall vest in the respective Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and interests except with respect to Claims that are Unimpaired under the Prepackaged Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Prepackaged Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.


   CORPORATE GOVERNANCE, DIRECTORS, MANAGERS AND OFFICERS AND CORPORATE
   ACTION

     Certificates of Incorporation and By-laws. The certificates or articles of incorporation and by-laws or other governing documents of each of the Debtors shall be amended as necessary to satisfy the provisions of the Prepackaged Plan and the Bankruptcy Code, and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) a provision authorizing the distributions to be made pursuant to the Prepackaged Plan. After the Effective Date, the Reorganized Debtors may amend and restate their respective amended certificates or articles of incorporation and by-laws or other governing documents as permitted by applicable law.

     Directors, Managers and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers, directors and managers of the Reorganized Debtors shall be the officers, directors and managers of the Debtors immediately prior to the Effective Date. Each such director, manager and officer would serve from and after the Effective Date pursuant to the terms of the relevant certificates or articles of incorporation and by-laws or other governing documents of each of the Reorganized Debtors, and applicable law.

     Corporate Action. The entry of the Confirmation Order would constitute authorization of the adoption of any contemplated amendments to the applicable certificates of incorporation or similar constituent documents, the selection of directors or managers and officers for each of the Reorganized Debtors, and all other actions contemplated by the Prepackaged Plan. All matters provided for in the Prepackaged Plan involving the corporate structure of each of the Reorganized Debtors, and any corporate action required by each of the Debtors in connection with the Prepackaged Plan, would be deemed to have occurred and would be in effect without any requirement of further action by the security holders or directors or managers of each of the Reorganized Debtors. On the Effective Date, the appropriate officers of each of the Reorganized Debtors and directors or managers of each of the Reorganized Debtors would be authorized and directed to issue, execute and deliver, the agreements, documents, securities and instruments contemplated by the Prepackaged Plan, including the New Notes and the Units, in the name of and on behalf of each of the Reorganized Debtors.

   ISSUANCE OF NEW NOTES AND UNITS

     On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors will, in accordance with the terms of the Prepackaged Plan, issue and exchange, as necessary, for the benefit of holders of Existing Note Claims, such New Notes and Units as are required by the Prepackaged Plan. The issuance of the New Notes and Units will be authorized without the need for any further corporate action.


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

Treatment of Executory Contracts and Unexpired Leases

   ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtors, including the prepetition agreements to pay the reasonable and ordinary fees and expenses of the Noteholder Committee Advisors and the Sprint Agreements, will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Prepackaged Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Prepackaged Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

   CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Any monetary amounts, by which each executory contract and unexpired lease to be assumed pursuant to the Prepackaged Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

   INDEMNIFICATION OF DIRECTORS, MANAGERS, OFFICERS AND EMPLOYEES

     The obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the Effective Date as one of its directors, managers, officers or employees by reason of such person's or entity's service in such capacity, or as a director, manager, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, or by a written agreement with the Debtors, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant to the Prepackaged Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

   COMPENSATION AND BENEFIT PROGRAMS

     Except as otherwise expressly provided under the Prepackaged Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Prepackaged Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All employment contracts assumed pursuant to Section 8.4 of the Prepackaged Plan shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not be a "change of control" as defined in the relevant employment contracts.

Confirmation and Consummation, of the Prepackaged Plan

   CONDITIONS TO CONFIRMATION

     The following are conditions precedent to the confirmation of the Prepackaged Plan:

          (i) The Bankruptcy Court must have entered the Confirmation Order, approving the Disclosure Statement as containing "adequate information" pursuant to section 1125 of the


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

     Bankruptcy Code, approving the prepetition solicitation of votes with respect to the Prepackaged Plan and determining that all such votes were binding and were properly tabulated with acceptances or rejection of the Prepackaged Plan, confirming the Prepackaged Plan and determining that all applicable tests, standards and burdens in connection therewith were duly satisfied and met by the Debtors and the Prepackaged Plan, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by the Prepackaged Plan and the Plan Documents.

          (ii) The Confirmation Order, the Plan Documents and the Prepackaged Plan must be, in form and substance, acceptable to the Debtors and holders of a majority in principal amount of Existing Notes of the members of the Noteholder Committee.

     CONDITIONS TO EFFECTIVE DATE

          The following are conditions precedent to the occurrence of the Effective Date:

          (i) The Confirmation Order must have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction.

          (ii) All necessary consents, authorizations and approvals must have been given for the transfers of property and the payments provided for or contemplated by the Prepackaged Plan, including, without limitation, satisfaction or waiver of all conditions to the obligations of the Debtors under the Prepackaged Plan and the Plan Documents.

          (iii) The New Notes and Units must have become effective and all conditions to the effectiveness thereof must have been satisfied or waived.

          (iv) Conditions to the Plan Support Agreement must have been satisfied or waived.

          (v) All conditions precedent to the amendment of the Senior Secured Credit Facility, as described in the Prepackaged Plan and Disclosure Statement, have been satisfied or waived.

   WAIVER OF CONDITIONS

     Except for those conditions set forth in the Plan Support Agreement, each of the conditions set forth in the Prepackaged Plan may be waived in whole or in part by the Debtors, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or the Reorganized Debtors). The failure of the Debtors or the Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

   CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE

     If the Effective Date does not occur within ninety (90) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Debtors, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to
Section 9.4 of the Prepackaged Plan, (a) the Prepackaged Plan shall be null and void in all respects; and (b) any settlement of Claims and Interests provided for hereby shall be null and void without further order of the Bankruptcy Court.

Effect of Plan Confirmation

   BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties in interest in the Chapter 11 Cases.



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

   DISCHARGE OF THE DEBTORS

     Except as otherwise provided in the Prepackaged Plan or in the Confirmation Order, the rights afforded under the Prepackaged Plan and the treatment of Claims and Interests under the Prepackaged Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of or in exchange for such Claims and Interests. Upon the Effective Date, except as provided in the Prepackaged Plan or the Confirmation Order, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code or (c) the Holder of a Claim based upon such debt accepted the Prepackaged Plan.

     As of the Confirmation Date, except as provided in the Prepackaged Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Prepackaged Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.

   INJUNCTION

     ON THE EFFECTIVE DATE AND EXCEPT AS OTHERWISE PROVIDED IN THE PREPACKAGED PLAN OR THE CONFIRMATION ORDER, ALL PERSONS WHO HAVE HELD, CURRENTLY HOLD, OR MAY HOLD A CLAIM AGAINST OR INTEREST IN THE DEBTORS SHALL BE ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST OR AFFECTING THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, THE ASSETS OR THE DISBURSING AGENT, OR (TO THE EXTENT SUCH PERSONS HAVE PROVIDED AN EXPRESS RELEASE AS PROVIDED BY SECTION
10.5 OF THE PLAN) ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, ADVISORS, ATTORNEYS, SUCCESSORS AND ASSIGNS OR THEIR RESPECTIVE ASSETS AND PROPERTY WITH RESPECT TO SUCH CLAIMS OR INTERESTS (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHTS OR OBLIGATIONS UNDER THE PREPACKAGED PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED HEREUNDER):

          (I) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ALL SUITS, ACTIONS, AND PROCEEDINGS THAT ARE PENDING AS OF THE EFFECTIVE DATE, WHICH MUST BE WITHDRAWN OR DISMISSED WITH PREJUDICE);

          (II) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING BY ANY MANNER OR MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER;

          (III) CREATING, PERFECTING OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN OR ENCUMBRANCE;

          (IV) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY RELEASED ENTITY; PROVIDED, THAT ANY DEFENSES, OFFSETS OR COUNTERCLAIMS WHICH THE DEBTORS OR THE REORGANIZED DEBTORS MAY HAVE OR ASSERT IN RESPECT OF THE ABOVE REFERENCED CLAIMS SHALL BE FULLY PRESERVED IN ACCORDANCE WITH THE PROVISIONS OF THE PREPACKAGED PLAN; AND

          (V) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PREPACKAGED PLAN.

     BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST SHALL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THE INJUNCTIONS SET FORTH IN SECTION 10.4 OF THE


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PREPACKAGED PLAN (EXCEPT AS TO THE INJUNCTIONS THAT REQUIRE SUCH PERSON TO HAVE
PROVIDED AN EXPRESS RELEASE UNDER SECTION 10.5 OF THE PREPACKAGED PLAN).

     RELEASES

     RELEASES BY THE DEBTORS. AS OF THE EFFECTIVE DATE, THE DEBTORS AND THE REORGANIZED DEBTORS IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, SHALL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR THE REORGANIZED DEBTORS TO ENFORCE THE PREPACKAGED PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE PREPACKAGED PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS AGAINST (I) THE CURRENT AND FORMER DIRECTORS, OFFICERS, MEMBERS AND EMPLOYEES OF THE DEBTORS (ACTING IN SUCH CAPACITY) (OTHER THAN FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS OR THEIR SUBSIDIARIES BY ANY SUCH DIRECTORS, OFFICERS, MEMBERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS' BOOKS AND RECORDS) AND THE DEBTORS' AGENTS AND PROFESSIONALS (ACTING IN SUCH CAPACITY), (II) THE SENIOR SECURED LENDERS (ACTING IN SUCH CAPACITY) AND THE BANK AGENTS (ACTING IN SUCH CAPACITY), (III) THE HOLDERS OF THE SENIOR NOTES AND SENIOR DISCOUNT NOTES WHO VOTED IN FAVOR OF THE PREPACKAGED PLAN, AND (IV) THE RESPECTIVE AFFILIATES, AND CURRENT AND FORMER OFFICERS, MEMBERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, AND PROFESSIONALS OF THE FOREGOING (ACTING IN SUCH CAPACITY).

     THE DEBTORS DO NOT BELIEVE THAT THEY HAVE ANY CLAIMS AGAINST ANY OF THE ENTITIES TO BE RELEASED UNDER THE PREPACKAGED PLAN. MOREOVER, THE DEBTORS BELIEVE THAT THE RELEASES ARE WARRANTED UNDER THE CIRCUMSTANCES. THE DEBTORS' OFFICERS, DIRECTORS, AND EMPLOYEES ALL SHARE AN IDENTITY OF INTEREST WITH THE DEBTORS SUCH THAT A SUIT AGAINST THEM WOULD BE, IN ESSENCE, A SUIT AGAINST THE DEBTORS AND/OR WOULD DEPLETE ASSETS OF THE DEBTORS. THE BANK AGENTS AND THE SENIOR SECURED LENDERS WERE INSTRUMENTAL IN AGREEING TO MODIFY THE CREDIT AGREEMENT IN ORDER TO ACCOMMODATE THE RESTRUCTURING, AND THEREFORE ALSO SHARE AN IDENTITY OF INTEREST WITH THE DEBTORS IN SEEING THE PREPACKAGED PLAN SUCCEED AND THE DEBTORS REORGANIZE. SIMILARLY, THE HOLDERS OF SENIOR NOTES AND SENIOR DISCOUNT NOTES WHO VOTED IN FAVOR OF THE PLAN WERE INSTRUMENTAL IN MODIFYING THE SENIOR NOTES IN ORDER TO ACCOMMODATE THE RESTRUCTURING, AND THEREFORE ALSO SHARE AN IDENTITY OF INTEREST WITH THE DEBTORS IN SEEING THE PREPACKAGED PLAN SUCCEED AND THE DEBTORS REORGANIZE. THE RELEASEES ALSO HAVE MADE SUBSTANTIAL CONTRIBUTIONS TO THE REORGANIZATION BY DESIGNING AND IMPLEMENTING THE RESTRUCTURING. THE RELEASES ARE AN INTEGRAL PART OF THE RESTRUCTURING AND THE PREPACKAGED PLAN, AND HENCE ARE NECESSARY TO THE CONTINUED SUCCESS OF THE REORGANIZED DEBTORS. FINALLY, THE PREPACKAGED PLAN PROVIDES A DISTRIBUTION TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS IN EXCHANGE FOR THE RELEASEES. THE DISTRIBUTIONS UNDER THE PREPACKAGED PLAN WOULD NOT BE AVAILABLE IN A LIQUIDATION AND ALSO MAY NOT BE AVAILABLE UNDER ALTERNATIVE SCENARIOS. THUS, ABSENT THE SUPPORT OF THE RELEASES, THE DEBTORS MAY HAVE TO PURSUE OTHER ALTERNATIVES THAT MAY NOT PROVIDE COMMENSURATE VALUE TO ALL CONSTITUENCIES.

     RELEASES BY HOLDERS OF CLAIMS AND INTERESTS. AS OF THE EFFECTIVE DATE, EACH HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, ANY OF THE DEBTORS THAT EXPRESSLY INDICATES ITS AGREEMENT, IN ANY BALLOT DEMONSTRATING ITS ACCEPTANCE OF THE PREPACKAGED PLAN SHALL HAVE AGREED TO FOREVER RELEASE, WAIVE AND/OR DISCHARGE ANY CAUSE OF ACTION (OTHER THAN SUCH PARTIES' RIGHTS TO ENFORCE THE PREPACKAGED PLAN), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE PREPACKAGED PLAN OR THE DISCLOSURE STATEMENT, AGAINST ANY OF THE DEBTORS' CURRENT AND FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND PROFESSIONALS (OTHER THAN CLAIMS OR INTERESTS UNRELATED TO THE DEBTORS), THE SENIOR SECURED LENDERS, THE BANK AGENTS, THE


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MEMBERS OF THE NOTEHOLDER COMMITTEE, AND THEIR RESPECTIVE AFFILIATES, CURRENT
AND FORMER OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND PROFESSIONALS (ACTING IN SUCH CAPACITY), AS OF THE PETITION DATE OR THEREAFTER.

   EXCULPATION AND LIMITATION OF LIABILITY

     NEITHER THE DEBTORS, THE REORGANIZED DEBTORS, THE SENIOR SECURED LENDERS, THE BANK AGENTS, THE NOTEHOLDER COMMITTEE, NOR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ADVISORS, ATTORNEYS OR AGENTS ACTING IN SUCH CAPACITY, SHALL HAVE OR INCUR ANY LIABILITY TO, OR BE SUBJECT TO ANY RIGHT OF ACTION BY, ANY HOLDER OF A CLAIM OR AN INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PREPACKAGED PLAN, THE CONSUMMATION OF THE PREPACKAGED PLAN, OR THE ADMINISTRATION OF THE PREPACKAGED PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PREPACKAGED PLAN.

     NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN, NO HOLDER OF A CLAIM OR INTEREST, NO OTHER PARTY IN INTEREST, NONE OF THEIR RESPECTIVE CURRENT OR FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, OR AGENTS, OR ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND THEIR RESPECTIVE PROPERTY, SHALL HAVE ANY RIGHT OF ACTION, DEMAND, SUIT, OR PROCEEDING AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE SENIOR SECURED LENDERS, THE BANK AGENTS, THE NOTEHOLDER COMMITTEE, OR ANY OR ANY OF THEIR RESPECTIVE CURRENT OR FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, FINANCIAL ADVISORS, OR AGENTS, OR ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND THEIR RESPECTIVE PROPERTY, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN, THE PURSUIT OF CONFIRMATION OF THE PREPACKAGED PLAN, THE CONSUMMATION OF THE PREPACKAGED PLAN, OR THE ADMINISTRATION OF THE PREPACKAGED PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PREPACKAGED PLAN, EXCEPT FOR THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     THE FOREGOING EXCULPATION AND LIMITATION ON LIABILITY SHALL NOT, HOWEVER, LIMIT, ABRIDGE, OR OTHERWISE AFFECT THE RIGHTS, IF ANY, OF THE REORGANIZED DEBTORS TO ENFORCE, SUE ON, SETTLE OR COMPROMISE THE CAUSES OF ACTION RETAINED PURSUANT TO SECTION 10.9 OF THE PREPACKAGED PLAN.

   INJUNCTION RELATED TO RELEASES AND EXCULPATION

     THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PREPACKAGED PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED IN THE PREPACKAGED PLAN.

   WAIVER OF ENFORCEMENT OF SUBORDINATION

     The classification and manner of satisfying all Claims and Interests under the Prepackaged Plan takes into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Prepackaged Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Prepackaged Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Prepackaged Plan, the provisions of the Prepackaged Plan shall


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

constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim or Interest may have or any distribution to be made pursuant to the Prepackaged Plan on account of or in exchange for such Claim or Interest. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective properties, and the Holder of Claims and Interests, and is fair, equitable and reasonable.

   PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

     Preservation of Rights of Action. Except as otherwise provided in the Prepackaged Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Prepackaged Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, section 544 of the Bankruptcy Code), the Debtors and the Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

     Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Prepackaged Plan to the contrary, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

   TERM OF BANKRUPTCY INJUNCTION OR STAYS

     All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Summary of Other Provisions of the Prepackaged Plan

     The following paragraphs summarize certain other significant provisions of the Prepackaged Plan. The Prepackaged Plan should be referred to for the complete text of these and other provisions of the Prepackaged Plan.

   EXEMPTION FROM CERTAIN TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Prepackaged Plan;
(b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from any of the Debtors to any of the Reorganized Debtors or otherwise pursuant to the Prepackaged Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any of the foregoing transactions taken on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Prepackaged Plan.


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

   CANCELLATION OF EXISTING NOTES

     On the Effective Date, except as otherwise provided for herein, (i) the Existing Notes and any other notes, bonds (with the exception of surety bonds outstanding), Indentures or other instruments or documents evidencing or creating any indebtedness or obligations of Debtors, except such notes or other instruments evidencing indebtedness or obligations of The Debtors that are Unimpaired, Reinstated, or amended and restated under the Prepackaged Plan, shall be cancelled and of no further force or effect without any further action of the Bankruptcy Court or any Person, and (ii) the obligations of The Debtors under any agreements, Indentures or certificates of designation governing the Existing Notes and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of The Debtors, except such notes or other instruments evidencing indebtedness or obligations of The Debtors that are Unimpaired, Reinstated or amended and restated under the Prepackaged Plan, as the case may be, shall be discharged; provided, however, that each Indenture or other agreement that governs the rights of Existing Notes Claims shall continue in effect solely for the purpose of allowing the Existing Notes Trustee to make distributions on account of such Claims under the Prepackaged Plan.

   PAYMENT OF STATUTORY FEES

     All fees payable pursuant to Section 1930 of Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Distribution Date.

   PAYMENT OF EXISTING NOTES TRUSTEE AND NEW NOTES TRUSTEE FEES

     All fees and expenses payable to the Existing Notes Trustee and New Notes Trustee as of the Distribution Date, including all fees and expenses incurred for their respective distribution functions, shall be paid on the Distribution Date.

   EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

     Each of the Debtors or the Reorganized Debtors, as appropriate, are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Prepackaged Plan and any notes or securities issued pursuant to the Prepackaged Plan.

   FILING OF ADDITIONAL DOCUMENTS

     On or before substantial consummation of the Prepackaged Plan, the Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan.

   REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

     The Debtors reserves the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation or consummation does not occur, then (a) the Prepackaged Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void, and (c) nothing contained in the Prepackaged Plan, and no acts taken in preparation for consummation of the Prepackaged Plan, shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other person, (ii) prejudice in any manner the rights of the Debtors or any other person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

   AMENDMENT OR MODIFICATION OF THE PREPACKAGED PLAN

     Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the


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Prepackaged Plan with the consent of the holders of a majority in principal amount of Existing Notes held by the Noteholders Committee at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Prepackaged Plan. A Holder of a Claim or Interest that has accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

   PLAN SUPPLEMENT

     The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Prepackaged Plan (to the extent not previously made publicly available), shall be filed with the Bankruptcy Court, if necessary, not later than five (5) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtors. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

   COMMITTEES

     On the Effective Date, the duties of any committee (if appointed) shall terminate, except with respect to any application for compensation or reimbursement of costs and expenses in connection with services rendered prior to the Effective Date.

   GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Prepackaged Plan and any agreements, documents, and instruments executed in connection with the Prepackaged Plan (unless such agreement, document or instrument provides otherwise) and (ii) the laws of the state of incorporation, organization or formation of each of the Debtors shall govern corporate governance matters with respect to such Debtors, in each case without giving effect to the principles of conflicts of law thereof.

CONFIRMATION AND CONSUMMATION PROCEDURE

     The Bankruptcy Court may confirm the Prepackaged Plan only if it determines that the Prepackaged Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Prepackaged Plan has properly classified Claims and Interests, (b) the Prepackaged Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Prepackaged Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made, (f) the Prepackaged Plan has been accepted by the requisite votes of all classes of Holders of Claims and Interests (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (g) the Prepackaged Plan is in the "best interests" of all Holders of Claims or Interests in an Impaired Class, and (h) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Prepackaged Plan provides for the payment of such fees on the Effective Date. Under the Bankruptcy Code, the following steps must be taken to confirm the Prepackaged Plan.

The Confirmation Hearing

     The Bankruptcy Court will schedule a hearing on the confirmation of the Prepackaged Plan. At that hearing the Bankruptcy Court will consider whether the Prepackaged Plan satisfies the various requirements of the Bankruptcy Code, including whether the Prepackaged Plan is feasible and whether the Prepackaged Plan is in the best interests of the Holders of Claims and Interests in the Debtors. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Prepackaged Plan by the parties entitled to vote thereon.


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

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan. Any objection to confirmation of the Prepackaged Plan must be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

Confirmation

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Prepackaged Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the plan.

   UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

     To obtain non-consensual confirmation of the Prepackaged Plan, it must be demonstrated to the Bankruptcy Court that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes tests for determining what is "fair and equitable" for secured creditors, unsecured creditors and equity holders, as follows:

        Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed, secured claim, or
    (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens with respect to such proceeds to be as provided in clause (i) or (ii) of this subparagraph.

        Unsecured Creditors. Either (i) each impaired unsecured creditor, receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

        Equity Interests. Either (i) each holder of an equity interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

     The Debtors reserve the right to pursue the Prepackaged Plan without having previously obtained sufficient acceptances of the Prepackaged Plan from Holders of Impaired Claims. In such case, the Debtors will request confirmation of the Prepackaged Plan under section 1129(b) of the Bankruptcy Code. The Debtors believe that the Prepackaged Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the rejection by an Impaired Class.


   BEST INTERESTS TEST

     With respect to each Impaired Class of Claims and Interests, confirmation of the Prepackaged Plan requires that each Holder of a Claim or Interest either
(a) accept the Prepackaged Plan or (b) receive or retain under the Prepackaged Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To calculate the probable distribution to Holders of each Impaired Class of Claims and Interests if the Debtors were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the Debtors' assets if their Chapter 11 Case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' assets by a Chapter 7 trustee.


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

     The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in their Chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 cases. The liquidation itself would trigger certain priority claims that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

     The Debtors believe that the Prepackaged Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive greater value under the Prepackaged Plan than they would in a liquidation. The Liquidation Analysis, a copy of which is attached hereto as Annex B, provides that in the event of a liquidation as described therein, the proceeds available for Holders of General Unsecured Claims and Existing Note Claims would range from $51.4 million to $268.0 million, resulting in a recovery of only 6.6% to 34.4%. The Liquidation Analysis provides that there would be no recovery to Holders of Common Stock Interests.

     In contrast, under the Prepackaged Plan, Holders of General Unsecured Claims will receive a 100% recovery. It is estimated that Holders of Existing Note Claims will receive a recovery of approximately 90%. Holders of Common Stock Interests are estimated to retain collective value of between $251.1 million and $324.1 million under the Prepackaged Plan. Therefore, Holders of such Claims and such Interests will receive substantially more under the Prepackaged Plan than in a liquidation. Although the Debtors believe that the Prepackaged Plan meets the "best interests test" of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Prepackaged Plan meets this test. THESE ESTIMATES OF VALUE ARE SUBJECT TO A NUMBER OF ASSUMPTIONS AND SIGNIFICANT QUALIFYING CONDITIONS. ACTUAL VALUES AND RECOVERIES COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH HEREIN. See "-- Valuation of Reorganized Alamosa as of 10/31/03."

   FEASIBILITY

     The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors. For purposes of showing that the Prepackaged Plan meets this feasibility standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Prepackaged Plan and retain sufficient liquidity and capital resources to conduct their business.

     The Debtors believe that with a significantly deleveraged capital structure, their business will be able to return to viability. The decrease in the amount of debt on the Debtors' balance sheet will improve the Debtors' cash flow and reduce their interest expense. To further support its belief in the feasibility of the Prepackaged Plan, the Debtors have relied upon Pro Forma Financial Projections for Fiscal Years 2003 through 2008 contained above (the "Projections"). The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations. Accordingly, the Debtors believe that the Prepackaged Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

     Holders of Claims against and Interests in the Debtors are advised, however, that the Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

     The Projections also assume that (i) the Prepackaged Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including telecommunications and environmental legislation or, regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.

     Accordingly, the Projections are only estimates that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in the section of this Disclosure Statement entitled "Risk Factors," which sets forth important factors that could cause actual results to differ from those in the Projections.

     The Debtors are subject to the informational requirements of the Exchange Act, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

VALUATION OF REORGANIZED ALAMOSA AS OF 10/31/03

     Neither the Company nor its financial advisors have conducted traditional appraisals or valuations with respect to the value of the Company as a going concern. The Company believes, however, that a reasonable range of the enterprise values for the Company on a going concern basis after giving effect to the restructuring, can be implied from the value attributed to the consideration accepted by the Noteholders under the Prepackaged Plan.

     As described elsewhere in this Disclosure Statement and assuming a closing on October 31, 2003, under the Prepackaged Plan Noteholders will receive 25% of the face value of their claim at closing ($174.5 million) in shares of Preferred Stock (and CVRs, as needed) and 65% of the face value of their claim ($453.8 million) in New Notes. The conversion value of the Preferred Stock to be distributed will be $3.40, and if the trading value of the Debtors' common sock post-transaction is below this price, the Noteholders will also receive additional compensation through the CVRs. The value of the CVRs is capped based on a stock price of $2.82.

     The Debtors believe that range of value for the common stock on which the Restructuring Transactions are premised provides a reasonable basis for valuing the Company's going concern enterprise value because it represents an arms-length market clearing transaction which neither the Company nor the Noteholders are under any compulsion to accept. In addition, assuming the Restructuring Transactions are consummated, the Debtors believe that the terms on which the capital markets will accept a deal are probative of the value of the Company. Using this range of prices, assuming consummation of the Restructuring Transactions, the Debtors estimate that the Company's going concern enterprise value would be $1.017 billion to $1.102 billion.

     Estimates of going concern enterprise value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. Such estimates were developed solely for purposes of formulation and negotiation of the Prepackaged Plan and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect the implied going concern enterprise value of the Company based upon the terms of the Prepackaged Plan and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Prepackaged Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of going concern enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Company, nor its officers, directors or advisors assume responsibility for their accuracy.

     In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the bankruptcy case or by other factors not possible to predict. Accordingly, the going concern enterprise value estimated by the Company does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with the Debtors' valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Notes, Preferred Stock or CVRs.

     Furthermore, in the event that the actual distributions to Claim holders in these bankruptcy cases differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims in the impaired Classes could be significantly higher or lower than estimated by the Debtors.

The following analysis details the Debtors' calculation of the going concern enterprise valuation:



                                                                 LOW                       HIGH
($ in millions)                                        ------------------------   -----------------------
                                                            $         RECOVERY         $         RECOVERY
                                                       -----------   ----------   -----------   ---------
NOTEHOLDER RECOVERY UNDER PLAN
 New 12% Senior Discount Notes due 2009 ............  $   193.8                  $   193.8
 New 11% Senior Notes due 2010 .....................      260.0          65%         260.0          65%
                                                       ---------         --       ---------         --
 New Notes--Total ..................................      453.8          65%         453.8          65%
 Implied Value of Conv. Pref. Equity (as
   converted) ......................................      144.7          21%         174.5          25%
 Contingent Value Rights ...........................       29.8           4%             --          0%
                                                       ---------         --       ---------         --
Total Recovery .....................................  $   628.3          90%     $   628.3          90%
Original Claim .....................................      698.1                      698.1
                                                       ---------         --       ---------         --
Noteholder Claim Extinguished ......................  $    69.8          10%     $    69.8          10%

VALUATION ASSUMPTIONS
 Negotiated Per Share Price Range (1) ..............       2.82                       3.40
 As-converted Ownership % of Conv. Pref.
   Equity (2) ......................................         35%                        35%
                                                       ---------                  ---------
Implied Value of Conv. Pref. Equity ................  $   144.7                  $   174.5

PRO FORMA SHARES OUTSTANDING
 Current Shares ....................................       95.4                       95.4
 Shares Underlying Convertible Preferred
   Equity ..........................................       51.4                       51.4
 Shares Issued Under Contingent Value Rights
   (CVR) (3) .......................................       10.6                        0.0
                                                       ---------                  ---------
Total Shares .......................................      157.4                      146.8
Implied Equity Value--Pre CVR Dilution .............  $   413.5                  $   498.7

ESTIMATED GOING CONCERN VALUATION
Equity Value .......................................  $   413.5                  $   498.7
Plus: Senior Secured Term Loan .....................      200.0                      200.0
Plus: Capital Leases ...............................        1.4                        1.4
Plus: New 12.000% Sr. Disc. Notes due 2009 .........      193.8                      193.8
Plus: New 11.000% Sr. Notes due 2010 ...............      260.0                      260.0
Less: Cash & Equivalents ...........................  $    52.0                  $    52.0
                                                       ---------                  ---------
Implied Enterprise Value ...........................  $ 1,016.7                  $ 1,101.9
                                                       =========                  =========

NOTES:
(1) Reflects negotiated range of the Debtors' stock price on which CVR consideration will be based.
(2) Reflects % of common stock convertible preferred stockholders will own on an as-converted basis.
(3) The most shares issued under the CVR would occur when the Debtor's stock price trades at $2.82.

CERTAIN OTHER LEGAL CONSIDERATIONS

The Securities Act

     The Debtors have not filed a registration statement under the Securities Act, or any other federal or state securities laws with respect to the New Notes, the Units, the Preferred Stock or the CVRs that may be deemed to be offered by virtue of this solicitation. The Debtors are relying on section 3(a)(9) and/or any other applicable section of the Securities Act and similar state law provisions to exempt the Debtors from registering the offer of any securities that may be deemed to be made pursuant to this solicitation.


   EXCHANGE OF NOTES

     Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the SEC and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The Exchange Offers constitute an "offer" of securities under the Securities Act. However, the Debtors are availing themselves of section 3(a)(9) of the Securities Act which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." Accordingly, no filing with the SEC is being made with respect to the Exchange Offer.

     The Debtors have nevertheless prepared this Disclosure Statement which contains substantially the same information which would be required for a registration statement, including pro forma financial information, and is distributing this offering document to the Holders of the Notes. Because no filing with the SEC is required for the Exchange Offers, the SEC is not reviewing or commenting on the documents used in the Exchange Offers.

Registration

     Holders of securities who are deemed to be "underwriters" within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., one year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Debtors at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities.

RISK FACTORS

Risk of Non-Confirmation of the Prepackaged Plan or of Possible Invalidation of the Solicitation

     There can be no assurance that the Bankruptcy Court will decide that this Disclosure Statement meets the disclosure requirements of the Bankruptcy Code or that the Acceptances are effective for the purpose of approving the Prepackaged Plan. Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation, or, if such laws do not exist, such acceptance was solicited after disclosure of "adequate information," as defined in section 1125 of the Bankruptcy Code. In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures.

     This Disclosure Statement is being presented in order to satisfy the foregoing requirements. The Debtors believe that their solicitation of votes to accept or reject the Prepackaged Plan is proper under applicable nonbankruptcy law, rules and regulations. Holders of claims in Classes 1, 2, 3 and 6 and holders of interests in Class 7 are Unimpaired by the Prepackaged Plan, and are deemed to have accepted the Prepackaged Plan. Accordingly, the Debtors have not solicited the votes of holders of such Unimpaired claims and interests. To the extent the Bankruptcy Court determines that any claims in Classes 1, 2, 3 and 6 or interests in Class 7 are Impaired, the Debtors may be required to solicit the vote, postpetition, of such Impaired class of claims or interests. Further, the Debtors cannot be certain that their solicitation of Acceptances or rejections will be approved by the Bankruptcy Court. If such approval is not obtained, then the Debtors may have to solicit votes to accept or reject the Prepackaged Plan from one or more classes of claims or interests that were not previously solicited. The Debtors also may have to seek to resolicit Acceptances. In any of the foregoing scenarios wherein postpetition solicitation of votes on the Prepackaged Plan occurs, confirmation of the Prepackaged Plan could be delayed and possibly jeopardized.

     Section 1122 of the Bankruptcy Code requires that the Prepackaged Plan classify claims against, and interests in, the Debtors. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, the Prepackaged Plan may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that all claims and interests have been appropriately classified in the Prepackaged Plan. The Debtors have elected to separately classify General Unsecured Claims. This class is composed largely of trade creditors and does not include Existing Note Claims. In order to maximize the possibility of confirmation of the Prepackaged Plan as expeditiously as possible, the Debtors have determined, in the exercise of their business judgment, to leave all such claims Unimpaired under the Prepackaged Plan so that it may focus on restructuring the Existing Notes.

     To the extent that the Bankruptcy Court finds that a different classification is required for the Prepackaged Plan to be confirmed, the Debtors presently anticipate that they would seek (i) to modify the Prepackaged Plan to provide for whatever classification might be required for confirmation and (ii) to use the Acceptances received from any creditor or shareholder pursuant to this solicitation for the purpose of obtaining the approval of the class or classes of which such creditor or shareholder ultimately is deemed to be a member. Any such reclassification of creditors or shareholders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the class in which such creditor or shareholder was initially a member, or any other class under the Prepackaged Plan, by changing the composition of such class and the vote required for approval of the Prepackaged Plan.

     There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Prepackaged Plan based upon such reclassification. Except to the extent that modification of classification in the Prepackaged Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Prepackaged Plan by any Holder pursuant to this solicitation will constitute a consent to the Prepackaged Plan's treatment of such Holder regardless of the class as to which such Holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, the Debtors would be required to resolicit votes for or against the Prepackaged Plan only when a modification adversely affects the treatment of the claim of any creditor or equity holder.


MODIFICATION OF THE PREPACKAGED PLAN

     The Debtors may seek to modify or amend the Prepackaged Plan at any time prior to the confirmation date in the manner provided for in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court might otherwise require. The potential impact of any such amendment or modification on the holders of claims and interests cannot presently be foreseen, but may include a change in the economic impact of the Prepackaged Plan, on some or all of the classes or a change in the relative rights of such classes. If any of the terms of the Prepackaged Plan are amended in a manner determined by the Debtors or the Bankruptcy Court, as appropriate, to constitute a material adverse change to the treatment of the claim of any creditor or the interest of any equity security holder, the Debtors will promptly disclose any such amendment in accordance with Bankruptcy Code section 1127, Bankruptcy Rule 3019, and any order of the Bankruptcy Court.

     The Debtors, prior to confirmation of the Prepackaged Plan, or prior to substantial consummation thereof, subject to the provisions of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, reserve the right to amend the terms of the Prepackaged Plan or waive any conditions thereto if and to the extent the Debtors determine that such amendments or waivers are necessary or desirable to consummate the Prepackaged Plan. The Debtors will give all holders of claims and interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient Acceptances but prior to confirmation of the Prepackaged Plan, the Debtors seek to modify the Prepackaged Plan, the Debtors could only use such previously solicited Acceptances if (i) all classes of adversely affected creditors and interest holders accepted the modification in writing or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims and Interests. The Debtors reserve the right to use Acceptances of the Prepackaged Plan received in this solicitation to seek confirmation of the Prepackaged Plan under any case commenced under Chapter 11 of the Bankruptcy Code, whether such case is commenced by the filing of a voluntary or involuntary petition, subject to approval of the Bankruptcy Court.

WITHDRAWAL OF THE PREPACKAGED PLAN

     If a Chapter 11 petition is filed by or against the Debtors, the Debtors reserve the right not to file the Prepackaged Plan, or, if they file the Prepackaged Plan, to revoke and withdraw such Prepackaged Plan at any time prior to confirmation. If the plan is revoked or withdrawn, the Prepackaged Plan and the Ballots will be deemed to be null and void. In such event, nothing contained in the Prepackaged Plan will be deemed to constitute a waiver or release of any claims by or against the Debtors, or interests of or in the Debtors, or any other person or to prejudice in any manner the rights of the Debtors or any other person.

     If the requisite Acceptances are not received or if the Prepackaged Plan is not confirmed, the Debtors may file Chapter 11 petitions and attempt to formulate and propose a different plan or plans or reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets. However, the Debtors' business could suffer from increased costs, erosion of customer confidence, and liquidity difficulties if the Debtors remained debtors-in-possession during a lengthy Chapter 11 process while trying to negotiate a plan of reorganization. The Debtors therefore believe that the Prepackaged Plan enables Holders of Claims and Interests to realize the greatest value under the circumstances and that, compared to any later alternative plan of reorganization, the Prepackaged Plan has the greatest chance to be confirmed and consummated.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN

     The Debtors believe that the Prepackaged Plan affords Holders of Claims and Interests the potential for the greatest recovery and, therefore, is in the best interests of such Holders. If, however, the requisite acceptances of the Prepackaged Plan are not received, or the Prepackaged Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan of reorganization or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

Alternative Plan(s) of Reorganization

     As stated above, the Debtors may file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code and seek, as promptly as practicable thereafter, confirmation of the Prepackaged Plan or any other restructuring in their sole discretion. The Debtors believe that the length of any bankruptcy proceedings commenced by the Debtors, including proceedings seeking confirmation of the Prepackaged Plan, will be subject to considerable uncertainty and that the completion of such proceedings could be delayed for reasons beyond the control of the Debtors, including the need to solicit additional acceptances of the Prepackaged Plan after commencement of a case. Even if the Prepackaged Plan were uncontested, it is estimated that the Prepackaged Plan would take approximately two months to confirm and could take longer if post-petition solicitations are required. Furthermore, even if all classes of Impaired creditors and equity holders accept the Prepackaged Plan, the Prepackaged Plan may not be confirmed by the Bankruptcy Court. The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Prepackaged Plan not be followed by a need for further financial reorganization and that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Prepackaged Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

Liquidation Under Chapter 7 or Chapter 11

     If no plan is confirmed and the Debtors commence bankruptcy proceedings, the Debtors may be forced to liquidate under Chapter 7 of the Bankruptcy Code pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

     As described above, however, the Debtors believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern, value of the Debtors' assets.

     The Debtors also could be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case. However, any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Prepackaged Plan because of the greater return the Debtors anticipate is provided by the Prepackaged Plan.

                 PROCEDURES FOR VOTING ON THE PREPACKAGED PLAN

     Before voting to accept or reject the Prepackaged Plan, each Noteholder should carefully review the Prepackaged Plan attached as Appendix 1 and described herein under "The Prepackaged Plan." All descriptions of the Prepackaged Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plan. Instructions for voting on the Prepackaged Plan are set forth in the instructions contained in the enclosed beneficial owner ballots (and, in the case of nominees, master ballots which will be received at a later date).


VOTING DEADLINE

     The period during which beneficial owner ballots (the "Beneficial Owner Ballots") and master ballots (the "Master Ballots") will be accepted will terminate at 5:00 p.m., New York City time on October 10, 2003, unless and until the Debtors, in their sole discretion, extend the date until which Beneficial Owner Ballots and Master Ballots will be accepted, in which case the voting Deadline will terminate at 5:00 p.m., New York City time on such extended date (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Beneficial Owner Ballots or Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors' request for confirmation of the Prepackaged Plan (or any permitted modification thereof).

     The Debtors reserve the absolute right, at any time or from time to time, to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Beneficial Owner Ballots and Master Ballots will be accepted for any reason including, but not limited to, determining whether or not requisite acceptances of the Prepackaged Plan have been received, by making a public announcement of such extension no later than 9:00 a.m. (New York City time) on the first business day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the Business Wire. There can be no assurance that the Debtors will exercise their right to extend the Voting Deadline. In the event that the Debtors commence a Chapter 11 case prior to the Voting Deadline, the Debtors may use acceptances received prior to the Voting Deadline to obtain consummation of the Prepackaged Plan.

VOTING PROCEDURES

     The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and, where appropriate, Beneficial Owner Ballots and Master Ballots (in either case, a "Solicitation Package"), to registered Noteholders. Registered Noteholders may include brokerage firms, commercial banks, trust companies, or other nominees. If such entities do not hold Existing Notes for their own account, they must provide copies of the Solicitation Package (including the Beneficial Owner Ballots) to their customers and to beneficial owners of Existing Notes. Any beneficial owner of Existing Notes who has not received a Beneficial Owner Ballot should contact his, her or its nominee, or the Voting Agent.

     Noteholders should provide all of the information requested by the Ballots. Noteholders should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot.

     The Voting Record Date for determining which Noteholders are entitled to vote on the Prepackaged Plan is August 29, 2003. The Existing Notes Trustee will not vote on behalf of the Noteholders. Noteholders must submit their own Ballots.

Beneficial Owners

     A beneficial owner holding Notes as record holder in its own name should vote on the Prepackaged Plan by completing and signing a Beneficial Owner Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.


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     A beneficial owner holding Notes in "street name" through a nominee may vote on the Prepackaged Plan by one of the following two methods (as selected by such beneficial owner's nominee):

          (i) Complete and sign the enclosed Beneficial Owner Ballot. Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, postage paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

          (ii) Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided to you by your nominee. Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

     Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Prepackaged Plan until such nominee properly completes and delivers to the Voting Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

     If any beneficial owner owns Existing Notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots. The beneficial owner should execute a separate Beneficial Owner Ballot for each block of Existing Notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith. Beneficial owners who execute multiple Beneficial Owner Ballots with respect to Existing Notes held through more than one nominee must indicate on each Beneficial Owner Ballot the names of ALL such other nominees and the additional amounts of such Existing Notes so held and voted. If a beneficial owner holds a portion of the Existing Notes through a nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1)(a) above to vote the portion held of record and the procedures described in subparagraph (1)(b) above to vote the portion held through a nominee or nominees.

Nominees

     A nominee that on the Voting Record Date is the registered holder of Existing Notes for one or more beneficial owners can obtain the votes of the beneficial owners of such Existing Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

    (a) Pre-validated Ballots

     The nominee may "prevalidate" a Beneficial Owner Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of Existing Notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Existing Notes are held by the nominee; and (iii) forwarding such Beneficial Owner Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

    (b) Master Ballots

     If the nominee elects not to prevalidate Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Beneficial Owner Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the


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Ballot, review the certifications contained on the Ballot, execute the Ballot, and return the Ballot to the nominee. After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent before the Voting Deadline. All Beneficial Owner Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

Securities Clearing Agencies

     The Debtors expect that DTC, as a nominee holder of Existing Notes, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participants will be authorized to vote their Voting Record Date positions held in the name of such securities clearing agencies.

Miscellaneous

     In the case of a vote on the Prepackaged Plan, all Ballots must be signed by the Noteholder of record or any person who has obtained a properly completed Ballot proxy from the record Noteholder on such date. For purposes of voting to accept or reject the Prepackaged Plan, the beneficial owners of Existing Notes will be deemed to be the "holders" of the Claims represented by such Existing Notes. Unless otherwise ordered by the Bankruptcy Court, Beneficial Owner Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Prepackaged Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Beneficial Owner Ballots or Master Ballots.

     Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received from Noteholders, only Noteholders who actually vote will be counted. The failure of a Noteholder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Noteholder with respect to voting on the Prepackaged Plan and such abstentions will not be counted as votes for or against the Prepackaged Plan.

     Except as provided below, unless the Beneficial Owner Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Beneficial Owner Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Beneficial Owner Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

Fiduciaries And Other Representatives

     If a Beneficial Owner Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Owner Ballot of each beneficial owner for whom they are voting.

     UNLESS THE BENEFICIAL OWNER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON A MASTER BALLOT OR PREVALIDATED BALLOT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVES THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED.


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PARTIES IN INTEREST ENTITLED TO VOTE

     Under the Bankruptcy Code, only holders of claims or interests in "impaired" classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

     Also, a holder of a claim or interest may vote to accept or to reject a plan only if the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest. In the event of a dispute with respect to any Existing Note claim, any vote to accept or reject the Prepackaged Plan cast with respect to such claim will not be counted for purposes of determining whether the Prepackaged Plan has been accepted or rejected unless the Bankruptcy Court orders otherwise.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the amount of interests of such class that cast ballots for acceptance or rejection of the plan.

AGREEMENTS UPON FURNISHING BALLOTS

     The delivery of an accepting Beneficial Owner Ballot or Master Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Noteholder with respect to such Ballot to accept (i) all of the terms of, and conditions to, this acceptance solicitation; and (ii) the terms of the Prepackaged Plan; provided, however, all parties in interest retain their right to object to confirmation of the Prepackaged Plan pursuant to section 1128 of the Bankruptcy Code.

CHANGE OF VOTE

     Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Beneficial Owner Ballot or Master Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Beneficial Owner Ballot or Master Ballot for acceptance or rejection of the Prepackaged Plan.

     A withdrawal of Existing Notes tendered for exchange shall not have any effect on a vote for acceptance of the Prepackaged Plan with respect to such Existing Notes. A change of vote for acceptance of the Prepackaged Plan shall not have any effect on the tender, or consent, of or with respect to the Existing Notes as to which a vote on the Prepackaged Plan is changed.

WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be


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

final and binding. The Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

FURTHER INFORMATION; ADDITIONAL COPIES

     If you have any questions or require further information about the voting procedures for voting your Existing Notes or about the packet of material you received, or if you wish to obtain an additional copy of the Prepackaged Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

VOTING AGENT

     Wells Fargo has been appointed as Voting Agent for the acceptance solicitation. Questions and requests for assistance with respect to Ballots may be directed to the Voting Agent at one of its addresses and telephone numbers set forth on the back cover of this Disclosure Statement.

MISCELLANEOUS

     The Debtors are not aware of any jurisdiction in which the solicitation is not in compliance with applicable law. If the Debtors become aware of any jurisdiction in which the solicitation would not be in compliance with applicable law, the Debtors will make a good faith effort to comply with any such law. If, after such good faith effort, the Debtors cannot comply with any such law, the solicitation will not be made to the Noteholder residing in such jurisdiction.


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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     A summary description of certain United States federal income tax consequences of the Restructuring Transactions to the Company and the holders is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences, as discussed herein. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Restructuring Transactions. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Restructuring Transactions, and the discussion below is not binding upon the IRS or such other authorities. The Company is not making any representations regarding the particular tax consequences of the Restructuring Transactions as to any holder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

     The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

     The following discussion does not address foreign, state or local tax consequences of the Restructuring Transactions, nor does it purport to address the United States federal income tax consequences of the Restructuring Transactions to other special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders that are, or hold Existing Notes through, pass-through entities, persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, and persons holding Existing Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Moreover, the following discussion does not address United States federal taxes other than income taxes. The following discussion assumes that holders hold their Existing Notes as capital assets for United States federal income tax purposes.

     A "U.S. Holder" means a holder that is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. As used herein, the term "Non-U.S. Holder" is any holder that is not a U.S. Holder.

     HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING TRANSACTIONS, AS WELL AS THE EFFECTS OF STATE, LOCAL, OTHER FEDERAL AND NON-UNITED STATES TAX LAWS.

CONSEQUENCES TO THE COMPANY

   CANCELLATION OF INDEBTEDNESS INCOME

     The exchange of Existing Notes for the Exchange Consideration pursuant to the Out-of-Court Alternative or the In-Court Alternative will result in the cancellation of a portion of Alamosa Delaware's outstanding indebtedness. Under the Out-of-Court Alternative, Alamosa Delaware will realize cancellation of debt ("COD") income in an amount equal to the excess, if any, of the adjusted issue price of the Existing Notes (generally including any accrued but unpaid interest) over the sum of the issue price of the New Notes (as determined below) and the fair market value of the Preferred Stock and CVRs received in exchange therefor. COD income realized by a corporation may, however, generally be offset by net operating losses and net operating loss carryovers ("NOLs"). The Company believes that it will have sufficient consolidated NOLs to offset all of the anticipated COD income for United States federal income tax purposes (although there may be some liability for federal


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alternative minimum tax and state income tax). There can be no assurance, however, that this will be the case or that the IRS will not and cannot successfully challenge the Company's determination of the amount of its NOLs. If it were determined that the Company's consolidated NOLs were significantly less than the amount estimated, the Company could have a greater income tax liability as a result of the Out-of-Court Alternative.

     Under the In-Court Alternative, Alamosa Delaware will be a debtor in a bankruptcy case when it realizes the COD income, and will therefore not be required to include such COD income in its gross income. Accordingly, we will not be liable for any federal alternative minimum tax or state income tax as a result of the realized COD income. Instead, under recently promulgated Temporary Treasury Regulations Alamosa Delaware generally will be required to reduce its NOLs and certain of its other tax attributes by the amount of excluded COD income and, to the extent the excluded COD income exceeds such tax attributes, the Company generally will be required to reduce its consolidated tax attributes. Based on the Company's current projections, it does not expect that such attribute reduction would have a material adverse effect on the Company's future tax liability. Since the Company cannot guarantee future results, however, there can be no assurance that this will be the case.

   NET OPERATING LOSSES

     Following the Restructuring Transactions, any consolidated NOLs (and carryforwards thereof) and certain other tax attributes of the Company allocable to periods prior to the consummation thereof may be subject to the limitations imposed by Section 382 of the Code as described below.

     Under Section 382, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation (the "Annual Section 382 Limitation"). Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. An "ownership change" occurs if immediately after the close of a "testing date," the percentage of a corporation's stock owned by 5% shareholders (measured separately for each 5% shareholder and then aggregated) has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by each such 5% shareholder at any time during the "testing period" (i.e., generally, the three-year period ending on the testing date). As a general rule, the Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable "long-term tax-exempt rate." In the case of a consolidated group, such group will have an ownership change if the common parent of the consolidated group has an ownership change in accordance with Section 382. In addition, in the case of a consolidated group, the Annual Section 382 Limitation generally is based upon the value of the parent corporation. Subject to certain limitations, any unused portion of the Annual Section 382 Limitation may be available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation.

     The Company believes that its consolidated NOLs are not currently subject to an Annual Section 382 Limitation. However, the determination of whether and when an ownership change occurs is inherently factual and depends in part on the values of the Company's outstanding stock on each testing date. If it were ultimately determined that the Company has experienced an ownership change prior to the date hereof (or that an ownership change occurs subsequent to the date hereof and prior to the consummation of the Out-of-Court Alternative), the Company's ability to utilize consolidated NOLs to offset the COD income recognized in the Out-of-Court Alternative could be materially adversely affected.

     The Company believes that it is likely to undergo an ownership change as a result of the issuance of the Preferred Stock as part of either the Out-of-Court Alternative or the In-Court Alternative, as the case may be. If an ownership change occurs, the Company's ability to utilize any consolidated NOLs that remain after the Out-of-Court Alternative will be, and its ability to utilize certain subsequently recognized built-in losses and deductions (if any) may be, subject to the Annual Section


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382 Limitation, as described above. If an ownership change occurs while a corporation is the subject of a bankruptcy, a special bankruptcy exception (the "Bankruptcy Exception") may apply which renders the Annual Section 382 Limitation inapplicable. The Bankruptcy Exception may apply to the Company if shareholders and certain creditors of the Company (determined immediately before the ownership change) own in the aggregate (after such ownership change and as a result of being shareholders or creditors immediately before such change) stock of the Parent representing 50% or more of both the value and voting power of the total outstanding stock of the Parent after the In-Court Alternative is consummated. Although the consolidated NOLs of the Company arising prior to the Effective Date of the Prepackaged Plan and the Company's built-in losses and deductions (if any) recognized after the Effective Date of the Prepackaged Plan would not be subject to the Annual Section 382 Limitation if the Bankruptcy Exception applies to the Company, the Company's pre-change consolidated NOLs, nevertheless, could be reduced by any interest deductions taken by Alamosa Delaware with respect to the portion of the Existing Notes exchanged for Preferred Stock during the taxable year in which the consummation of the Prepackaged Plan occurs and in the three preceding taxable years. If a second ownership change occurs during the two-year period immediately following the consummation of the Prepackaged Plan, the Bankruptcy Exception would effectively eliminate the Company's ability to use any consolidated NOLs incurred prior to such second ownership change to offset income earned in any period following the second ownership change.

     Section 382 provides that a corporation under the jurisdiction of a bankruptcy court may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. Although the Company believes that the In-Court Alternative should qualify for the Bankruptcy Exception, it has not yet determined whether it would be advantageous to elect out of the Bankruptcy Exception. The Company will continue to evaluate the merits of making such election, and may do so at its discretion.

     If the Company does not qualify for the Bankruptcy Exception or elects out of the Bankruptcy Exception, a special rule under Section 382 applicable to corporations under the jurisdiction of a bankruptcy court that are not subject to the Bankruptcy Exception will apply in calculating the Company's Annual
Section 382 Limitation in connection with the In-Court Alternative. Under this special rule, the Annual Section 382 Limitation generally will be calculated by reference to the lesser of the value of the Parent's stock (with certain adjustments) immediately after the ownership change, (as opposed to immediately before the ownership change, as discussed above) or the value of the Parent's assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may increase the Annual Section 382 Limitation, the Company's use of any consolidated NOLs and built-in losses and deductions (if any) remaining after the In-Court Alternative would still be limited after the ownership change.

     Based on the Company's current projections, it does not expect that this Annual Section 382 Limitation will have a material adverse effect on the Company's future tax liability. Since the Company cannot guarantee future results, however, the Company cannot assure that this will be the case. Moreover, there can be no assurances that the IRS will not and cannot successfully challenge the Company's determination of its Annual Section 382 Limitation.

     The application of the Bankruptcy Exception and the special rule under
Section 382 applicable to corporations under the jurisdiction of a bankruptcy court to members of an affiliated group of corporations that file consolidated returns for U.S. federal income tax purposes is not clear and there can be no assurances that the IRS will agree with the positions discussed above.

   FEDERAL ALTERNATIVE MINIMUM TAX

     For purposes of computing a corporation's regular tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under, among other provisions, Section 382). Even though all of a corporation's regular tax liability for a given year may be reduced to zero by virtue of its NOLs, the corporation in any given year may by subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules which eliminate or


                                      142
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limit the availability of certain tax deductions and other beneficial allowances and which include as income certain amounts not generally included in computing regular tax liability, but, significantly, AMTI does not include COD income excluded in cases where a debtor corporation is in bankruptcy.

     Notwithstanding that the Company expects to have sufficient consolidated NOLs for regular corporate tax purposes to offset any COD income generated in the Out-of-Court Alternative, it expects to be subject to the AMT for the reasons discussed above. Since COD income will be excluded from the Company's taxable income in the case of the In-Court Alternative, the Company does not expect to be subject to the AMT as a result of the consummation of the Prepackaged Plan.

     Certain legislative proposals currently being considered by Congress would eliminate the AMT for corporations. As of the date hereof, it is unclear whether any such proposal will be enacted and, if enacted, have an effective date that applies to the Out-of-Court Alternative.


   AHYDO

     Deductions for interest payments on debt subject to the "applicable high yield debt obligation" ("AHYDO") rules generally are either deferred or disallowed if such debt has "significant original issue discount" pursuant to such rules. A debt instrument will be subject to the AHYDO rules if (i) its maturity exceeds five years from the date of its issuance, (ii) its yield to maturity equals or exceeds the sum of the "applicable federal rate" ("AFR") in effect under Section 1274(d) of the Code plus five percentage points and (iii) such debt instrument has "significant original issue discount." A debt instrument has significant original issue discount if the aggregate amount of interest accrued by holders of such debt instrument before the close of any accrual period ending after the date five years after such debt instrument's issuance exceeds the sum of (i) the aggregate amount of interest to be paid under such debt instrument before the close of such accrual period and (ii) the product of the issue price of such debt instrument and its yield to maturity.

     The Company expects that the New Senior Discount Notes will have "significant original issue discount." Accordingly, Alamosa Delaware will be precluded from deducting any accrued interest or original issue discount with respect to the New Senior Discount Notes until such amounts are paid in cash, and to the extent that the yield of such notes exceeds the AFR plus six percentage points, such excess will be permanently disallowed (the "Disallowed Interest"). Notwithstanding the foregoing, the Company does not believe that the application of the AHYDO rules will have a material adverse effect on its tax liability.


CONSEQUENCES TO HOLDERS

     The United States federal income tax consequences of the Out-of-Court Alternative and the In-Court Alternative to U.S. Holders (including the character and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which a Holder acquired an Existing Note;
(2) the length of time the Existing Note has been held; (3) whether the Existing Note was acquired at a discount; (4) whether the Holder has taken a bad debt deduction with respect to the Existing Note (or any portion thereof) in the current or prior years; (5) whether the Holder has previously included in income any accrued but unpaid interest with respect to the Existing Note;
(6) the Holder's method of tax accounting; and (7) whether the Existing Note and New Notes constitute "securities" for United States federal income tax purposes. Therefore, U.S. Holders should consult their tax advisors with regard to their particular situations and circumstances and the tax consequences to them of the Out-of-Court Alternative and the In-Court Alternative.


   CONSEQUENCES OF EXCHANGE OFFERS TO EXCHANGING U.S. HOLDERS

     Recapitalization. The receipt of the Exchange Consideration in exchange for Existing Notes pursuant to the Out-of-Court Alternative or the In-Court Alternative should be treated as a "recapitalization" that qualifies, subject to the discussion below, as a tax-free "reorganization" within the meaning of
Section 368(a)(1)(E) of the Code, if both the Existing Notes surrendered and the New Notes received are treated as "securities" for United States federal income tax purposes. The determination of whether a debt instrument constitutes a security depends upon an evaluation of the


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term and nature of the debt instrument. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, while corporate debt instruments with maturities when issued of ten years or more are considered securities. It is not clear whether the New Senior Discount Notes or the New Senior Notes, with maturities of approximately six and seven years, respectively, are securities for United States federal income tax purposes. Although not free from doubt, the Company intends to take the position that the Existing Notes and the New Notes should be treated as securities for United States federal income tax purposes and that the Exchange Offers should be treated as recapitalizations. There can be no assurance, however, that the IRS will not and cannot successfully challenge such position.

     If the Out-of-Court Alternative or the In-Court Alternative is treated as a recapitalization qualifying, subject to the discussion below, as a tax-free reorganization for United States federal income purposes, a U.S. Holder generally will not recognize a loss as a result of the transaction. A U.S. Holder whose adjusted tax basis in the Existing Notes is less than the fair market value of the Exchange Consideration (using the issue price of the New Notes received in the exchange as their fair market value) will recognize such gain, but only to the extent of the fair market value of the Preferred Stock and CVRs received in the exchange. Due to the contingent nature of the CVRs, the determination of the amount of the fair market value of the Exchange Consideration received by a U.S. Holder and therefore the amount of gain, if any, to be recognized is not clear. Under applicable Treasury Regulations, U.S. Holders are generally required to value the Exchange Consideration (including the CVRs) based on all available facts and circumstances at the time of the exchange.

     Subject to the discussion of "market discount" below, any gain recognized by a U.S. Holder as a result of the Exchange Offers will be capital gain and will be long-term capital gain if the U.S. Holder's holding period for the Existing Notes surrendered exceeds one year at the time of the exchange. A U.S. Holder's adjusted tax basis in the New Notes will equal the U.S. Holder's adjusted tax basis in the Existing Notes surrendered, increased by any gain recognized, and decreased by the amount of the fair market value of the Preferred Stock and CVRs received in the exchange. A U.S. Holder's adjusted tax basis in the Preferred Stock and CVRs received will equal their respective fair market values as of the date of the exchange. A U.S. Holder's holding period in the New Notes will include the U.S. Holder's holding period in the Existing Notes surrendered, and a U.S. Holder's holding period in the Preferred Stock and CVRs will begin on the date following the exchange.

     Taxable Exchange. If the receipt of the Exchange Consideration in exchange for an Existing Note is not treated as a recapitalization qualifying as a tax-free reorganization, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of the issue price of the New Note (determined as discussed below) and the fair market value of the Preferred Stock and CVRs received in the exchange, and (ii) the U.S. Holder's adjusted tax basis in the Existing Note surrendered. Subject to the discussion of "market discount" below, any such gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the U.S. Holder's holding period for Existing Notes surrendered exceeds one year at the time of the exchange. The deductibility of capital losses is subject to limitations. The U.S. Holder's aggregate tax basis in the New Notes received will equal their aggregate issue price, and the U.S. Holder's aggregate tax basis in the Preferred Stock and CVRs received will equal their respective fair market values on the date of receipt. The U.S. Holder's holding period for the New Notes, the Preferred Stock and CVRs received will begin on the day following the exchange.

     Consent Solicitation. It is possible that the IRS may take the position that some portion of the total consideration paid in the Exchange Offers or Prepackaged Plan should not be treated as part of the exchange, but should instead be treated as a separate payment in the nature of compensation for the U.S. Holders' consent to the Restructuring Transactions. To the extent that any portion of the consideration is so treated, that portion will not be taken into account in determining the consequences to U.S. Holders of the exchange, as described above, but instead will be taxable to such U.S. Holders as ordinary income.

     Accrued Interest. The amount of cash paid on the Senior Notes for accrued and unpaid interest shall be taxed to U.S. Holders as ordinary income. In addition, to the extent any amount of the New


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Notes, Preferred Stock or CVRs received in exchange for the Senior Discount
Notes is attributable to accrued but unpaid interest, such amount will be taxable to U.S. Holders as ordinary interest income (if not previously included in the holder's gross income). The Company has not determined the amount of the Exchange Consideration that it will treat as attributable to accrued but unpaid interest on the Senior Discount Notes. Holders who have not previously included accrued and unpaid interest on the Senior Discount Notes in their gross income are urged to consult their tax advisors regarding the tax consequences to them if some portion of the Exchange Consideration is attributed to such accrued and unpaid interest.

  OWNERSHIP OF NEW NOTES

     Interest on New Notes. A U.S. Holder will be required to include stated interest on the New Notes in income in accordance with the holder's regular method of accounting. In addition, subject to a de minimis exception, a U.S. Holder will be required to include any original issue discount, within the meaning of the Code, in income over the period that such U.S. Holder holds New Notes, in accordance with a constant yield-to-maturity method, whether or not the U.S. Holder is a cash or accrual method taxpayer, and regardless of when the U.S. Holder receives payments of interest on the New Notes. Accordingly, a U.S. Holder could be treated as receiving original issue discount income without a corresponding receipt of cash. A debt instrument generally has original issue discount if its stated redemption price at maturity exceeds its issue price, as defined below, by more than a de minimis amount. Any such original issue discount that a U.S. Holder includes in income will increase the U.S. Holder's adjusted tax basis in its New Notes. The New Senior Discount Notes will be issued with original issue discount and the New Senior Notes may be issued with original issue discount. In compliance with applicable Treasury Regulations the Company will furnish annually to the IRS and holders of the New Notes information with respect to any original issue discount accruing while the New Notes are held.

     Issue Price. The issue price of the New Notes will depend upon whether either the Existing Notes or the New Notes are "publicly traded" within the meaning of the Treasury Regulations. The Company believes that the Existing Notes should be treated as "publicly traded" for purposes of determining the issue price of the New Notes. The New Notes will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association, and the Company does not intend to apply for either listing or quotation. Nevertheless, a market for the New Notes could be established. Accordingly, it is not clear whether the New Notes will be considered to be "publicly traded" for purposes of determining their issue price. If the New Notes are "publicly traded," the issue price of the New Notes will equal their fair market value on the date of the exchange. If the Existing Notes are "publicly traded," but the New Notes are not, the fair market value of the Existing Notes on the date of the exchange will be allocated among the New Notes, Preferred Stock and CVRs based on their relative fair market values, and the issue price of the New Notes will equal the portion of such fair market value allocated to the New Notes. If neither the Existing Notes nor the New Notes were considered to be "publicly traded," the issue price of the New Notes will equal their stated principal amount (i.e., their face amount).

     Market Discount. A U.S. Holder who acquired an Existing Note after its original issuance at a market discount (generally defined in the case of a debt obligation with original issue discount as the amount, if any, by which a U.S. Holder's basis in a debt obligation immediately after its acquisition is exceeded by the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) will be required to treat any gain recognized pursuant to the exchange as ordinary income to the extent of the market discount accrued during the U.S. Holder's period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If an exchange were treated as a recapitalization qualifying as a tax-free reorganization, the amount of any remaining accrued market discount with respect to an Existing Note not recognized in the exchange generally should carry over to the New Note received therefor and any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition will be treated as ordinary income to the extent of such market discount. However, if the New Notes are treated as issued with original issue discount, an exchange of Existing Notes with market discount in a recapitalization qualifying as a


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tax-free reorganization may cause some or all of that market discount to effectively convert into original issue discount. If a U.S. Holder acquired its Existing Notes with market discount and did not elect to include market discount in income as it accrued, deductions for interest that the U.S. Holder was required to defer on debt incurred or maintained to purchase or carry its Existing Notes under the market discount provisions would become deductible at the time of the exchange, up to the amount of gain that the U.S. Holder recognizes in the exchange. The market discount rules are complex. Any U.S. Holder whose Existing Notes have or may have market discount should consult its tax advisor as to the effects of these rules on such Holder.

     Amortizable Bond Premium. In general, New Notes will be treated as having "amortizable bond premium" if a U.S. Holder's aggregate adjusted tax basis in its New Notes exceeds the sum of all amounts payable under such New Notes after the exchange (excluding stated interest). If a U.S. Holder so elects, this excess may be amortized as deductions over the term of the New Notes, but the Holder must reduce its adjusted tax basis in its New Notes by the amount of the premium deducted in each taxable year. An election to amortize bond premium applies to all taxable debt obligations that the U.S. Holder then owns or thereafter acquires, and may be revoked only with the consent of the IRS. The rules regarding amortizable bond premium are complex. Any U.S. Holder whose New Notes have or may have amortizable bond premium should consult its tax advisor as to the effects of these rules on such Holder.

     Acquisition Premium. As a result of the exchange, a U.S. Holder will be treated as having "acquisition premium" with respect to the New Notes if the tax basis in the U.S. Holder's New Notes (determined in the manner described above) is greater than the issue price of the New Notes immediately after the exchange, but is less than or equal to the stated principal amount of the New Notes. The amount of acquisition premium with respect to a New Note will be equivalent to the excess of the U.S. Holder's basis in such New Note over the issue price of the New Note immediately after the exchange. The amount of any original issue discount includible in the U.S. Holder's gross income in any taxable year will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the periodic original issue discount accrual by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total original issue discount on the New Notes).

     Sale or Exchange of the New Notes. Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of the New Notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and its adjusted tax basis in the New Notes immediately before the sale, exchange or other disposition. Any such gain or loss will be long term if the U.S. Holder's holding period for its New Notes exceeds one year at that time. The deductibility of capital losses is subject to limitations. Any market discount accrued prior to the time of the sale, exchange or other disposition and not already included in income will be recognized as ordinary interest income at that time.

     AHYDO Rules and the Dividends Received Deduction. As discussed above, the New Senior Discount Notes are expected to be subject to the AHYDO rules. Generally, corporate holders of the New Senior Discount Notes will be entitled to treat any amounts payable to them that are considered Disallowed Interest as a dividend for purposes of claiming the dividends received deduction to the extent that such amounts would have been treated as a dividend if they had been a distribution made by Alamosa Delaware with respect to its stock. For a discussion of the AHYDO rules and the definition of Disallowed Interest, see "--Consequences to the Company--AHYDO."


     OWNERSHIP OF PREFERRED STOCK AND PARENT COMMON STOCK

     Distributions. Distributions with respect to the Preferred Stock or Parent common stock will be treated as dividends, taxable to U.S. Holders as ordinary income to the extent of such U.S. Holder's ratable share of the Parent's current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. If such distributions exceed the Parent's earnings and profits for the current year and accumulated earnings and profits as of the prior year, such excess will be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its


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Preferred Stock or Parent common stock, as applicable, and, to the extent in excess of such adjusted tax basis, as capital gain. Such capital gain will be long-term capital gain if the U.S. Holder's holding period for the Preferred Stock or Parent common stock, as applicable, exceeds one year at the time of such distribution.

     Conversion of Preferred Stock. A U.S. Holder will not recognize gain or loss on the conversion of Preferred Stock into Parent common stock except with respect to cash in lieu of fractional shares. A U.S. Holder's holding period for the Parent common stock received upon conversion will include such U.S. Holder's holding period for the Preferred Stock that is converted, and the U.S. Holder's aggregate tax basis in the Parent common stock received upon conversion will equal the U.S. Holder's tax basis in the Preferred Stock at the time of conversion, less any portion of such tax basis allocable to any fractional share. A U.S. Holder will recognize capital gain or loss upon the receipt of cash in lieu of a fractional share of Parent common stock in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in such fractional share.

     Disposition of Preferred Stock and Parent Common Stock. In general, a U.S. Holder will recognize capital gain or loss upon a sale, exchange or other taxable disposition of its Preferred Stock or Parent common stock equal to the difference between the amount realized by such U.S. Holder on such disposition and the U.S. Holder's adjusted tax basis in the Preferred Stock or Parent common stock disposed of immediately before such disposition. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Preferred Stock or Parent common stock, as applicable, exceeds one year at the time of such disposition. It is possible that the recognition of some or all of any loss realized upon a disposition of the Preferred Stock and Parent common stock (received upon conversion of the Preferred Stock) before the maturity of the CVRs could be deferred under the "straddle rules" set forth under Section 1092 of the Code or otherwise limited by other provisions under the Code. U.S. Holders should consult their tax advisors regarding the possible application of the straddle rules and other loss limitation rules to their ownership of Preferred Stock and Parent common stock.

     Redemption of Preferred Stock and Parent Common Stock. In general, upon a redemption by the Parent of the Preferred Stock or Parent common stock for cash, the amount of cash received will be treated as a dividend, taxable to U.S. Holders as described above under "--Distributions," unless such redemption
(1) completely terminates a U.S. Holder's entire actual and constructive stock interest in the Parent's equity, (2) is "substantially disproportionate" with respect to such U.S. Holder or (3) is "not essentially equivalent to a dividend" with respect to such U.S. Holder. In determining whether any of these tests have been met, a U.S. Holder must take into account the stock actually owned by such U.S. Holder as well as the stock constructively owned by such U.S. Holder under certain constructive ownership rules. If any of these tests are met with respect to a U.S. Holder, a redemption of the Preferred Stock or Parent common stock generally will be treated in the same manner as a disposition of such stock, as described above under "--Disposition of Preferred Stock and Parent common stock."

     A redemption of Preferred Stock or Parent common stock will be treated as "substantially disproportionate" with respect to a U.S. Holder if (a) the percentage of the outstanding voting stock of the Parent actually and constructively owned by such U.S. Holder immediately after the redemption is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the redemption, (b) the percentage of the outstanding common stock of the Parent actually and constructively owned by such U.S. Holder immediately after the redemption is less than 80% of the percentage of the outstanding common stock of the Parent actually and constructively owned by such U.S. Holder immediately before the redemption, and (c) such U.S. Holder owns less than 50% of the total combined voting power of outstanding stock of the Parent immediately after the redemption. The percentage ownership test described in (b) above is inapplicable, however, if a U.S. Holder does not actually or constructively own common stock of the Parent at the time the redemption occurs. A redemption of Preferred Stock or Parent common stock will be treated as "not essentially equivalent to a dividend" if the redemption results in a "meaningful reduction" in the U.S. Holder's percentage stock ownership of the Parent. Depending on a U.S. Holder's particular circumstances, even a small reduction in its


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stock ownership interest in the Parent may satisfy this test. For example, the
IRS has ruled that a minority common stockholder in a publicly held corporation whose relative common stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if such stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage common stock ownership under the above analysis. As these rules are complex and dependent upon a U.S. Holder's specific circumstances, U.S. Holders should consult their tax advisors as to the application of these rules to them upon a redemption of Preferred Stock or Parent common stock.

     Recently Enacted Legislation. The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008) (the "Reduced Rate"). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. In order to be eligible for the Reduced Rate, an individual must own the stock with respect to which the dividend is paid for more than 60 days during the 120 day period beginning 60 days before the ex-dividend date (or more than 90 days during the 180 day period beginning 90 days before the ex-dividend date in the case of a dividend with respect to stock that is preferred as to dividends if such dividend is attributable to periods in excess of 366 days). Furthermore, if an individual receives an "extraordinary dividend" within the meaning of Section 1059 of the Code (i.e., a dividend which equals or exceeds 10% of the individuals' tax basis in the case of any stock that is not preferred as to dividends or 5% of the individual's tax basis in the case of stock that is preferred as to dividends) which is eligible for the Reduced Rate, any loss on a subsequent sale of such stock with respect to which such dividend is made is treated as a long-term capital loss to the extent of such dividend. For purposes of determining the amount of deductible investment interest, a dividend is treated as investment income only if an individual elects to treat the dividend as not eligible for the Reduced Rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Act also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). Holders should consult their tax advisors regarding the specific tax consequences to them that may result from the Act.

   OWNERSHIP OF CVRS

     The United States federal income tax consequences resulting from the maturity of the CVRs received by U.S. Holders in exchange for Existing Notes (each an "Initial CVR Holder") will depend upon how the CVRs are characterized for United States federal income tax purposes. The United States federal income tax characterization of a right, such as the CVR, which is not separately tradable from the Preferred Stock, expires without payment if the Preferred Stock is converted into Parent common stock prior to the maturity of the CVRs, and which upon maturity can result in the payment of cash, Parent common stock or New Notes ("CVR Notes"), or in a combination thereof, or no payment at all if the Current Market Price equals or exceeds the Target Price, is unclear under present law. It is possible that the CVRs could be treated as cash settlement put options, debt instruments, equity interests, contractual rights without an ascertainable fair market value or in some other manner, and that subsequent legislation, Treasury Regulations, court decisions and revenue rulings could affect the United States federal income tax treatment of the CVRs. The Company intends to treat the CVRs as cash settlement put options for United States federal income tax purposes. There can be no assurance, however, that the IRS will not and cannot successfully challenge this position. The following discussion briefly describes certain United States federal income tax considerations relevant to a holder of CVRs if the CVRs are treated as cash-settled put options. SINCE THE FOLLOWING DISCUSSION DOES NOT ADDRESS ALL POSSIBLE CHARACTERIZATIONS OF CVRS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND SINCE THE TAX CONSEQUENCES ATTRIBUTABLE TO THE OWNERSHIP OF CVRS IS UNCLEAR UNDER PRESENT LAW, INITIAL CVR HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF HOLDING CVRS.

     Treatment of the CVRs as Options. If the CVRs are characterized as cash settlement put options, an Initial CVR Holder will realize capital gain or loss upon the lapse or receipt of the Payment


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Amount at maturity of such U.S. Holder's CVR in an amount equal to the difference between the amount realized, if any, and such U.S. Holder's tax basis for the CVR. Upon receipt of the Payment Amount at maturity, the amount realized would be equal to the amount of cash, the fair market value of the Parent common stock and the issue price of the New Notes received in satisfaction of the Payment Amount under the terms of the CVRs. Although uncertain, some or all of any loss realized upon the lapse of a CVR might be deferred, or an Initial CVR Holder's holding period might be adjusted, under the "straddle rules" under Section 1092 of the Code. Moreover, the recognition of such loss may be limited under other provisions of the Code. Furthermore,
Section 263(g) of the Code disallows a deduction for interest and carrying charges allocable to a position that is a part of a straddle and requires such amounts to be added to the tax basis of such position. Since losses realized in respect of the CVRs may be limited and the application of the straddle rules is unclear and may apply whether the CVRs are treated as cash settlement options or not, Initial CVR Holders are urged to consult their tax advisors regarding the effect of the straddle rules and other loss limitation rules to the ownership of CVRs.

   CVR NOTES

     If the CVR Notes are treated as part of the same issue as the New Notes, the CVR Notes will have the same issue date, the same issue price (as determined above), and (with respect to holders) the same adjusted issue price (i.e., issue price plus any accrued original issue discount) as the New Notes. The CVR Notes will be treated as part of the same issue as the New Notes if the CVR Notes are issued in a "qualified reopening." The issuance of CVR Notes will qualify as a "qualified reopening" if (i) the New Notes are "publicly traded,"
(ii) the issuance of the CVR Notes occurs no more than six months after the issue date of the New Notes (i.e., the date of consummation of the Exchange Offer) and (iii) on the date on which the price of the CVR Notes is established, the yield of the New Notes (based on their fair market value) is not more than 110 percent of the yield of such New Notes on their issue date. There can be no assurance that the CVR Notes will be issued as part of a "qualified reopening."

     If the qualified reopening criteria are not satisfied, the issuance of the CVR Notes will not be treated as part of the same issue as the New Notes for United States federal income tax purposes. In such case, the issue price of the CVR Notes will depend upon whether either the CVR Notes or the CVRs are "publicly traded" within the meaning of applicable Treasury Regulations. If the CVR Notes are "publicly traded," their issue price will equal their fair market value on the Maturity Date. If the CVR Notes are not "publicly traded," but the CVRs are, the issue price of the CVR Notes will equal the fair market value of the CVRs on the Maturity Date. If neither the CVR Notes nor the CVRs are "publicly traded," the issue price of the CVR Notes should equal their stated principal amount. If the CVR Notes are not treated as part of the same issue as the New Notes, the issue price of such CVR Notes likely will differ from the adjusted issue price of the New Notes, and therefore, the computation of original issue discount also will differ. Consequently, there is a risk that the CVR Notes and New Notes although having identical legal and economic terms will not be fungible from a United States federal income tax perspective.

   CONSEQUENCES OF THE EXCHANGE OFFERS TO EXCHANGING NON-U.S. HOLDERS

     Exchange Offers and Subsequent Dispositions. In general, Non-U.S. Holders will not be subject to United States federal income tax on any gain or loss recognized in the Exchange Offers or in any subsequent disposition of New Notes, Preferred Stock, CVRs or Parent common stock, unless (i) the gain or loss is effectively connected with the conduct of a United States trade or business (and, in some circumstances, the gain is attributable to a United States permanent establishment under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual and is present in the United States for 183 days or more during the taxable year (or otherwise has a "tax home" in the United States) and certain other conditions are met.

     Payments of Interest and Accrual of Original Issue Discount. Subject to the discussions of withholding and backup withholding below, under the "portfolio interest exemption," a Non-U.S. Holder should not be subject to United States federal income tax on payments of interest or on any accrual of original issue discount on the Existing Notes surrendered in the exchange (including


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amounts received in respect of accrued but previously unpaid interest) or on the New Notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Alamosa Delaware's stock entitled to vote, (ii) the Non-U.S. Holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, (iii) the Non-U.S. Holder is not a "controlled foreign corporation" that is related to Alamosa Delaware (directly or indirectly) through stock ownership and (iv) certain certification requirements are met.

     If the "portfolio interest" exception does not apply to any interest or original issue discount attributable to the Existing Notes or New Notes, such interest or original issue discount generally will be subject to United States federal income and withholding tax at a rate of 30%, unless that tax is reduced or eliminated pursuant to an applicable income tax treaty or the interest or original issue discount is effectively connected with the conduct of a United States trade or business and, in either case, the appropriate statement has been provided.

     Dividends. In general, any dividend received by a Non-U.S. Holder in respect of the Preferred Stock or Parent common stock will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty.

     Effectively Connected Income. If any gain, interest, original issue discount, dividends or other income realized by a Non-U.S. Holder in respect of the Existing Notes, New Notes, Preferred Stock, Parent common stock or CVRs is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder ("effectively connected income"), the Non-U.S. Holder generally will be subject to United States federal income tax on such effectively connected income at standard United States federal income tax rates. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

TAX CONSIDERATIONS RELEVANT TO BOTH U.S. HOLDERS AND NON-U.S. HOLDERS - BACKUP WITHHOLDING AND INFORMATION REPORTING.

     Payments of interest (including accruals of original issue discount) and payments of proceeds from the sale, retirement or other disposition of the New Notes and payments of dividends with respect to and payments of the proceeds from the sale, exchange or other disposition of the Preferred Stock, Parent common stock or CVRs may be subject to "backup withholding" tax if a recipient of those payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld generally should be allowed as a credit against that recipient's United States federal income tax, provided that appropriate proof is provided under rules established by the IRS. Moreover, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding should generally not apply with respect to payments made to certain exempt recipients, such as corporations, financial institutions and Non-U.S. Holders (provided that such exempt holders establish their exempt status in accordance with applicable Treasury Regulations). Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

   CONSEQUENCES TO NON-EXCHANGING HOLDERS

     There should be no United States federal income tax consequences to a Noteholder who does not tender its Existing Notes pursuant to the Exchange Offer.

                          RECOMMENDATION AND CONCLUSION


     For all of the reasons set forth in this Disclosure Statement, Alamosa believes that (i) the exchange of its Existing Notes for New Notes and Units (and their underlying Preferred Stock and CVRs) for the Exchange Consideration as described herein, and (ii) the consent to the Proposed Amendments is preferable to all other alteratives. If Alamosa determines it is more advantageous and expeditious, it may commence one or more Chapter 11 cases. In such event, Alamosa believes that the confirmation and consummation of the Prepackaged Plan will be preferable to the other alternatives. Consequently, Alamosa urges (i) all Noteholders to tender their Existing Notes for exchange and to consent to the Proposed Amendments, and (ii) all eligible Noteholders to vote to ACCEPT the Prepackaged Plan, and to complete and return their Letters of Transmittal and the Ballots so that they will be RECEIVED by the Exchange Agent and the Voting Agent on or before 5:00 p.m., New York City Time, on October 10, 2003.


Dated: September 12, 2003


                                          ALAMOSA HOLDINGS, INC.


                                          By: /s/ Kendall Cowan
                                             ---------------------------------
                                          Name: Kendall Cowan
                                          Title: Chief Financial Officer




                                          ALAMOSA (DELAWARE), INC.


                                          By: /s/ Kendall Cowan
                                             ---------------------------------
                                          Name: Kendall Cowan
                                          Title: Chief Financial Officer

                                    ANNEX A


                             FIVE-YEAR PROJECTIONS


                             ALAMOSA HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)



                                                                              DECEMBER 31,

                                                2003          2004          2005          2006          2007          2008
                                           ------------- ------------- ------------- ------------- ------------- -------------
ASSETS

Current assets:
 Cash and cash equivalents ...............  $   56,386    $  79,934     $  80,938    $  55,317     $  41,086      $  98,969
 Accounts receivable .....................      48,807       54,988        59,902       63,556        66,326         68,500
 Inventory ...............................       3,950        3,779         3,802        3,797         3,776          3,744
 Other current assets ....................      22,423       24,067        25,872       27,864        30,047         32,455
                                            ----------    ---------     ---------    ---------     ---------      ---------
   Total current assets ..................     131,566      162,768       170,514      150,534       141,235        203,668
                                            ----------    ---------     ---------    ---------     ---------      ---------
 Property and equipment, net .............     418,127      381,692       355,494      341,218       327,510        332,290
 Debt issuance costs, net (including
   OID) ..................................      11,876        9,026         6,176        3,325           475             --
 Intangible assets .......................     450,657      422,194       393,732      365,269       336,807        308,344
 Other noncurrent assets .................       6,695        6,896         7,103        7,316         7,535          7,761
                                            ----------    ---------     ---------    ---------     ---------      ---------
   Total noncurrent assets ...............     887,355      819,808       762,505      717,128       672,327        648,395
                                            ----------    ---------     ---------    ---------     ---------      ---------
   Total assets ..........................  $1,018,921    $ 982,576     $ 933,019    $ 867,662     $ 813,562      $ 852,063
                                            ==========    =========     =========    =========     =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities ................  $  125,767    $ 156,230     $ 178,058    $ 196,281     $ 149,294      $ 369,560
Non-current liabilities
 Capital lease obligations ...............       1,309          842           772          693           604            503
 Deferred tax liability ..................      47,260       34,543        26,130       25,021        34,921         63,097
 Other non-current liabilities ...........      50,876       44,102        37,335       30,576        23,824         17,081
 Senior Secured Credit Facility ..........     177,500      132,500        82,500       17,500            --             --
 Senior Unsecured Notes ..................     260,000      260,000       260,000      260,000       260,000        260,000
 Senior Unsecured Discount Notes .........     197,597      222,020       237,637      237,637       237,637             --
                                            ----------    ---------     ---------    ---------     ---------      ---------
   Long-term debt ........................     635,097      614,520       580,137      515,137       497,637        260,000
                                            ----------    ---------     ---------    ---------     ---------      ---------
 Total non-current liabilities ...........     734,542      694,007       644,374      571,427       556,986        340,681
                                            ----------    ---------     ---------    ---------     ---------      ---------
   Total liabilities .....................     860,309      850,237       822,432      767,708       706,280        710,241
Preferred stock ..........................     173,509      184,382       195,925      208,181       221,192        228,824
Total stockholders' equity ...............     (14,897)     (52,043)      (85,338)    (108,227)     (113,910)       (87,002)
                                            ----------    ---------     ---------    ---------     ---------      ---------
   Total liabilities and stockholders'
    equity ...............................  $1,018,921    $ 982,576     $ 933,019    $ 867,662     $ 813,562      $ 852,063
                                            ==========    =========     =========    =========     =========      =========

See Accompanying Summary of Significant Projection Assumptions and Accounting Policies.

                             ALAMOSA HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (dollars in thousands, except per share amounts)



                                                                     YEAR ENDED DECEMBER 31,
                                              2003           2004          2005          2006         2007        2008
                                         -------------- ------------- ------------- ------------- ----------- -----------
Income:
 Subscriber Revenues ...................   $  450,466     $ 492,514     $ 519,760     $ 552,685    $ 585,847   $ 610,554
 Travel Revenues .......................      142,683       165,196       175,740       172,103      175,479     179,762
                                           ----------     ---------     ---------     ---------    ---------   ---------
   Total Service Revenues ..............      593,149       657,710       695,500       724,788      761,326     790,316
 Product Sales .........................       20,868        25,724        25,728        26,051       26,379      26,711
                                           ----------     ---------     ---------     ---------    ---------   ---------
    Total Revenues .....................      614,017       683,434       721,228       750,839      787,705     817,027
                                           ----------     ---------     ---------     ---------    ---------   ---------

Costs and Expenses:
 Cost of Services & Operations .........      340,370       358,492       381,452       390,495      400,975     406,547
 Cost of Products Sold .................       49,898        55,090        53,530        52,696       51,908      51,165
 Selling & Marketing Expenses ..........      110,892       113,957       112,995       115,156      117,640     118,614
 General & Administrative Expenses .....       20,579        18,041        18,499        18,969       19,450      19,945
 Depreciation and amortization .........      112,984       114,969       122,611       125,221      124,217     105,323
                                           ----------     ---------     ---------     ---------    ---------   ---------

    Total Costs and Expenses ...........      634,723       660,549       689,087       702,537      714,190     701,594
                                           ----------     ---------     ---------     ---------    ---------   ---------

      Income (loss) from operations.....      (20,706)       22,885        32,141        48,302       73,515     115,433

 Interest and other income .............        1,177           874         1,005           702          430         625
 Interest expense ......................     (101,579)      (62,748)      (63,310)      (60,747)     (56,714)    (50,737)
                                           ----------     ---------     ---------     ---------    ---------   ---------

Income (loss) before income taxes ......     (121,108)      (38,989)      (30,164)      (11,743)      17,231      65,321
Income taxes ...........................       27,525       (12,717)       (8,413)       (1,109)       9,900      28,176
                                           ----------     ---------     ---------     ---------    ---------   ---------
 Net income (loss) .....................   $ (148,633)    $ (26,272)    $ (21,751)    $ (10,634)   $   7,331   $  37,145
                                           ==========     =========     =========     =========    =========   =========

Earnings (loss) per share:
 Basic .................................   $    (1.60)    $   (0.39)    $   (0.35)    $   (0.24)   $   (0.06)  $    0.26
 Fully Diluted .........................        (1.60)        (0.39)        (0.35)        (0.24)       (0.06)       0.24

See Accompanying Summary of Significant Projection Assumptions and Accounting Policies.

                            ALAMOSA HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (dollars in thousands)

                                                                                YEAR ENDED DECEMBER 31,
                                                        2003           2004           2005          2006         2007        2008
                                                   -------------- -------------  ------------- ------------- ----------- -----------
Cash flows from operating activities:
Net income (loss) .................................  $ (148,633)    $ (26,272)     $ (21,751)    $ (10,634)   $   7,331   $  37,145

Adjustments to reconcile net income (loss) to net
 cash provided by operation activities:
 Non-cash compensation expense ....................         240            --             --            --           --          --
 Depreciation and amortization ....................     112,984       114,969        122,611       125,221      124,217     105,323
 Non-cash interest ................................      22,603        29,498         25,425        (2,075)      (2,075)     (4,450)
 Deferred taxes ...................................      27,525       (12,717)        (8,413)       (1,109)       9,900      28,176
 (Increase) decrease in:
 Accounts receivable ..............................       9,441        (6,181)        (4,914)       (3,654)      (2,770)     (2,173)
 Inventory ........................................       3,460           172            (23)            4           21          31
 Prepaid expenses and other assets ................      (3,418)       (1,644)        (1,808)       (1,989)      (2,188)     (2,406)
 Increase (decrease) in:
 Accounts payable and accrued expenses ............      (3,386)          162          1,967           803          587         198
                                                     ----------     ---------      ---------     ---------    ---------   ---------
 Net cash provided by operating activities ........      20,816        97,987        113,094       106,567      135,023     161,844
                                                     ----------     ---------      ---------     ---------    ---------   ---------

Cash flows from investing activities:

 Additions to property and equipment ..............     (43,028)      (52,160)       (70,038)      (84,570)     (84,134)    (83,729)
 Change in Accounts Payable-Cap Ex ................      (3,319)          650          2,978         2,420          (74)        (69)
 Change in other noncurrent assets ................       1,107          (201)          (207)         (213)        (219)       (226)
 Change in restricted cash ........................      34,724            --             --            --           --          --
                                                     ----------     ---------      ---------     ---------    ---------   ---------
   Net cash used in investing activities ..........     (10,516)      (51,711)       (67,267)      (82,363)     (84,427)    (84,024)
                                                     ----------     ---------      ---------     ---------    ---------   ---------

Cash flows from financing activities:
 Change in Capital Leases .........................      (1,110)         (467)           (70)          (79)         (89)       (101)
 Change in other non-current liabilities ..........      (9,880)          239            247           254          262         270
 Preferred stock issuance costs ...................      (2,778)           --             --            --           --          --
 Preferred dividends ..............................          --            --             --            --           --      (2,606)
 Proceeds from equity issuance ....................         117            --             --            --           --          --
 Debt payments, fees ..............................      (2,000)      (22,500)       (45,000)      (50,000)     (65,000)    (17,500)
                                                     ----------     ---------      ---------     ---------    ---------   ---------
   Net cash used in financing activities ..........     (15,651)      (22,728)       (44,823)      (49,825)     (64,827)    (19,937)
                                                     ----------     ---------      ---------     ---------    ---------   ---------

   Net increase (decrease) in cash and cash
    equivalents ...................................      (5,351)       23,548          1,004       (25,621)     (14,231)     57,883
   Cash and cash equivalents at beginning of
    period ........................................      61,737        56,386         79,934        80,938       55,317      41,086
                                                     ----------     ---------      ---------     ---------    ---------   ---------
   Cash and cash equivalents at end of period .....  $   56,386     $  79,934      $  80,938     $  55,317    $  41,086   $  98,969
                                                     ==========     =========      =========     =========    =========   =========

Supplemental disclosure of noncash financing and
 investing activities:
 Preferred Stock issued in exchange for Senior
   Notes ..........................................  $  174,537
 Cancellation of Senior Notes .....................    (698,443)
 Issuance of Senior Notes .........................     453,796

See Accompanying Summary of Significant Projection Assumptions and Accounting Policies.

                            ALAMOSA HOLDINGS, INC.
                      SCHEDULE OF SIGNIFICANT ASSUMPTIONS

                                           2003         2004         2005         2006         2007          2008
                                       ------------ ------------ ------------ ------------ ------------ -------------
Covered POPs (millions) ..............       11.8         11.9         12.1         12.2         12.4          12.6
Gross Adds ...........................    382,531      391,838      391,895      396,822      401,811       406,863
Net Adds .............................    116,787       90,292       72,094       53,230       40,465        31,845
EOP Subscribers ......................    737,387      827,679      899,773      953,003      993,468     1,025,313
Penetration of Covered POPs ..........        6.3%         6.9%         7.4%         7.8%         8.0%          8.2%
Churn ................................        2.8%         2.7%         2.6%         2.6%         2.6%          2.6%
Base ARPU ............................   $  55.50     $  52.81     $  50.38     $  49.87     $  50.26     $   50.47
Total ARPU ...........................   $  73.09     $  70.52     $  67.42     $  65.39     $  65.31     $   65.33
CPGA .................................   $    366     $    366     $    359     $    357     $    356     $     352
CCPU .................................   $  44.45     $  40.37     $  38.77     $  36.94     $  36.07     $   35.26


See Accompanying Summary of Significant Projection Assumptions and Accounting Policies.

                            ALAMOSA HOLDINGS, INC.
     SUMMARY OF SIGNIFICANT PROJECTION ASSUMPTIONS AND ACCOUNTING POLICIES


This financial projection presents, to the best of management's knowledge and belief, the Company's financial position, results of operations, and cash flows for the projection period, giving effect to the Exchange Offers, as described in item (b) below, and using assumptions which are based on the continuation of current trends experienced by the Company and its industry in general. The assumptions disclosed herein are those that management believes are significant to the projection currently. There will usually be differences between projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. These projections may also be significantly impacted, should the Exchange Offers not be acceptable to enough holders of the existing Notes to satisfy the Minimum Tender Condition and should the Company seek to forego the Exchange Offers and instead accomplish the above restructuring transactions by means of the Prepackaged Plan. Management expressly disclaims a duty to update any of the financial projections.


Included in the following description of assumptions used in the projections are financial measures generated using generally accepted accounting principles. These financial measures reflect industry conventions or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures and other operating metrics used in this summary include the following:

     o Average monthly revenue per user ("ARPU") is a measure used to determine the monthly subscriber revenue earned for subscribers based in the Company's territory. This measure is determined based on subscriber revenues in the consolidated statement of operations and the average subscribers during the period.

     o Cash cost per user ("CCPU") is a measure of the costs to operate the Company's business on a per user basis consisting of costs of service and operations and general and administrative expenses in the consolidated statement of operations, plus handset subsidies on equipment sold to existing subscribers. These costs are allocated across average subscribers during the period to calculate this measure.

     o Customer churn is used to measure the rate at which subscribers based in the Company's territory deactivate service on a voluntary or involuntary basis. Churn is calculated based on the number of subscribers deactivated (net of transfers out of the Company's service area and those who deactivated within 30 days of activation) as a percentage of the average subscriber base during the period.

     o Cost per gross addition ("CPGA") is used to measure the costs incurred to add new subscribers in the Company's territory. This measure includes handset subsidies on new subscriber activations, commissions, rebates and other selling and marketing costs and is calculated based on product sales revenue, cost of products sold and selling and marketing expenses in the consolidated statement of operations net of handset subsidies on equipment sold to existing subscribers allocated over the total number of subscribers activated in the Company's territory during the period.

     o Covered POPs represents the number of residents (usually expressed in millions) covered by the Company's network in its markets. The number of residents covered by the Company's network does not represent the number of wireless subscribers that the Company expects to serve in its territories.

     a. Summary of Significant Accounting Policies. The significant accounting policies incorporated into the financial projection are consistent with the significant accounting policies used in the Company's historical consolidated financial statements for the year ended December 31, 2002 as disclosed in the Company's current report on Form 8-K filed on September 12, 2003. Readers should refer to those consolidated financial statements for a detailed description of the Company's significant accounting policies.

     b. Impact of Exchange Offers. The projected balance sheet, statement of operations and statement of cash flows for the year ended December 31, 2003 reflects the impact of the proposed Exchange Offers under the Out-of-Court alternative with an assumed effective transaction date of October 31, 2003. In connection with these Exchange Offers for purposes of this projection, the fair value of the New Notes and Preferred Stock included in the Exchange Consideration is assumed to be equal to the stated value of these items. No value has been assigned to the contingent value rights for purposes of this projection. Additionally, it is assumed that there is no beneficial conversion feature embedded in the preferred stock issued as consideration.

          For purposes of this projection, the Restructuring Transaction is treated as a troubled debt restructuring under the provisions of Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The gain on the restructuring of debt has been determined by comparing the estimated fair value of the Exchange Consideration to the carrying value of the existing debt at the transaction date. The total cash flows of the new notes is greater than the carrying value of the existing notes and this difference is greater than the calculated gain on debt restructuring. Accordingly, the gain, estimated to be approximately $51 million, is reflected as a long term liability in this projection and is treated as an adjustment of interest expense over the term of the new debt thereby reducing the effective interest rate on the new debt.

          In addition to the accounting treatment of the Exchange Offers discussed above, the projection assumes that direct cash costs of the transaction are approximately $12 million. These estimated costs have been allocated to three components of the transaction as follows. Approximately $2 million is allocated to deferred loan costs in the balance sheet as it relates to costs incurred in connection with securing the amendment to the existing covenants for the Senior Secured Credit Facility. These costs are amortized to interest expense over the remaining life of the Senior Secured Credit Facility. Approximately $7 million is allocated to the issuance of the New Notes and reduces the approximately $51 million gain on the transaction that was deferred and amortized as discussed above. The remaining $3 million in costs have been allocated to the Preferred Stock issued in the transaction and have reduced the carrying amount of the Preferred Stock.

     c. Income Taxes. The consummation of the Exchange Offers under the Out-of-Court Alternative is expected to result in an ownership change under the provisions of Section 382 of the Internal Revenue Code. Accordingly, the Company would be subject to an annual limitation on the use of net operating losses generated prior to the ownership change. Based on this limitation, and excluding potential "built-in" gains that may be realized after the consummation of the Exchange Offer, the projection for the year ended December 31, 2003 assumes that approximately $190 million in net operating losses would expire unused based on an assumed fair value of the Company's common stock at the transaction date of $3.26 per share. Additionally, as a result of the exchange transaction, the Company may not receive a tax deduction for interest that had been accreted on the old senior discount notes that are being settled in the exchange transaction. The non-cash interest accreted on these notes had been reflected as a deferred tax asset in the Company's historical financial statements. As a result of these two items, the projection for the year ended December 31, 2003 includes the establishment of a valuation allowance against the Company's deferred tax assets of approximately $73 million which is reflected as a non-cash income tax expense in the projected 2003 statement of operations.

     d. Statement of Operations. The projected statements of operations have been prepared based on certain assumptions shown in the Schedule of Significant Assumptions prepared by management. These assumptions are based on the continuation of current trends in the Company's industry specifically stable gross customer additions and lower average revenue per user and do not take into account any improvement in terms of overall industry conditions. To the extent possible, the Company has assessed the reasonableness of these assumptions against publicly available information for similar metrics related to other wireless carriers.

          SUBSCRIBER REVENUES are based on the projected number of subscribers in the Company's territory and the projected ARPU in the Schedule of Significant Assumptions. Subscriber growth over the projected period is based on the Company's historical experience and current trends in the markets in which the Company operates and is driven by the projected gross additions, net additions and churn. Base ARPU in the accompanying Schedule of Significant Assumptions represents the average revenue per subscriber excluding roaming revenue. The declining trend in projected Base ARPU is based on recent trends in the marketplace being driven by increased competition for subscribers.

          TRAVEL REVENUES represent revenue earned by the Company for other wireless providers' subscribers use of the Company's network. The projected travel revenues are based on projected minutes of inbound roaming traffic taking into account the number of expected sites on air as well as the growth in the number of subscribers for other carriers who would potentially roam onto the Company's network. Total ARPU in the Schedule of Significant Assumptions represents projected revenue per subscriber when travel revenues are included.

          COST OF SERVICES AND OPERATIONS represent the costs of operating our network including outbound travel and roaming charges as well as long distance, transport, backhaul and other network operating expenses. Additionally, costs paid to Sprint for back-office functions are included in costs of services and operations. These costs along with general and administrative expenses are used to determine CCPU. The projected CCPU amounts included in the Schedule of Significant Assumptions are based on historical experience as well as the Company's expectation of the scalability of the Company's network in terms of subscriber growth.

          SELLING AND MARKETING EXPENSES AND COSTS OF PRODUCTS SOLD (NET OF PRODUCT SALES REVENUE) are measured against gross subscriber additions in determining CPGA. The projected CPGA set forth in the Schedule of Significant Assumptions is based on the Company's historical CPGA and assumed that there is no further consolidation within the wireless industry to mitigate the intense competition that has been experienced to date.

          GENERAL AND ADMINISTRATIVE EXPENSES include corporate costs and expenses such as administration and finance. Expenses for the year ended December 31, 2003 include certain indirect costs of the transaction, such as advisory fees, that were not allocated to specific instruments as discussed above. Expenses decline in 2004 to historic levels and grow approximately 2.5% annually thereafter in the projection.

          DEPRECIATION AND AMORTIZATION includes depreciation of property, plant and equipment as well as amortization of intangibles. Depreciation expense in the projection is based on projected capital expenditures as discussed below along with the historic depreciable lives of similar assets. Amortization of intangibles is based on the remaining amortization of the intangibles related to the acquired subscriber bases and Sprint agreements acquired in connection with the acquisitions in 2001.

          INTEREST AND OTHER INCOME represents amounts earned on the investment of excess cash balances. The trend in income over the projection period is consistent with the trend in available cash balances discussed in the assumptions for the Statement of Cash Flows.

          INTEREST EXPENSE includes interest on the new Senior Notes issued in the transaction as well as interest on the Senior Secured Credit Facility. Interest expense also reflects the reduction related to the amortization of the deferred gain on the transaction as discussed in item (b) above.

          EARNINGS (LOSS) PER SHARE has been calculated based on the projected number of shares outstanding. Basic earnings (loss) per share is based on net income (loss) less dividends on the preferred stock issued in the Exchange Offer divided by the projected outstanding shares of common stock. The dividends on the preferred stock accrue daily at an annual rate of 6% compounded quarterly until July 31, 2008. After July 31, 2008, the projection assumes cumulative cash dividends of 4.5% on preferred stock. As the dividend accretion in the year 2007 of the projection is in excess of the Net Income for that year, the Company is projecting a basic net loss per share. Fully diluted earnings
          (loss) per share is based on the projected outstanding shares of common stock assuming all preferred stock is converted to common stock according to the terms of the new preferred stock, only to the extent dilutive. Additionally, the fully diluted calculation assumes the issuance of shares of common stock to satisfy the maximum potential liability under the CVRs granted in the Exchange Offer. The dilutive effect of all outstanding stock options granted by the Company, as of the assumed effective date of the transaction, is immaterial to the projected fully diluted earnings per share.

     e. Balance Sheet. Projected accounts receivable balances are based on projected subscriber revenue and represent approximately 45 days of revenue which is consistent with historical levels. Inventory balances are based on projected costs of products sold and represent approximately 30 days of inventory which is consistent with historic levels. Other current and noncurrent assets are based on historic levels taking into account inflationary increases. Property and equipment balances in the projection have been impacted by the capital expenditure assumptions discussed below as well as the depreciation expense assumptions discussed previously. Debt issuance costs in 2003 reflect the removal of approximately $19 million in book value of existing debt issuance costs related to the old Senior Notes subject to the Exchange Offer. The remaining debt issuance costs related to the Senior Secured Credit Facility as well as the additional $2 million added as part of the transaction are amortized over the term of the Senior Secured Credit Facility. Intangible assets in the projection continue to be amortized based on the original amortization schedule.

          Current liabilities in the projection primarily consist of trade accounts payable, other accrued expenses and the current maturities of long term debt. Accounts payable and accrued expenses in the projection are based on the historical relationship with operating expenses and represent slightly over one month of expenses throughout the projection period. At the end of each year in the projection, the current maturities of long term debt consisting of the current portion of the Secured Credit Facility through 2007 and the new Senior Discount Notes in 2008 have been reflected in the current liabilities line. Capital lease obligations in the projection continue to be amortized based on the existing amortization schedule. The deferred tax liability is based on anticipated differences in the carrying value and tax basis of various assets and liabilities at the expected statutory tax rate.

          Preferred Stock in the projection accretes through July 2008 at 6% annually. Total stockholders' equity in the projection takes into account projected net income (loss) as well as dividends on preferred stock and amortization of preferred stock issuance costs.

     f. Statement of Cash Flows. Capital expenditures in the projected statement of cash flows are based on assumptions for capital expenditures on a per-POP basis to effectively replenish assets as they depreciate, thereby maintaining current network service and capacity levels, as well as one major technology upgrade in 2005 at an estimated $3 per covered POP which is consistent with the historical cost of similar technological upgrades. The impact of the Exchange Offers is reflected in the projected statement of cash flow for 2003. The cancellation of old Notes and issuance of new Notes as well as the issuance of preferred stock are reflected as noncash financing activities. The deferral of the gain on restructuring discussed previously is included as a change in other noncurrent liabilities. Restricted cash is used in 2003 to make interest payments on the old Notes. No cash is escrowed in connection with the issuance of the new Notes under the Exchange Offer.

          The repayment of the Senior Secured Credit Facility is based on the anticipated amortization schedule within the existing credit agreement and indicate that the facility will be repaid in full in 2008.

          The prospective financial information included in this offering document has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this offering document relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

                                    ANNEX B


                             LIQUIDATION ANALYSIS

     THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF THE HYPOTHETICAL CHAPTER 7 LIQUIDATION OF OUR ASSETS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF OUR ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.


I. SIGNIFICANT UNCERTAINTIES

     In addition to the General Assumptions and the Notes to the Liquidation Analysis that are set forth below, there are significant areas of uncertainty that exist with respect to this Liquidation Analysis.

1) The Liquidation Analysis assumes that the liquidation of the Debtor would commence and would be substantially complete within a six-month period. The wind-down costs during the liquidation period have been estimated by the Debtor's management and any deviation from this assumed period could have a material impact on the wind-down costs, the amount of administrative claims, proceeds from asset sales, and the ultimate recovery to the creditors of the Debtor's Estates.

2) In any liquidation there is a general risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements. These events include changes in the general economic condition, changes in consumer preferences, obsolescence, changes in the market value of the Debtor's assets and problems with current and former employees.

     In addition to the specific assumptions described in the footnotes to the table below, the following general assumptions were used in formulating the Liquidation Analysis.


II. GENERAL ASSUMPTIONS

1) This Liquidation Analysis was prepared in accordance with section 1129(a)(7)(A)(ii) of the Bankruptcy Code to determine whether the Plan of Reorganization is in the best interest of each holder of a claim or interest.

2) The Liquidation Analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic, business, governmental regulation, competitive uncertainties, and contingencies beyond the control of the Company or its management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Company were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

3) The Liquidation Analysis uses the Company's unaudited financial statements as of June 30, 2003 to estimate the shown recovery values and assumes the liquidation of all tangible and intangible assets.

4) Nature and Timing of the Liquidation Process--Under section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the Debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this Liquidation Analysis, it is assumed that the Debtor would voluntarily convert the pending Chapter 11 case to a Chapter 7 liquidation. The Company's assets and certain business units would be sold during a six-month period. Management believes that it is unlikely that the actual sale periods would be shorter than those assumed, and there can be no assurance that the actual sale period would not be longer than assumed.

5) Estimated Liquidation Proceeds--All assets are assumed to be sold in a straight liquidation to the highest bidder. The following list identifies factors considered by the Debtor in estimating the proceeds that might be received from the liquidation sales:

       --   The historical cost of the assets,

       --   Asset location and local market demand,

       --   Recently transacted telecommunications equipment sales,

       --   Management's experience and expertise in asset resale values,

       -- Analysis of liabilities and obligations relating to particular assets,

       -- Current industry trends including general availability of used telecommunications equipment,

       -- The number of companies in the industry selling telecommunications equipment, and

       -- The current technology being used in telecommunications equipment build-outs

6) This Liquidation Analysis was prepared assuming a distressed sale scenario of the assets. Given the valuation uncertainty within the telecommunications industry that currently exists management has made its best estimates of the high and low values realizable by the company for its assets.

7) Certain Tax Matters--Management believes that it is unlikely that any taxable gains would be triggered through a liquidation of the Debtors' assets. However, if for some reason there were to be a taxable gain from the liquidation of the Debtors' assets, any realized gains would be reduced to zero by the Debtors' net operating loss carryforward.

8) Additional Liabilities and Reserves--The Debtor believes that in addition to the expenses that would be incurred in a Chapter 11 reorganization, there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to priority or general unsecured creditors, including: (a) Administrative Claims including damages from rejected post petition contracts, the fees of a trustee and of counsel and other professionals (including financial advisors and accountants), retention and severance payments to employees required to effectuate the wind-down process and other liabilities (including retirement, vacation pay, and other employee-related administrative costs and liabilities) that would be funded from continuing operations if the Debtor were reorganized as a going concern; and (b) certain administrative costs. Management believes that there is significant uncertainty as to the reliability of the Debtors' estimates of the amounts related to the foregoing that have been assumed in this Liquidation Analysis.

9) Distributions--Under a Chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The remaining proceeds of the Debtors, to the extent proceeds remain after satisfaction of all secured claims, would be allocated in the following priority: the proceeds would first be distributed to the Holders of Administrative Claims, then to Other Priority Claims and finally to the Unsecured Claims. Based on the liquidation assumptions of the Debtor's management, the proceeds generated from the liquidation of the Debtors' assets would not likely be sufficient to pay all of the Unsecured Claims.

10) Conclusion--The Debtors believe that a Chapter 7 liquidation of the Debtors would result in a meaningful diminution in the value to be realized by the aggregate claimants against the Debtor. Consequently, the Debtor believes that the Plan will provide a greater aggregate return to the creditors than would a Chapter 7 liquidation.

                              LIQUIDATION ANALYSIS
                             ALAMOSA HOLDINGS, INC.
                               As of June 30, 2003
                                   (Unaudited)
                                ($ in thousands)



                                                                                   REALIZATION %          LIQUIDATION RECOVERY
                                                              BOOK VALUE     -------------------------   -----------------------
                                                    NOTES    JUNE 30, 2003       LOW           HIGH          LOW         HIGH
                                                   ------   --------------   -----------   -----------   ----------   ----------
PROCEEDS
Cash, cash equivalents .........................     A         $ 88,904          100.0%        100.0%     $ 88,904     $ 88,904
Restricted cash ................................     A            9,748          100.0%        100.0%        9,748        9,748
Receivables ....................................     B           50,764           90.0%         95.0%       45,687       48,226
Inventory ......................................     C            5,421           50.0%         70.0%        2,710        3,794
Prepaid expenses ...............................     D            7,618            0.0%          0.0%           --           --
Fixed Assets ...................................     E
 Land and Building .............................                  9,063           20.0%         30.0%        1,813        2,719
 Network Equipment .............................                405,043           15.0%         30.0%       60,756      121,513
 Vehicles ......................................                    750           20.0%         30.0%          150          225
 Furniture and Office Equipment ................                 10,692           10.0%         15.0%        1,069        1,604
 Microwave Clearing Costs ......................                  4,838            0.0%          0.0%           --           --
 Construction In Progress
  Network Equipment ............................                  3,414           40.0%         60.0%        1,366        2,048
  Leasehold Improvements .......................                    386           10.0%         15.0%           39           58
Sprint Management Agreement ....................     F                                                      50,000      200,000
                                                               --------                                   --------     --------
TOTAL PROCEEDS AVAILABLE FROM CHAPTER 7
 LIQUIDATION ...................................               $596,641                                   $262,242     $478,839
                                                               ========                                   ========     ========
LESS:
Administrative and priority claims .............
 Severance .....................................     G                                                    $  1,500     $  1,500
 Wind-down operating costs .....................     H                                                       1,000        1,000
 Trustee and professional fees .................     I                                                       5,000        5,000
                                                                                                          --------     --------
PROCEEDS AVAILABLE FOR DISTRIBUTION AFTER
 ADMINISTRATIVE AND PRIORITY CLAIMS ............                                                          $254,742     $471,339
                                                                                                          ========     ========
SECURED CLAIMS:
 Class 1 (Senior Secured Claims) ...............     J                           100.0%        100.0%     $201,633     $201,633
 Class 2 (Other Secured Claims) ................     K                           100.0%        100.0%        1,671        1,671
                                                                                                          --------     --------
TOTAL SECURED CLAIMS ...........................                                 100.0%        100.0%     $203,304     $203,304
                                                                                                          ========     ========
OTHER PRIORITY CLAIMS:
Class 3 (Other Priority Claims) ................                                                                 0            0
                                                                                                          --------     --------
TOTAL OTHER PRIORITY CLAIMS ....................                                 100.0%        100.0%     $      0     $      0
                                                                                                          ========     ========
UNSECURED CLAIMS:
 Class 4 (Senior Note Claims) ..................     L                                                     420,685      420,685
 Class 5 (Senior Discount Note Claims) .........     M                                                     286,239      286,239
 Class 6 (General Unsecured Claims) ............     N                                                      72,396       72,396
                                                                                                          --------     --------
TOTAL UNSECURED CLAIMS .........................                                                          $779,320     $779,320
                                                                                                          ========     ========

                                                                                                          --------     --------
PROCEEDS AVAILABLE FOR DISTRIBUTION TO UNSECURED
 CLAIMS ........................................                                   6.6%         34.4%     $ 51,439     $268,036
                                                                                                          ========     ========
CLASS 7 (EQUITY INTERESTS):
                                                                                                          --------     --------
PROCEEDS AVAILABLE FOR DISTRIBUTION TO EQUITY
 INTERESTS .....................................                                   0.0%          0.0%     $      0     $      0
                                                                                                          ========     ========

NOTES TO LIQUIDATION ANALYSIS:


     NOTE A: Cash & Cash Equivalents are assumed recoverable at 100% in both high and low liquidation scenarios. Restricted Cash includes escrowed funds for payment of interest on $150 million of 13.625% Senior Notes. Funds are assumed to be depleted as of August 14, 2003.

     NOTE B: For purposes of this analysis, the primary receivables categories include receivables from Sprint, interest receivables and customer accounts receivables. Interest and Sprint receivables are assumed to have a recovery of 100% in both the Low and High scenarios. Customer receivables are evaluated on a net basis.

     NOTE C: Inventory consists of wireless handsets and accessories, and has an overall recovery range of 50% to 70%.

     NOTE D: Prepaid expenses were assumed to carry no value.

     NOTE E: Fixed Assets were divided into a number of different classes, and Low and High recovery values were applied to each class. Individual category recovery percentages ranged from 0% to 60% of net book value and were based on management's estimate of market demand for each class of asset.

     NOTE F: Estimated value of management agreement assumed to be equal to our customer base valued on a basis ranging from approximately $74 -- 295 / subscriber.

     NOTE G: Severance costs assumed to be $1.5 million in both Low and High scenarios.

     NOTE H: Wind-Down Operating Costs assume a six-month period to cease operations, finalize sale of remaining assets and conclude all other business activities.

     NOTE I: Chapter 7 Trustee and professional fees are estimated at $5.0 million in both Low and High scenarios.

     NOTE J: Senior Secured Claims consist of the balance of the existing credit facility as of June 30, 2003.

     NOTE K: Other Secured Claims consist primarily of capitalized leases.

     NOTE L: Senior Note Claims consist of outstanding balances on 12.500% Senior Notes due 2011 and 13.625% Senior Notes due 2011; amount shown also includes accrued interest on the respective debt balances outstanding. As of August 14, 2003 the balance of Restricted Cash (see Note A) was paid, and in this analysis all senior unsecured noteholders would therefore receive the same recovery on their claim.

     NOTE M: Senior Discount Note Claims consist of accreted balance of 12.875% Senior Discount Notes due 2010 as of June 30, 2003.

     NOTE N: Unsecured Claims consist of Accounts Payable, Accrued Expenses and Payable to Sprint.

                                   APPENDIX I


                       PREPACKAGED PLAN OF REORGANIZATION


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



   - - - - - - - - - - - - - - - - - - - - - - - x
                                                 :
   In re::                                       :    Chapter 11
                                                 :
   Alamosa Holdings, Inc., et al.,               :    Case No. 03-_______ (____)
                                                 :
                            Debtors.             :    (Jointly Administered)
                                                 :
   5225 South Loop 289                           :
   Lubbock, Texas 79424                          :
   Tax ID No. 75-2890997                         :
   - - - - - - - - - - - - - - - - - - - - - - - x

                    JOINT PREPACKAGED PLAN OF REORGANIZATION
               OF ALAMOSA HOLDINGS, INC. AND CERTAIN SUBSIDIARIES

                                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                   J. Gregory Milmoe
                                   Alan J. Carr
                                   Four Times Square
                                   New York, New York 10036-6522
                                   (212) 735-3000

                                             -- and --

                                   Mark S. Chehi (I.D. No. 2855)
                                   Theresa V. Brown-Edwards (I.D. No. 4225)
                                   One Rodney Square
                                   P.O. Box 636
                                   Wilmington, Delaware 19899-0636
                                   (302) 651-3000

                                   Attorneys for Alamosa Holdings, Inc., et al., Debtors and Debtors-in-Possession

                                   Dated: Wilmington, Delaware
                                         _____________, 2003


NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129


                                     PLAN-1

                               TABLE OF CONTENTS



                                                            PAGE
                                                          -------
INTRODUCTION ..........................................   PLAN-6
ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION ...   PLAN-6
 1.1   12.5% SENIOR NOTE ................................ PLAN-6
 1.2   13.625% SENIOR NOTES ............................. PLAN-6
 1.3   ADMINISTRATIVE CLAIM ............................. PLAN-6
 1.4   ALAMOSA .......................................... PLAN-6
 1.5   ALAMOSA DELAWARE ................................. PLAN-6
 1.6   ALLOWED .......................................... PLAN-6
 1.7   ALLOWED CLAIM .................................... PLAN-6
 1.8   ALLOWED INTEREST ................................. PLAN-7
 1.9   APCSH ............................................ PLAN-7
 1.10  BALLOT ........................................... PLAN-7
 1.11  BANK AGENTS ...................................... PLAN-7
 1.12  BANKRUPTCY CODE .................................. PLAN-7
 1.13  BANKRUPTCY COURT ................................. PLAN-7
 1.14  BANKRUPTCY RULES ................................. PLAN-7
 1.15  BENEFICIAL OWNER BALLOT .......................... PLAN-7
 1.16  BUSINESS DAY ..................................... PLAN-7
 1.17  CASH ............................................. PLAN-7
 1.18  CHAPTER 11 CASE(S) ............................... PLAN-7
 1.19  CLAIM ............................................ PLAN-8
 1.20  CLASS ............................................ PLAN-8
 1.21  COMMITTEE ........................................ PLAN-8
 1.22  COMMON STOCK ..................................... PLAN-8
 1.23  CONFIRMATION ..................................... PLAN-8
 1.24  CONFIRMATION DATE ................................ PLAN-8
 1.25  CONFIRMATION HEARING ............................. PLAN-8
 1.26  CONFIRMATION ORDER ............................... PLAN-8
 1.27  CREDIT AGREEMENT ................................. PLAN-8
 1.28  CVR AGREEMENT .................................... PLAN-8
 1.29  CVRS ............................................. PLAN-8
 1.30  DEBTOR(S) ........................................ PLAN-8
 1.31  DISALLOWED CLAIM OR DISALLOWED INTEREST .......... PLAN-8
 1.32  DISBURSING AGENT ................................. PLAN-8
 1.33  DISCLOSURE STATEMENT ............................. PLAN-8
 1.34  DISPUTED CLAIM OR DISPUTED INTEREST .............. PLAN-8
 1.35  DISTRIBUTION DATE ................................ PLAN-8
 1.36  DISTRIBUTION RECORD DATE ......................... PLAN-8
 1.37  EFFECTIVE DATE ................................... PLAN-9
 1.38  ESTATE(S) ........................................ PLAN-9
 1.39  EXISTING NOTES ................................... PLAN-9
 1.40  EXISTING NOTES CLAIM ............................. PLAN-9
 1.41  EXISTING NOTES TRUSTEE ........................... PLAN-9
 1.42  FILE, FILED OR FILING ............................ PLAN-9
 1.43  FINAL ORDER ...................................... PLAN-9
 1.44  GENERAL UNSECURED CLAIM .......................... PLAN-9


                                    PLAN-2


                                                                 PAGE
                                                               --------
   1.45    HOLDER ............................................ PLAN-9
   1.46    IMPAIRED .......................................... PLAN-9
   1.47    INDENTURE(S) ...................................... PLAN-9
   1.48    INTERCOMPANY CLAIM ................................ PLAN-9
   1.49    INTEREST .......................................... PLAN-9
   1.50    LIEN .............................................. PLAN-9
   1.51    LITIGATION CLAIMS ................................. PLAN-9
   1.52    MASTER BALLOT ..................................... PLAN-9
   1.53    NEW NOTES ......................................... PLAN-10
   1.54    NEW SENIOR DISCOUNT NOTES ......................... PLAN-10
   1.55    NEW SENIOR NOTES .................................. PLAN-10
   1.56    NOTEHOLDER COMMITTEE .............................. PLAN-10
   1.57    NOTEHOLDER COMMITTEE ADVISORS ..................... PLAN-10
   1.58    OTHER PRIORITY CLAIM .............................. PLAN-10
   1.59    OTHER SECURED CLAIM ............................... PLAN-10
   1.60    PARENT ............................................ PLAN-10
   1.61    PERSON ............................................ PLAN-10
   1.62    PETITION DATE ..................................... PLAN-10
   1.63    PLAN .............................................. PLAN-10
   1.64    PLAN DOCUMENTS .................................... PLAN-10
   1.65    PLAN SUPPLEMENT ................................... PLAN-10
   1.66    PLAN SUPPORT AGREEMENT ............................ PLAN-10
   1.67    PREFERRED STOCK ................................... PLAN-10
   1.68    PREFERRED UNITS ................................... PLAN-10
   1.69    PRIORITY TAX CLAIM ................................ PLAN-10
   1.70    PROFESSIONAL ...................................... PLAN-10
   1.71    PROFESSIONAL FEE CLAIM ............................ PLAN-11
   1.72    REINSTATE, REINSTATED OR REINSTATEMENT ............ PLAN-11
   1.73    REORGANIZED ....................................... PLAN-11
   1.74    SECURITIES ACT .................................... PLAN-11
   1.75    SENIOR DISCOUNT NOTE CLAIM ........................ PLAN-11
   1.76    SENIOR DISCOUNT NOTES ............................. PLAN-11
   1.77    SENIOR DISCOUNT NOTES TRUSTEE ..................... PLAN-11
   1.78    SENIOR NOTE CLAIM ................................. PLAN-11
   1.79    SENIOR NOTES ...................................... PLAN-11
   1.80    SENIOR NOTES TRUSTEE .............................. PLAN-11
   1.81    SENIOR SECURED LENDERS ............................ PLAN-11
   1.82    SENIOR SECURED LENDER CLAIM ....................... PLAN-11
   1.83    SOLICITATION AGENT ................................ PLAN-11
   1.84    SPRINT AGREEMENTS ................................. PLAN-11
   1.85    SUBSIDIARY GUARANTORS ............................. PLAN-11
   1.86    UNIMPAIRED CLAIM .................................. PLAN-11
   1.87    VOTING DEADLINE ................................... PLAN-12
   1.88    VOTING RECORD DATE ................................ PLAN-12
   1.      General ........................................... PLAN-12
   2.      "Including" ....................................... PLAN-12
   3.      "On" .............................................. PLAN-12
   4.      "Contra Proferentum" Rule Not Applicable .......... PLAN-12

                                    PLAN-3

                                                                                              PAGE
                                                                                            --------
ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS .......................................   PLAN-12
  2.1  UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN) ............................. PLAN-13
  2.2  UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE,
       NOT ENTITLED TO VOTE) .............................................................. PLAN-13
  2.3  IMPAIRED CLASS OF CLAIMS (CLASSES 4 AND 5 ARE ENTITLED TO VOTE ON THE PLAN) ........ PLAN-13
  2.4  UNIMPAIRED CLASS OF INTERESTS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE,
       NOT ENTITLED TO VOTE) .............................................................. PLAN-13
ARTICLE III TREATMENT OF CLAIMS AND INTERESTS ...........................................   PLAN-13
  3.1  UNCLASSIFIED CLAIMS ................................................................ PLAN-13
  3.2  UNIMPAIRED CLASSES OF CLAIMS ....................................................... PLAN-14
  3.3  IMPAIRED CLASS OF CLAIMS ........................................................... PLAN-14
  3.4  UNIMPAIRED CLASS OF INTERESTS ...................................................... PLAN-14
  3.5  SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS ...................................... PLAN-14
  3.6  ALLOWED CLAIMS AND INTERESTS ....................................................... PLAN-14
  3.7  ALTERNATIVE TREATMENT .............................................................. PLAN-15
  3.8  POSTPETITION INTEREST .............................................................. PLAN-15
ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN .........................................   PLAN-15
  4.1  CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS ..... PLAN-15
  4.2  CORPORATE GOVERNANCE, DIRECTORS, MANAGERS AND OFFICERS, AND CORPORATE ACTION ....... PLAN-15
  4.3  ISSUANCE OF NEW NOTES AND PREFERRED UNITS .......................................... PLAN-16
  4.4  CANCELLATION OF EXISTING NOTES ..................................................... PLAN-16
  4.5  EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS .................................... PLAN-16
  4.6  SOURCES OF CASH FOR PLAN DISTRIBUTIONS ............................................. PLAN-16
  4.7  EXEMPTION FROM CERTAIN TAXES ....................................................... PLAN-16
ARTICLE V ACCEPTANCE OR REJECTION OF THE PLAN ...........................................   PLAN-17
  5.1  CLASSES ENTITLED TO VOTE ........................................................... PLAN-17
  5.2  ACCEPTANCE BY IMPAIRED CLASSES ..................................................... PLAN-17
  5.3  CRAMDOWN ........................................................................... PLAN-17
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS ...........................................   PLAN-17
  6.1  DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE ............. PLAN-17
  6.2  DISTRIBUTIONS BY THE DISBURSING AGENT .............................................. PLAN-17
  6.3  DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS ............. PLAN-17
  6.4  RECORD DATE FOR DISTRIBUTIONS ...................................................... PLAN-18
  6.5  ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST .................... PLAN-18
  6.6  MEANS OF CASH PAYMENT .............................................................. PLAN-18
  6.7  WITHHOLDING AND REPORTING REQUIREMENTS ............................................. PLAN-18
  6.8  SETOFFS ............................................................................ PLAN-18
  6.9  SURRENDER OF INSTRUMENTS OR SECURITIES ............................................. PLAN-19
  6.10 LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES .................................... PLAN-19
ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND
UNLIQUIDATED CLAIMS AND INTERESTS .......................................................   PLAN-19
  7.1  OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS ...................................... PLAN-19
  7.2  NO DISTRIBUTIONS PENDING ALLOWANCE ................................................. PLAN-20
  7.3  DISTRIBUTIONS AFTER ALLOWANCE ...................................................... PLAN-20
ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED
LEASES ..................................................................................   PLAN-20
  8.1  ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES ............................. PLAN-20
  8.2  CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES ............... PLAN-20
  8.3  INDEMNIFICATION OF DIRECTORS, MANAGERS, OFFICERS AND EMPLOYEES ..................... PLAN-20

                                    PLAN-4


                                                                                      PAGE
                                                                                    --------
  8.4   COMPENSATION AND BENEFIT PROGRAMS ......................................... PLAN-21
ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN ............................   PLAN-21
  9.1   CONDITIONS TO CONFIRMATION ................................................ PLAN-21
  9.2   CONDITIONS TO EFFECTIVE DATE .............................................. PLAN-21
  9.3   WAIVER OF CONDITIONS ...................................................... PLAN-22
  9.4   CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE .......................... PLAN-22
ARTICLE X EFFECT OF PLAN CONFIRMATION ...........................................   PLAN-22
  10.1  BINDING EFFECT ............................................................ PLAN-22
  10.2  AUTHORIZATION OF CORPORATE ACTION ......................................... PLAN-22
  10.3  DISCHARGE OF THE DEBTORS .................................................. PLAN-22
  10.4  INJUNCTION ................................................................ PLAN-23
  10.5  RELEASES .................................................................. PLAN-23
  10.6  EXCULPATION AND LIMITATION OF LIABILITY ................................... PLAN-24
  10.7  INJUNCTION RELATED TO RELEASES AND EXCULPATION ............................ PLAN-24
  10.8  WAIVER OF ENFORCEMENT OF SUBORDINATION .................................... PLAN-24
  10.9  PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS ......... PLAN-25
  10.10 TERM OF BANKRUPTCY INJUNCTION OR STAYS .................................... PLAN-25
ARTICLE XI RETENTION OF JURISDICTION ............................................   PLAN-25
ARTICLE XII MISCELLANEOUS PROVISIONS ............................................   PLAN-26
  12.1  BAR DATE FOR ADMINISTRATIVE CLAIMS ........................................ PLAN-26
  12.2  PROFESSIONAL FEE CLAIMS ................................................... PLAN-27
  12.3  PAYMENT OF STATUTORY FEES ................................................. PLAN-27
  12.4  PAYMENT OF EXISTING NOTES TRUSTEE AND NEW NOTES TRUSTEE FEES .............. PLAN-27
  12.5  AMENDMENT OR MODIFICATION OF THE PLAN ..................................... PLAN-27
  12.6  SEVERABILITY OF PLAN PROVISIONS ........................................... PLAN-27
  12.7  PLAN SUPPLEMENT ........................................................... PLAN-27
  12.8  COMMITTEES ................................................................ PLAN-27
  12.9  REVOCATION, WITHDRAWAL OR NON-CONSUMMATION ................................ PLAN-28
  12.10 NOTICE .................................................................... PLAN-28
  12.11 TAX LIABILITY ............................................................. PLAN-28
  12.12 SCHEDULES ................................................................. PLAN-28
  12.13 JURISDICTION OVER THE REORGANIZED DEBTORS ................................. PLAN-28
  12.14 FILING OF ADDITIONAL DOCUMENTS ............................................ PLAN-28
  12.15 GOVERNING LAW ............................................................. PLAN-28
  12.16 PREPAYMENT ................................................................ PLAN-29
  12.17 SECTION 1125(E) OF THE BANKRUPTCY CODE .................................... PLAN-29


                                     PLAN-5

                                 INTRODUCTION

     Alamosa Holdings, Inc. ("Parent") and certain of its subsidiaries propose the following prepackaged joint plan of reorganization. Reference is made to the Combined Offering Circular, Consent Solicitation And Disclosure Statement Soliciting Acceptances Of A Prepackaged Plan Of Reorganization, distributed contemporaneously herewith, for a discussion of Alamosa's history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of the prepackaged joint plan of reorganization, and certain related matters including, among other things, the securities to be issued under the prepackaged joint plan of reorganization.


                                   ARTICLE I

                   DEFINED TERMS AND RULES OF INTERPRETATION


A.   SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

     Except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article I. Any term used that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number.


B.   DEFINITIONS

     1.1 12.5% SENIOR NOTES means those certain 12.5% Senior Notes due 2011 issued by Alamosa Delaware and guaranteed by the Subsidiary Guarantors and Parent under that certain Indenture dated as of January 31, 2001, as amended.

     1.2 13.625% SENIOR NOTES means those certain 13.625% Senior Notes due 2011 issued by Alamosa Delaware and guaranteed by the Subsidiary Guarantors and Parent under that certain Indenture dated as of August 15, 2001, as amended.

     1.3 ADMINISTRATIVE CLAIM means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating their businesses (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors' Estates under section 1930, Chapter 123 of Title 28, United States Code; and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code.

     1.4 ALAMOSA means, collectively, Parent and all of its subsidiaries and affiliates.

     1.5 ALAMOSA DELAWARE means Alamosa (Delaware), Inc., a Delaware corporation.

     1.6 ALLOWED means, with respect to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

     1.7 ALLOWED CLAIM means any Claim against any Debtor, which is listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, however, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be Allowed and/or the amount of any such Claim shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Cases had


                                     PLAN-6
not been commenced; provided further, however, that the Reorganized Debtors, in their discretion may bring an objection or motion or other pleading before the Bankruptcy Court with respect to a Disputed Claim for resolution; and provided further, however, that, except as otherwise may be ordered by the Bankruptcy Court, proofs of Claim need not and should not be filed in the Bankruptcy Court with respect to any Claims. An Allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim under the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code, or in any order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of distributions under the Plan, include prepetition Claims, interest on such Claim, or Claims accruing from or after the Petition Date. In addition, a Claim is an Allowed Claim if it is deemed Allowed by the provisions of this Plan.

     1.8 ALLOWED INTEREST means an Interest in any Debtor that (a) is (i) registered as of the Distribution Record Date in a stock register maintained by or on behalf of such Debtor or (ii) listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent and (b) is not a Disputed Interest; and provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be Allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided further, however, that, except as otherwise may be ordered by the Bankruptcy Court, proofs of Interest need not and should not be filed in the Bankruptcy Court with respect to any Interests; and provided further, however, that the Reorganized Debtors, in their discretion, may bring an objection or motion or other pleading with respect to a Disputed Interest before the Bankruptcy Court for resolution. In addition, an Interest is an Allowed Interest if it is deemed Allowed by the provisions of this Plan.

     1.9  APCSH means Alamosa PCS Holdings, Inc., a Delaware corporation.

     1.10 BALLOT means each of the ballot forms distributed with the Disclosure Statement to each Holder of an Impaired Claim or Impaired Interest entitled to vote under Article V hereof in connection with the solicitation of acceptances of the Plan, for purposes of indicating acceptance or rejection of the Plan.

     1.11 BANK AGENTS means the agents under the Credit Agreement.

     1.12 BANKRUPTCY CODE means the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. Section Section 101-1330, as now in effect or hereafter amended and as applicable to these Chapter 11 Cases.

     1.13 BANKRUPTCY COURT means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to section 157 of Title 28 of the United States Code or the General Order of the District Court pursuant to section 151 of Title 28 of the United States Code, the bankruptcy unit of such United States District Court.

     1.14 BANKRUPTCY RULES means, collectively, the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of Title 28 of the United States Code and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended, and as applicable to the Chapter 11 Cases.

     1.15 BENEFICIAL OWNER BALLOT means the Ballot provided to a Holder of Existing Notes in the Holder's own name, but not the registered or record Holder of such Existing Notes.

     1.16 BUSINESS DAY means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)) on which commercial banks are open for business in New York, New York.

     1.17 CASH means legal tender of the United States of America and equivalents thereof.

     1.18 CHAPTER 11 CASE(S) means, individually, the case under Chapter 11 of the Bankruptcy Code commenced by any Debtor in the Bankruptcy Court and, collectively, the jointly administered cases of the Debtors under Chapter 11 of the Bankruptcy Code.


                                     PLAN-7

     1.19 CLAIM means a claim against any Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

     1.20 CLASS means a category of Holders of Claims or Interests, as described in Article II of this Plan.

     1.21 COMMITTEE means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, if such committee is appointed and as such committee may be reconstituted from time to time.

     1.22 COMMON STOCK means that certain Class A Common Stock of Parent authorized and issued as of the Petition Date.

     1.23 CONFIRMATION means entry by the Bankruptcy Court of the Confirmation Order.

     1.24 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

     1.25 CONFIRMATION HEARING means the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code, to consider confirmation of the Plan under section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     1.26 CONFIRMATION ORDER means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

     1.27 CREDIT AGREEMENT means that certain Amended and Restated Credit Agreement, dated as of February 14, 2001, as amended and restated as of March 30, 2001, among Parent, Alamosa Delaware, Alamosa Holdings, LLC and those entities identified therein as "Lenders" thereto, as amended, including the amendments dated as of September 3, 2003, which are subject to consummation of this Plan.

     1.28 CVR AGREEMENT means the agreement establishing the CVRs.

     1.29 CVRS means, collectively, the Contingent Value Rights to be issued to Holders of Senior Note Claims and Senior Discount Note Claims under the Plan in partial satisfaction of their Claims and pursuant to the CVR Agreement.

     1.30 DEBTOR(S) means, individually and collectively, Parent, APCSH, Alamosa Delaware, and the Subsidiary Guarantors, including in their capacities as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code and, when appropriate, as post-confirmation entities reorganized under the Plan.

     1.31 DISALLOWED CLAIM OR DISALLOWED INTEREST means any Claim against or Interest in any Debtor which has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the Holder thereof.

     1.32 DISBURSING AGENT means Reorganized Parent, or any party designated by Reorganized Parent, in its sole discretion, to serve as a disbursing agent under the Plan.

     1.33 DISCLOSURE STATEMENT means the Combined Offering Circular, Consent Solicitation And Disclosure Statement Soliciting Acceptances Of A Prepackaged Plan Of Reorganization that relates to this Plan, combined with any other written disclosure made by the Debtors, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules.

     1.34 DISPUTED CLAIM OR DISPUTED INTEREST means any Claim against or Interest in a Debtor, or any portion thereof, that is not an Allowed Claim or Interest or a Disallowed Claim or Interest, as the case may be.

     1.35 DISTRIBUTION DATE means the date, occurring on or as soon as practicable after the Effective Date, upon which the Disbursing Agent first makes distributions to Holders of Allowed Claims and Allowed Interests as provided in Article VI hereof.

     1.36 DISTRIBUTION RECORD DATE means the record date for purposes of making distributions under the Plan on account of or in exchange for Allowed Claims and Allowed Interests, which date shall be designated in an order of the Bankruptcy Court or shall be the third (3rd) Business Day after the Confirmation Date.


                                     PLAN-8

     1.37 EFFECTIVE DATE means the Business Day the Plan becomes effective as provided in Article IX hereof.

     1.38 ESTATE(S) means the estate(s) of any of the Debtors in the Chapter 11 Cases created under section 541 of the Bankruptcy Code.

     1.39 EXISTING NOTES means, individually and collectively, the Senior Notes and the Senior Discount Notes.

     1.40 EXISTING NOTES CLAIM means a Claim arising from an Existing Note.

     1.41 EXISTING NOTES TRUSTEE means the respective indenture trustees for each series of the Existing Notes.

     1.42 FILE, FILED OR FILING means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

     1.43 FINAL ORDER means an order or judgment, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.44 GENERAL UNSECURED CLAIM means a prepetition unsecured Claim that is not entitled to priority under section 507 of the Bankruptcy Code, including all Intercompany Claims but excluding a Senior Note Claim and a Senior Discount Note Claim.

     1.45 HOLDER means an entity holding a Claim or Interest and, with respect to the Senior Notes and the Senior Discount Notes, the beneficial holder as of the applicable Voting Record Date or any authorized agent who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions.

     1.46 IMPAIRED means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.47 INDENTURE(S) means, individually and collectively, the indentures under which the Senior Notes and the Senior Discount Notes were issued, as such indentures are or have been amended or supplemented from time to time in accordance with the terms thereof.

     1.48 INTERCOMPANY CLAIM means, collectively, any Claim held by a Debtor or subsidiary of a Debtor against another Debtor or subsidiary or affiliate of a Debtor as of the Effective Date, including, without limitation, (a) any account reflecting intercompany book entries by such party with respect to another such party, (b) any such Claim not reflected in such book entries that is held by such party against another such party, and (c) any derivative Claim asserted by or on behalf of such party against another such party.

     1.49 INTEREST means the legal, equitable, contractual, and other rights of any Person with respect to ownership interests, common stock, membership interests, or partnership interests in any Debtor, including, without limitation, any rights represented by any issued and outstanding instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe for, or otherwise acquire or receive any such interest, including but not limited to Common Stock and (a) conversion, exchange, voting participation, and dividend rights, (b) stock options, warrants, and put rights, and (c) share appreciation rights with respect to the Common Stock.

     1.50 LIEN means a charge against or interest in property to secure payment of a debt or performance of an obligation.

     1.51 LITIGATION CLAIMS means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person.

     1.52 MASTER BALLOT means the Ballot provided to a bank, brokerage firm or other nominee, or any agent or proxy Holder thereof, holding Existing Notes in its own name on behalf of a beneficial owner, or any agent thereof.


                                     PLAN-9

     1.53 NEW NOTES means, collectively, the New Senior Notes and the New Senior Discount Notes.

     1.54 NEW SENIOR DISCOUNT NOTES means approximately $193.8 million of new senior discount notes (equal to 65% of the accreted amount of Senior Discount Notes as of the Effective Date) to be issued under the Plan by Alamosa Delaware to Holders of Senior Discount Notes in partial satisfaction of their Senior Discount Note Claims.

     1.55 NEW SENIOR NOTES means $260 million of new senior notes to be issued under the Plan by Alamosa Delaware to Holders of Senior Notes in partial satisfaction of their Senior Note Claims.

     1.56 NOTEHOLDER COMMITTEE means the prepetition ad hoc committee of holders of the Existing Notes who represent approximately 45% of the Existing Notes and are parties to the Plan Support Agreement.

     1.57 NOTEHOLDER COMMITTEE ADVISORS means Chanin Capital Partners LLC as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal advisors to the Noteholder Committee.

     1.58 OTHER PRIORITY CLAIM means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.59 OTHER SECURED CLAIM means a Claim, other than a Senior Secured Lender Claim, that is secured by a lien on property in which one or more of the Debtors' Estates has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

     1.60 PARENT means Alamosa Holdings, Inc., a Delaware corporation.

     1.61 PERSON means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, trustee, United States Trustee, estate, unincorporated organization, government, governmental unit (as defined in the Bankruptcy
Code), agency, or political subdivision thereof, or other entity.

     1.62 PETITION DATE means the date on which the Debtors file their Petitions for relief commencing the Chapter 11 Cases.

     1.63 PLAN means this Chapter 11 joint prepackaged plan of reorganization, including the Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time.

     1.64 PLAN DOCUMENTS means the documents to be executed in connection with consummation of the Plan, including, without limitation, the indentures for the New Notes, the Preferred Stock and CVR Agreement.

     1.65 PLAN SUPPLEMENT means the compilation of documents and form of documents specified in the Plan (including any exhibits to the Plan) to be filed as set forth in Article XII hereof.

     1.66 PLAN SUPPORT AGREEMENT means that certain agreement dated on or about September 11, 2003, wherein certain Holders of Existing Notes have agreed to vote in favor of this Plan.

     1.67 PREFERRED STOCK means the Series B Convertible Preferred Stock to be issued under the Plan to Holders of Senior Note Claims and Senior Discount Note Claims in partial satisfaction of their Claims.

     1.68 PREFERRED UNITS means the Units (each to consist of one share of Preferred Stock and 73.61 CVRs) to be issued under the Plan to Holders of Senior Note Claims and Senior Discount Note Claims in partial satisfaction of their Claims.

     1.69 PRIORITY TAX CLAIM means a Claim that is entitled to priority under sections 502(i) or 507(a)(8) of the Bankruptcy Code.

     1.70 PROFESSIONAL means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and
(b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.


                                    PLAN-10

     1.71 PROFESSIONAL FEE CLAIM means a Claim of a Professional for compensation for services rendered, and/or reimbursement of costs and expenses incurred, after the Petition Date and prior to and including the Confirmation Date.

     1.72 REINSTATE, REINSTATED OR REINSTATEMENT means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code or
(ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder of such Claim or Interest; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

     1.73 REORGANIZED means the identified entity on and after the Effective
Date.

     1.74 SECURITIES ACT means the Securities Act of 1933, 15 U.S.C.  Section
Section  77c-77aa, as amended from time to time and any successor statutes.

     1.75 SENIOR DISCOUNT NOTE CLAIM means, a Claim of a Holder of Senior Discount Notes arising under or as a result of the Senior Discount Notes Indenture based upon the accreted amount of such obligation as of the date measured.

     1.76 SENIOR DISCOUNT NOTES means those certain 12.875% Senior Discount Notes due 2010 issued by Alamosa Delaware and guaranteed by the Subsidiary Guarantors and Parent under that certain Indenture dated as of February 1, 2000, as amended.

     1.77 SENIOR DISCOUNT NOTES TRUSTEE means the indenture trustee for the Senior Discount Notes.

     1.78 SENIOR NOTE CLAIM means, a Claim of a Holder of Senior Notes arising under or as a result of the applicable Senior Notes Indenture.

     1.79 SENIOR NOTES means, collectively, the 12.5% Senior Notes and the 13.625% Senior Notes.

     1.80 SENIOR NOTES TRUSTEE means the respective indenture trustees for each series of the Senior Notes.

     1.81 SENIOR SECURED LENDERS means, individually and collectively, the "Lenders" under the Credit Agreement as of the Petition Date.

     1.82 SENIOR SECURED LENDER CLAIM means a Claim of a Senior Secured Lender that arises under the Credit Agreement.

     1.83 SOLICITATION AGENT means Wells Fargo Bank Minnesota, N.A., in its capacity as information, balloting, voting and noticing agent for the Debtors.

     1.84 SPRINT AGREEMENTS means the Management Agreements and Services Agreements between Sprint Spectrum L.P. and certain subsidiaries of Parent, which govern the relationship between the parties, as amended or modified.

     1.85 SUBSIDIARY GUARANTORS means, collectively, the Debtors, other than Parent, APCSH and Alamosa Delaware, each of which have guaranteed the obligations of Alamosa Delaware under each of the Indentures related to the Existing Notes.

     1.86 UNIMPAIRED CLAIM means a Claim that is not Impaired under the Plan.

                                    PLAN-11

     1.87 VOTING DEADLINE means October 10, 2003.

     1.88 VOTING RECORD DATE means August 29, 2003.

C. RULES OF INTERPRETATION

     1. General

     For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to sections, Articles, schedules, and exhibits are references to sections, Articles, schedules, and exhibits of or to the Plan,
(d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

     2. "Including"

     As used in this Plan, "including" means "including without limitation."

     3. "On"

     With reference to any distribution under the Plan, "on" a date means on or as soon as reasonably practicable after that date.

     4. "Contra Proferentum" Rule Not Applicable

     This Plan is the product of extensive discussions and negotiations between and among, inter alia, Alamosa, and certain Holders of Existing Notes. Each of the foregoing was represented by counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as "contra proferentum" shall not apply to the interpretation of any provision of this Plan, the Disclosure Statement, or any agreement or document generated in connection herewith.

D. COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.


                                   ARTICLE II

                    CLASSIFICATION OF CLAIMS AND INTERESTS

     All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. The Plan does not provide for substantive consolidation of the Debtors' Estates. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified and holders of such Claims are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

     Each Class of Claims and Interests consists of sub-Classes of all such claims against or Interests in a single Debtor for all purposes under the Bankruptcy Code and the Plan, including for voting purposes, and each Class includes all such Claims against or Interests in all Debtors.


                                    PLAN-12

     2.1 UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN).

     (a) Administrative Claims.

     (b) Priority Tax Claims.

     2.2 UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN).

     (a) Class 1: Class 1 consists of all Senior Secured Lender Claims.

     (b) Class 2: Class 2 consists of all Other Secured Claims.

     (c) Class 3: Class 3 consists of all Other Priority Claims.

     (d) Class 6: Class 6 consists of all General Unsecured Claims.

     2.3 IMPAIRED CLASSES OF CLAIMS (CLASSES 4 AND 5 ARE ENTITLED TO VOTE ON THE PLAN).

     (a) Class 4: Class 4 consists of all Senior Note Claims.

     (b) Class 5: Class 5 consists of all Senior Discount Note Claims.

     2.4 UNIMPAIRED CLASS OF INTERESTS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN).

     (a) Class 7: Class 7 consists of all Interests.


                                  ARTICLE III

                       TREATMENT OF CLAIMS AND INTERESTS

     3.1 UNCLASSIFIED CLAIMS.

     (a) Administrative Claims. The legal and equitable rights of the Holders of Administrative Claims against each of the Debtors are Unimpaired by the Plan. Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each holder of an Administrative Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, at the election of the respective Debtor, (a) Cash, in such amounts as are incurred in the ordinary course of business by such Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of such Debtor's business or (c) upon such other less favorable terms as may be agreed upon between the Holder of such Administrative Claim and such Debtor.

     (b) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are Unimpaired by the Plan. On, or as soon as reasonably practicable after the later of (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Priority Tax Claim, at the election of the respective Debtor, (a) Cash, equal to the unpaid portion of such Allowed Priority Tax Claim, (b) such other treatment as to which such Debtor or such Reorganized Debtor and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing, or (c) such other treatment required to Reinstate such Allowed Priority Tax Claim; provided, however, that such Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; provided, further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of interest accruing or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim; provided, further, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with this section when such Allowed Priority Tax Claim becomes due and owing.


                                    PLAN-13

     3.2 UNIMPAIRED CLASSES OF CLAIMS.

     (a) Class 1: Senior Secured Lender Claims. The Senior Secured Lender Claims are Allowed Claims under the Plan to the full extent of the Senior Secured Lenders' rights and entitlements, fixed or contingent, under the Credit Agreement, including the amount of all principal and accrued interest payable from time to time under the Credit Agreement and all current and future rights and entitlements of the Senior Secured Lenders in respect of letters of credit issued thereunder. The legal, equitable and contractual rights of the Holders of Allowed Senior Secured Lender Claims are Unimpaired. Without limiting the generality of the foregoing, the Senior Secured Lender Claims shall not be discharged and shall be Reinstated on the Effective Date, and all of the obligations and duties of each of the Debtors under the Credit Agreement are deemed assumed as of the Effective Date by the Debtors, and the Credit Agreement shall be enforceable against each of the Debtors in accordance with its terms.

     (b) Class 2: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

     (c) Class 3. Other Priority Claims. The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

     (d) Class 6: General Unsecured Claims. The legal, equitable and contractual rights of the Holders of General Unsecured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

     3.3 IMPAIRED CLASSES OF CLAIMS.

     (a) Class 4: Senior Note Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of Senior Notes as of the Distribution Record Date shall receive, in full satisfaction, release, and discharge of its Allowed Senior Note Claims against all Debtors arising under such Senior Notes shall receive for each $1,000 principal amount of such Senior Notes, (i) $650 of New Senior Notes, (ii) one (1) Preferred Unit, and (iii) its pro rata share, in Cash, of any accrued and unpaid interest due, up to the Effective Date, on the Senior Notes.

     (b) Class 5: Senior Discount Note Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of Senior Discount Notes as of the Distribution Record Date shall receive, in full satisfaction, release, and discharge of its Allowed Senior Discount Note Claims against all Debtors arising under such Senior Discount Notes shall receive, for each $1,000 accreted amount of such Senior Discount Notes as of the Effective Date, (i) $650 original issue amount of New Senior Discount Notes, and (ii) one (1) Preferred Unit.

     3.4 UNIMPAIRED CLASS OF INTERESTS.

     (a) Class 7: Interests. The legal, equitable and contractual rights of the Holders of Allowed Interests in each of the Debtors are Unimpaired by the Plan and all such Interests will be Reinstated on the Effective Date.

     3.5 SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS AND UNIMPAIRED INTERESTS. Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement enforceable pursuant to the terms of the Plan, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims and Unimpaired Interests, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupment against Unimpaired Claims and Unimpaired Interests under applicable bankruptcy, state or other laws.

     3.6 ALLOWED CLAIMS AND INTERESTS. Notwithstanding any provision herein to the contrary, the Disbursing Agent shall make distributions only to Holders of Allowed Claims and Interests. No Holder of a Disputed Claim or Interest shall receive any distribution on account thereof until and to the extent that its Disputed Claim or Interest becomes an Allowed Claim or Interest. The presence of a Disputed Claim or Interest in any Class shall not be a cause to delay distribution to Allowed Claims or Interests in that Class or in any junior Classes.


                                    PLAN-14

     3.7 ALTERNATIVE TREATMENT. Notwithstanding any provision to the contrary contained in this Plan, any Holder of an Allowed Claim or Interest may receive, in lieu of the distribution or treatment to which it is entitled under this Plan, any other distribution or treatment to which it and the applicable Debtor may agree in writing.

     3.8 POSTPETITION INTEREST. In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided in this Plan or in an order of the Bankruptcy Court, no Holder of an Allowed Claim (other than Senior Secured Lender Claims as provided in the Credit Agreement) shall be entitled to postpetition interest or the payment by the Debtors or Reorganized Debtors of postpetition interest on account of such Claim for any purpose; provided, however, that Holders of Unimpaired Claims shall be entitled to postpetition interest to the extent required by applicable law.

                                   ARTICLE IV

                     MEANS FOR IMPLEMENTATION OF THE PLAN

     4.1 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS. After the Effective Date, the Reorganized Debtors shall continue to exist as separate corporate or other business entities, in accordance with the applicable law in the respective jurisdictions in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws or other governing documents in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws or other governing documents are amended and restated under the Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of each of the Debtors' respective Estates, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the respective Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and interests except with respect to Claims that are Unimpaired under the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

     4.2 CORPORATE GOVERNANCE, DIRECTORS, MANAGERS AND OFFICERS, AND CORPORATE ACTION.

     (a) Certificate of Incorporation and By-laws. The certificates or articles of incorporation and by-laws or other governing documents of each of the Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) a provision authorizing the distributions to be made pursuant to the Plan. After the Effective Date, the Reorganized Debtors may amend and restate their respective amended certificates or articles of incorporation and by-laws or other governing documents as permitted by applicable law.

     (b) Directors, Managers and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers, directors and managers of the respective Reorganized Debtors shall be the officers, directors and managers of the respective Debtors immediately prior to the Effective Date. Each such director, manager and officer shall serve from and after the Effective Date pursuant to the terms of the relevant certificates or articles of incorporation and by-laws or other governing documents of each of the Reorganized Debtors, and applicable law.

     (c) Corporate Action. The entry of the Confirmation Order shall constitute authorization of the adoption of any contemplated amendments to the applicable certificates of incorporation or similar


                                    PLAN-15
constituent documents, the selection of directors or managers and officers for each of the Reorganized Debtors, and all other actions contemplated by the Plan. All matters provided for in the Plan involving the corporate structure of each of the Reorganized Debtors, and any corporate action required by each of the Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security Holders or directors or managers of each of the Reorganized Debtors. On the Effective Date, the appropriate officers of each of the Reorganized Debtors and the directors or managers of each of the Reorganized Debtors shall be authorized and directed to issue, execute and deliver, the agreements, documents, securities and instruments contemplated by the Plan, including the New Notes and the Preferred Units, in the name of and on behalf of each of the Reorganized Debtors.

     4.3 ISSUANCE OF NEW NOTES AND PREFERRED UNITS. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall, in accordance with the terms of the Plan, issue and exchange, as necessary, for the benefit of Holders of Existing Note Claims, such New Notes and Preferred Units as are required by the Plan. The issuance of the New Notes and Preferred Units shall be authorized without the need for any further corporate action.

     4.4 CANCELLATION OF EXISTING NOTES. On the Effective Date, except as otherwise provided for herein, (i) the Existing Notes and any other notes, bonds (with the exception of surety bonds outstanding), Indentures or other instruments or documents evidencing or creating any indebtedness or obligations of Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Unimpaired, Reinstated, or amended and restated under the Plan, shall be cancelled and of no further force or effect without any further action of the Bankruptcy Court or any Person, and (ii) the obligations of the Debtors under any agreements, Indentures or certificates of designation governing the Existing Notes and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Unimpaired, Reinstated or amended and restated under the Plan, as the case may be, shall be discharged; provided, however, that each Indenture or other agreement that governs the rights of Existing Notes Claims shall continue in effect solely for the purpose of allowing the Existing Notes Trustee to make distributions on account of such Claims under the Plan.

     4.5 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the Debtors or the Reorganized Debtors, as appropriate, is authorized to and, on or prior to the Effective Date, shall execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     4.6 SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances.

     4.7 EXEMPTION FROM CERTAIN TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, shall not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from any of the Debtors to any of the Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any of the foregoing transactions taken on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.


                                    PLAN-16

                                   ARTICLE V


                      ACCEPTANCE OR REJECTION OF THE PLAN

     5.1 CLASSES ENTITLED TO VOTE. Classes 4 and 5 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims and Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Classes 1, 2, 3, 6, and 7 are deemed to have accepted the Plan.

     5.2 ACCEPTANCE BY IMPAIRED CLASSES. An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and
(b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

     5.3 CRAMDOWN. To the extent permitted by section 1129(b) of the Bankruptcy Code, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to any Class which rejects, or is deemed to have rejected, the Plan.

                                   ARTICLE VI

                      PROVISIONS GOVERNING DISTRIBUTIONS

     6.1 DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Article VII of the Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

     6.2 DISTRIBUTIONS BY THE DISBURSING AGENT. The Disbursing Agent shall make all distributions required to be distributed under the Plan. However, distributions on account of Existing Note Claims shall be made to the respective Existing Notes Trustee. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.

     6.3 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
DISTRIBUTIONS.

     (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors' records or as otherwise available to the Debtors, the Bank Agents, the Existing Notes Trustees, or any other agent or servicer, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

     (b) Undeliverable and Unclaimed Distributions.

          (i) Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

          (ii) After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.


                                    PLAN-17

          (iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Disbursing Agent, the Debtors or their Estates, the Reorganized Debtors, or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Senior Secured Lenders. Any New Notes or Preferred Units held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim or Interest.

     6.4 RECORD DATE FOR DISTRIBUTIONS. As of the close of business on the Distribution Record Date, the transfer register for the Existing Notes, as maintained by the Debtors, the Existing Notes Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record Holders stated on any official register as of the close of business on the Distribution Record Date.

     6.5 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

     6.6 MEANS OF CASH PAYMENT. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfers from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     6.7 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors under the Plan shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each Holder of an Allowed Claim or Interest that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) the Disbursing Agent shall have the right, but not the obligation, to withhold any distribution to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations or has, to the Disbursing Agent's satisfaction, established an exemption therefrom. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to the Plan.

     6.8 SETOFFS. Except as provided in the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim,


                                    PLAN-18
claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

     6.9 SURRENDER OF INSTRUMENTS OR SECURITIES. As a condition precedent to receiving any distribution pursuant to the Plan on account of an Existing Notes Claim, each Holder of an Allowed Existing Notes Claim shall be required to tender all certificates or instruments relating to its Allowed Existing Notes to such Claim to the applicable trustee or their agents, as applicable and to the extent reasonably practicable, and shall be required to execute such other documents as might be necessary to effectuate the Plan. All surrendered Existing Notes shall be marked as cancelled.

     (a) Failure to Surrender Instruments. Any Holder of Existing Notes who fails to surrender the applicable Existing Notes required to be tendered under the Plan or who fails to deliver an affidavit of loss or such other documents as might be required by the relevant trustee or agent, together with an indemnity in the customary form within one (1) year after the Effective Date, shall have its Claim and its distribution pursuant to the Plan on account of such Existing Notes discharged and forfeited and shall not participate in any distribution under the Plan. Any property in respect of such forfeited Claims would revert to the Reorganized Debtors.

     6.10 LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES. In addition to any requirements under the Indentures or any other applicable agreement, any Holder of an Existing Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Existing Note, deliver to the Reorganized Debtors or the applicable Existing Notes Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to the Reorganized Debtors and the applicable Existing Notes Trustee of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by the Reorganized Debtors and the applicable Existing Notes Trustee to hold the Reorganized Debtors or the applicable Existing Notes Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VI by a Holder of a Claim evidenced by an Existing Note, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument.

                                  ARTICLE VII

         PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED
                              CLAIMS AND INTERESTS

     7.1 OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS. Except as provided otherwise in the Plan or by order of the Bankruptcy Court, Holders of Claims and Interests shall not be required to file proofs of Claim or proofs of Interest with the Bankruptcy Court. The amount and validity of any disputed, contingent and/or unliquidated Claim or Interest shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim or Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, however, that the Debtors and the Reorganized Debtors reserve the right to file with Bankruptcy Court, on or before the claims objection deadline, an objection to any Claim or Interest with respect to which the holder of such Claim or Interest has filed a proof of Claim or proof of Interest, as applicable, in the Chapter 11 Cases. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims and Disputed Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature, and/or amount thereof.

     In addition, any Debtor, Reorganized Debtor or the holder of a contingent or unliquidated Claim may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether such Debtor or Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim,


                                    PLAN-19
that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

     7.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or, any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

     7.3 DISTRIBUTIONS AFTER ALLOWANCE. To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, a distribution shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution to which such Holder is entitled under this Plan. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim and Interest any undistributed New Notes and/or Preferred Units and any undistributed Cash or other undistributed property shall become property of the Reorganized Debtors. All distributions made under this Article VII on account of an Allowed Claim or Interest shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim or Interest had been an Allowed Claim or Interest on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this Article VII more frequently than once every 90 days or to make any individual payments in an amount less than $25.00.

                                  ARTICLE VIII

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtors, including the prepetition agreements to pay the reasonable and ordinary fees and expenses of the Noteholder Committee Advisors and the Sprint Agreements, will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

     8.2 CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED
LEASES. Any monetary amounts, by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

     8.3 INDEMNIFICATION OF DIRECTORS, MANAGERS, OFFICERS AND EMPLOYEES. The obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the Effective Date as one


                                     PLAN-20
of its directors, managers, officers or employees by reason of such person's or entity's service in such capacity, or as a director, manager, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, or by a written agreement with the Debtors, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     8.4 COMPENSATION AND BENEFIT PROGRAMS. Except as otherwise expressly provided under the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All employment contracts assumed pursuant to this section 8.4 of the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a "change of control" as defined in the relevant employment contracts.


                                   ARTICLE IX

                    CONFIRMATION AND CONSUMMATION OF THE PLAN

     9.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to the confirmation of the Plan:

     (a) The Bankruptcy Court must have entered the Confirmation Order, approving the Disclosure Statement as containing "adequate information" pursuant to section 1125 of the Bankruptcy Code, approving the prepetition solicitation of votes with respect to the Plan and determining that all such votes were binding and were properly tabulated with acceptances or rejection of the Plan, confirming the Plan and determining that all applicable tests, standards and burdens in connection therewith were duly satisfied and met by the Debtors and the Plan, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by the Plan and the Plan Documents.

     (b) The Confirmation Order, the Plan Documents and the Plan must be, in form and substance, acceptable to the Debtors and Holders of a majority in principal amount of Existing Notes of the members of the Noteholder Committee.

     9.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date:

     (a) The Confirmation Order must have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction.

     (b) All necessary consents, authorizations and approvals must have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to the obligations of the Debtors under the Plan and the Plan Documents.

     (c) The New Notes and Preferred Units must have become effective and all conditions to the effectiveness thereof must have been satisfied or waived.

     (d) All conditions to the Plan Support Agreement must have been satisfied or waived.

     (e) All conditions precedent to the amendment of the Credit Agreement, as described in the Plan and Disclosure Statement, have been satisfied or waived.


                                    PLAN-21

     9.3 WAIVER OF CONDITIONS. Except for those conditions specified in the Plan Support Agreement, each of the conditions set forth in the Plan may be waived in whole or in part by the Debtors, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or the Reorganized Debtors). The failure of the Debtors or the Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

     9.4 CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE. If the Effective Date does not occur within ninety (90) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Debtors, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this section of the Plan, (a) the Plan shall be null and void in all respects; and (b) any settlement of Claims and Interests provided for hereby shall be null and void without further order of the Bankruptcy Court.

                                   ARTICLE X

                          EFFECT OF PLAN CONFIRMATION

     10.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties in interest in the Chapter 11 Cases.

     10.2 AUTHORIZATION OF CORPORATE ACTION. The entry of the Confirmation Order shall constitute a direction to and authorization for the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by this Plan and any related documents or agreements prior to and through the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals, or consents.

     10.3 DISCHARGE OF THE DEBTORS.

     (a) Except as otherwise provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of or in exchange for such Claims and Interests. Upon the Effective Date, except as provided in the Plan or the Confirmation Order, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code or (c) the Holder of a Claim based upon such debt accepted the Plan.

     (b) As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.


                                    PLAN-22

     10.4 INJUNCTION.

     (A) ON THE EFFECTIVE DATE AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS WHO HAVE HELD, CURRENTLY HOLD, OR MAY HOLD A CLAIM AGAINST OR INTEREST IN THE DEBTORS SHALL BE ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST OR AFFECTING THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, THE ASSETS OR THE DISBURSING AGENT, OR (TO THE EXTENT SUCH PERSONS HAVE PROVIDED AN EXPRESS RELEASE AS PROVIDED BY SECTION 10.5 OF THE PLAN) ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, ADVISORS, ATTORNEYS, SUCCESSORS AND ASSIGNS OR THEIR RESPECTIVE ASSETS AND PROPERTY WITH RESPECT TO SUCH CLAIMS OR INTERESTS (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHTS OR OBLIGATIONS UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED HEREUNDER):

          (I) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ALL SUITS, ACTIONS, AND PROCEEDINGS THAT ARE PENDING AS OF THE EFFECTIVE DATE, WHICH MUST BE WITHDRAWN OR DISMISSED WITH PREJUDICE);

          (II) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING BY ANY MANNER OR MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER;

          (III) CREATING, PERFECTING OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN OR ENCUMBRANCE;

          (IV) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY RELEASED ENTITY; PROVIDED, THAT ANY DEFENSES, OFFSETS OR COUNTERCLAIMS WHICH THE DEBTORS OR THE REORGANIZED DEBTORS MAY HAVE OR ASSERT IN RESPECT OF THE ABOVE REFERENCED CLAIMS SHALL BE FULLY PRESERVED IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN; AND

          (V) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

     (B) BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST SHALL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THE INJUNCTIONS SET FORTH IN THIS SECTION (EXCEPT AS TO THE INJUNCTIONS THAT REQUIRE SUCH PERSON TO HAVE PROVIDED AN EXPRESS RELEASE UNDER SECTION 10.5 OF THE PLAN).

     10.5 RELEASES.

     (A) RELEASES BY THE DEBTORS. AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AND THE REORGANIZED DEBTORS IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, SHALL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS AGAINST (I) THE CURRENT AND FORMER DIRECTORS, OFFICERS, MEMBERS AND EMPLOYEES OF THE DEBTORS (ACTING IN SUCH CAPACITY) (OTHER THAN FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS OR THEIR SUBSIDIARIES BY ANY SUCH DIRECTORS, OFFICERS, MEMBERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS' BOOKS AND RECORDS) AND THE DEBTORS' AGENTS AND PROFESSIONALS (ACTING IN SUCH CAPACITY), (II) THE SENIOR SECURED LENDERS (ACTING IN SUCH CAPACITY) AND THE BANK AGENTS (ACTING IN SUCH CAPACITY), (III) THE HOLDERS OF THE SENIOR NOTES AND SENIOR DISCOUNT NOTES WHO VOTED IN FAVOR OF THE PLAN, AND (IV) THE RESPECTIVE AFFILIATES, AND CURRENT AND FORMER OFFICERS, MEMBERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, AND PROFESSIONALS OF THE FOREGOING (ACTING IN SUCH CAPACITY).

     (B) RELEASES BY HOLDERS OF CLAIMS AND INTERESTS. AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, ANY OF THE DEBTORS THAT EXPRESSLY INDICATES ITS AGREEMENT, IN ANY BALLOT DEMONSTRATING ITS ACCEPTANCE OF THE PLAN SHALL HAVE AGREED TO FOREVER RELEASE, WAIVE AND/OR DISCHARGE ANY CAUSE OF ACTION (OTHER THAN


                                    PLAN-23

SUCH PARTIES' RIGHTS TO ENFORCE THE PLAN), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AGAINST ANY OF THE DEBTORS' CURRENT AND FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND PROFESSIONALS (OTHER THAN CLAIMS OR INTERESTS UNRELATED TO THE DEBTORS), THE SENIOR SECURED LENDERS, THE BANK AGENTS, THE MEMBERS OF THE NOTEHOLDER COMMITTEE, AND THEIR RESPECTIVE AFFILIATES, CURRENT AND FORMER OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND PROFESSIONALS (ACTING IN SUCH CAPACITY), AS OF THE PETITION DATE OR THEREAFTER.

     10.6 EXCULPATION AND LIMITATION OF LIABILITY. NEITHER THE DEBTORS, THE REORGANIZED DEBTORS, THE SENIOR SECURED LENDERS, THE BANK AGENTS, THE NOTEHOLDER COMMITTEE, NOR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ADVISORS, ATTORNEYS OR AGENTS ACTING IN SUCH CAPACITY, SHALL HAVE OR INCUR ANY LIABILITY TO, OR BE SUBJECT TO ANY RIGHT OF ACTION BY, ANY HOLDER OF A CLAIM OR AN INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

     NOTWITHSTANDING ANY OTHER PROVISION OF THIS PLAN, NO HOLDER OF A CLAIM OR INTEREST, NO OTHER PARTY IN INTEREST, NONE OF THEIR RESPECTIVE CURRENT OR FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, OR AGENTS, OR ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND THEIR RESPECTIVE PROPERTY, SHALL HAVE ANY RIGHT OF ACTION, DEMAND, SUIT, OR PROCEEDING AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE SENIOR SECURED LENDERS, THE BANK AGENTS, THE NOTEHOLDER COMMITTEE, OR ANY OR ANY OF THEIR RESPECTIVE CURRENT OR FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, FINANCIAL ADVISORS, OR AGENTS, OR ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND THEIR RESPECTIVE PROPERTY, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE SOLICITATION OF ACCEPTANCES OF THIS PLAN, THE PURSUIT OF CONFIRMATION OF THIS PLAN, THE CONSUMMATION OF THIS PLAN, OR THE ADMINISTRATION OF THIS PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN, EXCEPT FOR THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     THE FOREGOING EXCULPATION AND LIMITATION ON LIABILITY SHALL NOT, HOWEVER, LIMIT, ABRIDGE, OR OTHERWISE AFFECT THE RIGHTS, IF ANY, OF THE REORGANIZED DEBTORS TO ENFORCE, SUE ON, SETTLE, OR COMPROMISE THE CAUSES OF ACTION RETAINED PURSUANT TO SECTION 10.9 OF THE PLAN.

     10.7 INJUNCTION RELATED TO RELEASES AND EXCULPATION. THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED IN THE PLAN.

     10.8 WAIVER OF ENFORCEMENT OF SUBORDINATION. The classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all


                                    PLAN-24
claims or controversies relating to the subordination rights that a Holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of or in exchange for such Claim or Interest. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective properties, and the Holder of Claims and Interests, and is fair, equitable and reasonable.

     10.9 PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS.

     (a) Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, section 544 of the Bankruptcy Code), the Debtors and the Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

     (b) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

     10.10 TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                                   ARTICLE XI

                           RETENTION OF JURISDICTION

     Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described in clause (a) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

     (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest that is not yet Allowed, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

     (b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any or all of the Debtors are a party or with respect to which any or all of the Debtors or Reorganized Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

     (c) Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

     (d) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on or before the Effective Date;

     (e) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;


                                    PLAN-25

     (f) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

     (g) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any other contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, and Plan Documents, or any other contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in a manner consistent with Article XI as may be necessary or appropriate to consummate the Plan;

     (h) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503(b), and 1103 of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

     (i) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

     (j) Hear and determine causes of action by or on behalf of any or all of the Debtors or Reorganized Debtors;

     (k) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

     (l) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

     (m) Unless such agreement, document, or instrument provides otherwise, determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     (n) Enforce all orders, judgments, discharges, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

     (o) Recover all assets of the Debtors and property of the Debtors' Estates wherever located;

     (p) Hear and determine all matters related to (i) the property of the Estate from and after the Confirmation Date and (ii) the activities of Reorganized Debtors;

     (q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

     (r) Enter one or more final decree(s) closing the Chapter 11 Cases.

                                  ARTICLE XII

                           MISCELLANEOUS PROVISIONS

     12.1 BAR DATE FOR ADMINISTRATIVE CLAIMS. The Confirmation Order will establish a bar date for filing Administrative Claims that are not otherwise Allowed. Holders of Administrative Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Claims bar date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims bar


                                    PLAN-26
date. The Debtors and Reorganized Debtors shall have sixty (60) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims bar date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     12.2 PROFESSIONAL FEE CLAIMS. All final requests for compensation or reimbursement of costs and expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of costs and expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. The Reorganized Debtors may pay charges that they incur on and after the Effective Date for Professionals' fees, disbursements, expenses or related support services in the ordinary course of business and without application to the Bankruptcy Court.

     12.3 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

     12.4 PAYMENT OF EXISTING NOTES TRUSTEE AND NEW NOTES TRUSTEE FEES. All fees and expenses payable to the Existing Notes Trustee and New Notes Trustee as of the Distribution Date, including all fees and expenses incurred for their respective distribution functions, shall be paid on the Distribution Date.

     12.5 AMENDMENT OR MODIFICATION OF THE PLAN. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan with the consent of the Holders of a majority in principal amount of Existing Notes held by the Noteholder Committee, at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

     12.6 SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation; provided, however, that after giving effect to such invalidation, avoidance, alteration or interpretation of such provision, no Holder of a Claim or Interest is adversely affected. The Confirmation Order will constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     12.7 PLAN SUPPLEMENT. The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Plan (to the extent not previously made publicly available), shall be filed with the Bankruptcy Court, if necessary, not later than five (5) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtors. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

     12.8 COMMITTEES. On the Effective Date, the duties of any committee (if appointed) shall terminate, except with respect to any application for compensation or reimbursement of costs and expenses in connection with services rendered prior to the Effective Date.


                                    PLAN-27

     12.9 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other person, (ii) prejudice in any manner the rights of the Debtors or any other person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

     12.10 NOTICE. Except as contemplated in agreements, instruments or other documents binding on the Reorganized Debtors, all notices, requests and demands to or upon the Debtors or Reorganized Debtors, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

       ALAMOSA HOLDINGS, INC.
       5225 South Loop 289
       Lubbock, Texas 79424
       Telephone: (806) 722-1100
       Facsimile: (806) 722-1423
       Attn: Kendall Cowan, Chief Financial Officer

       with copies to:

       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
       4 Times Square
       New York, New York 10036-6522
       Telephone: (212) 735-3000
       Facsimile: (212) 735-2000
       Attn: J. Gregory Milmoe, Esq.

       -- and --

       One Rodney Square
       P.O. Box 636
       Wilmington, Delaware 19899-0636
       Telephone: (302) 651-3000
       Facsimile: (302) 651-3001
       Attn: Mark S. Chehi, Esq.

     12.11 TAX LIABILITY. The Reorganized Debtors are hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

     12.12 SCHEDULES. All exhibits, lists and schedules to the Plan and the Plan Supplement are incorporated hereby and are made a part of the Plan as if set forth in full herein.

     12.13 JURISDICTION OVER THE REORGANIZED DEBTORS. Notwithstanding the jurisdiction retained in Article XI hereof, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order which modifies the New Notes, the Preferred Units, or the rights of the Holders thereof.

     12.14 FILING OF ADDITIONAL DOCUMENTS. On or before substantial consummation of the Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     12.15 GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of
(i) the State of Delaware shall govern the


                                    PLAN-28
construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (unless such agreement, document or instrument provides otherwise) and (ii) the laws of the state of incorporation, organization or formation of each of the Debtors shall govern corporate governance matters with respect to such Debtors, in each case without giving effect to the principles of conflicts of law thereof.

     12.16 PREPAYMENT. Except as otherwise provided in the Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

     12.17 SECTION 1125(E) OF THE BANKRUPTCY CODE. As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors and each of their respective affiliates, agents, directors, officers, managers, employees, investment bankers, financial advisors, attorneys and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Notes and Preferred Units under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of New Notes and Preferred Units under the Plan.



Dated: Wilmington, Delaware         Respectfully submitted,
           , 2003
                                    ALAMOSA HOLDINGS, INC.

                                    By:____________________________________


                                    ALAMOSA PCS HOLDINGS, INC.

                                    By:____________________________________


                                    ALAMOSA (DELAWARE), INC.

                                    By:____________________________________


                                    ALAMOSA HOLDINGS, LLC

                                    By:____________________________________


                                    ALAMOSA PCS, INC.

                                    By:____________________________________

                                    PLAN-29

                                    ALAMOSA WISCONSIN GP, LLC

                                    By:____________________________________

                                    ALAMOSA WISCONSIN LIMITED PARTNERSHIP

                                    By:____________________________________

                                    ALAMOSA (WISCONSIN) PROPERTIES, LLC

                                    By:____________________________________

                                    ALAMOSA FINANCE, LLC

                                    By:____________________________________

                                    ALAMOSA LIMITED, LLC

                                    By:____________________________________

                                    TEXAS TELECOMMUNIC LP

                                    By:____________________________________

                                    ALAMOSA PROPERTIES, LP

                                    By:____________________________________

                                    ALAMOSA DELAWARE GP, LLC

                                    By:____________________________________

                                    ALAMOSA MISSOURI, LLC

                                    By:____________________________________

                                    ALAMOSA MISSOURI PROPERTIES, LLC

                                    By:____________________________________

                                    WASHINGTON OREGON WIRELESS, LLC

                                    By:____________________________________

                                    WASHINGTON OREGON WIRELESS PROPERTIES, LLC
                                    By:____________________________________

                                    PLAN-30

                                    WASHINGTON OREGON WIRELESS LICENSES, LLC

                                    By:____________________________________

                                    SWGP, LLC

                                    By:____________________________________

                                    SWLP, LLC

                                    By:____________________________________

                                    SOUTHWEST PCS, LP

                                    By:____________________________________

                                    SOUTHWEST PCS PROPERTIES, LLC

                                    By:____________________________________

                                    SOUTHWEST PCS LICENSES, LLC

                                    By:____________________________________
Counsel:

_____________________________________
J. Gregory Milmoe
Alan J. Carr
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
4 Times Square
New York, New York 10036-6522
(302) 651-3000

-- and --

Mark S. Chehi (I.D. No. 2855)
Theresa V. Brown-Edwards (I.D. No. 4225)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for
Alamosa Holdings, Inc., et al.,
Debtors and Debtors-In-Possession



                                    PLAN-31

     Alamosa has appointed Wells Fargo Bank Minnesota, N.A. as (i) the Exchange Agent and the Information Agent for the Exchange Offers and (ii) the Voting Agent for acceptances of the proposed Prepackaged Plan. All inquiries relating to this Disclosure Statement and the transactions contemplated hereby, including voting on the Prepackaged Plan, should be directed to the Information Agent at the telephone numbers and address set forth below. All completed Letters of Transmittal, including the Ballots contained therein to vote on the Prepackaged Plan and Consents should be directed to Wells Fargo in its capacity as the Exchange Agent and the Voting Agent for the Exchange Offers at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offers and requests for assistance in tendering your Existing Notes should also be directed to the Exchange Agent at one of the following telephone numbers and addresses:


                            For Information Contact:


          WELLS FARGO BANK MINNESOTA, N.A., CORPORATE TRUST OPERATIONS

                                 (612) 316-4305




  By Regular or Certified Mail:                  By Hand:                 By Overnight Mail or Courier:

Wells Fargo Bank Minnesota, N.A.     Wells Fargo Bank Minnesota, N.A.     Wells Fargo Bank Minnesota, N.A.
          MAC #N9303-110                     MAC #N9303-121                   608 Second Avenue South
     Corporate Trust Services          Corporate Trust Operations            Corporate Trust Services,
       Minneapolis, MN 55479             6th & Marquette Avenue                     11th Floor
                                          Minneapolis, MN 55479                 Minneapolis, MN 55402

                                     For Information or to Confirm by
                                             Telephone Call:
                                              (612) 316-4305

                                   To Request Solicitation Packages or
                                        Other Documentation Call:
                                              (800) 344-5128

                                     By Facsimile (Eligible Guarantor
                                    Institutions Only): (612) 667-2160

     DELIVERY OF A LETTER OF TRANSMITTAL AND CONSENT TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL AND CONSENT.


     Requests for additional copies of this Disclosure Statement, Parent's or Alamosa Delaware's 2002 Annual Report on Form 10-K, the enclosed Letter of Transmittal and Consent or the enclosed Notice of Guaranteed Delivery and Consent may be directed to Wells Fargo at the respective telephone numbers and addresses listed above.